    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1996
                                                       REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     ------
                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                     ------
                       Pegasus Communications Corporation
             (Exact name of registrant as specified in its charter)
                                     ------


        Delaware                        4833                   51-0374669
(State or Other Jurisdiction      (Primary Standard          (I.R.S. Employer
     of Incorporation         Industrial Classification   Identification Number
     of Organization)               Code Number)

                  c/o Pegasus Communications Management Company
                      Suite 454, 5 Radnor Corporate Center
                               100 Matsonford Road
                           Radnor, Pennsylvania 19087
                                 (610) 341-1801
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            Marshall W. Pagon, President and Chief Executive Officer
                  c/o Pegasus Communications Management Company
                      Suite 454, 5 Radnor Corporate Center
                               100 Matsonford Road
                           Radnor, Pennsylvania 19087
                                 (610) 341-1801
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

          Michael B. Jordan, Esq.                       Kirk A. Davenport, Esq.
           Scott A. Blank, Esq.                           Marc D. Jaffe, Esq.
          Drinker Biddle & Reath                            Latham & Watkins
 1100 Philadelphia National Bank Building                   885 Third Avenue
          1345 Chestnut Street                                  Suite 1000
   Philadelphia, Pennsylvania 19107-3496                New York, New York 10022
             (215) 988-2700                                   (212) 906-1200

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the Underwriting Agreement is executed.
                                     ------


   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================
                                                      Proposed          Proposed
           Title of                    Amount          Maximum           Maximum
          Securities                   to be        Offering Price      Aggregate           Amount of
       to be Registere               Registered        Per Unit      Offering Price(1)   Registration Fee
---------------------------------------------------------------------------------------------------------
Units, consisting of 100,000
shares of   % Series A
Cumulative Exchangeable
Preferred Stock and 100,000
Class A Common Stock
Purchase Warrants ...............   100,000 units        $1,000        $100,000,000         $30,303.03
---------------------------------------------------------------------------------------------------------
  % Series A Cumulative
Exchangeable Preferred Stock(2)     100,000 shares         --               --                  --
---------------------------------------------------------------------------------------------------------
  % Senior Subordinated Exchange
Notes due 2007(3) ...............        --                --               --                  --
---------------------------------------------------------------------------------------------------------
Class A Common Stock Purchase
Warrants(2)                        100,000 warrants        --               --                  --
---------------------------------------------------------------------------------------------------------
 Total  .........................                        $1,000        $100,000,000         $30,303.03
=========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.
(2) Represents the   % Series A Cumulative Exchangeable Preferred Stock and
    Class A Common Stock Purchase Warrants comprising the Units.
(3) The   % Senior Subordinated Exchange Notes due 2007 are being registered
    to cover the maximum face amount of   % Senior Subordinated Exchange
    Notes due 2007 issuable upon exchange of the   % Series A Cumulative
    Exchangeable Preferred Stock. Pursuant to Rule 457(i), no registration fee is required.
                                     ------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This Prospectus and the information contained herein are subject to change, completion or amendment without notice. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. Under no circumstances shall this Prospectus constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.


                  SUBJECT TO COMPLETION DATED DECEMBER 24, 1996


PROSPECTUS
                                  $100,000,000

                                      LOGO

                                  100,000 UNITS
             % SERIES A CUMULATIVE EXCHANGEABLE PREFERRED STOCK AND
           WARRANTS TO PURCHASE 193,600 SHARES OF CLASS A COMMON STOCK
                                     ------

   Pegasus Communications Corporation ("Pegasus," and together with its direct and indirect subsidiaries, the "Company") hereby offers (this "Offering") 100,000 Units (the "Units") consisting of 100,000 shares of % Series A Cumulative Exchangeable Preferred Stock (the "Series A Preferred Stock") and 100,000 Warrants (the "Warrants") to purchase 193,600 shares (the "Warrant Shares") of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), of Pegasus. Each Unit consists of one share of Series A Preferred Stock and one Warrant.

   Dividends on the Series A Preferred Stock will accumulate from the date of
issuance and will be payable semi-annually on each             and
          , commencing           , 1997, at a rate per annum of   % of the
Liquidation Preference (as defined herein) per share. Dividends may be paid, at Pegasus' option, on any Dividend Payment Date (as defined herein)
occurring on or prior to           , 2002, either in cash or by the issuance
of additional shares of Series A Preferred Stock (and payment of cash in lieu of fractional shares) having an aggregate Liquidation Preference equal to the amount of such dividends. The Liquidation Preference of the Series A
Preferred Stock will be $1,000 per share. The Series A Preferred Stock is redeemable at Pegasus' option, in whole or in part, at any time on or after
          , 2002, at the redemption prices set forth herein, plus, without duplication, accumulated and unpaid dividends to the date of redemption. In addition, during the first 36 months after the Closing Date (as defined herein), Pegasus may, on any one or more occasions, use the net proceeds of one or more offerings of its Class A Common Stock to redeem up to 25% of the shares of Series A Preferred Stock then outstanding at a redemption price of 110% of the principal amount thereof plus, without duplication, accumulated and unpaid dividends to the date of redemption; provided that, after any such redemption, at least $75.0 million in aggregate Liquidation Preference of
Series A Preferred Stock remains outstanding. Pegasus is required, subject to certain conditions, to redeem all of the Series A Preferred Stock outstanding
on           , 2007, at a redemption price equal to the Liquidation
Preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption. Upon the occurrence of a Change of Control (as defined herein), Pegasus is required, subject to certain conditions, to offer to purchase all of the Series A Preferred Stock at a price equal to 101% of the Liquidation Preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of purchase. The Series A Preferred Stock ranks senior to all outstanding classes or series of capital stock with respect to dividend rights and rights on liquidation of Pegasus. See "Description of Securities--Description of Series A Preferred Stock."
                                                        (continued on next page)

                                     ------

   See "Risk Factors" beginning on page 20 for a discussion of certain factors that should be considered by prospective purchasers of the Units.

                                     ------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
================================================================================


                                          Underwriting
                          Price to        Discount and        Proceeds to
                          Public(1)      Commissions(2)      the Company(3)
--------------------------------------------------------------------------------
Per Unit .............    $                  $                   $
--------------------------------------------------------------------------------
Total  ...............    $                  $                   $
================================================================================
(1) Plus accumulated dividends on the Series A Preferred Stock, if any, from the date of issuance.
(2) The Company has agreed to indemnify the Underwriters (as defined herein) against certain liabilities, including liabilities under the Securities
    Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company, estimated at $    .

   The Units are offered by the Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by them, and subject to certain conditions, including their right to reject orders in whole or in part. It is
expected that delivery of the Units will be made on or about      , 1997 at the
offices of CIBC Wood Gundy Securities Corp., New York, New York.

CIBC WOOD GUNDY SECURITIES CORP.
                                 LEHMAN BROTHERS
                                                  BT SECURITIES CORPORATION
                                     ------
              THE DATE OF THIS PROSPECTUS IS ______________ , 1997.

                                     [MAP]

[THE INSIDE FRONT COVER CONTAINS A MAP OF A PORTION OF THE UNITED STATES, WITH MARKINGS TO INDICATE THE LOCATIONS OF THE COMPANY'S BUSINESSES, INCLUDING THE DBS ACQUISITIONS]












*Cable TV Systems
*To be programmed by Pegasus through an LMA

Figures based on estimates of the U.S. television market derived from Paul Kagan & Associates and Warren Publishing Inc.'s 1996 Television & Cable Fact Book.

Primary TV Households              95,000,000           ABC Network Affiliates                218
Secondary TV Households             8,000,000           CBS Network Affiliates                213
Total TV Households               103,000,000           FOX Network Affiliates                173
Total Homes Unpassed by Cable      11,000,000           NBC Network  Affilates                215
Total Homes Passed by Cable        92,000,000           UPN Network Affiliates                 71
Cable Subscribers                  62,230,000           WB  Network Affiliates                 58
Non-cable subscribers              29,520,000           Non-Network Affiliates                255
                                                                                       ----------
Cable Penetration                          68%          Total Commercial Stations           1,203
                                                        Total Business Locations        8,600,000

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S CLASS A COMMON STOCK AND/OR THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                                          (Continued from cover)

   Subject to certain conditions, the Series A Preferred Stock is exchangeable in whole, but not in part, at the option of Pegasus, on any Dividend Payment
Date, for Pegasus'     % Senior Subordinated Exchange Notes due 2007 (the
"Exchange Notes"). Interest on the Exchange Notes will be payable at a rate of
    % per annum and will accrue from the date of issuance thereof. Interest on the Exchange Notes will be payable semi-annually in cash or, at the option of
Pegasus on or prior to     , 2002, in additional Exchange Notes, in arrears on
each      and      commencing on the first such date after the exchange of the
Series A Preferred Stock for the Exchange Notes. The Exchange Notes mature on
     , 2007 and are redeemable, at the option of Pegasus, in whole or part, on
or after      , 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, during the first
36 months after the Closing Date, Pegasus may, on any one or more occasions, use the net proceeds of one or more offerings of its Class A Common Stock to redeem up to 25% of the aggregate principal amount of the Exchange Notes at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided that, after any such redemption, the aggregate principal amount of the Exchange Notes outstanding must equal at least $75.0 million. Upon the occurrence of a Change of Control, Pegasus is required, subject to certain conditions, to offer to purchase all of the Exchange Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. The Exchange Notes will be unsecured, senior subordinated obligations of Pegasus that will be subordinated to all existing and future Senior Debt (as defined herein) of Pegasus and will rank senior to all subordinated Indebtedness (as defined herein) of Pegasus. The Exchange Notes will not be guaranteed by any of Pegasus' subsidiaries and will be effectively subordinated to all Indebtedness and other liabilities (including trade payables) of Pegasus' subsidiaries. As of September 30, 1996, on a pro forma basis after giving effect to this Offering and the use of proceeds thereof, the Completed Transactions, the Transactions and the DBS Acquisitions (each as defined herein), approximately $86.1 million of Indebtedness would have been outstanding and the Company would have had $50.0 million of borrowing availability under the New Credit Facility (as defined herein). See "Description of Securities -- Description of Exchange Notes."

   Each Warrant will entitle the holder thereof to purchase 1.936 Warrant Shares
at an exercise price of $       per share, subject to adjustment under certain
circumstances. The Warrants will become exercisable on or after the Separation Date (as defined herein) and, unless exercised, will automatically expire on , 2007. The Warrants are exercisable, in the aggregate, for approximately 2.0% of the Common Stock of the Company, on a fully diluted basis. See "Description of Securities--Description of Warrants."

   The Units, the Series A Preferred Stock, the Warrants, the Warrant Shares and the Exchange Notes are referred to herein as the "Securities."

                               PROSPECTUS SUMMARY


   The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references herein to the "Company" refer to Pegasus Communications Corporation ("Pegasus") together with its direct and indirect subsidiaries. The historical financial and other data for the Company are presented herein on a combined basis. Unless otherwise indicated, the discussion below refers to and the information in this Prospectus gives effect to (i) certain Completed Transactions, which were completed prior to this Offering, and (ii) certain other Transactions and DBS Acquisitions, which if not completed prior to the consummation of this Offering are anticipated to occur in the first quarter of 1997. See "Glossary of Defined Terms," which begins on page 16 of this Prospectus Summary, for definitions of certain terms used in this Prospectus, including "Completed Transactions," "Transactions" and "DBS Acquisitions."

                                   THE COMPANY

   The Company is a diversified media and communications company operating in three business segments: broadcast television ("TV"), direct broadcast satellite television ("DBS") and cable television ("Cable"). The Company has grown through the acquisition and operation of media and communications properties characterized by clearly identifiable "franchises" and significant operating leverage, which enables increases in revenues to be converted into disproportionately greater increases in Location Cash Flow. The Company's business segments are described below.

   TV. The Company owns and operates five Fox affiliates in midsize television markets. The Company has entered into agreements to program additional television stations, pending certain FCC approvals, in two of these markets in 1997, which stations the Company anticipates will be affiliated with the United Paramount Network ("UPN").

   DBS. The Company is the largest independent provider of DIRECTV(R) ("DIRECTV") services with an exclusive DIRECTV service territory that includes approximately 1,035,000 television households and 83,000 business locations in rural areas of Connecticut, Massachusetts, Michigan, New Hampshire, New York, Ohio and Texas. The Company has entered into letters of intent to acquire the DIRECTV distribution rights and related assets from four independent providers of DIRECTV services (the "DBS Acquisitions"), whose territories include, in the aggregate, approximately 361,000 television households and 37,000 business locations in rural areas of Arkansas, Indiana, Mississippi, Virginia and West Virginia. After giving effect to the DBS Acquisitions, the Company will have approximately 47,000 DIRECTV subscribers in territories that include approximately 1,396,000 television households and approximately 120,000 business locations or a household penetration rate of 3.3%. Although the Company's service territories are exclusive for DIRECTV, other DBS operators may compete with the Company in its service territories. See "Business -- Competition."

   Cable. The Company owns and operates cable systems in Puerto Rico and New England serving approximately 46,500 subscribers. The Company recently acquired a contiguous cable system in Puerto Rico (the "Cable Acquisition"), which will be interconnected with the Company's existing system. It is anticipated that as a result of the Cable Acquisition, the Company's Puerto Rico Cable system will serve approximately 26,900 subscribers in a franchise area comprising approximately 111,000 households from a single headend. The Company has entered into a definitive agreement to sell its New Hampshire Cable systems (the "New Hampshire Cable Sale"). Following the New Hampshire Cable Sale, the Company's New England Cable systems will serve approximately 15,300 subscribers in a franchise area comprising approximately 22,900 households.

   After giving effect to the Completed Transactions and the Transactions, the Company would have had pro forma net revenues and Operating Cash Flow of $52.6 million and $15.7 million, respectively, for the twelve months ended September 30, 1996. The Company's net revenues and Operating Cash Flow have increased at compound annual growth rates of 98% and 85%, respectively, from 1991 to 1995.

                                 MARKET OVERVIEW

BROADCAST TELEVISION

                                                                          Number
                     Acquisition     Station        Market                of TV       Ratings Rank   Oversell
Station                 Date       Affiliation       Area        DMA  Households(1)  Competitors(2)  Prime(3)  Access(4)   Ratio(5)
-------------------- -----------   -----------      ------       ---  -------------  --------------  --------  ---------   --------
Existing Stations:
WWLF-56/WILF-53/
  WOLF-38(6) ....... May 1993          Fox      Northeastern PA   49    553,000            3          3 (tie)      1         166%
WPXT-51  ........... January 1996      Fox      Portland, ME      79    344,000            3          2            4         122%
WDSI-61  ........... May 1993          Fox      Chattanooga, TN   82    320,000            4          4            3         125%
WDBD-40  ........... May 1993          Fox      Jackson, MS       91    287,000            3          2 (tie)      2         114%
WTLH-49  ........... March 1996        Fox      Tallahassee, FL  116    210,000            3          2            2         100%

Additional Stations:
WOLF-38(6)  ........ May 1993          UPN      Northeastern PA   49    553,000            3          N/A         N/A        N/A
WWLA-35(7)  ........ May 1996          UPN      Portland, ME      79    344,000            3          N/A         N/A        N/A

DIRECT BROADCAST SATELLITE



                                        Homes                                                                          Average
                                         Not        Homes                                                              Monthly
                           Total       Passed       Passed                                 Penetration                 Revenue
                          Homes in       by           by            Total        --------------------------------        Per
DIRECTV Territory        Territory    Cable(8)     Cable(9)     Subscribers(10)    Total     Uncabled     Cabled     Subscriber(11)
--------------------     ---------    --------     --------     ---------------  --------   ----------   --------    --------------
Owned:
Western New
 England ...........      288,273      41,465       246,808          6,119          2.1%       11.9%        0.5%
New Hampshire  .....      167,531      42,075       125,456          3,800          2.3%        7.6%        0.5%
Martha's Vineyard
and Nantucket ......       20,154       1,007        19,147            755          3.7%       60.4%        0.8%
Michigan  ..........      241,713      61,774       179,939          6,590          2.7%        7.9%        0.9%
Texas  .............      149,530      54,504        95,026          5,189          3.5%        7.0%        1.4%
Ohio  ..............      167,558      32,180       135,378          5,010          3.0%       11.3%        1.0%
                         --------    --------      --------         ------          ---        ----         ---
  Owned  ...........    1,034,759     233,005       801,754         27,463          2.7%        9.0%        0.8%        $41.26
                         --------    --------      --------         ------          ---        ----         ---         ------
   --------------
DBS Acquisitions:
Arkansas  ..........       36,458       2,408        34,050          1,652          4.5%       37.4%        2.2%
Indiana  ...........      131,025      34,811        96,214          5,959          4.5%       11.6%        1.8%
Mississippi  .......      101,799      38,797        63,002          6,500          6.4%       14.3%        1.5%
Virginia/West Virginia     92,097      10,015        82,082          5,012          5.4%       38.8%        1.4%
                         --------    --------      --------         ------          ---        ----         ---
 DBS Acquisitions  .      361,379      86,031       275,348         19,123          5.3%       16.6%        1.8%
                        ---------    --------     ---------         ------          ---        ----         ---
  Total  ...........    1,396,138     319,036     1,077,102         46,586          3.3%       11.1%        1.0%        $40.45
                        =========    ========     =========         ======          ===        ====         ===         ======

CABLE TELEVISION

                                                                                                        Average
                                                       Homes                                            Monthly
                                        Homes in      Passed                            Basic           Revenue
                           Channel      Franchise       by           Basic             Service            per
Cable Systems              Capacity     Area(12)     Cable(13)   Subscribers(14)    Penetration(15)    Subscriber
--------------------       --------     ---------    ---------   ---------------    ---------------    ----------
Owned:
New England  .......         (16)        29,400       28,600         19,600              69%            $33.04
Mayaguez  ..........          62         38,300       34,000         10,800              32%            $32.22
San German(17)  ....       50(18)        72,400       47,700         16,100              34%            $29.09
                                       --------    ---------       --------              --             ------
 Total Puerto Rico                      110,700       81,700         26,900              33%            $30.35
                                       --------    ---------       --------              --             ------
To be Sold:
New Hampshire  .....         (19)         6,500        6,100          4,300              70%            $33.01
                                       --------    ---------       --------              --             ------
  Total  ...........                    133,600      104,200         42,200              40%            $31.33
                                       ========    =========       ========              ==             ======

                                           (See footnotes on the following page)

                            NOTES TO MARKET OVERVIEW

(1) Represents total homes in a DMA for each TV station as estimated by Broadcast Investment Analysts ("BIA").


(2) Commercial stations not owned by the Company which are licensed to and operating in the DMA.

(3) "Prime" represents local station rank in the 18 to 49 age category during "prime time" based on A.C. Nielsen Company ("Nielsen") estimates for May 1996.

(4) "Access" indicates local station rank in the 18 to 49 age category during "prime time access" (6:00 p.m. to 8:00 p.m.) based on Nielsen estimates for May 1996.

(5) The oversell ratio is the station's share of the television market net revenue divided by its in-market commercial audience share. The oversell ratio is calculated using 1995 BIA market data and 1995 Nielsen audience share data.

(6) WOLF, WILF and WWLF are currently simulcast. Pending receipt of certain FCC approvals and assuming no adverse regulatory requirements, the Company intends to separately program WOLF as an affiliate of UPN.

(7) The Company anticipates programming WWLA pursuant to an LMA as an affiliate of UPN assuming no adverse change in current FCC regulatory requirements.

(8) Based on NRTC estimates of primary residences derived from 1990 U.S. Census data and after giving effect to a 1% annual housing growth rate and seasonal residence data obtained from county offices. Does not include business locations. Includes approximately 24,400 seasonal residences.

(9) A home is deemed to be "passed" by cable if it can be connected to the distribution system without any further extension of the cable distribution plant. Based on NRTC estimates of primary residences derived from 1990 U.S. Census data and after giving effect to a 1% annual housing growth rate and seasonal residence data obtained from county offices. Does not include business locations. Includes approximately 92,400 seasonal residences.

(10) As of December 9, 1996.

(11) Based upon November 1996 revenues and average November 1996 subscribers.

(12) Based on information obtained from municipal offices.

(13) These data are the Company's estimates as of November 30, 1996.

(14) A home with one or more television sets connected to a cable system is counted as one basic subscriber. Bulk accounts (such as motels or apartments) are included on a "subscriber equivalent" basis whereby the total monthly bill for the account is divided by the basic monthly charge for a single outlet in the area. This information is as of November 30, 1996.

(15) Basic subscribers as a percentage of homes passed by cable.

(16) The channel capacities of the New England Cable systems are 36, 50 and 62 and represent 22%, 24% and 54% of the Company's New England Cable subscribers, respectively.

(17) Acquired upon consummation of the Cable Acquisition in August 1996.

(18) After giving effect to certain system upgrades which are anticipated to be completed during the first quarter of 1997, this system will be capable of delivering 62 channels.

(19) The channel capacities of the New Hampshire Cable systems are 36 and 50 and represent 16% and 84% of the Company's New Hampshire Cable subscribers, respectively.

                       OPERATING AND ACQUISITION STRATEGY

   The Company's operating strategy is to generate consistent revenue growth and to convert this revenue growth into disproportionately greater increases in Location Cash Flow. The Company's acquisition strategy is to identify media and communications businesses in which significant increases in Location Cash Flow can be realized and where the ratio of required investment to potential Location Cash Flow is low.

BROADCAST TELEVISION

   The Company's business strategy in broadcast television is to acquire and operate television stations whose revenues and market shares can be substantially improved with limited increases in fixed costs. The Company has focused upon midsize markets because it believes that they have exhibited consistent and stable increases in local advertising and that television stations in them have fewer and less aggressive direct competitors. The Company seeks to increase the audience ratings of its TV stations in key demographic segments and to capture a greater share of their markets' advertising revenues than their share of the local television audience. The Company accomplishes this by developing aggressive, opportunistic local sales forces and investing in a cost-effective manner in programming, promotion and technical facilities.

   The Company is actively seeking to acquire additional stations in new markets and to enter into LMAs with owners of stations or construction permits in markets where it currently owns and operates Fox affiliates. The Company has historically purchased Fox affiliates because (i) Fox affiliates generally have had lower ratings and revenue shares than stations affiliated with ABC, CBS and NBC, and, therefore, greater opportunities for improved performance, and (ii) Fox-affiliated stations retain a greater percentage of their inventory of advertising spots than do affiliates of ABC, CBS and NBC, thereby enabling these stations to retain a greater share of any increase in the value of their inventory. The Company is pursuing expansion in its existing markets through LMAs because second stations can be operated with limited additional fixed costs (resulting in high incremental operating margins) and can allow the Company to create more attractive packages for advertisers and program providers. The Company's ability to enter into future LMAs may be restricted by changes in FCC regulations.

DIRECT BROADCAST SATELLITE

   The Company believes that DBS is the lowest cost medium for delivering high capacity, high quality, digital video, audio and data services to television households and commercial locations in rural areas and that DIRECTV offers superior video and audio quality and a substantially greater variety of programming than is available from other multichannel video services. DIRECTV initiated service to consumers in 1994 and, as of November 30, 1996, there were approximately 2.2 million DIRECTV subscribers. The introduction of DIRECTV is widely reported to be one of the most successful rollouts of a consumer service ever.

   As the exclusive provider of DIRECTV services in its purchased territories, the Company provides a full range of services, including installation, authorization and financing of equipment for new customers as well as billing, collections and customer service support for existing subscribers. The Company's business strategy in DBS is to (i) establish strong relationships with retailers, (ii) build its own direct sales and distribution channels, (iii) develop local and regional marketing and promotion to supplement DIRECTV's national advertising, and (iv) offer equipment rental, lease and purchase options.

   The Company anticipates continued growth in subscribers and operating profitability in DBS through increased penetration of DIRECTV territories it currently owns and will acquire pursuant to the DBS Acquisitions. The Company's New England DBS Territory achieved positive Location Cash Flow in 1995, its first full year of operations. The Company's DIRECTV subscribers currently generate revenues of approximately $41 per month at an average gross margin of 34%. The Company's remaining expenses consist of marketing costs incurred to build its growing base of subscribers and overhead costs which are predominantly fixed. As a result, the Company believes that future increases in its DBS revenues will result in disproportionately greater increases in Location Cash Flow. For the first eleven months of 1996, the Company has added 5,163 new DIRECTV subscribers in its New England DBS Territory as compared to 3,630 for the same period in 1995.

   The Company also believes that there is an opportunity for additional growth through the acquisition of DIRECTV territories held by other NRTC members. NRTC members are the only independent providers of DIRECTV services. Approximately 245 NRTC members collectively own DIRECTV territories consisting of approximately 7.7 million television households in predominantly rural areas of the United States, which the Company believes are the most likely to subscribe to DBS services. These territories comprise 8% of United States television households, but represent approximately 23% of DIRECTV's existing subscriber base. As the largest, and only publicly held, independent provider of DIRECTV services, the Company believes that it is well positioned to achieve economies of scale through the acquisition of DIRECTV territories held by other NRTC members.

CABLE TELEVISION

   The Company's business strategy in cable is to achieve revenue growth by
(i) adding new subscribers through improved signal quality, increases in the quality and the quantity of programming, housing growth and line extensions,
(ii) increasing revenues per subscriber through new program offerings and rate increases and (iii) consolidating its Puerto Rico Cable systems.

                         RECENT AND PENDING TRANSACTIONS

COMPLETED ACQUISITIONS

   Since January 1, 1996, the Company has acquired the following media and communications properties:

   Television Station WPXT. The Company acquired WPXT, the Fox-affiliated television station serving the Portland, Maine DMA (the "Portland Acquisition").

   Television Station WTLH. The Company acquired WTLH, the Fox-affiliated television station serving the Tallahassee, Florida DMA (the "Tallahassee Acquisition").

   Television Station WWLA. The Company acquired an LMA with the holder of a construction permit for WWLA, a new television station licensed to operate UHF channel 35 in the Portland, Maine DMA (the "Portland LMA"). Under the Portland LMA, the Company will lease facilities and provide programming to WWLA. Construction of WWLA is expected to be completed in 1997.

   Cable Acquisition. In August 1996, the Company acquired substantially all of the assets of a cable system (the "San German Cable System"), serving ten communities contiguous to the Company's Mayaguez Cable system.

   Michigan/Texas DBS Acquisition. In October 1996, the Company acquired the DIRECTV distribution rights for portions of Texas and Michigan and related assets (the "Michigan/Texas DBS Acquisition").

   Ohio DBS Acquisition. In November 1996, the Company acquired the DIRECTV distribution rights for portions of Ohio and related assets (the "Ohio DBS Acquisition").

PENDING ACQUISITIONS

   The Company has entered into letters of intent with respect to the following DIRECTV territories. Each of the acquisitions is subject to the negotiation of a definitive agreement and, among other conditions, the prior approval of Hughes and the NRTC. In addition to these conditions, each of the DBS Acquisitions is also expected to be subject to conditions typical in acquisitions of this nature, certain of which conditions, like the Hughes and NRTC consents, may be beyond the Company's control. There can be no assurance that definitive agreements will be entered into with respect to all or any of the DBS Acquisitions or, if entered into, that all or any of the DBS Acquisitions will be completed. See "Risk Factors -- Risks Attendant to Acquisition Strategy" and "Business -- DBS -- The Pending DBS Acquisitions."

   Arkansas DBS Acquisition. In November 1996, the Company entered into a letter of intent to acquire DIRECTV distribution rights for portions of Arkansas and related assets (the "Arkansas DBS Acquisition"). The letter of intent contemplates a purchase price of approximately $2.4 million in cash.

   Indiana DBS Acquisition. In December 1996, the Company entered into a letter of intent to acquire DIRECTV distribution rights for portions of Indiana and related assets (the "Indiana DBS Acquisition"). The letter of intent contemplates a purchase price of approximately $14.0 million consisting of $8.4 million in cash (subject to adjustments based on the number of subscribers) and approximately $5.6 million in either shares of Class A Common Stock or preferred stock of Pegasus convertible into Class A Common Stock.

   Mississippi DBS Acquisition. In November 1996, the Company entered into a letter of intent to acquire DIRECTV distribution rights for portions of Mississippi and related assets (the "Mississippi DBS Acquisition"). The letter of intent contemplates a purchase price of approximately $14.0 million in cash (subject to possible adjustment).

   Virginia/West Virginia DBS Acquisition. In November 1996, the Company entered into a letter of intent to acquire DIRECTV distribution rights for portions of Virginia and West Virginia and related assets (the "Virginia/West Virginia DBS Acquisition"). The letter of intent contemplates the payment of aggregate consideration (subject to adjustments based on the number of subscribers) of (i) $9.0 million in cash or (ii) at the seller's option, $10.0 million consisting of $7.0 million in cash, $3.0 million in preferred stock of a subsidiary of Pegasus and warrants to purchase 30,000 shares of Class A Common Stock. It is anticipated that the seller will opt for the latter consideration and, as a consequence, this Prospectus assumes that the seller will make such election.

Pending Sale

   New Hampshire Cable Sale. In November 1996, the Company entered into a definitive agreement with respect to the sale of its New Hampshire Cable systems (the "New Hampshire Cable Sale"). The New Hampshire Cable Sale is subject to the prior approval of the local franchising authorities and to other conditions typical in transactions of this nature, certain of which are beyond the Company's control. It is anticipated that the New Hampshire Cable Sale will be consummated in the first quarter of 1997 and will result in net proceeds to the Company of approximately $7.1 million.. There can be no assurance that the New Hampshire Cable Sale will be consummated on the terms described herein or at all.

                             PUBLIC EQUITY OFFERINGS

THE INITIAL PUBLIC OFFERING

   Pegasus consummated the initial public offering of its Class A Common Stock on October 8, 1996 pursuant to an underwritten offering (the "Initial Public Offering") in which the Underwriters of this Offering acted as representatives. The initial public offering price of the Class A Common Stock was $14.00 per share and resulted in net proceeds to the Company of approximately $38.1 million.
   The Company applied the net proceeds from the Initial Public Offering as follows: (i) $17.9 million for the payment of the cash portion of the purchase price of the Michigan/Texas DBS Acquisition, (ii) $12.0 million to the Ohio DBS Acquisition, (iii) $3.0 million to repay indebtedness under the New Credit Facility, (iv) $1.9 million to make a payment on account of the Portland Acquisition, (v) $1.4 million for the payment of the cash portion of the purchase price of the Management Agreement Acquisition, (vi) $1.4 million for the Towers Purchase and (vii) $522,000 for general corporate purposes.

REGISTERED EXCHANGE OFFER

   Purchasers of the Notes in PM&C's 1995 Notes offering hold all of the PM&C Class B Shares. The Company through a registered exchange offer (the "Registered Exchange Offer") has offered to exchange all of the PM&C Class B Shares for 191,792 shares in the aggregate of Class A Common Stock. It is anticipated that all holders will accept the Registered Exchange Offer and that the Registered Exchange Offer will close no later than January 10, 1997. This Prospectus assumes that all of the PM&C Class B Shares have been exchanged for Class A Common Stock pursuant to the Registered Exchange Offer.

                                  THE OFFERING

Issuer  ...............  Pegasus Communications Corporation.

Securities Offered  ...  100,000 Units, with each Unit consisting of one share of Series A
                         Preferred Stock and one Warrant, with each Warrant to purchase
                         1.936 shares of Class A Common Stock.

Separability  .........  The Series A Preferred Stock and Warrants will not be separately transferable until the earlier to occur of (i) April 3, 1997 and
                         (ii) in the event of a Change of Control, the date Pegasus mails notice thereof (the "Separation Date").

Use of Proceeds  ......  The net proceeds to the Company from its sale of the Units in this
                         Offering (after deducting the underwriting discount and commissions and estimated offering expenses) are estimated to be approximately
                         $95.8 million. The Company intends to apply (i) $28.6 million of the net proceeds of this Offering to the repayment of all
                         outstanding Indebtedness of PM&C under the New Credit Facility,
                         (ii) $14.0 million for the Mississippi DBS Acquisition, (iii) $8.4 million for the cash portion of the Indiana DBS Acquisition, (iv)
                         $7.0 million for the cash portion of the purchase price of the
                         Virginia/West Virginia DBS Acquisition and (v) $2.4 million for the Arkansas DBS Acquisition. The remaining net proceeds together with available borrowings under the New Credit Facility and proceeds from the New Hampshire Cable Sale will be used for working capital, general corporate purposes and to finance future acquisitions. See "Use of Proceeds."

                          The Series A Preferred Stock

Securities Offered  ...  100,000 shares of   % Series A Cumulative Exchangeable Preferred Stock,
                         par value $.01 per share, plus any additional shares issued from time to time in lieu of cash dividends.

Liquidation Preference.  $1,000 per share, plus accumulated and unpaid dividends.

Dividends  ............  The Series A Preferred Stock will pay dividends at a rate per annum of   %
                         of the Liquidation Preference per share. Dividends may be paid, at Pegasus'
                         option, on any Dividend Payment Date occurring on or prior to     , 2002,
                         either in cash or by the issuance of additional shares of Series A Preferred
                         Stock (and payment in cash in lieu of fractional shares) having an aggregate
                         Liquidation Preference equal to the amount of such dividends.

Dividend Payment Dates.  Dividends on the Series A Preferred Stock will accumulate from the date
                         of issuance and will be payable semi-annually on each      and
                         commencing      , 1997.

Ranking  ..............  The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution of Pegasus, rank senior to all other classes and series of Common Stock and Preferred Stock (as defined herein) of Pegasus outstanding upon consummation of this Offering. On a pro forma basis, as of September 30, 1996, after giving effect to this Offering and the use of proceeds thereof, the Completed Transactions, the Transactions and the DBS Acquisitions, the Company had approximately $86.1 million of
                         Indebtedness. See "Risk Factors--Substantial Indebtedness and Leverage,"
                         "-- Limitations on Access to Cash Flow of Subsidiaries; Holding Company
                         Structure" and "--Ranking of Series A Preferred Stock and Exchange Notes."

Mandatory Redemption ..  Pegasus is required, subject to certain conditions, to redeem all of the
                         Series A Preferred Stock outstanding on     , 2007 at a redemption price
                         equal to 100% of the Liquidation Preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption.

Optional Redemption  ..  The Series A Preferred Stock is redeemable, at the option of Pegasus, in
                         whole or in part, at any time on or after     , 2002, at the redemption
                         prices set forth herein, plus, without duplication, accumulated and unpaid dividends to the date of redemption. In addition, during the first 36 months after the Closing Date, Pegasus may, on one or more occasions, use the net proceeds of one or more offerings of its Class A Common Stock to redeem up to an aggregate of 25% of the shares of Series A Preferred Stock then outstanding (whether initially issued or issued in lieu of cash dividends)
                         at a redemption price of 110% of the Liquidation Preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption; provided, however, that after any such redemption, there is at least $75.0 million in aggregate Liquidation Preference of the Series
                         A Preferred Stock outstanding and that such redemption occurs within 90 days following the closing of such offering of Class A Common Stock.

Change of Control  ....  In the event of a Change of Control, Pegasus will, subject to certain conditions, be required to offer to purchase all outstanding shares of Series A Preferred
                         Stock at a purchase price equal to 101% of the Liquidation Preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of purchase. There can be no assurance that Pegasus will have sufficient funds or be permitted by the terms of other Indebtedness to purchase all of the outstanding shares of Series A Preferred Stock in the event of a
                         Change of Control or that Pegasus would be able to obtain financing for such purpose on favorable terms, if at all. See "Risk Factors--Potential
                         Anti-Takeover Provisions; Change of Control."

Exchange Provisions  ..  Subject to certain conditions, on any Dividend Payment Date Pegasus may, at its option, exchange all (but not less than all) of the outstanding shares of Series A Preferred Stock for Exchange Notes.

Voting  ...............  The Series A Preferred Stock will be non-voting, except as otherwise required by law and except in certain circumstances described herein, including (i)
                         amending certain rights of the Holders (as defined herein) of Series A Preferred
                         Stock and (ii) the issuance of any new class of equity securities that ranks pari passu with or senior to the Series A Preferred Stock. In addition, if Pegasus (i) fails to pay dividends in respect of three or more Dividend
                         Payment Dates (whether or not consecutive) in the aggregate, (ii) fails to make a mandatory redemption or a Change of Control Offer (as defined herein) or (iii) fails to comply with certain covenants or make certain payments on its Indebtedness, Holders of a majority of outstanding shares of Series A Preferred Stock, voting separately as a class, will be entitled to elect two directors to Pegasus' Board of Directors.

Certain Restrictive
  Provisions ..........  The Certificate of Designation (as defined herein) will contain certain restrictive provisions that, among other things, limit the ability of Pegasus and its Subsidiaries (as defined herein) to incur additional Indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, impose restrictions on the ability of a Subsidiary to pay dividends or make certain payments to Pegasus and its Subsidiaries or merge or consolidate with any other person. These restrictions will be subject to important exceptions.
                         See "Description of Securities -- Description of Series A Preferred Stock."

                               The Exchange Notes

Issue  ................  __% Senior Subordinated Exchange Notes due 2007 issuable in exchange for the Series A Preferred Stock in an aggregate principal amount equal to the
                         Liquidation Preference of the Series A Preferred Stock so exchanged.

Maturity Date  ........        , 2007.

Interest Rate  ........  The Exchange Notes will bear interest at a rate of   % per annum. Interest
                         may be paid at Pegasus' option on any interest payment date occurring on
                         or prior to     , 2002 either in cash or in additional Exchange Notes. Interest will accrue from the date of issuance or from the most recent interest payment date for which interest has been paid or provided.

Interest Payment Dates.  Interest on the Exchange Notes will accrue from the Exchange Date (as defined
                         herein) and will be payable on each     and    , commencing with the first
                         such date after the Exchange Date.

Ranking  ..............  The Exchange Notes will be unsecured, senior subordinated obligations of
                         Pegasus that will be subordinated to all existing and future Senior Debt of Pegasus. The Exchange Notes will rank senior in right of payment to all subordinated Indebtedness of Pegasus. The Exchange Notes will be effectively subordinated to all Indebtedness of Pegasus' subsidiaries. See "Risk Factors
                         -- Limitations on Access to Cash Flow of Subsidiaries; Holding Company
                         Structure" and "-- Ranking of Series A Preferred Stock and Exchange Notes."

Optional Redemption  ..  The Exchange Notes are redeemable, at the option of Pegasus, in whole or
                         in part, at any time on or after     , 2002, at the redemption prices set
                         forth herein, plus accrued and unpaid interest to the date of redemption.
                         In addition, during the first 36 months after the Closing Date, Pegasus may, on one or more occasions, use the net proceeds of one or more offerings of its Class A Common Stock to redeem up to 25% of the aggregate principal amount of the Exchange Notes then outstanding (whether initially issued or issued in lieu of cash interest) at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided, however, that after any such redemption, the aggregate principal amount of the Exchange Notes outstanding must equal at least $75.0 million and that such redemption occurs within 90 days following the closing of such offering of Class A Common Stock.

Change of Control  ....  In the event of a Change of Control, Pegasus will, subject to certain conditions, be required to offer to purchase all outstanding Exchange Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. There can be no assurance that Pegasus will have sufficient funds to purchase all of the Exchange Notes in the event of a Change of Control or that Pegasus would be able to obtain financing for such purpose on favorable terms, if at all. See "Risk Factors--Potential
                         Anti-Takeover Provisions; Change of Control."

Certain Covenants  ....  The indenture governing the Exchange Notes (the "Exchange Note Indenture")
                         will contain certain covenants that will, among other things, limit the ability of Pegasus and the Subsidiaries to incur additional Indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, impose restrictions on the ability of a Subsidiary to pay dividends or make certain payments to Pegasus and the Subsidiaries, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their assets to any other person. These restrictions are subject to important exceptions. See "Description of
                         Securities -- Description of Exchange Notes."

                                      11

                                  The Warrants
Total Number of Warrants .........  100,000 Warrants, which when exercised would entitle the Holders thereof to acquire an aggregate of 193,600 shares of Class A Common Stock
                                    (representing approximately 2.0% of the Class A Common Stock outstanding as of the date hereof, on a fully diluted basis). See "Description of Securities--Description of Warrants." The Warrants will be issued pursuant to the Warrant Agreement (as defined herein).

Expiration Date  .................             , 2007.

Exercise  ........................  Each Warrant will entitle the holder thereof to purchase 1.936 shares of Class A Common Stock. The number of shares of Class A Common Stock for which, and the price per share at which, a Warrant is exercisable are subject to adjustment upon the occurrence of certain events as provided in the Warrant Agreement. The Warrants will be exercisable on or after the Separation Date.

                                  Common Stock

Common Stock to be outstanding
   after this Offering:
     Class A Common Stock  .......  4,663,229 shares(1)
     Class B Common Stock  .......  4,581,900 shares
     Total Common Stock  .........  9,245,129 shares(1)

Nasdaq National Market Symbol.....  The Class A Common Stock is listed on the Nasdaq National Market under the symbol "PGTV."

------
(1) Includes 191,792 shares to be issued pursuant to the Registered Exchange Offer (assuming that all holders of the PM&C Class B shares exchange their PM&C Class B Shares). Excludes 720,000 shares reserved for issuance under the Incentive Program, 3,385 reserved for outstanding stock options, 4,581,900 shares reserved for issuance upon conversion of the Class B Common Stock and 193,000 shares reserved for issuance upon exercise of the Warrants. Also excludes an assumed issuance of 400,000 shares of Class A Common Stock in connection with the Indiana DBS Acquisition based on an assumed value of $14.00 per share and warrants to purchase 30,000 shares of Class A Common Stock to be issued in connection with the Virginia/West Virginia DBS Acquisition.

                                 RISK FACTORS

   Prospective purchasers of the Units should consider carefully the information set forth under "Risk Factors," and all other information set forth in this Prospectus, in evaluating an investment in the Units.

            SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

   The following table sets forth summary historical and pro forma combined financial data for the Company. This information should be read in conjunction with the Financial Statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical and Pro Forma Combined Financial Data" and "Pro Forma Combined Financial Information" included elsewhere herein.

            SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA
                          (DOLLARS IN THOUSANDS, EXCEPT

                                                Year Ended December 31,
                                   --------------------------------------------------
                                                                            Pro
                                                                           Forma
Income Statement Data:              1993 (1)       1994         1995      1995 (2)
----------------------             ----------    ---------   ----------  -----------
   Net revenues:
     TV  .......................    $10,307      $17,808     $19,973     $ 27,305
     DBS  ......................         --          174       1,469        4,924
     Cable  ....................      9,134       10,148      10,606       14,919
     Other  ....................         46           61         100          100
                                    -------     --------    --------     --------
        Total net revenues .....     19,487       28,191      32,148       47,248
                                    -------     --------    --------     --------
   Location operating expenses:
     TV  .......................      7,564       12,380      13,933       19,210
     DBS  ......................         --          210       1,379        5,077
     Cable  ....................      4,655        5,545       5,791        8,044
     Other  ....................         16           18          38           38
   Incentive compensation (3) ..        192          432         528          511
   Corporate expenses ..........      1,265        1,506       1,364        1,364
   Depreciation and amortization      5,978        6,940       8,751       15,368
                                    -------     --------    --------     --------
   Income (loss) from operations       (183)       1,160         364       (2,364)
   Interest expense ............     (4,402)      (5,973)     (8,817)      (9,035)
   Interest income .............         --           --         370          129
   Other expense, net ..........       (220)         (65)        (44)         (58)
   Provision (benefit) for taxes         --          140          30           30
   Extraordinary gain (loss)
     from extinguishment of debt         --         (633)     10,211           --(4)
                                    -------     --------    --------     --------
   Net income (loss) ...........    $(4,805)     $(5,651)      2,054      (11,358)
                                    =======     ========
   Dividends on Series A
     Preferred Stock  ..........                                  --      (12,000)
                                                            --------     --------
   Net income (loss) applicable
     to common shares  .........                             $ 2,054     $(23,358)
                                                            ========     ========
   Net income (loss) per share .                             $  0.39     $  (2.53)
                                                            ========     ========
   Weighted average shares
     outstanding (000's)  ......                               5,236        9,245
                                                            ========     ========
Other Data:
   Location Cash Flow (5) ......    $ 7,252      $10,038     $11,007     $ 14,879
   Operating Cash Flow (5) .....      5,795        8,100       9,287       13,159
   Capital expenditures ........        885        1,264       2,640        3,022

                                                        Nine Months Ended September 30,
                                                 -----------------------------------------
                                                                                     Pro
                                                                                    Forma
                                                 1995            1996              1996 (2)
                                                 ----            ----              --------
Income Statement Data:
   Net revenues:
     TV  .......................                $13,563          $18,363            $19,031
     DBS  ......................                    953            2,601              6,870
     Cable  ....................                  7,913            9,073             11,867
     Other  ....................                     55               83                 83
                                               ---------         -------            -------
        Total net revenues .....                 22,484           30,120             37,851
                                               ---------         -------            -------
   Location operating expenses:
     TV  .......................                 10,060           12,753             13,247
     DBS  ......................                    914            2,371              6,040
     Cable  ....................                  4,389            4,915              6,432
     Other  ....................                     19               17                 17
   Incentive compensation (3) ..                    444              605                538
   Corporate expenses ..........                  1,025            1,074              1,183
   Depreciation and amortization                  6,240            8,479             12,223
                                               --------          -------            -------
   Income (loss) from operations                   (607)             (94)            (1,829)
   Interest expense ............                 (5,970)          (8,929)            (7,913)
   Interest income .............                    184              172                172
   Other expense, net ..........                    (68)             (77)               (74)
   Provision (benefit) for taxes                     30             (110)              (110)
   Extraordinary gain (loss)
     from extinguishment of debt                  6,931             (251)                --(4)
                                               --------          -------            -------
   Net income (loss) ...........                $   440           (9,069)           $(9,534)
                                               ========
   Dividends on Series A
     Preferred Stock  ..........                                      --              (9,000)
                                                                 -------             -------
   Net income (loss) applicable
     to common shares  .........                                 $(9,069)            (18,534)
                                                                 =======             =======
   Net income (loss) per share .                                 $ (1.73)            $ (2.00)
                                                                 =======             =======
   Weighted average shares
     outstanding (000's)  ......                                   5,236               9,245
                                                                 =======             =======
Other Data:
   Location Cash Flow (5) ......                $ 7,102          $10,064             $12,115
   Operating Cash Flow (5) .....                  5,721            8,990              10,932
   Capital expenditures ........                  2,064            2,607               2,520

                                                                               Pro Forma
                                                                          Twelve Months Ended
                                                                         September 30, 1996 (2)
                                                                         ----------------------
   Net revenues ..................................                               $ 52,574
   Location Cash Flow (5) ........................                                 17,097
   Operating Cash Flow (5) .......................                                 15,674
   Ratio of Operating Cash Flow to interest
     expense (5)  ................................                                    1.4x
   Ratio of total debt to Operating Cash Flow (5)                                     5.5x

                                                                 As of September 30, 1996
                                                              ------------------------------
                                                                Actual         Pro Forma (2)
                                                              ---------        -------------
Balance Sheet Data:
   Cash and cash equivalents .....................            $  5,668          $ 46,962
   Working capital ...............................               1,014            42,908
   Total assets ..................................             122,569           248,339
   Total debt (including current) ................             117,669            86,069
   Total liabilities .............................             131,284            99,083
   Redeemable preferred stock ....................                  --            95,750
   Minority interest .............................                  --             3,000
   Total equity (deficit) (6) ....................              (8,714)           50,506

                                           (see footnotes on the following page)

        Notes to Summary Historical and Pro Forma Combined Financial Data

(1) The 1993 data include the results of the Mayaguez, Puerto Rico Cable system from March 1, 1993 and WOLF/WWLF/WILF, WDSI and WDBD from May 1, 1993.

(2) Pro forma income statement and other data for the year ended December 31, 1995, nine months ended September 30, 1996 and the twelve months ended September 30, 1996 give effect to the Completed Transactions, the Transactions and this Offering and the use of proceeds thereof (except for the DBS Acquisitions) as if such events had occurred at the beginning of such periods. The pro forma balance sheet data as of September 30, 1996 give effect to the Completed Transactions and the Transactions after September 30, 1996 and this Offering and the use of proceeds thereof (including the DBS Acquisitions) as if such events had occurred on such date. See "Pro Forma Combined Financial Data." The Company believes that the historical income statement and other data for the DBS Acquisitions in the aggregate would not materially impact the Company's historical and pro forma income statement data and other data.

(3) Incentive compensation represents compensation expenses pursuant to the Restricted Stock Plan and 401(k) Plans. See "Management and Certain Transactions -- Incentive Program."

(4) The pro forma income statement data for the year ended December 31, 1995 and the nine months ended September 30, 1996 do not include the extraordinary gain on the extinguishment of debt of $10.2 million and the $251,000 writeoff of deferred financing costs that were incurred in 1995 in connection with the creation of the Old Credit Facility, respectively.

(5) Location Cash Flow is defined as net revenues less location operating expenses. Location operating expenses consist of programming, barter programming, general and administrative, technical and operations, marketing and selling expenses. Operating Cash Flow is defined as income
    (loss) from operations plus, (i) depreciation and amortization and (ii) non-cash incentive compensation. The difference between Location Cash Flow and Operating Cash Flow is that Operating Cash Flow includes cash incentive compensation and corporate expenses. Although Location Cash Flow and Operating Cash Flow are not measures of performance under generally accepted accounting principles, the Company believes that Location Cash Flow and Operating Cash Flow are accepted within the Company's business segments as generally recognized measures of performance and are used by analysts who report publicly on the performance of companies operating in such segments. Nevertheless, these measures should not be considered in isolation or as a substitute for income from operations, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with generally accepted accounting principles.

(6) The Company has not paid any cash dividends and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Payment of cash dividends on the Company's Common Stock will be restricted by the terms of the Series A Preferred Stock and the Exchange Notes. The terms of the Series A Preferred Stock and the Exchange Notes will permit the Company to pay dividends and interest thereon by issuance, in lieu of cash, of additional shares of Series A Preferred Stock and additional Exchange Notes, respectively.

                            GLOSSARY OF DEFINED TERMS

Arkansas DBS Acquisition         The acquisition of DIRECTV distribution rights for certain rural areas of Arkansas and related assets.

Cable Acquisition                The acquisition of the San German Cable System.

Class A Common Stock             Pegasus' Class A Common Stock, par value $.01 per share.

Class B Common Stock             Pegasus' Class B Common Stock, par value $.01 per share.

Common Stock                     The Class A Common Stock and the Class B Common Stock.

Company                          Pegasus and its direct and indirect subsidiaries (except that the "Company"
                                 refers to Pegasus only where indicated).

Completed Transactions           The Portland Acquisition, the Portland LMA, the Michigan/Texas DBS
                                 Acquisition, the Ohio DBS Acquisition, the Cable Acquisition, the Management
                                 Share Exchange, the Towers Purchase, the Management Agreement Acquisition,
                                 the Parent's contribution of the PM&C Class A Shares to Pegasus and the
                                 Initial Public Offering.

DBS                              Direct broadcast satellite television.

DBS Acquisitions                 The Arkansas DBS Acquisition, the Indiana DBS Acquisition, the Mississippi
                                 DBS Acquisition and the Virginia/West Virginia DBS Acquisition.

DIRECTV                          The video, audio and data services provided via satellite by DIRECTV
                                 Enterprises, Inc. or the entity, as applicable.

DMA                              Designated Market Area. There are 211 DMAs in the United States with each county in the continental United States assigned uniquely to one DMA. Ranking of DMAs is based upon Nielsen estimates of the number of television households.

DSS                              Digital satellite system or DSS(R). DSS(R) is a registered trademark of
                                 DIRECTV Enterprises, Inc.

Exchange Note Indenture          The indenture between Pegasus and First Union National Bank, as trustee, governing the Exchange Notes.

Exchange Notes                   The  % Senior Subordinated Exchange Notes due 2007, which are issuable upon exchange of the Series A Preferred Stock.

FCC                              Federal Communications Commission.

Fox                              Fox Broadcasting Company.

Fox Affiliation Agreements       The affiliation agreements between WOLF, WDSI, WDBD, WTLH, and WPXT and
                                 Fox.

Hughes                           Hughes Electronics Corporation or one of its subsidiaries, including DIRECTV
                                 Enterprises, Inc., as applicable.

Incentive Program                The Company's Restricted Stock Plan, 401(k) Plans and Stock Option Plan.
                                 See "Management and Certain Transactions -- Incentive Program."

Indenture                        The indenture dated July 7, 1995 by and among PM&C, certain of its subsidiaries and First Union National Bank, as trustee.

Indiana DBS Acquisition          The acquisition of DIRECTV distribution rights for certain rural areas of Indiana and related assets.

Initial Public Offering          Pegasus' initial public offering of 3,000,000 shares of Class A Common
                                 Stock, which was completed on October 8, 1996.

LMAs                             Local marketing agreements, program service agreements or time brokerage agreements between broadcasters and television station licensees pursuant to which broadcasters provide programming to and retain the advertising revenues of such stations in exchange for fees paid to television station licensees.

Location Cash Flow               Net revenues less location operating expenses, which consist of programming, barter programming, general and administrative, technical and operations, marketing and selling expenses. The difference between Location Cash Flow and Operating Cash Flow is that Operating Cash Flow includes corporate expenses and cash incentive compensation. Although Location Cash Flow is not a measure of performance under generally accepted accounting principles, the Company believes that Location Cash Flow is accepted within the Company's business segments as a generally recognized measure of performance and is used by analysts who report publicly on the performance of companies operating in such segments. Nevertheless, this measure should not be considered in isolation or as a substitute for income from operations, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with generally accepted accounting principles.

Management Agreement             The agreement between PM&C and its operating subsidiaries and the Management
                                 Company to provide management services.

Management Agreement             The acquisition of the Management Agreement by the Company, which occurred
  Acquisition                    concurrently with the consummation of the Initial Public Offering.

Management Company               Following the completion of the Initial Public Offering, Pegasus
                                 Communications Management Company, a subsidiary of Pegasus; prior thereto,
                                 BDI Associates L.P., an affiliate of the Company.

Management Share                 The exchange by certain members of the Company's management of Parent
  Exchange                       Non-Voting Stock for shares of Class A Common Stock, which occurred concurrently with the consummation of the Initial Public Offering.

Michigan/Texas DBS               The acquisition of DIRECTV distribution rights for certain rural areas
  Acquisition                    of Texas and Michigan and related assets.

Mississippi DBS                  The acquisition of DIRECTV distribution rights for certain rural areas
  Acquisition                    of Mississippi and related assets.

New Credit Facility              The Company's seven-year, senior collateralized credit facility. See
                                 "Description of Indebtedness -- New Credit Facility."

New England DBS                  The Company's DIRECTV service territories in Connecticut, Massachusetts,
  Territory                      New Hampshire and New York.

New Hampshire Cable Sale         The sale of the Company's New Hampshire Cable systems.

Notes                            PM&C's 12 1/2 % Series B Senior Subordinated Notes due 2005 issued in an aggregate principal amount of $85.0 million.

NRTC                             The National Rural Telecommunications Cooperative, the only entity authorized to provide DIRECTV services that is independent of DIRECTV Enterprises,
                                 Inc. Approximately 245 NRTC members are authorized to provide DIRECTV services in exclusive territories granted to the NRTC by DIRECTV Enterprises, Inc.

Ohio DBS Acquisition             The acquisition of DIRECTV distribution rights for certain rural areas of Ohio and related assets.

Old Credit Facility              The Company's $10.0 million revolving credit facility that was retired concurrently with the entering into of the New Credit Facility.

Operating Cash Flow              Income (loss) from operations plus (i) depreciation and amortization and
                                 (ii) non-cash incentive compensation. Although Operating Cash Flow is not a measure of performance under generally accepted accounting principles, the Company believes that Operating Cash Flow is accepted within the Company's business segments as a generally recognized measure of performance and is used by analysts who report publicly on the performance of companies operating in such segments. Nevertheless, the measure should not be considered in isolation or as a substitute for income from operations, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with generally accepted accounting principles.

Parent                           Pegasus Communications Holdings, Inc., the direct parent of Pegasus.

Parent Non-Voting Stock          The Class B Non-Voting Stock of the Parent.

Pegasus                          Pegasus Communications Corporation, the issuer of the Securities offered hereby.

PM&C                             Pegasus Media & Communications, Inc., which became a direct subsidiary of Pegasus upon completion of the Initial Public Offering.

PM&C Class A Shares              The Class A shares of PM&C which were transferred to Pegasus concurrently with the completion of the Initial Public Offering.

PM&C Class B Shares              The Class B shares of PM&C held by purchasers in the Notes offering, which are being exchanged by Pegasus for shares of Class A Common Stock pursuant to the Registered Exchange Offer.

Portland Acquisition             The acquisition of WPXT.

Portland LMA                     The LMA relating to WWLA.

Registered Exchange Offer        Pegasus' registered exchange offer to holders of PM&C Class B Shares for
                                 191,792 shares in the aggregate of Class A Common Stock. This Prospectus assumes that all holders of PM&C Class B Shares have exchanged their stock for Class A Common Stock.

Securities                       The Units, the Series A Preferred Stock, the Warrants, the Exchange Notes
                                 and the Warrant Shares.

Series A Preferred Stock         The  % Series A Cumulative Exchangeable Preferred Stock, which is being offered hereby in connection with the offering of the Units.

Tallahassee Acquisition          The acquisition of WTLH.

Towers Purchase                  The acquisition of certain tower properties from Towers, an affiliate of the Company.

Towers                           Pegasus Towers, L.P.

Transactions                     The New Hampshire Cable Sale and the Registered Exchange Offer.

Units                            The units consisting of Series A Preferred Stock and Warrants being offered hereby.

Virginia/West Virginia           The acquisition of DIRECTV distribution rights for certain rural areas
  DBS Acquisition                of Virginia and West Virginia and related assets.

Warrants                         The warrants to purchase shares of Class A Common Stock being offered hereby in connection with the offering of Units.

WDBD                             Station WDBD-TV in the Jackson, Mississippi DMA.

WDSI                             Station WDSI-TV in the Chattanooga, Tennessee DMA.

WILF                             Station WILF-TV in the Northeastern Pennsylvania DMA.

WOLF                             Station WOLF-TV in the Northeastern Pennsylvania DMA.

WPXT                             Station WPXT-TV in the Portland, Maine DMA.

WTLH                             Station WTLH-TV in the Tallahassee, Florida DMA.

WTLH Warrants                    Warrants to purchase 71,429 shares of Class A Common Stock at an exercise price of $14.00 per share, which were issued in connection with the Tallahassee
                                 Acquisition.

WWLA                             Station WWLA-TV to be constructed to serve the Portland, Maine DMA.

WWLF                             Station WWLF-TV in the Northeastern Pennsylvania DMA.

                                  RISK FACTORS

   Many of the statements in this Prospectus are forward-looking in nature and, accordingly, whether they prove to be accurate is subject to many risks and uncertainties. The actual results that the Company achieves may differ materially from any forward-looking statements in this Prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and those contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.


SUBSTANTIAL INDEBTEDNESS AND LEVERAGE

   The Company is highly leveraged. As of September 30, 1996, on a pro forma basis after giving effect to this Offering and the use of the proceeds thereof, the Completed Transactions, the Transactions and the DBS Acquisitions, the Company would have had Indebtedness of $86.1 million, total stockholders' equity of $50.5 million and Preferred Stock of $95.8 million and, assuming certain conditions are met, $50.0 million available under the New Credit Facility. For the year ended December 31, 1995 and the nine months ended September 30, 1996, on a pro forma basis after giving effect to this Offering and the use of the proceeds thereof, the Completed Transactions, the Transactions and the DBS Acquisitions, the Company's earnings would have been inadequate to cover its combined fixed charges and dividends on Series A Preferred Stock by approximately $23.3 million and $18.6 million, respectively. The ability of Pegasus to repay its existing Indebtedness and to pay dividends on the Series A Preferred Stock and to redeem the Series A Preferred Stock upon its maturity or to pay interest on the Exchange Notes, if issued, will depend upon future operating performance, which is subject to the success of the Company's business strategy, prevailing economic conditions, regulatory matters, levels of interest rates and financial, business and other factors, many of which are beyond the Company's control. There can be no assurance that the Company's growth strategy will be successful in generating the substantial increases in cash flow from operations that will be necessary for Pegasus to meet its obligations on the
Series A Preferred Stock following        , 2002 when such obligations will
be required to be paid in cash or, if the Exchange Notes are issued, to service its obligations under the Exchange Notes. The current and future leverage of the Company could have important consequences, including the following: (i) the ability of the Company to obtain additional financing for future working capital needs or financing for possible future acquisitions or other purposes may be limited, (ii) a substantial portion of the Company's cash flow from operations will be dedicated to payment of the principal and interest on its Indebtedness, and to payment of dividends on the Series A Preferred Stock or interest on the Exchange Notes, if issued, thereby reducing funds available for other purposes, and (iii) the Company will be more vulnerable to adverse economic conditions than some of its competitors and, thus, may be limited in its ability to withstand competitive pressures. The agreements with respect to the Company's Indebtedness, the Certificate of Designation and the Exchange Note Indenture contain numerous financial and operating covenants, including, among others, restrictions on the ability of the Company to incur additional Indebtedness, to create liens or other encumbrances, to pay dividends and to make certain other payments and investments, and to sell or otherwise dispose of assets or merge or consolidate with another entity. These covenants may have the effect of impeding the Company's growth opportunities, which may affect its cash flow and the value of any of the Securities. There can be no assurance that future cash flows of the Company will be sufficient to meet all of the Company's obligations and commitments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" "Description of Securities" and "Description of Indebtedness."

LIMITATIONS ON ACCESS TO CASH FLOW OF SUBSIDIARIES; HOLDING COMPANY STRUCTURE

   Pegasus is a holding company, and its ability to pay dividends is dependent upon the receipt of dividends from its direct and indirect subsidiaries. PM&C and its subsidiaries are parties to the New Credit Facility and the Indenture each of which imposes substantial restrictions on PM&C's ability to pay dividends to Pegasus. The New Credit Facility prohibits all payments of dividends by PM&C without lender consent. Under the terms of the Indenture, PM&C is prohibited from paying dividends prior to July 1, 1998. The payment of dividends subsequent to July 1, 1998 will be subject to the satisfaction of certain financial conditions set forth in the Indenture and the consent of the lenders under the New Credit Facility. The ability of PM&C and its subsidiaries to comply with such conditions in the Indenture may be affected by events that are beyond the Company's control. The breach of any such conditions could result in a default under the Indenture and/or the New Credit Facility, and in the event of any such default, the holders of the Notes or the lenders under the New Credit Facility could elect to accelerate the maturity of all the Notes or the loans under such facility. If the maturity of the Notes or the loans under the New Credit Facility were to be accelerated, all such outstanding Indebtedness would be required to be paid in full before PM&C or its subsidiaries would be permitted to distribute any assets or cash to Pegasus. There can be no assurance that the assets of the Company would be sufficient to repay all of such outstanding Indebtedness and to meet its obligations under the Series A Preferred Stock or the Exchange Notes, as the case may be. Future borrowings by Pegasus or its subsidiaries can be expected to contain restrictions or prohibitions on the payment of dividends by such subsidiaries to Pegasus, and neither the Certificate of Designation nor the Exchange Note Indenture will prohibit Pegasus or its subsidiaries from agreeing to such restrictions or prohibitions. In addition, under Delaware law, Pegasus is permitted to pay dividends on its capital stock, including the Series A Preferred Stock, only out of its surplus or, in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, Pegasus must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. In determining Pegasus' ability to pay dividends, Delaware law permits the Board of Directors of Pegasus to revalue Pegasus' assets and liabilities from time to time to their fair market values in order to create surplus. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that Pegasus will be able to pay cash dividends on the Series A Preferred Stock. For all Dividend Payment Dates through and including
     , 2002, Pegasus may, at its option, pay dividends or interest in the Exchange Notes by issuing additional shares of Series A Preferred Stock with an aggregate Liquidation Preference, or additional Exchange Notes with an aggregate principal amount, as applicable, equal to the amount of such dividend or interest, as applicable. In order to meet its payment obligations on the Series A Preferred Stock or the Exchange Notes offered hereby, the Company will need to restructure or amend the terms of the existing Indebtedness of Pegasus' subsidiaries. There can be no assurance that Pegasus' existing creditors or any future lenders will permit Pegasus' subsidiaries to make distributions to Pegasus in amounts sufficient to allow Pegasus to meet its obligations on the Series A Preferred Stock or Exchange Notes, if issued, or at all. See "Description of Indebtedness" and "Description of Securities."

   All of the assets of the Company are held by subsidiaries of Pegasus, and all of the Company's operating revenues are derived from operations of such subsidiaries. In addition, future acquisitions may be made using the proceeds of this Offering and additional borrowings through present or future subsidiaries of the Company. Therefore, Pegasus' ability to pay the Liquidation Preference of and dividends and redemption payments when due on the Series A Preferred Stock or interest on, principal of and redemption payments when due on the Exchange Notes, if issued, is dependent upon the earnings of its subsidiaries and the distribution of sufficient funds from its direct and indirect subsidiaries to Pegasus. Pegasus' subsidiaries will have no obligation, contingent or otherwise, to make any funds available to the Company for payment of the aggregate Liquidation Preference and dividends and mandatory redemption payments on the Series A Preferred Stock and will not be guarantors of the Exchange Notes. In addition, Pegasus' subsidiaries are subject to state-law restrictions on their ability to pay dividends to Pegasus such as those set forth with respect to the Company in the preceding paragraph.

RANKING OF SERIES A PREFERRED STOCK AND EXCHANGE NOTES

   The Series A Preferred Stock will rank junior in right of payment upon liquidation to all existing and future Indebtedness of Pegasus and to all shares of Preferred Stock of Pegasus other than Preferred Stock which by its terms ranks on a parity with or junior to the Series A Preferred Stock. The Series A Preferred Stock will rank senior in right of payment upon liquidation to the Common Stock. The Exchange Notes will be unsecured, senior subordinated obligations of Pegasus that will be subordinated to all existing and future Senior Debt of Pegasus. The Exchange Notes will not be guaranteed by any of Pegasus' subsidiaries. The Exchange Notes will be effectively subordinated to all Indebtedness and other liabilities of Pegasus' subsidiaries. As of September 30, 1996, on a pro forma basis after giving effect to this Offering and the use of proceeds thereof, the Completed Transactions, the Transactions and the DBS Acquisitions, approximately $86.1 million of Indebtedness would have been outstanding and the Company would have had $50.0 million of borrowing availability under the New Credit Facility. In the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of Pegasus' subsidiaries, Pegasus will not receive funds available to pay to the Holders of the Series A Preferred Stock or the Exchange Notes until after the payment in full of the claims of the creditors of Pegasus' subsidiaries and all other Senior Debt of the Company. See "Description of Securities -- Description of Series A Preferred Stock -- Ranking."

DEPENDENCE ON FOX NETWORK AFFILIATION

   Certain of the Company's TV stations are affiliated with the Fox Network, which provides the stations with up to 40 hours of programming time per week, including 15 hours of prime time programming, in return for the broadcasting of Fox-inserted commercials by the stations during such programming. As a result, the successful operation of the Company's TV stations is highly dependent on the Company's relationship with Fox and on Fox's success as a broadcast network. All of the Company's affiliation agreements with Fox expire on October 31, 1998 with the exception of the affiliation agreement with respect to WTLH, which expires on December 31, 2000. Thereafter, the affiliation agreements may be extended for additional two-year terms by Fox in its sole discretion. Fox has, in the past, changed affiliates in certain markets where it acquired a significant ownership position in a station in such market. In the event that Fox, directly or indirectly, acquires any significant ownership and/or controlling interest in any TV station licensed to any community within the Company's TV markets, Fox has the right to terminate the affiliation agreement of the Company's TV station serving that market. As a consequence, there is no assurance that Fox could not enter into such an arrangement in one of the Company's markets. There can also be no assurance that Fox programming will continue to be as successful as in the past or that Fox will continue to provide programming to its affiliates on the same basis as it currently does, all of which matters are beyond the Company's control. The non-renewal or termination of the Fox affiliation of one or more of the Company's stations could have a material adverse effect on the Company's operations. See "Business -- TV" and "Business -- Licenses, LMAs, DBS Agreements and Cable Franchises."

RELIANCE ON DBS TECHNOLOGY AND DIRECTV

   The Company's DBS business is a new business with unproven potential. There are numerous risks associated with DBS technology, in general, and DIRECTV, in particular. DBS technology is highly complex and requires the manufacture and integration of diverse and advanced components that may not function as expected. Although the DIRECTV satellites are estimated to have orbital lives at least through the year 2007, there can be no assurance as to the longevity of the satellites or that loss, damage or changes in the satellites as a result of acts of war, anti-satellite devices, electrostatic storms or collisions with space debris will not occur and have a material adverse effect on DIRECTV and the Company's DBS business. Furthermore, the digital compression technology used by DBS providers is not standardized and is undergoing rapid change. Since the Company serves as an intermediary for DIRECTV, the Company would be adversely affected by material adverse changes in DIRECTV's financial condition, programming, technological capabilities or services, and such effect could be material to the Company's prospects. There can also be no assurance that there will be sufficient demand for DIRECTV services since such demand depends upon consumer acceptance of DBS, the availability of equipment and related components required to access DIRECTV services and the competitive pricing of such equipment. See "Business -- DBS" and "Business -- Competition."

   The NRTC is a cooperative organization whose members are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. Pursuant to agreements between Hughes and the NRTC (the "NRTC Agreement") and between the NRTC and participating NRTC members (the "Member Agreement" and, together with the NRTC Agreement, the "DBS Agreements"), participating NRTC members acquired the exclusive right to provide DIRECTV programming services to residential and commercial subscribers in certain service areas. The DBS Agreements authorize the NRTC and participating NRTC members to provide all commercial services offered by DIRECTV that are transmitted from the frequencies that the FCC has authorized for DIRECTV's use at its present orbital location for a term running through the life of the current satellites. The NRTC has advised the Company that the NRTC Agreement also provides the NRTC a right of first refusal to acquire comparable rights in the event that DIRECTV elects to launch successor satellites upon the removal of the present satellites from active service. The financial terms of any such purchase are likely to be the subject of negotiations. Any exercise of such right is uncertain and will depend, in part, on DIRECTV's costs of constructing, launching and placing in service such successor satellites. The Company is, therefore, unable to predict whether substantial additional expenditures by the NRTC and its members, including the Company, will be required in connection with the exercise of such right of first refusal.

RISKS ATTENDANT TO ACQUISITION STRATEGY

   The Company regularly considers the acquisition of media and communications properties and, at any given time, is in various stages of considering such opportunities. Since January 1, 1996, the Company has acquired or entered into agreements to acquire a number of properties, including the DBS Acquisitions. Each of the DBS Acquisitions is subject to the negotiation of a definitive agreement and, among other conditions, the prior approval of Hughes and the NRTC. In addition to these conditions, each of the DBS Acquisitions is also expected to be subject to conditions typical in acquisitions of this nature, certain of which conditions, like the Hughes and NRTC consents, may be beyond the Company's control. There can be no assurance that definitive agreements will be entered into with respect to all or any of the DBS Acquisitions or, if entered into, that all or any of the DBS Acquisitions will be completed. The Company sometimes structures its acquisitions, like the Indiana DBS Acquisition and the Virginia/West Virginia DBS Acquisition, to qualify for tax-free treatment. There is no assurance that such treatment will be respected by the Internal Revenue Service. There can also be no assurance that the anticipated benefits of any of the acquisitions described herein or future acquisitions will be realized. The process of integrating acquired operations into the Company's operations may result in unforeseen operating difficulties, could absorb significant management attention and may require significant financial resources that would otherwise be available for the ongoing development or expansion of the Company's existing operations. The Company's acquisition strategy may be unsuccessful since the Company may be unable to identify acquisitions in the future or, if identified, to arrive at prices and terms comparable to past acquisitions. The successful completion of an acquisition may depend on consents from third parties, including federal, state and local regulatory authorities or private parties such as Fox, the NRTC and Hughes, all of whose consents are beyond the Company's control. Possible future acquisitions by the Company could result in dilutive issuances of equity securities, the incurrence of additional debt and contingent liabilities, and additional amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's financial condition and operating results.

DISCRETION OF MANAGEMENT CONCERNING USE OF PROCEEDS

   A portion of the net proceeds of this Offering is anticipated to be contributed to current or future subsidiaries of Pegasus or to be used to fund acquisitions, such as the DBS Acquisitions. It is anticipated that pending such use, such proceeds will be invested in certain short-term investments. Such funds, together with the Company's existing working capital, funds that may be available to the Company under the New Credit Facility and the net proceeds the Company may receive from the New Hampshire Cable Sale, will represent a significant amount of funds over which management will have substantial discretion as to their application. There can be no assurance the Company will deploy such funds in a manner that will enhance the financial condition of the Company. See "Use of Proceeds."

INABILITY TO MANAGE GROWTH EFFECTIVELY

   The Company has experienced a period of rapid growth primarily as a result of its acquisition strategy. In order to achieve its business objectives, the Company expects to continue to expand largely through acquisitions, which could place a significant strain on its management, operating procedures, financial resources, employees and other resources. The Company's ability to manage its growth may require it to continue to improve its operational, financial and management information systems, and to motivate and effectively manage its employees. If the Company's management is unable to manage growth effectively, the Company's results of operations could be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL

   The Company's future success may depend to a significant extent upon the performance of a number of the Company's key personnel, including Marshall W. Pagon, Pegasus' President and Chief Executive Officer. See "Management and Certain Transactions." The loss of Mr. Pagon or other key management personnel or the failure to recruit and retain personnel could have a material adverse effect on the Company's business. The Company does not maintain "key-man" insurance and has not entered into employment agreements with respect to any such individuals.

COMPETITION IN THE TV, DBS AND CABLE BUSINESSES

   Each of the markets in which the Company operates is highly competitive. Many of the Company's competitors have substantially greater resources than the Company and may be able to compete more effectively than the Company in the Company's markets. In addition, the markets in which the Company operates are in a constant state of change due to technological, economic and regulatory developments. The Company is unable to predict what forms of competition will develop in the future, the extent of such competition or its possible effects on the Company's businesses. The Company's TV stations compete for audience share, programming and advertising revenue with other television stations in their respective markets, and compete for advertising revenue with other advertising media, such as newspapers, radio, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems. The Company's DBS business faces competition from other current or potential multichannel programming distributors, including other DBS operators, other direct to home ("DTH") providers, cable operators, wireless cable operators and local exchange and long-distance telephone companies, which may be able to offer more competitive packages or pricing than the Company or DIRECTV. The Company's Cable systems face competition from television stations, SMATV systems, wireless cable systems, DTH and DBS systems. See "Business -- Competition."

GOVERNMENT LEGISLATION, REGULATION, LICENSES AND FRANCHISES

   The Company's businesses are subject to extensive and changing laws and regulations, including those of the FCC and local regulatory bodies. Many of the Company's operations are subject to licensing and franchising requirements of federal, state and local law and are, therefore, subject to the risk that material licenses and franchises will not be obtained or renewed in the future. The United States Congress and the FCC have in the past, and may in the future, adopt new laws, regulations and policies regarding a wide variety of matters, including rulemakings arising as a result of the Telecommunications Act of 1996 (the "1996 Act"), that could, directly or indirectly, affect the operations of the Company's businesses. The business prospects of the Company could be materially adversely affected by the application of current FCC rules or policies in a manner leading to the denial of pending applications by the Company, by the adoption of new laws, policies and regulations, or changes in existing laws, policies and regulations, including changes to their interpretations or applications, that modify the present regulatory environment or by the failure of certain rules or policies to change in the manner anticipated by the Company. See "Business -- Licenses, LMAs, DBS Agreements and Cable Franchises" and "Business -- Legislation and Regulation."

   To the extent that the Company expects to program stations through the use of LMAs, there can be no assurance that the licensees of such stations will not unreasonably exercise rights to preempt the programming of the Company, or that the licensees of such stations will continue to maintain the transmission facilities of the stations in a manner sufficient to broadcast a high quality signal over the station. As the licensees must also maintain all of the qualifications necessary to be a licensee of the FCC, and as the principals of the licensees are not under the control of the Company, there can be no assurance that these licenses will be maintained by the entities which currently hold them.

   Pursuant to the 1996 Act, the continued performance of then existing LMAs was generally grandfathered. The Portland LMA has been entered into but its performance is currently pending completion of construction of the station. The FCC suggested in a recent rulemaking proposal that LMAs entered into after November 6, 1996 will not be grandfathered. The Company cannot predict if the Portland LMA will be grandfathered. Currently, television LMAs are not considered attributable interests under the FCC's multiple ownership rules. However, the FCC is considering proposals which would make such LMAs attributable, as they generally are in the radio broadcasting industry. If the FCC were to adopt a rule that makes such interests attributable, without modifying its current prohibitions against the ownership of more than one television station in a market, the Company could be prohibited from entering into such arrangements with other stations in markets in which it owns television stations and could be required to modify any then existing LMAs.

   Additionally, irrespective of the FCC rules, the Department of Justice and the Federal Trade Commission (the "Antitrust Agencies") have the authority to determine that a particular transaction presents antitrust concerns. The Antitrust Agencies have recently increased their scrutiny of the television and radio industry, and have indicated their intention to review matters related to the concentration of ownership within markets (including through LMAs) even when the ownership or LMA in question is permitted under the regulations of the FCC. There can be no assurance that future policy and rulemaking activities of the Antitrust Agencies will not affect the Company's operations (including existing stations or markets) or expansion strategy.

CONCENTRATION OF SHARE OWNERSHIP AND VOTING CONTROL BY MARSHALL W. PAGON

   Pegasus' Common Stock is divided into two classes with different voting rights. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders generally and holders of Class B Common Stock are entitled to ten votes per share. Both classes vote together as a single class on all matters except in connection with certain amendments to Pegasus' Amended and Restated Certificate of Incorporation, the authorization or issuance of additional shares of Class B Common Stock, and except where class voting is required under the Delaware General Corporation Law. See "Description of Capital Stock." As a result of his beneficial ownership of all the outstanding voting stock of the sole general partner of a limited partnership that indirectly controls the Parent and of his control of the only other holder of Class B Common Stock, Marshall W. Pagon, the President and Chief Executive Officer of Pegasus, beneficially owns all of the Class B Common Stock of Pegasus. After giving effect to the greater voting rights attached to the Class B Common Stock and the consummation of the Registered Exchange Offer, Mr. Pagon will be able to effectively vote 90.8% of the combined voting power of the outstanding Common Stock and will have sufficient power (without the consent of the holders of the Class A Common Stock) to elect the entire Board of Directors of Pegasus and, in general, to determine the outcome of matters submitted to the stockholders for approval. See "Ownership and Control" and "Description of Capital Stock -- Common Stock." Except as required under the Delaware General Corporation Law and the Certificate of Designation, Holders of the Series A Preferred Stock will have no voting rights. See "Description of Securities -- Description of Series A Preferred Stock -- Voting Rights."

ABSENCE OF PRIOR PUBLIC MARKET

   Prior to this Offering, there has been no public market for the Securities (with the exception of the Warrant Shares) and there can be no assurance that an active trading market will develop or be sustained in the future. There may be significant volatility in the market price of the Securities due to factors that may or may not relate to the Company's performance. The Company does not intend to list any of the Securities (with the exception of the Warrant Shares) on any securities exchange, and there can be no assurance that a trading market for the Securities will develop and continue after this Offering. The Underwriters have advised the Company that they currently intend to make a market in the Securities but they are not obligated to do so and may discontinue market making activities at any time. If a market for the Securities were to develop, the Securities could trade at prices that may be lower than the initial offering price and could be significantly affected by various factors such as economic forecasts, financial market conditions, reorganizations and acquisitions and quarterly variations in the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

   After giving effect to the Registered Exchange Offer (assuming acceptance by all holders of the PM&C Class B Shares), Pegasus will have outstanding 4,663,229 shares of Class A Common Stock and 4,581,900 shares of Class B Common Stock, all of which shares of Class B Common Stock are convertible into shares of Class A Common Stock on a share for share basis. In addition, following completion of this Offering, the Company will have outstanding 100,000 shares of Series A Preferred Stock. Of these shares, the 3,000,000 shares of Class A Common Stock sold in the Initial Public Offering and all of the Series A Preferred Stock to be sold hereby will be tradeable without restriction (except that the Units will not be separately transferable until the Separation Date) unless they are purchased by affiliates of the Company. All shares to be received pursuant to the Registered Exchange Offer will also be tradeable without restriction, subject to the agreement of each exchanging holder not to sell, otherwise dispose of or pledge any shares of Class A Common Stock received in the Registered Exchange Offer until April 3, 1997 without the prior written consent of Lehman Brothers Inc. The approximately 1,471,437 remaining shares of Class A Common Stock and all of the 4,581,900 shares of Class B Common Stock and any securities issued in connection with the DBS Acquisitions will be "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"). These "restricted securities" and any shares purchased by affiliates of the Company may be sold only if they are registered under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act, including Rule 144 and Rule 701 thereunder. The holders of 4,944,564 of the 6,053,337 shares constituting restricted securities have agreed not to sell, otherwise dispose of or pledge any shares of the Company's Common Stock or securities convertible into or exercisable or exchangeable for such Common Stock until April 3, 1997 without the prior written consent of Lehman Brothers Inc. Such holders have also agreed to certain restrictions on their ability to transfer
their Common Stock until         , 1997 without the written consent of CIBC
Wood Gundy Securities Corp. No prediction can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of shares of Class A Common Stock prevailing from time to time. Up to an additional 720,000, 3,385 and 193,000 shares of Class A Common Stock are reserved for issuance under the Incentive Program, for outstanding stock options and for issuance upon exercise of the Warrants, respectively. In connection with the Michigan/Texas DBS Acquisition, the Portland Acquisition and the acquistion of the Portland LMA, holders of the Class A Common Stock have been granted certain piggyback registration rights in connection with the issuance of their shares. It is anticipated that piggyback registration rights will also be granted in connection with the issuance of certain securities in the Indiana DBS Acquisition and the Virginia/West Virginia DBS Acquisition. See "Shares Eligible for Future Sale."

POTENTIAL EFFECT ON COMPANY OF MINORITY OWNERSHIP OF PM&C CAPITAL STOCK

   PM&C is the principal subsidiary of Pegasus with two classes of capital stock outstanding: the PM&C Class A Shares and the PM&C Class B Shares. Holders of the PM&C Class A Shares are entitled to ten votes per share, and holders of the PM&C Class B Shares are entitled to one vote per share. Pegasus owns all of the PM&C Class A Shares, constituting 95% of the capital stock of PM&C and representing 99.5% of the combined voting power of PM&C. Unless all of the holders of the PM&C Class B Shares accept the Registered Exchange Offer, PM&C will not be a wholly owned subsidiary of the Company. The pro forma financial data included in this Prospectus assume that the Registered Exchange Offer has been consummated and that all holders of the PM&C Class B Shares accepted the offer. If all holders do not accept this offer, the actual pro forma data would differ from that set forth herein. In addition, holders of the PM&C Class B Shares have certain preemptive, tag-along and registration rights which may restrict the Company from engaging in certain transactions.

POTENTIAL ANTI-TAKEOVER PROVISIONS; CHANGE OF CONTROL

   Pegasus' Amended and Restated Certificate of Incorporation contains, among other things, provisions authorizing the issuance of "blank check" preferred stock and two classes of Common Stock with different voting rights. See "Description of Capital Stock." In addition, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. These provisions could delay, deter or prevent a merger, consolidation, tender offer, or other business combination or change of control involving the Company that some or a majority of the Company's stockholders might consider to be in their best interests, including tender offers or attempted takeovers that might otherwise result in such stockholders receiving a premium over the market price for the Class A Common Stock.

   Upon a Change of Control, Pegasus will be required to offer to purchase all of the shares of Series A Preferred Stock or Exchange Notes, as the case may be, then outstanding at 101% of, in the case of Series A Preferred Stock, the Liquidation Preference thereof plus, without duplication, accumulated and unpaid dividends to the repurchase date or, in the case of Exchange Notes, the aggregate principal amount, plus accrued and unpaid interest, if any. The repurchase price is payable in cash. There can be no assurance that, were a Change of Control to occur, Pegasus would have sufficient funds to pay the purchase price for all the shares of Series A Preferred Stock or Exchange Notes, as the case may be, which Pegasus might be required to purchase. There can also be no assurance that the subsidiaries of Pegasus would be permitted by the terms of their outstanding Indebtedness, including pursuant to the Indenture and the New Credit Facility, to pay dividends to Pegasus to permit Pegasus to purchase shares of Series A Preferred Stock or Exchange Notes. Any such dividends are currently prohibited. See "Description of Indebtedness." In addition, any such Change of Control transaction may also be a change of control under the New Credit Facility and the Indenture, which would require PM&C to prepay all amounts owing under the New Credit Facility and to reduce the commitments thereunder to zero and to offer to purchase all outstanding Notes at a price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. In the event Pegasus does not have sufficient funds to pay the purchase price of the Series A Preferred Stock or the Exchange Notes, as the case may be, upon a Change of Control, Pegasus could be required to seek third party financing to the extent it did not have sufficient funds available to meet its purchase obligations, and there can be no assurance that Pegasus would be able to obtain such financing on favorable terms, if at all. See "Description of Indebtedness." In addition, any change of control would be subject to the prior approval of the FCC.

CERTAIN TAX CONSIDERATIONS

   Distributions on the Series A Preferred Stock, whether paid in cash or in additional shares of Series A Preferred Stock, will be taxable as ordinary dividend income to the extent of the Company's current and accumulated earnings and profits. A Holder's initial tax basis in any additional shares of Series A Preferred Stock distributed by Pegasus in lieu of cash dividend payments on the Series A Preferred Stock ("Dividend Shares") will equal the fair market value of such Dividend Shares on their date of distribution. In addition, depending on the fair market value of shares of Series A Preferred Stock on the date of their issuance, Holders may be required to include additional amounts of income based on the difference between (x) the fair market value of such shares on the date of their issuance and (y) the amount payable in redemption of such shares, unless the difference is de minimis under the applicable standard (such difference being referred to as "Series A Preferred Stock Discount"). See "Certain Federal Income Tax Considerations -- Series A Preferred Stock Discount." If shares of Series A Preferred Stock (including Dividend Shares) bear Series A Preferred Stock Discount, such shares generally will have different tax characteristics from other shares of Series A Preferred Stock and might trade separately, which might adversely affect the liquidity of such shares.

   Upon an exchange of Series A Preferred Stock for Exchange Notes, the Holder generally should have capital gain or loss equal to the difference between the issue price of the Exchange Notes received and the Holder's adjusted basis in the Series A Preferred Stock redeemed. For a discussion of how to determine the issue price of the Exchange Notes, see "Certain Federal Income Tax Considerations -- Sale, Redemption and Exchange of Series A Preferred Stock." Holders should also note that if shares of Series A Preferred Stock are exchanged for Exchange Notes and the stated redemption price at maturity of such Exchange Notes exceeds their issue price by more than a de minimis amount, the Exchange Notes will be treated as having original issue discount ("OID") equal to the entire amount of such excess.

   For a discussion of these and other relevant tax issues, see "Certain Federal Income Tax Considerations."

FRAUDULENT CONVEYANCE

   Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or avoid the Exchange Notes (if and when issued) in favor of other existing or future creditors of Pegasus. If a court in a lawsuit on behalf of any unpaid creditor of Pegasus or a representative of Pegasus' creditors were to find that, at the time Pegasus issued the Exchange Notes, Pegasus (x) intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) did not receive fair consideration or reasonably equivalent value for issuing such Exchange Notes and Pegasus (i) was insolvent, (ii) was rendered insolvent by reason of such issuance, (iii) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could void Pegasus' obligations under the Exchange Notes and void such transactions. Alternatively, in such event, claims of the Holders of such Exchange Notes could be subordinated to claims of the other creditors of Pegasus.

                                 USE OF PROCEEDS

   The net proceeds to the Company from the sale of the Units in this Offering, after deducting underwriting discounts and commissions and estimated fees and expenses of this Offering, are estimated to be approximately $95.8 million. The Company intends to apply (i) $28.6 million of the net proceeds of this Offering to the repayment of all outstanding Indebtedness under the New Credit Facility,
(ii) $14.0 million for the Mississippi DBS Acquisition, (iii) $8.4 million for the cash portion of the Indiana DBS Acquisition, (iv) $7.0 million for the cash portion of the purchase price of the Virginia/West Virginia DBS Acquisition and
(v) $2.4 million for the Arkansas DBS Acquisition. The remaining net proceeds together with available borrowings under the New Credit Facility and proceeds from the New Hampshire Cable Sale will be used for working capital, general corporate purposes and to finance future acquisitions. The Company engages in discussions with respect to acquisition opportunities in media and communications businesses on a regular basis. Although the Company is in various stages of discussions in connection with potential acqisitions, the Company has not entered into any letters of intent, except in connection with the DBS Acquisitions, or any definitive agreements with respect to any acquisitions at this time. The Company anticipates entering into definitive agreements with respect to each of the DBS Acquisitions prior to the consummation of this Offering. See "Risk Factors -- Risks Attendant to Acquisition Strategy" and "-- Discretion of Management Concerning Use of Proceeds." The Company intends to temporarily invest the remaining net proceeds in short-term, investment grade securities. If any of the DBS Acquisitions are not consummated, the Company intends to use the net proceeds designated for any such acquisition for working capital, general corporate purposes and to finance future acquisitions.

   On August 29, 1996, all outstanding indebtedness under the Old Credit Facility, which amounted to $8.8 million, was repaid from borrowings under the New Credit Facility. In addition, $22.8 million was drawn on August 29, 1996 under the New Credit Facility to fund the Cable Acquisition. On October 8, 1996, $3.0 million of the proceeds from the Initial Public Offering were used to repay indebtedness under the New Credit Facility resulting in an outstanding balance of $28.6 million. Borrowings under the New Credit Facility bear interest, payable monthly, at LIBOR or the prime rate (as selected by the Company) plus spreads that vary with PM&C's ratio of total debt to adjusted operating cash flow (as defined therein). As of November 30, 1996, the New Credit Facility bore interest at a blended rate of 8.375%. Borrowings under the New Credit Facility mature on June 30, 2003, when all outstanding principal and accrued interest is due and payable.

                                 DIVIDEND POLICY

   Pegasus is a newly formed corporation and has not paid any cash dividends on its Common Stock. Under the terms of the Series A Preferred Stock, Pegasus will be required to pay dividends on the Series A Preferred Stock in cash or in additional shares of Series A Preferred Stock. The payment of future dividends, if any, will depend, among other things, on the Company's results of operations and financial condition, any restriction in the Company's loan agreements and on such other factors as Pegasus' Board of Directors may, in its discretion, consider relevant. Since Pegasus is a holding company, its ability to pay dividends is dependent upon the receipt of dividends from its direct and indirect subsidiaries. PM&C, which is a direct subsidiary of Pegasus, is a party to the New Credit Facility and the Indenture that restrict its ability to pay dividends. Under the terms of the Indenture, PM&C is prohibited from paying dividends prior to July 1, 1998. The payment of dividends by PM&C subsequent to July 1, 1998 will be subject to the satisfaction of certain financial conditions set forth in the Indenture and will also be subject to lender consent under the terms of the New Credit Facility. See "Risk Factors -- Limitations on Access to Cash Flow of Subsidiaries," "Description of Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                        CLASS A COMMON STOCK INFORMATION

   The Class A Common Stock is traded on the Nasdaq National Market under the symbol "PGTV." The following table sets forth the high and low sale prices per share of Class A Common Stock, as reported by Nasdaq for the 1996 fiscal year subsequent to Pegasus' Initial Public Offering on October 3, 1996. These quotations and sales prices do not include retail mark-ups, mark-downs or commissions.

 1996 Fiscal Year                                      High             Low
 ----------------------------------------            --------         --------
Fourth Quarter (through December 20, 1996)...         $16.00           $11.25

   On December 20, 1996, the last reported sales price for the Class A Common Stock was $14.00 per share. As of December 20, 1996, Pegasus had approximately 117 holders of record (excluding holders whose securities were held in street or nominee name).

                                 CAPITALIZATION

   The following table sets forth the capitalization of the Company (i) as of September 30, 1996, (ii) as adjusted to reflect the Initial Public Offering, the other Completed Transactions and the Registered Exchange Offer, and (iii) on a pro forma basis to reflect the Initial Public Offering, the other Completed Transactions, the Transactions, the DBS Acquisitions and the sale by the Company of the Units offered hereby and the use of proceeds thereof. See "Use of Proceeds," "Selected Historical and Pro Forma Combined Financial Data," and "Pro Forma Combined Financial Information."

                                                                         As of September 30, 1996
                                                                 ---------------------------------------
                                                                    Actual     As Adjusted     Pro Forma
                                                                  ----------   ------------    ----------
                                                                          (Dollars in thousands)
Cash and cash equivalents  ....................................    $  5,668      $  4,490      $ 46,962
                                                                   ========      ========      ========
Total debt:
   New Credit Facility(1) .....................................      31,600        28,600            --
   12 1/2 % Series B Senior Subordinated Notes due 2005(2) ....      81,490        81,490        81,490
   Capital leases and other ...................................       4,579         4,579         4,579
                                                                   --------      --------      --------
    Total debt ................................................     117,669       114,669        86,069
                                                                   --------      --------      --------
Series A Preferred Stock,$1,000 liquidation preference per
   share; 100,000 shares authorized and outstanding pro
   forma(3) ...................................................          --            --        95,750
Minority interest(4)  .........................................          --            --         3,000

Total stockholders' equity:
   Class A Common Stock, $0.01 par value, 30,000,000 shares
     authorized; 4,663,229 shares issued and outstanding as
     adjusted; 5,063,229 shares issued and outstanding pro
     forma(5)  ................................................           2            47            51
   Class B Common Stock, $0.01 par value, 15,000,000 shares
     authorized; 4,581,900 shares issued and outstanding as
     adjusted and pro forma  ..................................          --            46            46
   Additional paid-in capital(5) ..............................       7,881        57,136        62,732
   Retained earnings (deficit) ................................      (3,204)       (3,204)        1,070
   Partners' deficit ..........................................     (13,393)      (13,393)      (13,393)
                                                                   --------      --------      --------
     Total stockholders' equity (deficit) .....................      (8,714)       40,632        50,506
                                                                   --------      --------      --------
Total capitalization  .........................................    $108,955      $155,301      $235,325
                                                                   ========      ========      ========

------
(1) For a description of the New Credit Facility, see "Description of Indebtedness -- New Credit Facility."

(2) For a description of the principal terms of the Notes, see "Description of Indebtedness -- Notes."

(3) For a description of the principal terms of the Series A Preferred Stock and the Warrants, see "Description of Securities."

(4) Represents preferred stock of a subsidiary of Pegasus to be issued in connection with the Virginia/West Virginia DBS Acquisition.

(5) Pro forma shares issued and outstanding include an assumed issuance of 400,000 shares of Class A Common Stock in connection with the Indiana DBS Acquisition based on an assumed value of $14.00 per share.

                    PRO FORMA COMBINED FINANCIAL INFORMATION

   Pro forma combined statement of operations and other data for the year ended December 31, 1995, the nine months ended September 30, 1996 and the twelve months ended September 30, 1996 give effect to (i) the Portland Acquisition, which closed on January 29, 1996, (ii) the Tallahassee Acquisition, which closed on March 8, 1996, (iii) the Michigan/Texas DBS Acquisition, which closed on October 8, 1996, (iv) the Cable Acquisition, which closed on August 29, 1996, (v) the Ohio DBS Acquisition, which closed on November 8, 1996, (vi) the New Hampshire Cable Sale, which is a pending sale, (vii) the Initial Public Offering, which was consummated on October 8, 1996, and (viii) this Offering, all as if such events had occurred at the beginning of each period. The Company believes that the historical income statement data and other data for the DBS Acquisitions would not materially impact the Company's historical and pro forma income statement data and other data.

   The pro forma condensed combined balance sheet as of September 30, 1996 gives effect to (i) payments in connection with the Portland Acquisition which were made on October 8, 1996, (ii) the Michigan/Texas DBS Acquisition, which closed on October 8, 1996, (iii) the Ohio DBS Acquisition, which closed on November 8, 1996, (iv) the Registered Exchange Offer, assuming acceptance by all holders of the PM&C Class B Shares, (v) the New Hampshire Cable Sale, which is a pending sale, (vi) the Initial Public Offering, which was consummated on October 8, 1996, (vii) the DBS Acquisitions, which are pending acquisitions, and (viii) this Offering, as if such events had occurred on such date. The Company's pro forma income (loss) from continuing operations and income (loss) per share would be affected to the extent that holders of PM&C Class B Shares do not accept the Registered Exchange Offer or choose to rescind their acceptances. The Company does not believe that any such effect would be material and expects that all such holders will accept the Registered Exchange Offer and decline to rescind their acceptances.

   These acquisitions are accounted for using the purchase method of accounting. The total costs of such acquisitions are allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values. The allocation of the purchase price included in the pro forma financial statements is preliminary. The Company does not expect that the final allocation of the purchase price will materially differ from the preliminary allocation.

   The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The pro forma combined financial information should be read in conjunction with the Company's Combined Financial Statements and notes thereto, as well as the financial statements and notes thereto of the acquisitions, included elsewhere in this Prospectus. The pro forma combined financial information is not necessarily indicative of the Company's future results of operations. There can be no assurance whether or when the New Hampshire Cable Sale or each of the DBS Acquisitions will be consummated. See "Risk Factors -- Risks Attendant to Acquisition Strategy."

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       Acquisitions
                                                 --------------------------------------------------------
                                                                               MI/TX                 OH
                                       Actual  Portland(1)  Tallahassee(2)    DBS(3)    Cable(4)   DBS(5)
                                      --------   ---------    ------------   ----------   ------   ------
Income Statement Data:

Net revenues

   TV .............................   $19,973     $ 4,409       $2,784        $    --     $   --   $  --
   DBS ............................     1,469          --           --          2,513         --     942
   Cable ..........................    10,606          --           --             --      5,777      --
   Other ..........................       100          --           --             --         --      --
                                      --------   ---------    ------------   ----------   ------   ------
    Total net revenues ............    32,148       4,409        2,784          2,513      5,777     942
                                      --------   ---------    ------------   ----------   ------   ------
Location operating expenses

   TV .............................    13,933       3,441        2,133             --         --      --

   DBS ............................     1,379          --           --          3,083         --     956
   Cable ..........................     5,791          --           --             --      3,353      --
   Other ..........................        38          --           --             --         --      --
Incentive compensation  ...........       528          --           --             --         --      --
Corporate expenses  ...............     1,364         147           40            139        132      --
Depreciation and amortization  ....     8,751         212          107            559        501     183
                                      --------   ---------    ------------   ----------   ------   ------
Income (loss) from operations  ....       364         609          504         (1,268)     1,791    (197)
Interest expense  .................    (8,817)     (1,138)        (163)          (631)      (850)     --
Interest income  ..................       370          --           --             --         --      --
Other income (expense), net  ......       (44)       (542)         (64)            --         50      --
Provision (benefit) for income
   taxes ..........................        30          --          105             --       (189)     --
                                      --------   ---------    ------------   ----------   ------   ------
Income (loss) before extraordinary
   items ..........................    (8,157)     (1,071)         172         (1,899)     1,180    (197)
Dividends on Series A Preferred
   Stock ..........................        --          --           --             --         --      --
                                      --------   ---------    ------------   ----------   ------   ------
Income (loss) applicable to
   common shares before
   extraordinary items ............   $(8,157)    $(1,071)      $  172        $(1,899)    $1,180   $(197)
                                      ========   =========    ============   ==========   ======   ======
Income (loss) per share:

   Loss before extraordinary items

   Weighted average shares
     outstanding  .................

Other Data:
Location Cash Flow (22)  ..........   $11,007     $   968       $  651        $   (570)   $2,424   $ (14)
Operating Cash Flow (22)  .........     9,287         821          611            (709)    2,292     (14)
Capital expenditures  .............     2,640         139           28              58       304      --

                                                       The                        NH                       Unit         Pro
                                      Adjustments      IPO       Sub-Total    Cable Sale(6)    Total     Offering     Forma(23)
                                      -----------   ----------    ---------   -------------   --------   ---------    ---------
Income Statement Data:

Net revenues

   TV .............................     $139(7)        $--        $27,305     $    --         $27,305       $--       $  27,305
   DBS ............................       --            --          4,924          --           4,924        --           4,924
   Cable ..........................       --            --         16,383      (1,464)         14,919        --          14,919
   Other ..........................       --            --            100          --             100        --             100
                                        ----           ---        -------     -------         -------       ---       ---------
    Total net revenues ............      139            --         48,712      (1,464)         47,248        --          47,248
                                        ----           ---        -------     -------        --------       ---       ---------
Location operating expenses

   TV .............................     (186)(8)
                                        (111)(9)        --         19,210          --          19,210        --          19,210
   DBS ............................     (341)(10)       --          5,077          --           5,077        --           5,077
   Cable ..........................     (332)(11)       --          8,812        (768)          8,044        --           8,044
   Other ..........................        --           --             38          --              38        --              38
Incentive compensation  ...........        --           --            528         (17)            511        --             511
Corporate expenses  ...............     (458)(12)       --          1,364          --           1,364        --           1,364
Depreciation and amortization  ....     5,544(13)      129(18)     15,986        (618)         15,368        --          15,368
                                      -----------   ----------    ---------   -----------   ---------      -----      ---------
Income (loss) from operations  ....    (3,977)        (129)        (2,303)        (61)         (2,364)       --          (2,364)
Interest expense  .................    (2,893)(14)   2,919(19)    (11,573)         --         (11,573)     2,538(20)     (9,035)
Interest income  ..................      (241)(15)      --            129          --             129         --            129
Other income (expense), net  ......       542(16)       --            (58)         --             (58)        --            (58)
Provision (benefit) for income
   taxes ..........................        84(17)       --             30          --              30         --             30
                                      -----------   ----------    ---------   -----------   ---------      -----      ---------
Income (loss) before extraordinary
   items ..........................    (6,653)       2,790        (13,835)        (61)        (13,896)     2,538(21)    (11,358)
Dividends on Series A Preferred
   Stock ..........................        --           --             --          --              --    (12,000)       (12,000)
                                      -----------   ----------    ---------   -----------   ---------   --------      ---------
Income (loss) applicable to
   common shares before
   extraordinary items ............   $(6,653)      $2,790       $(13,835)      $ (61)      $ (13,896)   $(9,462)     $ (23,358)
                                      ===========   ==========    =========   ===========   =========   ========      =========
Income (loss) per share:

   Loss before extraordinary items                                                          $   (1.50)                $   (2.53)
                                                                                            =========                 =========
   Weighted average shares
     outstanding  .................                                                         9,245,129                 9,245,129
                                                                                            =========                 =========
Other Data:
Location Cash Flow (22)  ..........   $ 1,109       $   --       $ 15,575       $(696)      $  14,879    $    --      $  14,879
Operating Cash Flow (22)  .........     1,567           --         13,855        (696)         13,159         --         13,159
Capital expenditures  .............        --           --          3,169        (147)          3,022         --          3,022

                  PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      Acquisitions
                                                 -------------------------------------------------------
                                                                              MI/TX                 OH
                                       Actual  Portland(1)  Tallahassee(2)    DBS(3)   Cable(4)   DBS(5)
                                      --------   ---------    ------------   ---------   ------   ------
Income Statement Data:
Net revenues
   TV .............................   $18,363      $ 247         $404         $   --     $   --   $   --
   DBS ............................     2,601         --           --          2,965         --    1,304
   Cable ..........................     9,073         --           --             --      4,056       --
   Other ..........................        83         --           --             --         --       --
                                      --------   ---------    ------------   ---------   ------   ------
    Total net revenues ............    30,120        247          404          2,965      4,056    1,304
                                      --------   ---------    ------------   ---------   ------   ------
Location operating expenses
   TV .............................    12,753        294          243             --                  --
                                                                                             --       --
   DBS ............................     2,371         --           --          2,672         --    1,294
   Cable ..........................     4,915         --           --             --      2,448       --
   Other ..........................        17         --           --             --         --       --
Incentive compensation  ...........       605         --           --             --         --       --
Corporate expenses  ...............     1,074         12           21            115         88       21
Depreciation and amortization  ....     8,479          6           11            436        365      143
                                      --------   ---------    ------------   ---------   ------   ------
Income (loss) from operations  ....       (94)       (65)         129           (258)     1,155     (154)
Interest expense  .................    (8,929)      (565)         (20)          (465)      (482)      --
Interest income  ..................       172         --           --             --         --       --
Other income (expense), net  ......       (77)        20          (17)            --         --       --
Provision (benefit) for income
   taxes ..........................      (110)        --           35             --         20       --
                                      --------   ---------    ------------   ---------   ------   ------
Income (loss) before extraordinary
   items ..........................    (8,818)      (610)          57           (723)       653     (154)
                                      --------   ---------    ------------   ---------   ------   ------
Dividends on Series A Preferred
   Stock ..........................        --         --           --             --         --       --
                                      --------   ---------    ------------   ---------   ------   ------
Income (loss) applicable to
   common shares before
   extraordinary items ............   $(8,818)     $(610)        $ 57         $ (723)    $  653   $ (154)
                                      ========   =========    ============   =========   ======   ======
Income (loss) per share:
 Loss before extraordinary items  .

 Weighted average shares
    outstanding ...................

Other Data:
Location Cash Flow (22)  ..........   $10,064      $  (47)       $161         $  293     $1,608   $   10
Operating Cash Flow (22)  .........     8,990         (59)         140            178      1,520      (11)
Capital expenditures  .............     2,607          --           --             --         96       --


                                                        The                          NH                          Unit        Pro
                                       Adjustments      IPO        Sub-Total     Cable Sale(6)     Total       Offering    Forma(23
                                       -----------   ---------    ------------   -------------     ------      --------    ---------
Income Statement Data:
Net revenues
   TV .............................   $    17(7)       $ --       $ 19,031      $    --          $ 19,031       $ --     $ 19,031
   DBS ............................        --            --          6,870           --             6,870         --        6,870
   Cable ..........................        --            --         13,129       (1,262)           11,867         --       11,867
   Other ..........................        --            --             83           --                83         --           83
                                      -------        ------       --------      -------          --------       -------  --------

    Total net revenues ............        17            --         39,113       (1,262)           37,851         --       37,851
                                      -------        ------       --------      -------          --------       -------  --------

Location operating expenses
   TV .............................       (28)(8)
                                          (15)(9)        --         13,247           --            13,247         --       13,247
   DBS ............................      (297)(10)       --          6,040           --             6,040         --        6,040
   Cable ..........................      (249)(11)       --          7,114         (682)            6,432         --        6,432
   Other ..........................        --            --             17           --                17         --           17
Incentive compensation  ...........        --            --            605          (67)              538         --          538
Corporate expenses  ...............      (148)(12)       --          1,183           --             1,183         --        1,183
Depreciation and amortization  ....     3,155(13)        96(18)     12,691         (468)           12,223         --       12,223
                                      -------        ------       --------      -------          --------       -------  --------

Income (loss) from operations  ....    (2,401)          (96)        (1,784)         (45)           (1,829)        --       (1,829)
Interest expense  .................    (1,546)(14)    2,190(19)     (9,817)          --            (9,817)     1,904(20)   (7,913)
Interest income  ..................        --            --            172           --               172         --          172
Other income (expense), net  ......        --            --            (74)          --               (74)        --          (74)
Provision (benefit) for income
   taxes ..........................       (55)(17)       --           (110)          --              (110)        --         (110)
                                      -------        ------       --------      -------          --------       -------  --------
Income (loss) before extraordinary
   items ..........................    (3,892)        2,094        (11,393)         (45)          (11,438)     1,904(21)   (9,534)
                                      -------        ------       --------      -------          --------       -------  --------
Dividends on Series A Preferred
   Stock ..........................        --            --             --           --                --        (9,000)   (9,000)
                                      -------        ------       --------      -------          --------       -------  --------
Income (loss) applicable to
   common shares before
   extraordinary items ............   $(3,892)       $2,094       $(11,393)     $   (45)         $(11,438)      $(7,096) $(18,534)
                                      =======        ======       ========      =======          ========       =======  ========
Income (loss) per share:
 Loss before extraordinary items  .                                                              $  (1.24)               $  (2.00)
                                                                                                 ========                ========
 Weighted average shares
    outstanding ...................                                                             9,245,129               9,245,129
                                                                                                =========               =========
Other Data:
Location Cash Flow (22)  ..........   $   606        $   --       $ 12,695      $  (580)        $  12,115      $     -- $  12,115
Operating Cash Flow (22)  .........       754            --         11,512         (580)           10,932            --    10,932
Capital expenditures  .............        --            --          2,703         (183)            2,520            --     2,520

                  PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    TWELVE MONTHS ENDED SEPTEMBER 30, 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       Acquisitions
                                                  ---------------------------------------------------------
                                                                                 MI/TX                OH
                                       Actual     Portland(1)  Tallahassee(2)    DBS(3)   Cable(4)   DBS(5)
                                      ---------   ----------   -------------    -------   --------   ------
Income Statement Data:
Net revenues
   TV .............................   $ 24,773     $ 1,468       $1,464            --         --   $   --
   DBS ............................      3,117         --            --       $ 4,153         --    1,634
   Cable ..........................     11,766         --            --            --    $ 5,611       --
   Other ..........................        128         --            --            --         --       --
                                      ---------   ---------    ------------   ---------   ------   ------
     Total net revenues  ..........     39,784      1,468         1,464         4,153      5,611    1,634
                                      ---------   ---------    ------------   ---------   ------   ------
Location operating expenses
   TV .............................     16,626      1,340         1,123            --         --
                                                                                                       --
   DBS ............................      2,836         --            --         4,179         --    1,584
   Cable ..........................      6,317         --            --            --      3,390       --
   Other ..........................         36         --            --            --         --       --
Incentive compensation  ...........        689         --            --            --         --       --
Corporate expenses  ...............      1,413         13            61           149        121        2
Depreciation and amortization  ....     10,990         38            36           584        240      188
                                      ---------   ---------    ------------   ---------   ------   ------
Income (loss) from operations  ....        877         77           244          (759)     1,860     (140)
Interest expense  .................    (11,776)      (761)         (117)         (636)      (727)      --
Interest income  ..................        357         --            --            --         --       --
Other income (expense), net  ......        (51)      (117)          (18)           --         50       --
Provision (benefit) for income
   taxes ..........................       (110)        --           140            --       (169)      --
                                      ---------   ---------    ------------   ---------   ------   ------
Income (loss) before extraordinary
   items ..........................    (10,483)      (801)          (31)       (1,395)     1,352     (140)
Dividends on Series A Preferred
   Stock ..........................         --         --            --            --         --       --
                                      ---------   ---------    ------------   ---------   ------   ------
Income (loss) applicable to
   common shares before
   extraordinary items ............   $(10,483)    $ (801)       $  (31)      $(1,395)    $1,352   $ (140)
                                      =========   =========    ============   =========   ======   ======
Income (loss) per share:
 Loss before extraordinary items  .
 Weighted average shares
    outstanding ...................
Other Data:
Location Cash Flow (22)  ..........   $ 13,969     $   128       $   341      $    (26)   $2,221   $   50
Operating Cash Flow (22)  .........     12,556        115           280          (175)     2,100       48
Capital expenditures  .............      3,183         50            14             2        341       --


                                                       The                        NH                         Unit         Pro
                                      Adjustments      IPO      Sub-Total     Cable Sale(6)    Total       Offering    Forma(23)
                                      -----------   ---------    ---------   ----------      ---------     ---------   ---------
Income Statement Data:
Net revenues
   TV .............................    $   92(7)        --      $ 27,797            --       $  27,797         --     $  27,797
   DBS ............................        --           --         8,904            --           8,904         --         8,904
   Cable ..........................        --           --        17,377       $(1,632)         15,745         --        15,745
   Other ..........................        --           --           128            --             128         --           128
                                       ------       ------     ---------      --------       ---------     -------    ---------
     Total net revenues  ..........        92           --        54,206        (1,632)         52,574         --        52,574
                                       ------       ------     ---------      --------       ---------     -------    ---------
Location operating expenses
   TV .............................       (61)(8)
                                          (56)(9)       --        18,972            --          18,972         --        18,972
   DBS ............................      (449)(10)      --         8,150            --           8,150         --         8,150
   Cable ..........................      (527)(11)      --         9,180          (861)          8,319         --         8,319
   Other ..........................        --           --            36            --              36         --            36
Incentive compensation  ...........        --           --           689           (70)            619         --           619
Corporate expenses  ...............      (336)(12)      --         1,423            --           1,423         --         1,423
Depreciation and amortization  ....     5,610(13)      129(18)    17,815          (618)         17,197         --        17,197
                                       ------       ------     ---------      --------       ---------     -------    ---------
Income (loss) from operations  ....    (4,089)        (129)       (2,059)          (83)         (2,142)        --        (2,142)
Interest expense  .................    (2,770)(14)   2,919(19)   (13,868)           --         (13,868)     2,538(20)   (11,330)
Interest income  ..................        --           --           357            --             357         --           357
Other income (expense), net  ......      (104)(16)      --          (240)           --            (240)        --          (240)
Provision (benefit) for income
   taxes ..........................       (29)(17)      --          (110)           --            (110)        --          (110)
                                       ------       ------     ---------      --------       ---------     -------    ---------
Income (loss) before extraordinary
   items ..........................    (6,992)       2,790       (15,700)          (83)        (15,783)     2,538(21)   (13,245)
Dividends on Series A Preferred
   Stock ..........................        --           --            --            --              --    (12,000)      (12,000)
                                       ------       ------     ---------      --------       ---------     -------    ---------
Income (loss) applicable to
   common shares before
   extraordinary items ............   $(6,992)      $2,790      $(15,700)      $   (83)      $ (15,783)   $(9,462)    $ (25,245)
                                      =======       ======     =========      ========       =========    ========    =========
Income (loss) per share:
 Loss before extraordinary items  .                                                          $   (1.71)               $   (2.73)
                                                                                             =========                =========
 Weighted average shares
    outstanding ...................                                                          9,245,129                9,245,129
                                                                                             =========                =========
Other Data:
Location Cash Flow (22)  ..........   $ 1,185           --      $ 17,868       $  (771)      $  17,097         --     $  17,097
Operating Cash Flow (22)  .........     1,521           --        16,445          (771)         15,674         --        15,674
Capital expenditures  .............        --           --         3,590          (183)          3,407         --         3,407

              NOTES TO PRO FORMA COMBINED STATEMENTS OF OPERATIONS

(1)  Financial results of Portland Broadcasting, Inc.
(2)  Financial results of WTLH, Inc.
(3)  Financial results of the DBS Operations of Harron Communications Corp.
(4)  Financial results of Dom's Tele Cable, Inc.
(5)  Financial results of the DBS Operations of the Chillicothe Telephone
     Company.
(6)  Financial results of the New Hampshire Operations of Pegasus Cable
     Television.
(7) To reduce the commissions paid by WPXT and WTLH to their national advertising sales representative to conform to the Company's contract.
(8) To eliminate payroll expense related to staff reductions implemented upon the consummation of the Portland Acquisition.
(9) To eliminate rent expenses incurred by WTLH, Inc. for the tower site acquired and office property to be acquired by the Company in connection with the Tallahassee Acquisition.
(10) To eliminate rent and other overhead expenses incurred by the prior owner that will not be incurred by the Company for certain office properties in connection with the Michigan/Texas DBS Acquisition.
(11) To reflect expense reductions, such as redundant staff, rent, professional fees and utilities to be implemented in connection with the Cable Acquisition and interconnection of its Puerto Rico Cable systems.
(12) To eliminate corporate expenses charged by prior owners.
(13) To record additional depreciation and amortization resulting from the purchase accounting treatment of the acquisitions outlined above. Such amounts are based on a preliminary allocation of the total consideration. The actual depreciation and amortization may change based upon the final allocation of the total consideration to be paid to the tangible and intangible assets acquired.
(14) To record the increase in net interest expense associated with the borrowings incurred in connection with the acquisitions described above.
(15) To eliminate interest income earned on funds escrowed and used for acquisitions.
(16) To eliminate certain nonrecurring expenses, primarily comprised of legal and professional expenses incurred by the prior owners of the businesses in connection with the acquisitions.
(17) To eliminate net tax benefit in connection with the acquisitions.
(18) To eliminate amortization of deferred costs related to the Old Credit Facility and record amortization of costs incurred in connection with the New Credit Facility.
(19) To remove interest expense on the debts to be retired with the proceeds of the Initial Public Offering.
(20) To remove interest expense on the debt to be retired with the proceeds of this Offering.
(21) Upon the repurchase of outstanding notes in 1995, the Company recorded an extraordinary gain on the extinguishment of debt of $10.2 million, which is not included in these pro forma statements. Upon repayment of the Old Credit Facility, the Company incurred an extraordinary expense in connection with the write-down of deferred financing costs of approximately $251,000, which is not included in these pro forma statements. Upon consummation of the New Hampshire Cable Sale, the Company will recognize a one time gain of approximately $4.3 million, which is not included in these pro forma statements.
(22) Location Cash Flow is defined as net revenues less location operating expenses. Location operating expenses consist of programming, barter programming, general and administrative, technical and operations, marketing and selling expenses. Operating Cash Flow is defined as income
     (loss) from operations plus (i) depreciation and amortization and (ii) non-cash incentive compensation. The difference between Location Cash Flow and Operating Cash Flow is that Operating Cash Flow includes cash incentive compensation and corporate expenses. Although Location Cash Flow and Operating Cash Flow are not measures of performance under generally accepted accounting principles, the Company believes that Location Cash Flow and Operating Cash Flow are accepted within the Company's business segments as generally recognized measures of performance and are used by analysts who report publicly on the performance of companies operating in such segments. Nevertheless, these measures should not be considered in isolation or as a substitute for income from operations, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with generally accepted accounting principles.
(23) Pro forma income statement data, income (loss) per share data and other data does not give effect to the DBS Acquisitions. The Company believes that the historical income statement and other data for the DBS Acquisitions in the aggregate would not materially impact the Company's historical and pro forma income statement data, income (loss) per share data and other data.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)

                                                         Acquisitions
                                      ------------------------------------------------
                                                    Portland      MI/TX
                              Actual  Portland(1)    LMA(2)      DBS(3)      OH DBS(4)
                             -------- -----------    --------   ----------   ---------
Assets:
   Cash and cash
     equivalents  ........   $  5,668   $ (3,550)   $    --     $ (17,894)   $(12,000)
   Accounts receivable,
     net  ................      4,468         --         --           --           --
   Inventories ...........        234         --         --           --           --
   Prepaid expenses and
     other current assets       3,009         --         --           --           --
   Property and equipment,
     net  ................     26,015         --         --           --           --
   Intangibles ...........     80,781      4,100      1,000       29,824       12,000
   Other assets ..........      2,394         --         --           --           --
                             --------    -------    --------   ----------   ---------
     Total assets ........   $122,569    $   550     $1,000     $ 11,930     $     --
                             ========    =======    ========   ==========   =========
Liabilities and Equity:
   Current liabilities ...   $  7,166    $  (600)    $   --     $     --     $     --
   Notes payable .........         52         --         --           --           --
   Accrued interest ......      3,190         --         --           --           --
   Current portion of
     long-term debt  .....        376         --         --           --           --
   Current portion of
     program
     liabilities  ........      1,581         --         --           --           --
   Long-term debt ........    117,241         --         --           --           --
   Long-term program
     liabilities  ........      1,540         --         --           --           --
   Other long-term
     liabilities  ........        137         --         --           --           --
                             --------    -------    --------   ----------   ---------
     Total liabilities  ..    131,283       (600)        --           --           --
Series A Preferred Stock           --         --         --           --           --
Minority interest(12)  ...         --         --         --           --           --
Class A Common Stock(13)            2          1          1            8           --
Class B Common Stock  ....         --         --         --           --           --
Additional paid-in
   capital ...............      7,881      1,149        999       11,922           --

Retained earnings
   (deficit) .............     (3,204)        --         --           --           --
Partners deficit  ........    (13,393)        --         --           --           --
                             --------    -------    --------   ----------   ---------
  Total equity  ..........     (8,714)     1,150      1,000       11,930           --
                             --------    -------    --------   ----------   ---------
     Total liabilities
        and equity .......   $122,569    $   550     $1,000     $ 11,930     $     --
                             ========    =======    ========   ==========   =========

                               The                   NH          MS     VA/WV      IN       AR               Unit
                             IPO(5)  Sub-Total  Cable Sale(6)  DBS(7)   DBS(8)    DBS(9)  DBS(10)   Total   Offering(11) Pro Forma
                             ------- ---------  ----------     ------   ------    ------  -------   -----   ------------ ---------
Assets:
   Cash and cash
     equivalents  ........  $32,266  $  4,490    $ 7,122     $(14,000) $(7,000) $ (8,400) $(2,400) $(20,188) $67,150     $ 46,962
   Accounts receivable,
     net  ................       --     4,468         --           --       --        --       --     4,468       --        4,468
   Inventories ...........       --       234         --           --       --        --       --       234       --          234
   Prepaid expenses and
     other current assets        --     3,009         --           --       --        --       --     3,009       --        3,009
   Property and equipment,
     net  ................       --    26,015     (1,888)          --       --        --       --    24,127       --       24,127
   Intangibles ...........       --   127,705       (960)      14,000   10,000    14,000    2,400   167,145       --      167,145
   Other assets ..........       --     2,394         --           --       --        --       --     2,394       --        2,394
                            -------  --------    --------    --------  -------  --------   ------  --------  -------     --------
     Total assets ........  $32,266  $168,315    $ 4,274     $     --  $ 3,000  $  5,600   $   --  $181,189  $67,150     $248,339
                            =======  ========    ========    ========  =======   ========  ======  ========  =======     ========
Liabilities and Equity:
   Current liabilities ...  $    --  $  6,566    $    --           --       --        --       --  $  6,566  $    --     $  6,566
   Notes payable .........       --        52         --           --       --        --       --        52       --           52
   Accrued interest ......       --     3,190         --                                              3,190       --        3,190
   Current portion of
     long-term debt  .....       --       376         --                                                376       --          376
   Current portion of
     program liabilities .       --     1,581         --           --       --        --       --     1,581       --        1,581
   Long-term debt ........   (3,000)  114,241         --           --       --        --       --   114,241  (28,600)      85,641
   Long-term program
     liabilities  ........       --     1,540         --           --       --        --       --     1,540       --        1,540
   Other long-term
     liabilities  ........       --       137         --           --       --        --       --       137       --          137
                            -------  --------    --------    --------  -------  --------   ------  --------  -------     --------
     Total liabilities  ..   (3,000)  127,683         --           --       --        --       --   127,683  (28,600)      99,083
Series A Preferred Stock         --        --         --           --       --        --       --        --   95,750       95,750
Minority interest(12)  ...       --        --         --           --    3,000        --       --     3,000       --        3,000
Class A Common Stock(13)         35        47         --           --       --         4       --        51       --           51
Class B Common Stock  ....       46        46         --           --       --        --       --        46       --           46
Additional paid-in
   capital ...............   38,004                   --           --       --        --       --        --       --           --
                             (1,400)
                             (1,419)   57,136                                      5,596             62,732       --       62,732
Retained earnings
   (deficit) .............       --    (3,204)      4,274          --       --        --       --     1,070       --        1,070
Partners deficit  ........       --   (13,393)         --          --       --        --       --   (13,393)      --      (13,393)
                            -------  --------    --------    --------  -------  --------   ------  --------  -------     --------
  Total equity  ..........   35,266    40,632       4,274          --       --     5,600       --    50,506       --       50,506
                            -------  --------    --------    --------  -------  --------   ------  --------  -------     --------
     Total liabilities
        and equity .......  $32,266  $168,315    $  4,274    $     --  $ 3,000  $  5,600   $   --  $181,189  $67,150     $248,339
                            =======  ========    ========    ========  =======  =========  ======  ========  =======     ========

               NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

 (1) To record the acquisition of WPXT's license and Fox Affiliation Agreement, the noncompetition agreement with the prior owner of WPXT and satisfaction of amounts due to the prior owner of WPXT for accrued compensation for aggregate consideration of $4.7 million. The aggregate consideration consists of $3.6 million in cash, $1.0 million of Class B Common Stock (valued at the price to the public in the Initial Public Offering) and $150,000 of Class A Common Stock (valued at the price to the public in the Initial Public Offering). Of the total consideration, $4.1 million is allocated to intangible assets consisting of broadcast licenses, network affiliation agreements and noncompetition agreements and $600,000 is applied as a reduction of current liabilities.

 (2) To record the acquisition of the Portland LMA for $1.0 million of Class A Common Stock (valued at the price to the public in the Initial Public Offering), all of which is allocated to LMAs.

 (3) To record the Michigan/Texas DBS Acquisition for total consideration of approximately $29.8 million consisting of $17.9 million in cash and $11.9 million in Class A Common Stock (valued at the price to the public in the Initial Public Offering), all of which is allocated to DBS rights.

 (4) To record the Ohio DBS Acquisition for $12.0 million in cash, all of which is allocated to DBS rights.

 (5) To record the net proceeds from the Initial Public Offering and the uses of such proceeds.

 (6) To record the New Hampshire Cable Sale for $7.1 million, net of commission.

 (7) To record the Mississippi DBS Acquisition for $14.0 million, all of which is allocated to DBS rights.

 (8) To record the Virginia/West Virginia DBS Acquisition for total consideration of approximately $10.0 million, consisting of $7.0 million in cash, $3.0 million of preferred stock of a subsidiary of Pegasus and warrants to purchase 30,000 shares of Class A Common Stock, all of which is allocated to DBS rights.

 (9) To record the Indiana DBS Acquisition for total consideration of approximately $14.0 million, consisting of $8.4 million in cash and $5.6 million in Class A Common Stock at an assumed value of $14.00 per share, all of which is allocated to DBS rights.

(10) To record the Arkansas DBS Acquisition for $2.4 million in cash, all of which is allocated to DBS rights.

(11) To record the net proceeds from this Offering and the intended uses of such proceeds (dollars in thousands).

       Source of proceeds:
         Gross proceeds from this Offering  .................    $100,000
                                                                 ========
       Intended uses of proceeds:
         Repay indebtedness under the New Credit Facility  ..    $ 28,600
         General corporate purposes  ........................      35,350
         Cash pending Mississippi DBS Acquisition  ..........      14,000
         Cash pending Virginia/West Virginia DBS Acquisition.       7,000
         Cash pending Indiana DBS Acquisition  ..............       8,400
         Cash pending Arkansas DBS Acquisition  .............       2,400
         Underwriters' discount and transaction costs
            related to the Unit Offering ....................       4,250
                                                                 --------
                    Total intended uses of proceeds  ........    $100,000
                                                                 ========

(12) Represents preferred stock of a subsidiary of Pegasus to be issued in connection with the Virginia/West Virginia DBS Acquisition.

(13) Pegasus is a newly-formed subsidiary of the Parent that prior to the consummation of the Initial Public Offering had no material assets or operating history. Prior to the Initial Public Offering, PM&C conducted through subsidiaries the Company's operations as described herein. Simultaneously with the consummation of the Initial Public Offering, the Parent contributed to Pegasus all of its stock in PM&C, which consisted of 161,500 PM&C Class A Shares in exchange for 3,380,435 shares of Class B Common Stock.

            SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

   The selected historical combined financial data for the years ended December 31, 1992 and 1993 have been derived from the Company's Combined Financial Statements for such periods, which have been audited by Herbein + Company, Inc., as indicated in their report included elsewhere herein. The selected historical combined financial data for the years ended December 31, 1994 and 1995 have been derived from the Company's Combined Financial Statements for such periods, which have been audited by Coopers & Lybrand L.L.P., as indicated in their report included elsewhere herein. The selected historical combined financial data for the year ended December 31, 1991 and the nine months ended September 30, 1995 and 1996 have been derived from unaudited combined financial information, which in the opinion of the Company's management, contain all adjustments necessary for a fair presentation of this information. The selected historical combined financial data for the nine months ended September 30, 1996 should not be regarded as indicative of the results that may be expected for the entire year. The information should be read in conjunction with the Combined Financial Statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Pro Forma Combined Financial Information," which are included elsewhere herein.

          SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      Year Ended December 31,
                                   --------------------------------------------------------------

                                    1991(1)        1992       1993 (1)       1994         1995
                                   ----------   ----------    ----------   ----------   ---------
Income Statement Data:
   Net revenues:
     TV  .......................    $    --      $    --       $10,307      $17,808    $19,973
     DBS  ......................         --           --            --          174      1,469
     Cable  ....................      2,095        5,279         9,134       10,148     10,606
     Other  ....................          9           40            46           61        100
                                   ----------   ----------    ----------   ----------   ---------
        Total net revenues .....      2,104        5,319        19,487       28,191     32,148
                                   ----------   ----------    ----------   ----------   ---------
   Location operating expenses:
     TV  .......................         --           --         7,564       12,380     13,933
     DBS  ......................         --           --            --          210      1,379
     Cable  ....................      1,094        2,669         4,655        5,545      5,791
     Other  ....................          3           12            16           18         38
   Incentive compensation (3) ..         --           36           192          432        528
   Corporate expenses ..........        206          471         1,265        1,506      1,364
   Depreciation and amortization      1,175        2,541         5,978        6,940      8,751
                                   ----------   ----------    ----------   ----------   ---------
   Income (loss) from operations       (374)        (410)         (183)       1,160        364
   Interest expense ............       (621)      (1,255)       (4,402)      (5,973)    (8,817)
   Interest income .............         --           --            --           --        370
   Other expense, net ..........        (21)         (21)         (220)         (65)       (44)
   Provision (benefit) for taxes         --           --            --          140         30
   Extraordinary gain (loss)
     from extinguishment of
     debt  .....................         --           --            --         (633)    10,211
                                   ----------   ----------    ----------   ----------   ---------
   Net income (loss) ...........     (1,016)      (1,686)       (4,805)      (5,651)     2,054
   Dividends on Series A
     Preferred Stock  ..........         --           --            --           --         --
                                   ----------   ----------    ----------   ----------   ---------
   Net income (loss) applicable
     to common shares  .........    $(1,016)     $(1,686)      $(4,805)     $(5,651)   $ 2,054
                                   ==========   ==========    ==========   ==========   =========
Income (loss) per share:
   Loss before extraordinary
     item  .....................                                                       $ (1.56)
   Extraordinary item ..........                                                          1.95
                                                                                        ---------
   Net income (loss) per share .                                                       $  0.39
                                                                                        =========
   Weighted average shares
     outstanding (000's)  ......                                                         5,236
                                                                                        =========
Other Data:
   Location Cash Flow (5) ......    $ 1,007      $ 2,638       $ 7,252      $10,038    $11,007
   Operating Cash Flow (5) .....        801        2,131         5,795        8,100      9,287
   Capital expenditures ........        213          681           885        1,264      2,640
   Ratio of earnings to combined
     fixed charges and
     preferred stock dividends(6)       --           --            --           --         --

                                                          Nine Months
                                                       Ended September 30,
                                                 --------------------------------------
                                       Pro                                     Pro
                                      Forma                                   Forma
                                    1995 (2)       1995         1996        1996 (2)
                                   -----------   ---------    ----------   ------------
Income Statement Data:
   Net revenues:
     TV  .......................    $ 27,305      $13,563      $18,363       $19,031
     DBS  ......................       4,924          953        2,601         6,870
     Cable  ....................      14,919        7,913        9,073        11,867
     Other  ....................         100           55           83            83
                                   -----------   ---------    ----------   ------------
        Total net revenues .....      47,248       22,484       30,120        37,851
                                   -----------   ---------    ----------   ------------
   Location operating expenses:
     TV  .......................      19,210       10,060       12,753        13,247
     DBS  ......................       5,077          914        2,371         6,040
     Cable  ....................       8,044        4,389        4,915         6,432
     Other  ....................          38           19           17            17
   Incentive compensation (3) ..         511          444          605           538
   Corporate expenses ..........       1,364         1,025       1,074         1,183
   Depreciation and amortization      15,368         6,240       8,479        12,223
                                   -----------   ---------    ----------   ------------
   Income (loss) from operations      (2,364)         (607)        (94)       (1,829)
   Interest expense ............      (9,035)       (5,970)     (8,929)       (7,913)
   Interest income .............         129           184         172           172
   Other expense, net ..........         (58)          (68)        (77)          (74)
   Provision (benefit) for taxes          30            30        (110)         (110)
   Extraordinary gain (loss)
     from extinguishment of
     debt  .....................          --(4)      6,931        (251)           --(4)
                                   -----------   ---------    ----------   ------------
   Net income (loss) ...........     (11,358)          440      (9,069)       (9,534)
   Dividends on Series A
     Preferred Stock  ..........     (12,000)           --          --        (9,000)
                                   -----------   ---------    ----------   ------------
   Net income (loss) applicable
     to common shares  .........    $(23,358)     $    440     $(9,069)    $ (18,534)
                                   ===========   =========    ==========   ============
Income (loss) per share:
   Loss before extraordinary
     item  .....................    $  (2.53)                  $ (1.68)    $   (2.00)
   Extraordinary item ..........          --(4)                  (0.05)           --(4)
                                   -----------                ----------   ------------
   Net income (loss) per share .    $  (2.53)                  $ (1.73)    $   (2.00)
                                   ===========                ==========   ============
   Weighted average shares
     outstanding (000's)  ......       9,245                     5,236         9,245
                                   ===========                ==========   ============
Other Data:
   Location Cash Flow (5) ......    $ 14,879      $  7,102    $ 10,064     $  12,115
   Operating Cash Flow (5) .....      13,159         5,721       8,990        10,932
   Capital expenditures ........       3,022         2,064       2,607         2,520
   Ratio of earnings to combined
     fixed charges and
     preferred stock dividends (6)        --            --          --            --


                                                          Pro Forma
                                                        Twelve Months
                                                       Ended September
                                                             30,
                                                           1996 (2)
                                                      -----------------
   Net revenues ................                           $52,574
   Location Cash Flow (5) ......                            17,097
   Operating Cash Flow (5) .....                            15,674
   Ratio of Operating Cash Flow
     to interest expense (5)  ..                               1.4x
   Ratio of total debt to
     Operating Cash Flow (5)  ..                               5.5x

                                                      As of December 31,
                                  ---------------------------------------------------------
                                  1991          1992        1993        1994         1995
                                  --------   --------    ---------   ----------   ---------
Balance Sheet Data:
   Cash and cash equivalents ...$   901       $   938     $ 1,506     $  1,380      $21,856
   Working capital (deficiency)      78           (52)     (3,844)     (23,074)      17,566
   Total assets ................ 17,306        17,418      76,386       75,394       95,770
   Total debt (including
     current)  ................. 13,675        15,045      72,127       61,629       82,896
   Total liabilities ........... 14,572        16,417      78,954       68,452       95,521
   Redeemable preferred stock ..     --            --          --           --           --
   Minority interest ...........     --            --          --           --           --
   Total equity (deficit) (7) ..  2,734         1,001      (2,427)       6,942          249

                                                                   As of September 30, 1996
                                                                ------------------------------
                                                                  Actual        Pro Forma (2)
Balance Sheet Data:
   Cash and cash equivalents .......................            $  5,668         $ 46,962
   Working capital (deficiency) ....................               1,014           42,908
   Total assets ....................................             122,569          248,339
   Total debt (including current)...................             117,669           86,069
   Total liabilities ...............................             131,283           99,083
   Redeemable preferred stock ......................                  --           95,750
   Minority interest ...............................                  --            3,000
   Total equity (deficit) (7) ......................              (8,714)          50,506

                                                         (See footnotes on the following page)

                                       40

       NOTES TO SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

(1) The Company's operations began in 1991. The 1991 data include the results of the Massachusetts and New Hampshire Cable systems from June 26, 1991 (with the exception of the North Brookfield, Massachusetts Cable system, which was acquired in July 1992), the Connecticut Cable system from August 7, 1991 and the results of Towers from May 21, 1991. The 1993 data include the results of the Mayaguez, Puerto Rico Cable system from March 1, 1993 and WOLF/WWLF/WILF, WDSI and WDBD from May 1, 1993.

(2) Pro forma income statement and other data for the year ended December 31, 1995, nine months ended September 30, 1996 and the twelve months ended September 30, 1996 give effect to the Completed Transactions, the Transactions and this Offering and the use of proceeds thereof (except for the DBS Acquisitions) as if such events had occurred in the beginning of such periods. The pro forma balance sheet data as of September 30, 1996 give effect to the acquisitions after September 30, 1996, the Initial Public Offering and this Offering and the use of proceeds thereof (including the DBS Acquisitions) as if such events had occurred on such date. See "Pro Forma Combined Financial Information." The Company believes that the historical income statement and other data for the DBS Acquisitions in the aggregate would not materially impact the Company's historical and pro forma income statement data and other data.

(3) Incentive compensation represents compensation expenses pursuant to the Restricted Stock Plan and 401(k) Plans. See "Management and Certain Transactions -- Incentive Program."

(4) The pro forma income statement data for the year ended December 31, 1995 and the nine months ended September 30, 1996, do not include the extraordinary gain on the extinguishment of debt of $10.2 million and the $251,000 writeoff of deferred financing costs that were incurred in 1995 in connection with the creation of the Old Credit Facility, respectively.

(5) Location Cash Flow is defined as net revenues less location operating expenses. Location operating expenses consist of programming, barter programming, general and administrative, technical and operations, marketing and selling expenses. Operating Cash Flow is defined as income
    (loss) from operations plus (i) depreciation and amortization and (ii) non-cash incentive compensation. The difference between Location Cash Flow and Operating Cash Flow is that Operating Cash Flow includes cash incentive compensation and corporate expenses. Although Operating Cash Flow and Location Cash Flow are not measures of performance under generally accepted accounting principles, the Company believes that Location Cash Flow and Operating Cash Flow are accepted within the Company's business segments as generally recognized measures of performance and are used by analysts who report publicly on the performance of companies operating in such segments. Nevertheless, these measures should not be considered in isolation or as a substitute for income from operations, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with generally accepted accounting principles.

(6) For purposes of this calculation, earnings are defined as net income
    (loss) before income taxes and extraordinary items and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the component of operating lease expense which management believes represents an appropriate interest factor. Earnings were inadequate to cover combined fixed charges and preferred stock dividends by approximately $1.0 million, $1.7 million, $4.8 million, $4.9 million, $8.1 million, $6.5 million and $8.9 million, for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and for the nine months ended September 30, 1995 and 1996, respectively. On a pro forma basis, earnings were insufficient to cover combined fixed charges and preferred stock dividends by approximately $23.3 million and $18.6 million for the year ended December 31, 1995, and the nine months ended September 30, 1996, respectively.

(7) The Company has not paid any cash dividends and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Payment of cash dividends on the Company's Common Stock will be restricted by the terms of the Series A Preferred Stock and the Exchange Notes. The terms of the Series A Preferred Stock and the Exchange Notes will permit the Company to pay dividends and interest thereon by issuance, in lieu of cash, of additional shares of Series A Preferred Stock and additional Exchange Notes, respectively.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COMPANY HISTORY

   The Company is a diversified media and communications company operating in three business segments: TV, DBS and Cable. The day-to-day operations of WDBD, WDSI and the Mayaguez Cable system were managed by the Company prior to their acquisition by the Company. WOLF was managed by Guyon Turner from its sign-on in 1985 until its acquisition by the Company. Each of the following acquisitions was accounted for using the purchase method of accounting. The following table presents information regarding completed acquisitions and the pending sale.

                                                               Acquisitions
----------------------------------------------------------------------------------------------------------------------------
                                                                Adjusted
               Property                   Date Acquired      Consideration(1)                Form of Consideration
 -------------------------------------   ---------------   ------------------    -----------------------------------------------
                                                           (Dollars in millions)
Completed acquisitions:
New England Cable systems  ...........  June 1991(2)          $16.1(3)           $6.0 cash and $10.1 of assumed liabilities, net
Mayaguez, Puerto Rico Cable system  ..  March 1993(4)         $12.3(5)           $12.3 of assumed liabilities, net
WOLF/WILF/WWLF, WDSI and WDBD  .......  May 1993(6)           $24.2(7)           $24.2 of assumed liabilities, net
New England DIRECTV rights  ..........  June 1993(8)          $ 5.0              $5.0 cash
WPXT  ................................  January 1996(9)       $15.8              $14.2 cash, $0.4 assumed liabilities, $0.2 of Clas
                                                                                 A Common Stock and $1.0 of Class B Common Stock(10
WTLH  ................................  March 1996            $ 8.1              $5.0 cash, $3.1 deferred obligation and the WTLH
                                                                                 Warrants
Portland LMA  ........................  May 1996              $ 1.0              $1.0 of Class A Common Stock(10)
Cable Acquisition  ...................  August 1996           $26.4              $25.0 cash and $1.4 of assumed liabilities, net
Michigan/Texas DBS Acquisition  ......  October 1996          $29.8              $17.9 cash and $11.9 of Class A Common Stock(10)
Ohio DBS Acquisition  ................  November 1996         $12.0              $12.0 cash
Pending acquisitions:
Arkansas DBS Acquisition  ............        (11)            $ 2.4              $2.4 cash
Indiana DBS Acquisition  .............        (11)            $14.0              $8.4 cash and $5.6 of Class A Common Stock or
                                                                                 preferred stock of Pegasus convertible into
                                                                                 Class A Common
Mississippi DBS Acquisition  .........        (11)            $14.0              $14.0 cash
Virginia/West Virginia DBS                    (11)            $10.0              $7.0 cash, $3.0 of preferred stock of a subsidiary
  Acquisition ........................                                           of Pegasus and warrants to purchase 30,000 shares
                                                                                 of Class A Common Stock
Pending sale:
New Hampshire Cable Sale  ............        (12)            $ 7.1              $7.1 cash

------
(1) Adjusted consideration equals total consideration reduced by the amount of current assets obtained in connection with the acquisition and discounts realized by the Company and its affiliates on liabilities assumed in connection with certain of the acquisitions. See footnotes
     (3), (5) and (7).

(2) The Connecticut and North Brookfield, Massachusetts Cable systems were acquired by the Company in August 1991 and July 1992, respectively.

(3) An affiliate of the Company acquired for $6.0 million certain credit facilities having a face amount of $8.5 million which were assumed by the Company in connection with these acquisitions and later satisfied in full by the Company. Proceeds realized by the affiliate were subsequently used to fund the purchase of New England DIRECTV rights which the affiliate contributed to the Company.

(4) This Cable system's day-to-day operations have been managed by the Company's executives since May 1, 1991.

(5) In July 1995, the Company realized a $12.6 million pre-tax gain upon the extinguishment of certain credit facilities that were assumed by the Company in connection with this acquisition.

(6) These television stations' day-to-day operations have been managed by the Company's executives since October 1991.

(7) An affiliate of the Company acquired for $18.5 million certain credit facilities which were assumed by the Company in connection with these acquisitions. Immediately subsequent to this transaction, the Company's indebtedness under these credit facilities of approximately $23.5 million was discharged for approximately $18.5 million of cash and $5.0 million of stock issued to the affiliate.

(8) The Company's rights purchases were initiated in June 1993 and completed in February 1995. The Company commenced DBS operations in October 1994.

(9) The Company acquired WPXT's FCC license and Fox Affiliation Agreement in October 1996.

(10) The number of shares of Common Stock issued in connection with these acquisitions was based on the $14.00 price per share in the Initial Public Offering.

(11) The Company anticipates that each of the DBS Acquisitions will occur after the consummation of this Offering; however, there can be no assurance that all or any of the DBS Acquisitions will be completed on the terms described herein or at all. See "Risk Factors -- Risks Attendant to Acquisition Strategy."

(12) The Company anticipates that the New Hampshire Cable Sale will occur in the first quarter of 1997; however, there can be no assurance that the New Hampshire Cable Sale will be completed on the terms described herein or at all.

CORPORATE STRUCTURE REORGANIZATION

   The Company's Combined Financial Statements include the accounts of PM&C, PM&C's subsidiaries, Towers and Pegasus Communications Management Company. Concurrently with the consummation of the Initial Public Offering, the Parent contributed all of the PM&C Class A Shares to Pegasus for 3,380,435 shares of Class B Common Stock. The Company is offering through the Registered Exchange Offer to exchange all of the PM&C Class B Shares for 191,792 shares of Class A Common Stock in the aggregate. Upon consummation of the Initial Public Offering, the Company acquired the assets of Towers for $1.4 million in cash. The Company also acquired the Management Agreement together with certain net assets, including approximately $1.4 million of accrued management fees, for $19.6 million of Class B Common Stock (valued at the price to the public in the Initial Public Offering) and approximately $1.4 million in cash.

   Although the Company anticipates that all of the holders of the PM&C Class B Shares will accept the Registered Exchange Offer, the possibility remains that some of the PM&C Class B Shares will not be exchanged and that PM&C will not be a wholly owned subsidiary of Pegasus. In such event, the Company's Combined Financial Statements would include appropriate disclosure of such minority interests. See "Risk Factors -- Potential Effect on Company of Minority Ownership of PM&C Capital Stock."

RESULTS OF OPERATIONS

   TV revenues are derived from the sale of broadcast air time to local and national advertisers. DBS revenues are derived from monthly customer subscriptions, pay-per-view services, DSS equipment rentals, leases and installation charges. Cable revenues are derived from monthly subscriptions, pay-per-view services, subscriber equipment rentals, home shopping commissions, advertising time sales and installation charges.

   The Company's location operating expenses consist of (i) programming expenses, (ii) marketing and selling costs, including advertising and promotion expenses, local sales commissions, and ratings and research expenditures, (iii) technical and operations costs, and (iv) general and administrative expenses. TV programming expenses include the amortization of long-term program rights purchases, music license costs and "barter" programming expenses which represent the value of broadcast air time provided to television program suppliers in lieu of cash. DBS programming expenses consist of amounts paid to program suppliers, DSS authorization charges and satellite control fees, each of which is paid on a per subscriber basis, and DIRECTV royalties which are equal to 5% of program service revenues. Cable programming expenses consist of amounts paid to program suppliers on a per subscriber basis.

                      SUMMARY COMBINED OPERATING RESULTS
                            (DOLLARS IN THOUSANDS)

                                                                                      Nine Months
                                                 Year Ended December 31,          Ended September 30,
                                           ----------------------------------   ----------------------
                                              1993        1994         1995        1995        1996
                                            ---------   ---------    ---------   ---------   ---------
Net revenues:
     TV  ................................    $10,307     $17,808     $19,973     $13,563      $18,363
     DBS  ...............................         --         174       1,469         953        2,601
     Cable:
        Puerto Rico Cable ...............      3,187       3,842       4,007       3,010        3,532
        New England Cable ...............      5,947       6,306       6,599       4,903        5,541
                                            --------    --------     -------     -------      -------
         Total Cable net revenues .......      9,134      10,148      10,606       7,913        9,073
                                            --------    --------     -------     -------      -------
     Other  .............................         46          61         100          55           83
                                            --------    --------     -------     -------      -------
          Total  ........................     19,487      28,191      32,148      22,484       30,120
                                            ========    ========     =======     =======      =======
Location operating expenses:
     TV  ................................      7,564      12,380      13,933      10,060       12,753
     DBS  ...............................         --         210       1,379         914        2,371
     Cable:
        Puerto Rico Cable ...............      1,654       2,319       2,450       1,856        2,069
        New England Cable ...............      3,001       3,226       3,341       2,533        2,846
                                            --------    --------     -------     -------      -------
       Total Cable location operating
        expenses ........................      4,655       5,545       5,791       4,389        4,915
                                            --------    --------     -------     -------      -------
     Other  .............................         16          18          38          19           17
                                            --------    --------     -------     -------      -------
          Total  ........................     12,235      18,153      21,141      15,382       20,056
                                            ========    ========     =======     =======      =======
Location Cash Flow(1):
     TV  ................................      2,744       5,428       6,040       3,503        5,610
     DBS  ...............................         --         (36)         90          39          230
     Cable:
        Puerto Rico Cable ...............      1,533       1,523       1,557       1,134        1,463
        New England Cable ...............      2,945       3,080       3,258       2,390        2,695
                                            --------    --------     -------     -------      -------
       Total Cable Location Cash Flow  ..      4,478       4,603       4,815       3,524        4,158
                                            --------    --------     -------     -------      -------
     Other  .............................         30          43          62          36           66
                                            --------    --------     -------     -------      -------
          Total  ........................    $ 7,252     $10,038     $11,007     $ 7,102      $10,064
                                            ========    ========     =======     =======      =======
Other data:
     Growth in net revenues  ............        266%         45%         14%         14%          34%
     Growth in Location Cash Flow  ......        175%         38%         10%         10%          42%

------
(1) Location Cash Flow is defined as net revenues less location operating expenses. Location operating expenses consist of programming, barter programming, general and administrative, technical and operations, marketing and selling expenses. Although Location Cash Flow is not a measure of performance under generally accepted accounting principles, the Company believes that Location Cash Flow is accepted within the Company's business segments as a generally recognized measure of performance and is used by analysts who report publicly on the performance of companies operating in such segments. Nevertheless, this measure should not be considered in isolation or as a substitute for income from operations, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with generally accepted accounting principles.

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

   The Company's net revenues increased by approximately $7.6 million or 34% for the nine months ended September 30, 1996 as compared to the same period in 1995 as a result of (i) a $4.8 million or 35% increase in TV revenues of which $942,000 or 20% was due to ratings growth which the Company was able to convert into higher revenues and $3.9 million or 80% was the result of acquisitions made in the first quarter of 1996, (ii) a $1.6 million or 173% increase in revenues from the increased number of DBS subscribers, (iii) a $521,000 or 17% increase in Puerto Rico Cable revenues due primarily to acquisitions effective September 1, 1996, (iv) a $638,000 or 13% increase in New England Cable revenues due primarily to rate increases and new combined service packages, and (v) a $28,000 increase in Tower rental income.

   The Company's total location operating expenses increased by approximately $4.7 million or 30% for the nine months ended September 30, 1996 as compared to the same period in 1995 as a result of (i) a $2.7 million or 27% increase in TV operating expenses as the net result of a $47,000 or 1% decrease in same station direct operating expenses and a $2.6 million increase attributable to stations acquired in the first quarter of 1996, (ii) a $1.5 million or 159% increase in operating expenses generated by the Company's DBS operations due to an increase in programming costs of $857,000, royalty costs of $87,000, marketing expenses of $246,000, customer support charges of $119,000 and other DIRECTV costs such as security, authorization fees and telemetry and tracking charges totaling $169,000, all associated with the increased number of DBS subscribers, (iii) a $212,000 or 11% increase in Puerto Rico Cable operating expenses as the net result of a $36,000 or 2% decrease in same system direct operating expenses and a $248,000 increase attributable to the system acquired effective September 1, 1996, (iv) a $313,000 or 12% increase in New England Cable operating expenses due primarily to increases in programming costs associated with the new combined service packages, and (v) a $2,000 decrease in Tower administrative expenses.

   As a result of these factors, Location Cash Flow increased by $3.0 million or 42% for the nine months ended September 30, 1996 as compared to the same period in 1995 as a result of (i) a $2.1 million or 60% increase in TV Location Cash Flow of which $942,000 or 45% was due to an increase in same station Location Cash Flow and $1.2 million or 55% was due to an increase attributable to stations acquired in the first quarter of 1996, (ii) a $191,000 increase in DBS Location Cash Flow, (iii) a $309,000 or 27% increase in Puerto Rico Cable Location Cash Flow of which $73,000 or 24% was due to an increase in same system Location Cash Flow and $236,000 or 76% was due to the San German Cable System acquired effective September 1, 1996, (iv) a $325,000 or 14% increase in New England Cable Location Cash Flow, and (v) a $30,000 increase in Tower Location Cash Flow. The Company expects to continue to report increases in Location Cash Flow in the fourth quarter of 1996 but does not expect that such increases will continue at the same rate as was experienced in the first three quarters of 1996.

   As a result of these factors, incentive compensation which is calculated from increases in Location Cash Flow increased by approximately $161,000 for the nine months ended September 30, 1996 as compared to the same period in 1995 due mainly to the increases in revenues.

   Corporate expenses increased by $49,000 or 5% for the nine months ended September 30, 1996 as compared to the same period in 1995 primarily due to the initiation of public reporting requirements for PM&C.

   Depreciation and amortization expense increased by approximately $2.2 million for the nine months ended September 30, 1996 as compared to the same period in 1995 as the Company increased its fixed and intangible assets as a result of three completed acquisitions during 1996.

   As a result of these factors, income from operations increased by approximately $513,000 for the nine months ended September 30, 1996 as compared to the same period in 1995.

   Interest expense increased by approximately $3.0 million or 50% for the nine months ended September 30, 1996 as compared to the same period in 1995 as a result of a combination of the Company's issuance of Notes on July 7, 1995 and an increase in debt associated with the Company's 1996 acquisitions. A portion of the proceeds from the issuance of the Notes was used to retire floating debt on which the effective interest rate was lower than the 12.5% interest rate under the Notes.

   The Company's net loss increased by $9.5 million for the nine months ended September 30, 1996 as compared to the same period in 1995 and was the net result of an increase in income from operations of approximately $513,000, an increase in interest expenses of $3.0 million, a decrease in extraordinary items of $7.2 million from extinguishment of debt, a decrease in the provision for income taxes of $140,000 and a decrease in other expenses of approximately $21,000.

 YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

   The Company's net revenues increased by approximately $4.0 million or 14% in 1995 as compared to 1994 as a result of (i) a $2.2 million or 12% increase in TV revenues due to ratings growth and improved economic conditions, within the Company's markets, which the Company was able to convert into higher revenues, (ii) a $1.3 million increase in revenues from DBS operations which commenced in the fourth quarter of 1994, (iii) a $165,000 or 4% increase in Puerto Rico Cable revenues due primarily to a rate increase implemented in March 1995, (iv) a $293,000 or 5% increase in New England Cable revenues due to an increase in the number of subscribers and rate increases in the third quarter of 1995, and (v) a $39,000 increase in Tower rental income.

   The Company's location operating expenses increased by approximately $3.0 million or 16% in 1995 as compared to 1994 as a result of (i) a $1.6 million or 13% increase in TV operating expenses primarily due to increases in programming, sales and promotion expenses, (ii) a $1.2 million increase in DBS operating expenses primarily due to increases in programming costs which are payable based on revenues and the number of subscribers, (iii) a $131,000 or 6% increase in Puerto Rico Cable operating expenses due primarily to an increase in programming costs for existing channels, as well as increases in the number of Spanish language channels offered by the system, (iv) a $115,000 or 4% increase in New England Cable operating expenses due primarily to increases in programming costs, and (v) a $20,000 increase in Tower administrative expenses.

   As a result of these factors, Location Cash Flow increased by approximately $969,000 or 10% in 1995 as compared to 1994 as a result of (i) a $612,000 or 11% increase in TV Location Cash Flow, (ii) a $126,000 or 350% increase in DBS Location Cash Flow, (iii) a $34,000 or 2% increase in Puerto Rico Cable Location Cash Flow, (iv) a $178,000 or 6% increase in New England Cable Location Cash Flow, and (v) a $19,000 increase in Tower Location Cash Flow.

   As a result of the increase in Location Cash Flow, incentive compensation increased by approximately $96,000 or 22% in 1995 as compared to 1994.

   Corporate expenses decreased by approximately $142,000 or 9% in 1995 as compared to 1994 primarily as a result of the transfer of certain functions from corporate office staff to operating company staff.

   Depreciation and amortization expense increased by approximately $1.8 million or 26% in 1995 as compared to 1994 primarily as a result of the amortization of the Company's DBS rights and deferred financing costs.

   As a result of these factors, income from operations decreased by approximately $796,000 in 1995 as compared to 1994.

   Interest expense increased by approximately $2.8 million or 48% in 1995 as compared to 1994 as a result of the Company's issuance of the Notes on July 7, 1995. A portion of the proceeds from issuance of the Notes was used to retire floating rate debt on which the effective interest rate was lower than the 12.5% interest rate under the Notes.

   The Company's net income increased by approximately $7.7 million in 1995 as compared to 1994 as a net result of a decrease in income from operations of approximately $796,000, an increase in interest expense of $2.8 million, an increase in interest income of $370,000, a decrease in income taxes of $110,000, a decrease in other expenses of approximately $21,000 and an increase in extraordinary items of $10.8 million for the reasons described in "-- Liquidity and Capital Resources."

 YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

   The Company's results for 1994 and 1993 are not directly comparable. The 1994 results include a full year of operations for all the Company's business segments. The 1993 results include TV operations from May 1, 1993, Puerto Rico Cable results from March 1, 1993 and full year results for New England Cable.

   The Company's net revenues increased by approximately $8.7 million or 45% in 1994 as compared to 1993 as a result of (i) a $7.5 million increase or 73% increase in TV revenues, of which $4.0 million or 53% was due to aquisitions made in May 1993 and $3.5 million or 47% was due to ratings growth that the Company was able to convert into higher revenues, (ii) a $174,000 of DBS revenues generated in 1994, the Company's first year of DBS operations, (iii) a $655,000 or 21% increase in Puerto Rico Cable revenues, (iv) a $360,000 or 6% increase in New England Cable revenues, and (v) a $15,000 increase in Tower rental income.

   The Company's location operating expenses increased by approximately $5.9 million or 48% in 1994 as compared to 1993 as a result of (i) a $4.8 million or 64% increase in TV operating expenses, of which $3.4 million or 71% was due to operating the three TV stations for a full year and the remaining $1.4 million or 29% was due to the replacement of free programming such as infomercials with syndicated programming and sales expense increases of 73% which are a direct function of the increase in revenues, (ii) $210,000 of DBS operating expenses incurred in 1994, the Company's first year of DBS operations, (iii) a $665,000 or 40% increase in Puerto Rico Cable operating expenses primarily from operating the system for a full year, but also due to programming cost increases which were not passed on to subscribers due to rate freezes imposed by the 1992 Cable Act (as defined), (iv) a $225,000 or 8% increase in New England Cable operating expenses, as a result of subscriber growth and programming cost increases which were not passed on to subscribers due to rate freezes imposed by the 1992 Cable Act, and (v) a $2,000 increase in tower administrative expenses.

   As a result of these factors, Location Cash Flow increased by $2.8 million or 38% in 1994 as compared to 1993 as a result of (i) a $2.7 million or 98% increase in TV Location Cash Flow, (ii) a negative DBS Location Cash Flow of $36,000 in the Company's first year of DBS operations, (iii) a $10,000 or 1% decrease in Puerto Rico Cable Location Cash Flow, (iv) a $135,000 or 5% increase in New England Cable Location Cash Flow, and (v) a $13,000 increase in Tower Location Cash Flow.

   As a result of the increase in Location Cash Flow, incentive compensation increased by approximately $240,000 or 125% for year ended December 31, 1994 as compared to the same period in 1993.

   Corporate expenses increased by approximately $241,000 or 19% in 1994 as compared to 1993 due primarily to corporate staff additions related to the Company's 1993 acquisitions.

   Depreciation and amortization increased by $962,000 or 16% in 1994 as compared to 1993 due primarily to the acquisitions described above.

   As a result of these factors, income from operations increased by approximately $1.3 million in 1994 as compared to 1993.

   Interest expense increased by approximately $1.6 million or 36% in 1994 as compared to 1993 primarily as a result of increases in interest charges on the Company's floating rate debt and the inclusion of a full year of interest expense in 1994 on the indebtedness assumed by the Company in connection with the acquisitions of the three television stations and the Mayaguez Cable system.

   Other expenses decreased by approximately $155,000 in 1994 as compared to 1993 as a result of a tax settlement made during 1993 with the Puerto Rico Treasury Department in connection with withholding taxes on program payments made by the Puerto Rico Cable system from 1987 through 1993 which was recorded in other expenses in 1993.

   Income taxes increased by approximately $140,000 in 1994 as compared to 1993 due principally to deferred income taxes recorded in connection with the conversion of certain of the Company's subsidiaries from partnership to corporate form during 1994.

   As a result of certain refinancing transactions that occurred during 1994, the Company recorded an extraordinary loss of approximately $633,000 representing the write-off of the balance of deferred finance costs related to the refinanced indebtedness.

   As a result of these factors, the Company's net loss increased by approximately $845,000 in 1994 as compared to 1993.

LIQUIDITY AND CAPITAL RESOURCES

   The Company's primary sources of liquidity have been the net cash provided by its TV and Cable operations and credit available under its credit facilities. Additionally, the Company had $4.9 million in a restricted cash account that was used to pay interest on the Company's Notes in July 1996. The Company's principal uses of its cash have been to fund acquisitions, to meet its debt service obligations, to fund investments in its TV and Cable technical facilities and to fund investments in Cable and DBS customer premises equipment that is rented or leased to subscribers.

   During the nine months ended September 30, 1996, net cash provided by operations was approximately $156,000 which, together with $12.0 million of cash on hand, $9.9 million of restricted cash and $30.2 million of net cash provided by the Company's financing activities was used to fund investing activities of $46.5 million. Investment activities consisted of (i) the Portland Acquisition and the Tallahassee Acquisition for approximately $17.1 million, (ii) the Cable Acquisition for $26.0 million, (iii) the purchase of the Pegasus Cable Television of Connecticut, Inc. ("PCT-CT") office facility and headend facility for $201,000, (iv) the fiber upgrade the PCT-CT Cable system amounting to $323,000, (v) the purchase of DSS units used as rental and lease units amounting to $832,000 and (vi) maintenance and other capital expenditures and intangibles totaling approximately $2.4 million. As of September 30, 1996, the Company's cash on hand approximated $5.7 million.

   During 1995, net cash provided by operations was approximately $4.8 million, which together with $1.4 million of cash on hand and $11.1 million of net cash provided by the Company's financing activities, was used to fund a $12.5 million distribution to the Parent and to fund investment activities totalling $5.2 million. Investment activities consisted of (i) the final payment of the deferred purchase price for the Company's New England DBS rights of approximately $1.9 million, (ii) the purchase of a new WDSI studio and office facility for $520,000, (iii) the purchase of a LIBOR cap for $300,000, (iv) the purchase of DSS units used as rental and lease units for $157,000, and (v) maintenance and other capital expenditures totalling approximately $2.3 million.

   During 1994, net cash provided by operations amounted to $2.8 million, which together with cash on hand and borrowings of $35.0 million was used to fund capital expenditures of $1.3 million, to pay a portion of the deferred purchase price of the DBS rights for $943,000, to repay debt totalling $34.0 million and to fund debt issuance costs of $1.6 million.

   During 1993, net cash provided by operations amounted to $1.7 million, which together with cash received in acquisitions of $804,000 and borrowings of $15.1 million, was used to fund maintenance and other capital expenditures of $885,000, to repay debt totalling $15.2 million and to fund debt issuance costs of $843,000.

   On October 8, 1996, the Company completed the Initial Public Offering in which it sold 3,000,000 shares of its Class A Common Stock to the public at a price of $14.00 per share resulting in net proceeds to the Company of approximately $38.1 million. The Company applied the net proceeds from the Initial Public Offering as follows: (i) $17.9 million for the payment of the cash portion of the purchase price of the Michigan/Texas DBS Acquisition,
(ii) $12.0 million to the Ohio DBS Acquisition, (iii) $3.0 million to repay indebtedness under the New Credit Facility, (iv) $1.9 million to make a payment on account of the Portland Acquisition, (v) $1.4 million for the payment of the cash portion of the purchase price of the Management Agreement Acquisition, and (vi) $1.4 million for the Towers Purchase. The Management Agreement Acquisition and the Towers Purchase were accounted for using the pooling of interest method.

   The net proceeds to the Company from the sale of the Units in this Offering, after deducting underwriting discounts and commissions and estimated fees and expenses of this Offering, are estimated to be approximately $95.8 million. The Company intends to apply (i) $28.6 million of the net proceeds of this Offering to the repayment of all outstanding Indebtedness under the New Credit Facility, (ii) $14.0 million for the Mississippi DBS Acquisition, (iii) $8.4 million for the cash portion of the Indiana DBS Acquisition, (iv) $7.0 million for the cash portion of the purchase price of the Virginia/West Virginia DBS Acquisition and (v) $2.4 million for the Arkansas DBS Acquisition. The remaining net proceeds together with available borrowings under the New Credit Facility and proceeds from the New Hampshire Cable Sale will be used for working capital, general corporate purposes and to finance future acquisitions. The Company engages in discussions with respect to acquisition opportunities in media and communications businesses on a regular basis. Although the Company is in various stages of discussions in connection with potential acqisitions, the Company has not entered into any letters of intent, except in connection with the DBS Acquisitions, or any definitive agreements with respect to any such acquisitions at this time. The Company anticipates entering into definitive agreements with respect to each of the DBS Acquisitions prior to the consummation of this Offering. See "Risk Factors -- Risks Attendant to Acquisition Strategy" and "-- Discretion of Management Concerning Use of Proceeds." The Company intends to temporarily invest the net remaining proceeds in short-term, investment grade securities. If any of the DBS Acquisitions are not consummated, the Company intends to use the net proceeds designated for any such acquisition for working capital, general corporate purposes and to finance future acquisitions.

   The Company is highly leveraged. As of September 30, 1996, on a pro forma basis after giving effect to this Offering and the use of the proceeds therefrom, the Completed Transactions, the Transactions and the DBS Acquisitions, the Company would have had Indebtedness of $86.1 million, total stockholders' equity of $50.5 million and Preferred Stock of $95.8 million and, assuming certain conditions are met, $50.0 million available under the New Credit Facility. For the year ended December 31, 1995 and the nine months ended September 30, 1996, on a pro forma basis after giving effect to this Offering and the use of the proceeds therefrom, the Completed Transacations, the Transactions and the DBS Acquisitions, the Company's earnings would have been inadequate to cover its combined fixed charges and Series A Preferred Stock dividends by approximately $23.3 million and $18.6 million, respectively. The ability of the Company to repay its existing indebtedness and to pay dividends on the Series A Preferred Stock and to redeem the Series A Preferred Stock at maturity will depend upon future operating performance, which is subject to the success of the Company's business strategy, prevailing economic conditions, regulatory matters, levels of interest rates and financial, business and other factors, many of which are beyond the Company's control. See "Risk Factors -- Substantial Indebtedness and Leverage" "--Inability to Access Cash Flow of Subsidiaries."

   The Company completed the $85.0 million Notes offering on July 7, 1995. The Notes were issued pursuant to an Indenture between PM&C and First Union National Bank, as trustee. The Indenture restricts PM&C's ability to engage in certain types of transactions including debt incurrence, payment of dividends, investments in unrestricted subsidiaries and affiliate transactions. See "Description of Indebtedness."

   During July 1995, the Company entered into the Old Credit Facility in the amount of $10.0 million from which $6.0 million was drawn in connection with the Portland and Tallahassee Acquisitions in the first quarter of 1996 and $2.8 million was drawn to fund deposits in connection with the Cable Acquisition. The Old Credit Facility was retired in August 1996 from borrowings under the New Credit Facility.

   The New Credit Facility is a seven-year, senior collateralized revolving credit facility for $50.0 million. The amount of the New Credit Facility will reduce quarterly beginning March 31, 1998. As of September 30, 1996, $31.6 million had been drawn under the New Credit Facility in connection with the retirement of the Old Credit Facility and the consummation of the Cable Acquisition. The New Credit Facility is intended to be used for general corporate purposes and to fund possible future acquisitions. Borrowings under the New Credit Facility are subject to among other things, PM&C's ratio of total funded debt to adjusted operating cash flow. Currently, no additional funds may be drawn under the New Credit Facility. The Company repaid $3.0 million of indebtedness under the New Credit Facility with proceeds from the Initial Public Offering. Upon repayment of $28.6 million of the New Credit Facility from the proceeds of this Offering, the Company will be able to draw down $50.0 million from the New Credit Facility, subject to certain exceptions. See "Description of Indebtedness -- New Credit Facility."

   The Company believes that following this Offering that it will have adequate resources to meet its working capital, maintenance capital expenditure and debt service obligations. The Company believes that the net proceeds of this Offering together with available borrowings under the New Credit Facility and future indebtedness which may be incurred by the Company and its subsidiaries will give the Company the ability to fund acquisitions and other capital requirements in the future. However, there can be no assurance that the future cash flows of the Company will be sufficient to meet all of the Company's obligations and commitments. See "Risk Factors -- Substantial Indebtedness and Leverage."

   The Company closely monitors conditions in the capital markets to identify opportunities for the effective and prudent use of financial leverage. In financing its future expansion and acquisition requirements, the

Company would expect to avail itself of such opportunities and thereby increase its indebtedness which could result in increased debt service requirements. There can be no assurance that such debt financing can be completed on terms satisfactory to the Company or at all. The Company may also issue additional equity to fund its future expansion and acquisition requirements.

CAPITAL EXPENDITURES

   The Company expects to incur capital expenditures in the aggregate for 1996 and 1997 of $15.9 million in comparison to $2.6 million in 1995. With the exception of recurring renewal and refurbishment expenditures of approximately $2.0 million per year, these capital expenditures are discretionary and nonrecurring in nature. The Company believes that substantial opportunities exist for it to increase Location Cash Flow through implementation of several significant capital improvement projects. In addition to recurring renewal and refurbishment expenditures, the Company's capital expenditure plans for 1997, after giving effect to the DBS Acquisitions, currently include (i) TV expenditures of approximately $6.1 million for broadcast television transmitter, tower and facility constructions and upgrades, (ii) DBS expenditures of approximately $5.3 million for DSS equipment purchases for lease and rental to the Company's DIRECTV subscribers and certain subscriber acquisition costs, and (iii) Cable expenditures of approximately $1.3 million for the interconnection of the Puerto Rico Cable systems and fiber upgrades in Puerto Rico and New England. Beyond 1997, the Company expects its ongoing capital expenditures to consist primarily of renewal and refurbishment expenditures totalling approximately $2.0 million annually. There can be no assurance that the Company's capital expenditure plans will not change in the future.

OTHER

   As a holding company, Pegasus' ability to pay dividends is dependent upon the receipt of dividends from its direct and indirect subsidiaries. Under the terms of the Indenture, PM&C is prohibited from paying dividends prior to July 1, 1998. The payment of dividends subsequent to July 1, 1998 will be subject to the satisfaction of certain financial conditions set forth in the Indenture, and will also be subject to lender consent under the terms of the New Credit Facility. See "Risk Factors -- Limitations on Access to Cash Flow Subsidiaries; Holding Company Structure."

   PM&C's ability to incur additional indebtedness is limited under the terms of the Indenture and the New Credit Facility. These limitations take the form of certain leverage ratios and are dependent upon certain measures of operating profitability. Under the terms of the New Credit Facility, capital expenditures and business acquisitions that do not meet certain criteria will require lender consent.

   The Company's revenues vary throughout the year. As is typical in the broadcast television industry, the Company's first quarter generally produces the lowest revenues for the year, and the fourth quarter generally produces the highest revenues for the year. The Company's operating results in any period may be affected by the incurrence of advertising and promotion expenses that do not necessarily produce commensurate revenues in the short-term until the impact of such advertising and promotion is realized in future periods.

   The Company believes that inflation has not been a material factor affecting the Company's business. In general, the Company's revenues and expenses are impacted to the same extent by inflation. Substantially all of the Company's indebtedness bear interest at a fixed rate.

   The Company has reviewed the provisions of Statements of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and believes that future implementation of the above standards will not have a material impact on the Company.

   In October 1995, FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which became effective for transactions entered into in fiscal years beginning after December 15, 1995. SFAS No. 123 encourages a fair value based method of accounting for employee stock options or similar equity instruments, but allows continued use of the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Companies electing to continue to use APB No. 25 must make pro forma disclosures of net income as if the fair value based method of accounting had been applied. The new accounting standard has not had an impact on the Company's net income or financial position, as the Company has chosen to continue to utilize the accounting guidance set forth in APB No. 25.

                                   BUSINESS

GENERAL

   The Company is a diversified media and communications company operating in three business segments: TV, DBS and Cable. The Company has grown through the acquisition and operation of media and communications properties characterized by clearly identifiable "franchises" and significant operating leverage, which enables increases in revenues to be converted into disproportionately greater increases in Location Cash Flow.

   Pegasus was incorporated under the laws of the State of Delaware in May 1996. In October 1994, the assets of various affiliates of Pegasus, principally limited partnerships that owned and operated the Company's TV and New England Cable operations, were transferred to subsidiaries of PM&C. In July 1995, the subsidiaries operating the Company's Mayaguez Cable systems and the Company's New England DBS business became wholly owned subsidiaries of PM&C. Upon consummation of the Initial Public Offering, PM&C became a subsidiary of Pegasus. Management's principal executive offices are located at Suite 454, 5 Radnor Corporate Center, 100 Matsonford Road, Radnor, Pennsylvania 19087. Its telephone number is (610) 341-1801.

OPERATING AND ACQUISITION STRATEGY

   The Company's operating strategy is to generate consistent revenue growth and to convert this revenue growth into disproportionately greater increases in Location Cash Flow. The Company seeks to achieve revenue growth (i) in TV by attracting a dominant share of the viewing of underserved demographic groups it believes to be attractive to advertisers and by developing aggressive sales forces capable of "overselling" its stations' share of those audiences, (ii) in DBS by identifying market segments in which DIRECTV programming will have strong appeal, developing marketing and promotion campaigns to increase consumer awareness of and demand for DIRECTV programming within those market segments and building distribution networks consisting of consumer electronics and satellite equipment dealers, programming sales agents and the Company's own direct sales force, and (iii) in Cable by increasing the number of its subscribers and revenue per subscriber through improvements in signal reception, the quality and quantity of its programming, line extensions and rate increases. The Company seeks to convert increases in revenues into disproportionately greater increases in Location Cash Flow through the use of incentive plans, which reward employees in proportion to annual increases in Location Cash Flow, coupled with rigorous budgeting and strict cost controls.

   The Company's acquisition strategy is to identify media and communications businesses in which significant increases in Location Cash Flow may be realized and where the ratio of required investment to potential Location Cash Flow is low. The Company seeks to acquire (i) new DIRECTV services territories in order to maintain its position as the largest independent provider of DIRECTV services and to capitalize on operating efficiencies and economies of scale and (ii) new television and cable properties at attractive prices for which the Company can improve its operating results. After giving effect to the Completed Transactions and the Transactions, the Company would have had pro forma net revenues and Operating Cash Flow of $52.6 million and $15.7 million, respectively, for the twelve months ended September 30, 1996. The Company's net revenues and Operating Cash Flow have increased at a compound annual growth rate of 98% and 85%, respectively, from 1991 to 1995.

TV

BUSINESS STRATEGY

   The Company's operating strategy in TV is focused on (i) developing strong local sales forces and sales management to maximize the value of its stations' inventory of advertising spots, (ii) improving the stations' programming, promotion and technical facilities in order to maximize their ratings in a cost-effective manner and (iii) maintaining strict control over operating costs while motivating employees through the use of incentive plans, which rewards Company employees in proportion to annual increases in Location Cash Flow.

   The Company seeks to maximize demand for each station's advertising inventory and thereby increase its revenue per spot. Each station's local sales force is incentivized to attract first-time television advertisers as well as provide a high level of service to existing advertisers. Sales management seeks to "oversell" the Company's share of the local audience. A television station oversells its audience share if its share of its market's television revenues exceeds its share of the viewing devoted to all stations in the market. Historically, the Company's stations have achieved oversell ratios ranging from 120% to 200%. The Company recruits and develops sales managers and salespeople who are aggressive, opportunistic and highly motivated.

   In addition, the Company seeks to make cost-effective improvements in its programming, promotion and transmitting and studio equipment in order to enable its stations to increase audience ratings in its targeted demographic segments. In purchasing programming, the Company seeks to avoid competitive program purchases and to take advantage of group purchasing efficiencies resulting from the Company's ownership of multiple stations. The Company also seeks to counter-program its local competitors in order to target specific audience segments which it believes are underserved.

   The Company utilizes its own market research together with national audience research from its national advertising sales representative and program sources to select programming that is consistent with the demographic appeal of the Fox network, the tastes and lifestyles characteristic of the Company's markets and the counter-programming opportunities it has identified. Examples of programs purchased by the Company's stations include "Home Improvement," "Seinfeld," "The Simpsons," "Mad About You," and "Frazier" (off-network); "Star Trek: The Next Generation" and "Baywatch" (syndication); and "Jenny Jones," "Rosie O'Donnell," and various game shows (first run). In addition, the Company's stations purchase children's programs to complement the Fox Children's Network's Monday through Saturday programs. Each of the Company's stations is its market leader in children's viewing audiences, with popular syndicated programming such as Disney's "Aladdin" and "Gargoyles" complementing Fox programs such as the "Mighty Morphin Power Rangers" and "R.L. Stine's Goosebumps."

   The Company's acquisition strategy in TV seeks to identify stations in markets of between 200,000 and 600,000 television households (DMAs 40 to 120) which have no more than four competitive commercial television stations licensed to them and which have a stable and diversified economic base. The Company has focused upon these markets because it believes that they have exhibited consistent and stable increases in local advertising and that television stations in them have fewer and less aggressive direct competitors. In these markets, the Company seeks television stations whose revenues and market revenue share can be substantially improved with limited increases in their fixed costs.

   The Company is actively seeking to acquire additional stations in new markets and to enter into LMAs with owners of stations or construction permits in markets where it currently owns and operates Fox affiliates. The Company has historically purchased Fox affiliates because (i) Fox affiliates generally have had lower ratings and revenue shares than stations affiliated with ABC, CBS and NBC and, therefore, greater opportunities for improved performance, and (ii) Fox affiliated stations retain a greater share of their inventory of advertising spots than do stations affiliated with ABC, CBS or NBC, thereby enabling these stations to retain a greater share of any increase in the value of their inventory. The Company is pursuing expansion in its existing markets through LMAs because second stations can be operated with limited additional fixed costs (resulting in high incremental operating margins) and can allow the Company to create more attractive packages for advertisers and program providers.

THE STATIONS

   The following table sets forth general information for each of the Company's stations.

                                                                                   Number
                     Acquisition        Station           Market                    of TV
Station                  Date         Affiliation          Area         DMA     Households(1)
 ----------------   --------------   -------------    ---------------   -----   -------------
Existing Stations:
WWLF-56/WILF-53/
  WOLF-38(6) ....    May 1993               Fox        Northeastern PA     49        553,000
WPXT-51  ........    January 1996           Fox        Portland, ME        79        344,000
WDSI-61  ........    May 1993               Fox        Chattanooga, TN     82        320,000
WDBD-40  ........    May 1993               Fox        Jackson, MS         91        287,000
WTLH-49  ........    March 1996             Fox        Tallahassee, FL    116        210,000
Additional Stations:
WOLF-38(6)  .....    May 1993               UPN        Northeastern PA     49        553,000
WWLA-35(7)  .....    May 1996               UPN        Portland, ME        79        344,000


                                       52


                                               Ratings Rank
                                      -------------------------------  Oversell
Station             Competitors(2)      Prime(3)         Access(4)     Ratio(5)
 ----------------   --------------    -------------   ---------------  --------
Existing Stations:
WWLF-56/WILF-53/
  WOLF-38(6) ....         3               3(tie)              1          166%
WPXT-51  ........         3               2                   4          122%
WDSI-61  ........         4               4                   3          125%
WDBD-40  ........         3               2 (tie)             2          114%
WTLH-49  ........         3               2                   2          100%
Additional Stations:
WOLF-38(6)  .....         3             N/A                 N/A          N/A
WWLA-35(7)  .....         3             N/A                 N/A          N/A

(1)  Represents total homes in a DMA for each TV station as estimated by BIA.

(2) Commercial stations not owned by the Company which are licensed to and operating in the DMA.

(3) "Prime" represents local station rank in the 18 to 49 age category during "prime time" based on Nielsen estimates for May 1996.

(4) "Access" indicates local station rank in the 18 to 49 age category during "prime time access" (6:00 p.m. to 8:00 p.m.) based on Nielsen estimates for May 1996.

(5) The oversell ratio is the station's share of the television market net revenue divided by its in-market commercial audience share. The oversell ratio is calculated using 1995 BIA market data and 1995 Nielsen audience share data.

(6) WOLF, WILF and WWLF are currently simulcast. Pending receipt of certain FCC approvals and assuming no adverse change in current FCC regulatory requirements, the Company intends to separately program WOLF as an affiliate of UPN.

(7) The Company anticipates programming WWLA pursuant to an LMA as an affiliate of UPN assuming no adverse change in current FCC regulatory requirements.

  NORTHEASTERN PENNSYLVANIA

   Northeastern Pennsylvania is the 49th largest DMA in the United States comprising 17 counties in Pennsylvania with a total of 553,000 television households and a population of 1,465,000. In the past, the economy was primarily based on steel and coal mining, but in recent years has diversified to emphasize manufacturing, health services and tourism. In 1995, annual retail sales in this market totaled approximately $11.4 billion and total television advertising revenues in the Northeastern Pennsylvania DMA increased 3.5% from approximately $42.5 million to approximately $44.0 million. Northeastern Pennsylvania is the only one among the top 50 DMAs in the country in which all TV stations licensed to it are UHF. In addition to WOLF, WWLF and WILF, which are licensed to Scranton, Hazelton and Williamsport, respectively, there are three commercial stations and one educational station operating in the Northeastern Pennsylvania DMA. The Northeastern Pennsylvania DMA also has an allocation for an additional channel, which is not operational.

                                              Northeastern Pennsylvania DMA Statistics
                                         --------------------------------------------------
                                          1992      1993       1994      1995      1996(1)
                                         -------   -------    -------   -------   ---------
Market Revenues (dollars in millions)    $ 35.0    $ 37.1     $ 42.5    $ 44.0       --
Market Growth  .......................       --       6.0%      14.6%      3.5%      --
Station Revenue Growth  ..............       --      10.0%      18.4%     11.9%      --
Prime Rank (18-49)  ..................        4         4          4         4         3(tie)
Access Rank (18-49)  .................        4         4          4         3         1
Oversell Ratio  ......................      196%      176%       166%      166%      --

------
(1) Prime and access ratings ranks based on Nielson estimates for May 1996.

   The Company acquired WOLF and WWLF in May 1993 from a partnership of which Guyon W. Turner was the managing general partner, and also acquired WILF at the same time from a partnership unaffiliated with Mr. Turner. Mr. Turner is a Vice President of Pegasus and President of the subsidiary that operates the Company's TV stations. He has been employed by the Company since it acquired WOLF and WWLF. Historically, WOLF, WWLF and WILF have been commonly programmed with WWLF and WILF operated as satellites of WOLF. However, the Company believes that it can achieve over the air coverage of the Northeastern Pennsylvania DMA comparable to that currently provided by WOLF, WWLF and WILF together by moving WWLF to a tower site occupied by the other stations in the market and by increasing the authorized power of WILF. The Company has filed an application with the FCC, which if granted, will enable the Company to accomplish this objective. This application is currently pending. A competing station has filed a letter with the FCC objecting to this application. If the Company's application is granted by the FCC, the Company intends to relocate WWLF's transmitter and tower, to increase the power of WILF and to separately program WOLF as an affiliate of UPN. The continued ownership of WOLF by the Company following relocation of the WWLF tower may depend on changes in the FCC's ownership rules. The ability of the Company to program WOLF if a divestiture is necessary may also depend on no adverse change in current FCC regulatory requirements regarding the attribution of LMAs. See "-- Licenses, LMAs, DBS Agreements and Cable Franchises" and "Risk Factors -- Government Legislation, Regulation, Licenses and Franchises."

  PORTLAND, MAINE

   Portland is the 79th largest DMA in the United States, comprising 12 counties in Maine, New Hampshire and Vermont with a total of 344,000 television households and a population of 902,000. Portland's economy is based on financial services, lumber, tourism, and its status as a transportation and distribution gateway for central and northern Maine. In 1995, annual retail sales in the Portland market totaled approximately $8.9 billion and the total television revenues in this market increased 4.0% from approximately $40.0 million to approximately $41.6 million. In addition to WPXT, there are four VHF and two UHF stations authorized in the Portland DMA, including one VHF and two UHF educational stations. The Portland DMA has allocations for five other UHF stations, four of which are educational.

                                                   Portland, Maine DMA Statistics
                                          ------------------------------------------------
                                           1992      1993       1994      1995     1996(1)
                                          -------   -------    -------   -------   -------
Market Revenues (dollars in millions) .   $ 32.3    $ 34.3     $ 40.0    $ 41.6      --
Market Growth  ........................       --       6.2%      16.6%      4.0%     --
Station Revenue Growth  ...............       --       9.1%      18.0%      2.0%     --
Prime Rank (18-49)  ...................        4         4          4         2       2
Access Rank (18-49)  ..................        4         4          4         3       4
Oversell Ratio  .......................      140%      144%       139%      122%     --

   ------
(1) Prime and access ratings ranks based on Nielson estimates for May 1996.

   In the Portland Acquisition, the Company acquired television station WPXT, the Fox-affiliated television station serving the Portland DMA. The Company entered into the Portland LMA with the holder of a construction permit for WWLA, a new TV station to operate UHF channel 35 in the Portland market. Under the Portland LMA, the Company will lease facilities and provide programming to WWLA, retain all revenues generated from advertising, and make payments of $52,000 per year to the FCC license holder in addition to reimbursement of certain expenses. Construction of WWLA is expected to be completed in 1997. WWLA's offices, studio and transmission facilities will be co-located with WPXT. In November 1996, the FCC granted an application to increase significantly WWLA's authorized power and antenna height in order to expand its potential audience coverage. See "Risk Factors -- Government Legislation, Regulation, Licenses and Franchises."

  CHATTANOOGA, TENNESSEE

   Chattanooga is the 82nd largest DMA in the United States, comprising 18 counties in Tennessee, Georgia, North Carolina and Alabama with a total of 320,000 television households and a population of 842,000. Chattanooga's economy is based on insurance and financial services in addition to manufacturing and tourism. In 1995, annual retail sales in the Chattanooga market totaled approximately $7.1 billion and total television revenues in this market increased 2.4% from approximately $37.6 million to approximately $38.5 million. In addition to WDSI, there are three VHF and four UHF stations operating in the Chattanooga DMA, including one religious and two educational stations. The Company acquired WDSI in May 1993. From October 1991 through April 1993, the station was managed by the Company. See "Management and Certain Transactions."

                                               Chattanooga, Tennessee DMA Statisitics
                                          ------------------------------------------------
                                           1992      1993       1994      1995     1996(1)
                                          -------   -------    -------   -------   -------
Market Revenues (dollars in millions) .   $ 29.8    $ 31.0     $ 37.6    $ 38.5      --
Market Growth  ........................     --         4.0%      21.3%      2.4%     --
Station Revenue Growth  ...............     --         7.7%      38.6%      9.1%     --
Prime Rank (18-49)  ...................      4         4          4         4         4
Access Rank (18-49)  ..................      3         4          4         4         3
Oversell Ratio  .......................    132  %    119  %     129  %    125  %     --

------
   (1) Prime and access ratings ranks based on Nielson estimates for May 1996.

  JACKSON, MISSISSIPPI

   Jackson is the 91st largest DMA in the United States, comprising 24 counties in central Mississippi with a total of 287,000 television households and a population of 819,000. Jackson is the capital of Mississippi and its economy reflects the state and local government presence as well as agriculture and service industries. Because of its central location, it is also a major transportation and distribution center. In 1995, annual retail sales in the greater Jackson market totaled approximately $6.1 billion and total television revenues in the market increased 10.8% from approximately $32.5 million to approximately $36.0 million. In addition to WDBD, there are two VHF and two UHF television stations operating in the Jackson DMA, including one educational station. The Jackson DMA also has an allocation for an additional television channel which is not operational. The Company acquired WDBD in May 1993. From October 1991 through April 1993, the station was managed by the Company. See "Management and Certain Transactions."


                                                 Jackson, Mississippi DMA Statistics
                                          --------------------------------------------------
                                           1992      1993       1994      1995      1996(1)
                                          -------   -------    -------   -------   ---------
Market Revenues (dollars in millions)     $ 26.3    $ 28.4     $ 32.5    $ 36.0       --
Market Growth  ........................       --       8.0%      14.4%     10.8%      --
Station Revenue Growth  ...............       --      21.8%      17.2%     15.9%      --
Prime Rank (18-49)  ...................        3         3          3         3         2(tie)
Access Rank (18-49)  ..................        4         4          3         3         2
Oversell Ratio  .......................      132%      119%       125%      114%      --

------
   (1) Prime and access ratings ranks based on Nielson estimates for May 1996.

  TALLAHASSEE, FLORIDA

   The Tallahassee DMA is the 116th largest in the United States comprising 18 counties in northern Florida and southern Georgia with a total of 210,000 television households and a population of 578,000. Tallahassee is the state capital of Florida and its major industries include state and local government as well as firms providing commercial service to North Florida's cattle, lumber, tobacco and farming industries. In 1995, annual retail sales in this market totaled $4.4 billion and total television advertising revenues increased 5.3% from approximately $18.9 million in 1994 to approximately $19.9 million. In addition to WTLH, there are two VHF and two UHF television stations operating in the Tallahassee DMA, including one educational VHF station. An additional station licensed to Valdosta, Georgia broadcasts from a transmission facility located in the Albany, Georgia DMA. The Tallahassee DMA has allocations for four UHF stations that are not operational, one of which is educational.

                                                         Tallahassee, Florida DMA Statistics
                                              ----------------------------------------------------------
                                                1992        1993         1994        1995       1996(1)
                                              ---------   ---------    ---------   ---------   ---------
Market Revenues (dollars in millions)  ....    $ 16.6      $ 17.2       $ 18.9      $ 19.9        --
Market Growth  ............................        --         3.6%         9.9%        5.3%       --
Station Revenue Growth  ...................        --         2.4%        31.7%        8.5%       --
Prime Rank (18-49)  .......................         4           3            3           2         2
Access Rank (18-49)  ......................         3           3            2           3         2
Oversell Ratio  ...........................       118%        100%         117%        100%       --

------
   (1) Prime and access ratings ranks based on Nielson estimates for May 1996.

   In March 1996, the Company acquired the principal tangible assets of WTLH and in August 1996, the Company acquired WTLH's FCC licenses and its Fox Affiliation Agreements. The FCC recently granted an application which will enable the Company to move WTLH's tower and transmitter facilities to a site approximately ten miles closer to Tallahassee and to increase its tower height and power. The Company anticipates relocating WTLH's transmitter and tower in 1997 to increase its audience coverage in the Tallahassee market. In August 1996, the Company also acquired the license for translator station W53HI, Valdosta, Georgia. In October 1996, the FCC consented to the assignment of the construction permit for translator station W13BO, Valdosta, Georgia. Special temporary authorities have been granted by the FCC for continued operation of both translators at relocated facilities, W13BO until May 7, 1997 and W53HI until June 4, 1997.

DBS

DIRECTV

   DIRECTV is a multichannel DBS programming service initially introduced to United States television households in 1994. DIRECTV currently offers in excess of 175 channels of near laser disc quality video and CD quality audio programming and transmits via three high-power Ku band satellites, each containing 16 transponders. As of October 23, 1996, there were approximately
2.2 million DIRECTV subscribers. DIRECTV expects to have over 2.3 million subscribers by the end of 1996 and approximately ten million subscribers by the year 2000.

   The equipment required for reception of DIRECTV services (a DSS unit) includes an 18-inch satellite antenna, a digital receiver approximately the size of a standard VCR and a remote control, all of which are used with standard television sets. Each DSS receiver includes a "smart card" which is uniquely addressed to it. The smart card, which can be removed from the receiver, prevents unauthorized reception of DIRECTV services and retains billing information on pay-per-view usage, which information is sent at regular intervals from the DSS receiver telephonically to DIRECTV's authorization and billing system. DSS units also enable subscribers to receive United States Satellite Broadcasting Company, Inc. ("USSB") programming. USSB is a DBS service whose programming consists of 25 channels of video programming transmitted via five transponders it owns on DIRECTV's first satellite. USSB primarily offers Time Warner and Viacom satellite programming services, such as multiple channels of HBO and Showtime, which are not available through DIRECTV but which are generally complementary to DIRECTV programming.

   A license to manufacture DSS units was initially awarded by Hughes to Thomson Consumer Electronics, Inc., the manufacturer of RCA-branded products ("RCA/Thomson"). This license provided RCA/Thomson with an exclusivity period, which ended in April 1995, covering the first one million DSS units. RCA/Thomson's DSS units retail for as low as $399. Hughes awarded a second license to Sony which provided Sony joint exclusivity with RCA/Thomson until December 1995. Hughes has awarded additional licenses to Hughes Network Systems, Toshiba Consumer Electronics, Samsung Electronics America, Inc., Sanyo Fisher Corporation, Daewoo Electronics Corporation of America, Uniden Corporation and Philips Electronics, N.V., whose production and distribution have commenced or are expected to commence in 1996. At the end of 1995, more than 20,000 retailers were selling DSS equipment and DIRECTV programming packages.

   In September 1996, the price of DSS units offered by DIRECTV dropped to $399 with a $200 rebate toward the first year of service. The Company believes that this price reduction has helped increase the growth in subscribers of DIRECTV services. There can be no assurance that DIRECTV will continue this pricing program in the future.

   In January 1996, DIRECTV entered into a strategic relationship with AT&T that is designed to accelerate DIRECTV's market penetration. The agreement calls for AT&T to invest $137.5 million for a 2.5% equity interest in DIRECTV with rights to purchase up to 30% of DIRECTV based on subscriber acquisition performance. The agreement gives AT&T an exclusive right to market, except in NRTC territories, DIRECTV services to all residential customers. In May 1996, AT&T began to offer DIRECTV programming and DSS receiving equipment to its 90 million customers utilizing its Universal Card to provide financing and its True Rewards(R) frequent buyers program. Additionally, DIRECTV has recently announced a joint venture with Microsoft to offer interactive programming and data services to be introduced in early 1997.

 THE COMPANY'S DBS OPERATIONS

   The Company owns, through agreements with the NRTC, the exclusive right to provide DIRECTV services in certain rural areas of Connecticut, Massachusetts, Michigan, New Hampshire, New York, Ohio and Texas. The Company is the largest independent provider of DIRECTV services not affiliated with Hughes. The Company's New England DBS service area encompasses all of its New England Cable systems except for its systems in central Massachusetts. Its Michigan DBS service area covers nine counties in the Flint, Saginaw and thumb regions of Michigan, its Texas DBS service area covers seven counties approximately 45 miles south of the Dallas/Fort Worth metroplex and its Ohio DBS service area covers 11 counties in southern Ohio. Upon the consummation of the DBS Acquisitions, the Company will acquire exclusive rights to provide DIRECTV services in rural areas of Arkansas, Indiana, Mississippi, Virginia and West Virginia.


                                          Homes                                                                          Average
                                           Not         Homes                                                             Monthly
                             Total       Passed        Passed                                 Penetration                Revenue
DIRECTV                    Homes in        by            by            Total       --------------------------------        Per
Territory                  Territory     Cable(1)     Cable(2)     Subscribers(3)    Total     Uncabled     Cabled    Subscriber(4)
----------------------    -----------   ---------   -----------   ---------------   -------   ----------   --------  -------------
Owned:
Western New
 England  .............      288,273      41,465       246,808         6,119          2.1%       11.9%        0.5%
New Hampshire  ........      167,531      42,075       125,456         3,800          2.3%        7.6%        0.5%
Martha's Vineyard and
  Nantucket ...........       20,154       1,007        19,147           755          3.7%       60.4%        0.8%
                                                                                    -------   ----------    --------
Michigan  .............      241,713      61,774       179,939         6,590          2.7%        7.9%        0.9%
Texas  ................      149,530      54,504        95,026         5,189          3.5%        7.0%        1.4%
Ohio  .................      167,558      32,180       135,378         5,010          3.0%       11.3%        1.0%
                          -----------   ---------    -----------   --------------   -------   ----------    --------
 Owned  ...............    1,034,759     233,005       801,754        27,463          2.7%        9.0%        0.8%        $41.26
                          -----------   ---------    -----------   --------------   -------   ----------    --------     -------

DBS Acquisitions:
Arkansas  .............       36,458       2,408        34,050         1,652          4.5%       37.4%        2.2%
Indiana  ..............      131,025      34,811        96,214         5,959          4.5%       11.6%        1.8%
Mississippi  ..........      101,799      38,797        63,002         6,500          6.4%       14.3%        1.5%
Virginia/West Virginia .      92,097      10,015        82,082         5,012          5.4%       38.8%        1.4%
 DBS Acquisitions  ....      361,379      86,031       275,348        19,123          5.3%       16.6%        1.8%
                          -----------   ---------    -----------   --------------   -------   ----------    --------
  Total  ..............    1,396,138     319,036     1,077,102        46,586          3.3%       11.1%        1.0%        $40.45
                          ===========   =========    ===========   ==============   =======   ==========    ========     -------

------
(1) Based on NRTC estimates of primary residences derived from 1990 U.S. census data and after giving effect to a 1% annual housing growth rate and seasonal residence data obtained from county offices. Does not include business locations. Includes approximately 24,400 seasonal residences.

(2) Based on NRTC estimates of primary residences derived from 1990 U.S. census data and after giving effect to a 1% annual housing growth rate and seasonal residence data obtained from county offices. Does not include business locations. Includes approximately 92,400 seasonal residences.

(3) As of December 9, 1996.

(4) Based upon November 1996 revenues and average November 1996 subscribers.

THE PENDING DBS ACQUISITIONS

   The Company has entered into letters of intent with respect to the DBS Acquisitions. All of the DBS Acquisitions are subject to the negotiation of a definitive agreement and, among other conditions, the prior approval of Hughes and the NRTC. In addition to these conditions, each of the DBS Acquisitions is also expected to be subject to conditions typical in acquisitions of this nature, certain of which conditions like the Hughes and NRTC consents, may be beyond the Company's control. There can be no assurance that definitive agreements will be entered into with respect to all or any of the DBS Acquisitions or, if entered into, that all or any of the DBS Acquisitions will be completed. See "Risk Factors -- Risks Attendant to Acquisition Strategy."

  ARKANSAS DBS ACQUISITION

   In November 1996, the Company entered into a letter of intent to acquire DIRECTV distribution rights for portions of Arkansas and related assets. The letter of intent contemplates a purchase price of approximately $2.4 million in cash, terminates on February 15, 1997 if a definitive agreement is not entered into by that date and provides for a closing to occur no later than March 15, 1997.

  INDIANA DBS ACQUISITION

   In December 1996, the Company entered into a letter of intent to acquire DIRECTV distribution rights for portions of Indiana and related assets. The letter of intent contemplates the Company's payment of aggregate consideration of approximately $14.0 million consisting of approximately $8.4 million in cash (subject to adjustments based on the number of subscribers) and approximately $5.6 million in either shares of Class A Common Stock or preferred stock of Pegasus convertible into shares of Class A Common Stock. The letter of intent terminates on January 31, 1997 if no definitive agreement has been entered into by that date. It is anticipated that the Indiana DBS Acquisition will occur in the first quarter of 1997.

  MISSISSIPPI DBS ACQUISITION

   In November 1996, the Company entered into a letter of intent to acquire DIRECTV distribution rights for portions of Mississippi and related assets. The letter of intent contemplates a purchase price of approximately $14.0 million in cash (subject to possible adjustment). The letter of intent terminates on January 15, 1997 if no definitive agreement has been entered into by that date and provides for a closing to occur no later than March 31, 1997.

  VIRGINIA/WEST VIRGINIA DBS ACQUISITION

   In November 1996, the Company entered into a letter of intent to acquire DIRECTV distribution rights for portions of Virginia and West Virginia and related assets. The letter of intent contemplates that the seller will contribute the acquired assets to a newly formed subsidiary of Pegasus in exchange for (subject to adjustments based on the number of subscribers) (i) $9.0 million in cash or (ii) at the seller's option, $10.0 million consisting of $7.0 million in cash, $3.0 million in preferred stock of the subsidiary, and warrants to purchase 30,000 shares of Class A Common Stock. It is anticipated that the seller will opt for the latter consideration and, as a consequence, this Prospectus assumes that the seller will make such election. The letter of intent terminates on January 31, 1997 if no definitive agreement has been entered into by that date and provides for a closing to occur no later than March 31, 1997.

  BUSINESS STRATEGY

   As the exclusive provider of DIRECTV services in its purchased territories, the Company provides a full range of services, including installation, authorization and financing of equipment for new subscribers as well as billing, collections and customer service support for existing subscribers. The Company's operating strategy in DBS is to (i) establish strong relationships with retailers, (ii) build its own direct sales and distribution channels, (iii) develop local and regional marketing and promotion to supplement DIRECTV's national advertising, and (iv) offer equipment rental, lease and purchase options.

   The Company anticipates continued growth in subscribers and operating profitability in DBS through increased penetration of DIRECTV territories it currently owns and will acquire pursuant to the DBS Acquisitions. The Company's New England DBS Territory achieved positive Location Cash Flow in 1995, its first full year of operations. The Company's DIRECTV subscribers currently generate revenues of approximately $41 per month at an average gross margin of 34%. The Company's remaining expenses consist of marketing costs incurred to build its growing base of subscribers and overhead costs which are predominantly fixed. As a result, the Company believes that future increases in its DBS revenues will result in disproportionately greater increases in Location Cash Flow. For the first eleven months of 1996, the Company has added 5,163 new DIRECTV subscribers as compared to 3,630 for the same period in 1995 in its New England DBS Territory.

   The Company also believes that there is an opportunity for additional growth through the acquisition of DIRECTV territories held by other NRTC members. NRTC members are the only independent providers of DIRECTV services. Approximately 245 NRTC members collectively own DIRECTV territories consisting of approximately 7.7 million television households in predominantly rural areas of the United States, which the Company believes are among the most likely to subscribe to DBS services. These territories comprise 8% of United States television households, but represent approximately 23% of DIRECTV's existing subscriber base. As the largest, and only publicly held, independent provider of DIRECTV services, the Company believes that it is well positioned to achieve economies of scale through the acquisition of DIRECTV territories held by other NRTC members.

  DIRECTV PROGRAMMING

   DIRECTV programming includes (i) cable networks, broadcast networks and audio services available for purchase in tiers for a monthly subscription,
(ii) premium services available a la carte or in tiers for a monthly subscription, (iii) sports programming (including regional sports networks and seasonal college and major professional league sports packages) available for a yearly, seasonal or monthly subscription and (iv) movies and events available for purchase on a pay-per-view basis. Satellite and premium services available a la carte or for a monthly subscription are priced comparably to cable. Pay-per-view movies are generally $2.99 per movie. Movies recently released for pay-per-view are available for viewing on multiple channels at staggered starting times so that a viewer generally would not have to wait more than 30 minutes to view a particular pay-per-view movie. The following is a summary of some of the more popular programming packages currently available from the Company's DIRECTV operations:

  Plus DIRECTV: Package of 45 channels (including 29 CD audio channels) which retails for $14.95 per month and includes a $2.50 coupon for purchase of pay-per-view movies or events. Plus DIRECTV consists of channels not typically offered on most cable systems and is intended to be sold to existing cable subscribers to augment their cable satellite and basic services.

  Economy or Select Choice: Two packages of 19 to 33 channels which retail for between $16.95 and $19.95 per month and include a $2.50 coupon for purchase of pay-per-view movies or events. The Economy service is available only in DIRECTV territories held by NRTC members. Economy and Select Choice are often offered in conjunction with DSS rental or leasing options to create a total monthly payment comparable to the price of cable.

  Total Choice: Package of 74 channels (including 29 CD audio channels, two Disney channels, Encore Multiplex and an in-market regional sports network) which retails for $29.95 per month and includes a $2.50 coupon for purchase of pay-per-view movies or events. This is DIRECTV's flagship package.

  DIRECTV Limited: Package comprising Bloomberg Information Television and the DIRECTV Preview Channel which retails for $4.95 per month and includes a $2.50 coupon for purchase of pay-per-view movies or events. This is intended for subscribers who are principally interested in DIRECTV's pay-per-view movies, sports and events.

  Playboy: Adult service available monthly for $9.95 or 12 hours for $4.99.

  Encore Multiplex: Seven theme movie services (Love Stories, Westerns, Mystery, Action, True Stories, WAM! and Encore) for $5.95 per month (free with Total Choice).

  Networks: ABC (East and West), NBC (East and West), CBS (East and West), Fox and PBS available individually for $0.99 per month or together for $4.95 per month. (Available only to subscribers unable to receive networks over-the-air and who have not subscribed to cable in the last 90 days.)

  Sports Choice: Package of 24 channels (including 19 regional networks) and five general sports networks (the Golf channel, NewSport, Speedvision, Classic Sports Network and Outdoor Life) for $12.00 per month on a stand alone basis.

  NBA League Pass: Out-of-market NBA games for $149.00 per season.

  NHL Center Ice: Out-of-market NHL games for $119.00 per season.

  NFL Sunday Ticket: All out-of-market NFL Sunday games for $159.00 per season.

  MLB Extra Innings: Up to 1,000 out-of-market major league baseball games for $139.00 per season.

  DIRECT Ticket: Movies available for pay-per-view from all major Hollywood studios at $2.99 and special events at a range of $14.99 to $30.00.

  STARZ! Package: Package of 3 channels which include STARZ! (East and West) and the Independent Film Channel for $5.00 per month.

  DISTRIBUTION, MARKETING AND PROMOTION

   In general, subscriptions to DIRECTV programming are offered through commissioned sales representatives who are also authorized by the manufacturers to sell DSS units. DIRECTV programming is offered (i) directly through national retailers (e.g. Sears, Circuit City and Best Buy) selected by DIRECTV, (ii) through consumer electronics dealers authorized by DIRECTV to sell DIRECTV programming, (iii) through satellite dealers and consumer electronics dealers authorized by five regional sales management agents ("SMAs") selected by DIRECTV, (iv) through members of the NRTC who, like the Company, have agreements with the NRTC to provide DIRECTV services, and (v) by AT&T, which has the exclusive right to market, except in NRTC territories, DIRECTV services to all residential customers. All programming packages currently must be authorized by the Company in its service areas. See "Business -- Licenses, LMAs, DBS Agreements, and Cable Franchises."

   The Company markets DIRECTV programming services and DSS units in its distribution area in three separate but overlapping ways. In residential market segments where authorized DSS dealers offer the purchase, inventory and sale of the DSS unit, the Company seeks to develop close, cooperative relationships with these dealers and provides marketing, subscriber authorization, installation and customer service support. In these circumstances, the dealer earns a profit on the sale of the DSS unit and from a commission payable by the Company for the sale of DIRECTV programming, while the Company may receive a profit from a subscriber's initial installation and receives the programming service revenues payable by the subscriber. Many DSS dealers are also authorized to offer the Company's lease program.

   In addition, the Company has developed a network of its own sales agents ("Programming Sales Agents") from among local satellite dealers, utilities, cable installation companies, retailers and other contract sales people or organizations. Programming Sales Agents earn commissions on the lease or sale of DSS units, as well as on the sale of DIRECTV programming.

   In residential market segments in which a significant number of potential subscribers wish to lease DSS units and in all commercial market segments, the Company utilizes its own telemarketing and direct sales agents to sell DIRECTV residential and commercial programming packages, to sell or lease DSS units and to provide subscriber installations. In these instances, the Company earns a profit from the sale, lease or rental of the DSS unit, from a subscriber's initial installation and from the programming service revenues payable by the subscriber.

   The Company offers a lease program in which subscribers may lease DSS units for $15 per month. The initial lease term is 36 months, at the end of which the subscriber has the option to continue to pay $15 a month for an additional 12 months to purchase the unit or continue on a month-to-month basis. Subscribers that lease equipment must also select a monthly programming package from DIRECTV throughout the term of the lease. Additional receivers can be leased for an additional $15 per month. Programming authorizations for additional outlets are $1.95 per month. There is a one-time charge of $199 for standard installations. The lease program is available only to subscribers that reside in the Company's service area.

   The Company seeks to identify and target market segments within its service area in which it believes DIRECTV programming services will have strong appeal. Depending upon their individual circumstances, potential subscribers may subscribe to DIRECTV services as a source of multichannel television where no other source currently exists, as a substitute for existing cable service due to its high price or poor quality or as a source of programming which is not available via cable but which is purchased as a supplement to existing cable service. The Company seeks to develop promotional campaigns, marketing methods and distribution channels designed specifically for each market segment.

   The Company's primary target market consists of residences which are not passed by cable or which are passed by older cable systems with fewer than 40 channels. The Company estimates that its exclusive DIRECTV territories contain approximately 233,000 television households which are not passed by cable and approximately 488,000 television households which are passed by older cable systems with fewer than 40 channels. The Company actively markets DIRECTV services as a primary source of television programming to potential subscribers in this market segment since the Company believes that it will achieve its largest percentage penetration in this segment.

   The Company also targets potential subscribers who are likely to be attracted by specific DIRECTV programming services. This market segment includes (i) residences in which a high percentage of the viewing is devoted to movie rentals or sports, (ii) residences in which high fidelity audio or video systems have been installed and (iii) commercial locations (such as bars, restaurants, hotels and private offices) which currently subscribe to pay television or background music services. The Company estimates that its exclusive DIRECTV territories contain approximately 83,000 commercial locations.

   The Company also targets seasonal residences in which it believes that the capacity to start and discontinue DIRECTV programming seasonally or at the end of a rental term has significant appeal. These subscribers are easily accommodated on short notice without the requirement of a service call because DIRECTV programming is a fully "addressable" digital service. The Company estimates that after giving effect to the DBS Acquisitions, its exclusive DIRECTV territories will contain approximately 117,000 seasonal residences in this market segment.

   Additional target markets include apartment buildings, multiple dwelling units and private housing developments. RCA/Thomson has recently begun commercial sales of DSS units designed specifically for use in such locations.

   Finally, DIRECTV has announced its intention to utilize a portion of the additional capacity from its third satellite and improved compression to offer, in a joint venture with Microsoft, one or more data services to residences and businesses in 1997. When this occurs, the Company believes that additional market segments will develop for data services within its service areas.

   The Company benefits from national promotion expenditures incurred by DIRECTV, USSB and licensed manufacturers of DSS, such as RCA/Thomson and Sony, to increase consumer awareness and demand for DIRECTV programming and DSS units. The Company benefits as well from national, regional and local advertising placed by national retailers, satellite dealers and consumer electronics dealers authorized to sell DIRECTV programming and DSS units. The Company also undertakes advertising and promotion cooperatively with local dealers designed for specific market segments in its distribution area, which are placed through local newspapers, television, radio and yellow pages. The Company supplements its advertising and promotion campaigns with direct mail, telemarketing and door-to-door direct sales.

CABLE

BUSINESS STRATEGY

   The Company operates cable systems whose revenues and Location Cash Flow it believes can be increased with limited increases in fixed costs. In general, the Company's Cable systems (i) have the capacity to offer in excess of 50 channels of programming, (ii) are "addressable" and (iii) serve communities where off-air reception is poor. The Company's business strategy in cable is to achieve revenue growth by (i) adding new subscribers through improved signal quality, increases in the quality and the quantity of programming, housing growth and line extensions and (ii) increasing revenues per subscriber through new program offerings and rate increases. The Company emphasizes the development of strong engineering management and the delivery of a reliable, high-quality signal to subscribers. The Company adds new programming (including new cable services, premium services and pay-per-view movies and events) and invests in additional channel capacity, improved signal delivery and line extensions to the extent it believes that it can add subscribers at a low incremental fixed cost.

   The Company believes that significant opportunities for growth in revenues and Location Cash Flow exist in Puerto Rico from the delivery of traditional cable services. Cable penetration in Puerto Rico averages 34% (versus a United States average of 65% to 70%). The Company believes that this low penetration is due principally to the limited amount of Spanish language programming offered on Puerto Rico's cable systems. In contrast, Spanish language programming represents virtually all of the programming offered by television stations in Puerto Rico. The Company believes that cable penetration in its Puerto Rico Cable systems will increase over the next five years as it substitutes Spanish language programming for much of the English language cable programming currently offered. The Company may also selectively expand its presence in Puerto Rico.

THE CABLE SYSTEMS

   The following table sets forth general information for the Company's Cable systems.

                                                                                                     Average
                                                                                                     Monthly
                                     Homes in        Homes                            Basic          Revenue
                        Channel      Franchise       Passed          Basic           Service           per
Cable Systems           Capacity      Area(1)     by Cable(2)   Subscribers(3)    Penetration(4)    Subscriber
 -------------------   ----------   -----------  -------------  ---------------   --------------   ------------
Owned:
New England  .......         (5)       29,400        28,600         19,600              69%           $33.04
Mayaguez  ..........       62          38,300        34,000         10,800              32%           $32.22
San German(6)  .....       50(7)       72,400        47,700         16,100              34%           $29.09
                                    -----------    -----------   --------------   --------------   ------------
 Total Puerto Rico                    110,700        81,700         26,900              33%           $30.35
                                    -----------    -----------   --------------   --------------   ------------
To Be Sold:
New Hampshire  .....         (8)        6,500         6,100          4,300              70%           $33.01
                                    -----------    -----------   --------------   --------------   ------------
  Total  ...........                  133,600       104,200         42,200              40%           $31.33
                                    ===========    ===========   ==============   ==============   ============

------
(1) Based on information obtained from municipal offices.

(2) A home is deemed to be "passed" by cable if it can be connected to the distribution system without any further extension of the cable distribution plant. These data are the Company's estimates as of November 30, 1996.

(3) A home with one or more television sets connected to a cable system is counted as one basic subscriber. Bulk accounts (such as motels or apartments) are included on a "subscriber equivalent" basis whereby the total monthly bill for the account is divided by the basic monthly charge for a single outlet in the area. This information is as of November 30, 1996.

(4) Basic subscribers as a percentage of homes passed by cable.

(5) The channel capacities of New England Cable systems are 36, 50 and 62 and represent 22%, 24% and 54% of the Company's New England Cable subscribers, respectively.

(6) The San German Cable System was acquired upon consummation of the Cable Acquisition in August 1996.

(7) After giving effect to certain system upgrades which are anticipated to be completed during the first quarter of 1997, this system will be capable of delivering 62 channels.

(8) The channel capacities of the New Hampshire Cable systems are 36 and 50 and represent 16% and 84% of the Company's New Hampshire Cable subscribers, respectively.

  PUERTO RICO CABLE SYSTEMS

   Mayaguez. The Mayaguez Cable system serves the port city of Mayaguez, Puerto Rico's third largest municipality and the economic hub of the western coast of Puerto Rico. The economy is based largely on pharmaceuticals, canning, textiles and electronics. Key employers include Eli Lilly, Bristol Laboratories, Bumble Bee, Neptune, Allergan, Hewlett-Packard, Digital Equipment, Wrangler and Levi Strauss. At November 30, 1996, the system passed approximately 34,000 homes with 260 miles of plant and had 10,800 basic subscribers, representing a basic penetration rate of 32%. The system currently has a 62-channel capacity and offers 58 channels of programming. The system is fully addressable.

   San German. The San German Cable System serves a franchised area comprising ten communities and approximately 72,400 households. The system currently serves eight of these communities (two towns are unbuilt) with 480 miles of plant from two headends. At November 30, 1996, the system had 16,100 subscribers. The economy is based largely on tourism, light manufacturing, pharmaceuticals and electronics. Key employers include Baxter Laboratories, General Electric, OMJ Pharmaceuticals, White Westinghouse and Allergan Medical Optics. The system currently offers 45 channels of programming and has a 52 channel capacity. The system is fully addressable.

   Consolidation of Puerto Rico Systems. As a result of the Cable Acquisition, the Company serves contiguous franchise areas of approximately 111,000 households. The Company plans to increase the channel capacity of the San German Cable System to 62 channels and to consolidate the headends, offices, billing systems, channel lineup, and rates of the Mayaguez and San German Cable systems. The consolidated system will consist of one headend serving approximately 26,900 subscribers and passing approximately 82,000 homes with 740 miles of plant. The Company estimates that the consolidation will result in significant expense savings and will also enable it to increase revenues in the San German Cable System from the addition of pay-per-view movies, additional programming (including Spanish language channels) and improvements in picture quality. The Company also plans to expand the system to pass an additional 8,950 homes in the San German franchise.

  NEW ENGLAND CABLE SYSTEMS

   The Company's New England Cable systems consist of seven headends serving 19 towns in Connecticut, Massachusetts and New Hampshire. At November 30, 1996, these systems had approximately 19,600 basic subscribers. From 1990 to 1995, these systems experienced compound annual growth rates of 10% in the number of their subscribers and 37% in Location Cash Flow. This growth has been principally achieved as a result of line extensions and housing growth. New England Cable systems historically have had higher than national average basic penetration rates due to the region's higher household income levels and poor off air reception. The Company's systems offer addressable converters to all premium and pay-per-view customers, which allow the Company to activate these services without the requirement of a service call. The Massachusetts and New Hampshire systems were acquired in June 1991 (with the exception of the North Brookfield, Massachusetts Cable system, which was acquired in July 1992), and the Connecticut system was acquired in August 1991.

   In November 1996, the Company entered into a definitive agreement with respect to the sale of its New Hampshire Cable systems. The Company's New Hampshire Cable systems consist of two headends serving six towns. At November 30, 1996, these systems had approximately 4,300 basic subscribers. It is anticipated that the New Hampshire Cable Sale will be consummated in the first quarter of 1997 and will result in net proceeds to the company of approximately $7.1 million.

COMPETITION

   The Company's TV stations compete for audience share, programming and advertising revenue with other television stations in their respective markets, and compete for advertising revenue with other advertising media, such as newspapers, radio, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems. Competition for audience share is primarily based on program popularity, which has a direct effect on advertising rates. Advertising rates are based upon the size of the market in which the station operates, a program's popularity among the viewers that an advertiser wishes to attract, the number of advertisers competing for the available time, the demographic composition of the market served by the station, the availability of alternative advertising media in the market area, aggressive and knowledgeable sales forces and the development of projects, features and programs that tie advertiser messages to programming. The Company believes that its focus on a limited number of markets and the strength of its programming allows it to compete effectively for advertising within its markets.

   Cable operators face competition from television stations, private satellite master antenna television ("SMATV") systems that serve condominiums, apartment complexes and other private residential developments, wireless cable, direct-to-home ("DTH") and DBS systems. As a result of the passage of the 1996 Act, electric utilities and telephone companies will be allowed to compete directly with cable operators both inside and outside of their telephone service areas. In September 1996, an affiliate of Southern New England Telephone Company, which is the dominant provider of local telephone service in Connecticut, was granted a non-exclusive franchise to provide cable television service throughout Connecticut. Currently, there is only limited competition from SMATV, wireless cable, DTH and DBS systems in the Company's franchise areas. The only DTH and DBS systems with which the Company's cable systems currently compete are DIRECTV, USSB, EchoStar Communications Corp. ("EchoStar"), PrimeStar Partners ("PrimeStar") and AlphaStar Digital Television. The Company is the exclusive provider of DIRECTV services to areas encompassing over 60% of its cable subscribers in New England. However, the Company cannot predict whether additional competition will develop in its service areas in the future. Additionally, cable systems generally operate pursuant to franchises granted on a non-exclusive basis and, thus, more than one applicant could secure a cable franchise for an area at any time. It is possible that a franchising authority might grant a second franchise to another cable company containing terms and conditions more favorable than those afforded the Company. Although the potential for "overbuilds" exists, there are presently no overbuilds in any of the Company's franchise areas and, except as noted above with respect to its Connecticut franchise, the Company is not aware of any other company that is actively seeking franchises for areas currently served by the Company.

   Both the television and cable industries are continuously faced with technological change and innovation, the possible rise in popularity of competing entertainment and communications media, and governmental restrictions or actions of federal regulatory bodies, including the FCC, any of which could possibly have a material effect on the Company's operations and results.

   DIRECTV faces competition from cable (including in New England, the Company's Cable systems), wireless cable and other microwave systems and other DTH and DBS operators. Cable currently possesses certain advantages over DIRECTV in that cable is an established provider of programming, offers local programming and does not require that its subscribers purchase receiving equipment in order to begin receiving cable services. DIRECTV, however, offers significantly expanded service compared to most cable systems. Additionally, upgrading cable companies' coaxial systems to offer expanded digital video and audio programming similar to that offered by DIRECTV will be costly. While local programming is not currently available through DIRECTV directly, DIRECTV provides programming from affiliates of national broadcast networks to subscribers who are unable to receive networks over-the-air and who have not subscribed to cable. DIRECTV faces additional competition from wireless cable systems such as multichannel multipoint distribution systems ("MMDS") which use microwave frequencies to transmit video programming over the air from a tower to specially equipped homes within the line of sight of the tower. The Company is unable to predict whether wireless video services, such as MMDS, will continue to develop in the future or whether such competition will have a material impact on the operations of the Company.

   DIRECTV also faces competition from other providers and potential providers of DBS services. Of the eight orbital locations within the BSS band allocated for United States licensees, three orbital positions enable full coverage of the contiguous United States. The remaining orbital positions are situated to provide coverage to either the eastern or western United States, but cannot provide full coverage of the contiguous United States. This provides companies licensed to the three orbital locations with full coverage a significant advantage in providing DBS service to the entire United States, as they must place satellites in service at only one and not two orbital locations. The orbital location licensed to DIRECTV and USSB is generally recognized as the most centrally located for coverage of the contiguous United States; however, EchoStar has launched, and a joint venture of MCI and News Corp. has announced its intention to launch DBS services from the other two orbital locations with full coverage of the contiguous United States. MCI/News Corp. was the successful bidder for the transponder slot auctioned by the FCC at 110o west longitude. MCI/News Corp. has announced that it anticipates being operational within two years.

   In addition, two entities, Western Tele-Communications, Inc., a wholly-owned subsidiary of Tele-Communications, Inc. ("TCI"), and another company, TeleQuest Ventures, L.L.C., applied for authority from the FCC to operate earth stations that would be used to communicate with Canadian DBS satellites that have service coverage of the United States. This application was recently denied by the FCC and the denial was upheld on appeal. If these entities ultimately obtain the necessary authorizations, they could enter the United States multichannel television programming distribution market and compete with DIRECTV.

   The Company also competes with PrimeStar, owned primarily by a consortium of cable companies, including TCI, that currently offers medium-power Ku-band programming service to customers using dishes approximately three feet in diameter.

INDUSTRY BACKGROUND

TV

   Commercial television began in the United States on a regular basis in the 1940s. Initially, television stations operated only in the larger cities on a portion of the broadcast spectrum commonly known as the "VHF" band. Additional television channels were subsequently assigned to cities throughout the country for use on the "UHF" band. There are 12 channels in the VHF band, numbered 2 through 13, and 56 channels in the UHF band, numbered 14 through 69. UHF band channels differ from VHF channels in that UHF channels broadcast at higher frequencies and thus are more affected by terrain and obstructions to line-of-sight transmission. There are only a limited number of channels available for broadcasting in any one geographic area, with the license to operate a station being granted by the FCC.

   The majority of commercial television stations in the United States are affiliated with the major national networks (ABC, CBS, NBC, and Fox). Two newer networks, UPN and the Warner Brothers Network ("WB"), are affiliated with many of the remainder. Stations that operate without network affiliations are commonly referred to as "independent" stations. Each national network offers its affiliates a wide variety of television programs in exchange for the right to retain a significant portion of the available advertising time during its network programs. ABC, CBS and NBC currently offer more than 12 hours of programming a day on average, which represents approximately two-thirds of the typical broadcasting day. UPN and WB program up to six hours per week in prime time. Since its inception in 1986, Fox has increased the amount of programming available to its affiliates. Fox currently provides its affiliates with six hours of programming a day on average. The Fox network currently consists of 173 primary affiliates, and Fox programming is available in more than 94% of the television households in the United States.

   Advertising and Ratings

   Most television station revenues are derived from the sale of time to national, regional and local advertisers for commercials which are inserted in or adjacent to the programming shown on the station. These commercials are commonly referred to as "spot" advertising. Network-affiliated stations are required to carry the advertising sold by the network during the network programming broadcast by the station. This reduces the amount of spot advertising available for sale by the station. The networks generally compensate their affiliates for network carriage according to a formula based on coverage as well as other qualitative factors. Independent stations retain all of the revenues received from the sale of advertising time.

   The advertising sales market consists of national network advertising, national spot advertising and local spot advertising. An advertiser wishing to reach a nationwide audience usually purchases advertising time directly from the major networks, including Fox, or nationwide ad hoc networks (groups of otherwise unrelated stations that combine to show a particular program or series of programs). A national advertiser wishing to reach a particular regional or local audience usually buys advertising time directly from local stations through national advertising sales representative firms. Local businesses purchase advertising directly from the stations' local sales staffs. In addition, television stations derive significant revenues from the sale of time (usually in the early morning time blocks) for the broadcast of "infomercials" and other programs supplied by advertisers.

   Programming that is not supplied to stations by a network is acquired from programming syndicators either for cash, in exchange for advertising time ("barter") or a combination of cash and barter. Typically, television stations acquiring syndicated programs are given the exclusive right to show the program in the station's market for the number of times and during the period of time agreed upon by the station and the syndicator. Over the last several years, there has been an increase in programming available through barter or a combination of cash and barter and a decrease in cash transactions in the syndication market.

   Nielsen periodically publishes data on estimated audiences for television stations in all DMAs throughout the United States. The estimates are expressed in terms of the station's share of the total potential audience in the market (the station's "rating") and of the audience actually watching television (the station's "share"). The ratings service provides such data on the basis of total television households and of selected demographic groupings in the market. Nielsen uses one of two methods to measure the station's actual viewership. In larger markets, ratings are determined by a combination of meters connected directly to selected television sets (the results of which are reported on a daily basis) and periodic surveys of television viewing (diaries), while in smaller markets only periodic surveys are conducted. Generally, ratings for Fox affiliates and independent stations are lower in diary (non-metered) markets than in metered markets. Most analysts believe that this is a result of the greater accuracy of measurement that meters allow.

DBS

   The widespread use of satellites for television developed in the 1970s, as a means to distribute news and entertainment programming to and from broadcast television stations and to the headends of cable systems. The use of satellites by cable systems permitted low cost networking of cable systems, thereby promoting the growth of satellite-delivered pay channel services (such as HBO and Showtime) and enhanced basic services (such as CNN, ESPN and C-SPAN).

   The DTH satellite market developed as consumers in rural markets without access to cable or broadcast television programming purchased home satellite television receive only ("TVRO") products to receive programming directed towards broadcast television stations and cable headends. The DTH business has grown as satellite-delivered services have been developed and marketed specifically for TVRO system owners. Currently, there are estimated to be approximately 2.3 million TVRO systems authorized to receive DTH programming in the United States.

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

   Until recently, most satellite applications for television were within the C band radio frequencies allocated by the FCC for fixed satellite service ("FSS"). Most TVRO systems are designed to receive the signals of C band satellites and require antennas ranging from six to 12 feet in diameter. Newer DTH services may be transmitted using Ku band satellites, the signals of which can be received with antennas ranging from three to six feet in diameter.

   In the 1980s, the FCC began licensing additional radio spectrum within a portion of the Ku band for broadcast satellite service ("BSS") or DBS service. Unlike traditional FSS satellites, BSS satellites are designed specifically for transmitting television signals directly to consumers. These satellites have significantly higher effective radiated power, operate at higher frequencies and are deployed at wider orbital spacing than FSS satellites. As a result, they allow for reception using antennas as small as 18 inches in diameter.

   Pursuant to international agreements governing the use of the radio spectrum, there are eight orbital positions allocated for use by the United States within the BSS band with 32 frequencies licensed to each orbital position. The FCC initially awarded frequencies at these eight orbital locations to nine companies, including Hughes and USSB. See "Business -- Competition."

   Of the eight orbital locations for United States-licensed DBS satellites, only three enable full coverage of the contiguous United States. The remaining orbital positions are situated to provide coverage to either the eastern or western United States, but not to both. The orbital location used by DIRECTV is one of the three locations with full coverage and is considered to be the most centrally located. Companies awarded frequencies at the three locations with full coverage have a significant competitive advantage in providing nationwide service.

CABLE

   A cable system receives television, radio and data signals that are transmitted to the system's headend site by means of off-air antennas, microwave relay systems and satellite earth stations. These signals are then modulated, amplified and distributed, through coaxial and fiber optic cable, to customers who pay a fee for this service. Cable systems may also originate their own television programming and other information services. Cable systems generally are constructed and operated pursuant to non-exclusive franchises or similar licenses granted by local governmental authorities for a specified term.

   The cable industry developed in the United States in the late 1940s and 1950s in response to the needs of residents in predominantly rural and mountainous areas of the country where the quality of off-air television reception was inadequate due to factors such as topography and remoteness from television broadcast towers. In the 1960s and 1970s, cable systems also developed in small and medium-sized cities and suburban areas that had a limited availability of clear off-air television station signals. All of these markets are regarded within the cable industry as "classic" cable system markets. In the 1980s, cable systems were constructed in large cities and nearby suburban areas, where good off-air reception from multiple television stations usually was already available, in order to offer satellite-delivered channels which were not available via broadcast television reception.

   Cable systems offer customers multiple channels of television entertainment and information. The selection of programming varies from system to system due to differences in channel capacity and customer interest. Cable systems typically offer a "broadcast basic" service consisting of local broadcast stations, local origination channels and public, educational and governmental ("PEG") access channels and an "enhanced basic service" or satellite service consisting of satellite delivered non-broadcast cable networks (such as CNN, MTV, USA, ESPN and TNT) as well as satellite-delivered signals from broadcast "superstations" (such as WTBS, WGN and WWOR). For an extra monthly charge, cable systems also generally offer premium television services to their customers. These services (such as Home Box Office, Showtime, The Disney Channel and regional sports networks) are satellite-delivered channels consisting principally of feature films, live sports events, concerts and other special entertainment features, usually presented without commercial interruption. In addition to customer revenues from these services, cable systems generate revenues from additional fees paid by customers for pay-per-view programming of movies, concerts, sporting and special events and from the sale of available advertising spots on advertiser-supported programming and on locally generated programming. Cable systems also frequently offer to their customers home shopping services, which pay the systems a share of revenues from sales of products in the systems' service areas. Lastly, cable systems may charge subscribers for services such as installations, reconnections, and service calls and the monthly rental of equipment such as converters and remote controls.

LICENSES, LMAS, DBS AGREEMENTS AND CABLE FRANCHISES

TV

   FCC Licensing. The broadcast television industry is subject to regulation by the FCC pursuant to the Communications Act of 1934, as amended (the "Communications Act"). Approval by the FCC is required for the issuance, renewal, transfer and assignment of broadcast station operating licenses. Under the 1996 Act, the FCC has been authorized to renew television station licenses for a term of up to eight years. The FCC is currently conducting a rulemaking to determine whether television license terms should be extended from their current term of five years to the maximum eight-year term provided by the 1996 Act. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that the Company's licenses will be renewed at their expiration dates or that such renewals will be for full terms. The Company's licenses with respect to TV stations WOLF/WWLF/WILF, WDSI and WDBD are scheduled to expire on August 1, 1999, August 1, 1997 and June 1, 1997, respectively. In addition, the licenses with respect to stations WTLH and WPXT are scheduled to expire on April 1, 1997 and April 1, 1999, respectively. Application has been filed with the FCC for renewal of the WTLA license. See "Business -- TV."

   Fox Affiliation Agreement. Each of the Company's TV stations which are affiliated with Fox is a party to a substantially identical station affiliation agreement with Fox (as amended, the "Fox Affiliation Agreements"). Each Fox Affiliation Agreement provides the Company's Fox-affiliated stations with the right to broadcast all programs transmitted by Fox, on behalf of itself and its wholly-owned subsidiary, the Fox Children's Network, Inc. ("FCN"), which include programming from Fox as well as from FCN. In exchange, Fox has the right to sell a substantial portion of the advertising time associated with such programs and to retain the revenue from the advertising it has sold. The stations are entitled to sell the remainder of the advertising time and retain the associated advertising revenue. The stations are also compensated by Fox according to a ratings-based formula for Fox programming and a share of the programming net profits of FCN programming, as specified in the Fox Affiliation Agreements.

   Each Fox Affiliation Agreement is for a term ending October 31, 1998 with the exception of the WTLH Fox Affiliation Agreement, which expires on December 31, 2000. The Fox Affiliation Agreements are renewable for a two-year extension, at the discretion of Fox and upon acceptance by the Company. The Fox Affiliation Agreements may be terminated generally (a) by Fox upon (i) a material change in the station's transmitter location, power, frequency, programming format or hours of operation, with 30 days' written notice, (ii) acquisition by Fox, directly or indirectly, of a significant ownership and/or controlling interest in any television station in the same market, with 60 days' written notice, (iii) assignment or attempted assignment by the Company of the Fox Affiliation Agreements, with 30 days written notice, (iv) three or more unauthorized preemptions of Fox programming within a 12-month period, with 30 days written notice, or (b) by either Fox or the affiliate station upon occurrence of a force majeure event which substantially interrupts Fox's ability to provide programming or the station's ability to broadcast the programming. The Company's Fox Affiliation Agreements have been renewed in the past. The Company believes that it enjoys good relations with Fox.

   Each Fox Affiliation Agreement provides the Company's Fox-affiliated stations with all programming which Fox and FCN make available for broadcasting in the community to which the station is licensed by the FCC. Fox has committed to supply approximately six hours of programming per day during specified time periods. Each of the Company's stations have agreed to broadcast all such Fox programs in their entirety, including all commercial announcements. In return for a station's full performance of its obligations under its respective affiliation agreement, Fox will pay such station compensation determined in accordance with Fox's current, standard, performance-based station compensation formula.

   As part of the agreement with Fox to extend the stations' Fox Affiliation Agreements, each of the stations granted Fox the right to negotiate with the cable operators in their respective markets for retransmission consent agreements. Under the Fox "Win/Win Plan," the cable operators received the right to retransmit the programming of the Company's TV stations in exchange for the carriage by the cable operators of a new cable channel owned by Fox. The Company's TV stations are to receive consideration from Fox based on the number of subscribers carrying the new Fox channel within the stations' market. Fox has reached agreements in principle with most of the largest cable operators in the country.

   LMAs. Current FCC rules preclude the ownership of more than one television station in a market, unless such stations are operated as a satellite of a primary station, initially duplicating the programming of the primary station for a significant portion of their broadcast day. WWLF and WILF are currently authorized as satellites of WOLF. In recent years, in a number of markets across the country, certain television owners have entered into arrangements to provide the bulk of the broadcast programming on stations owned by other licensees, and to retain the advertising revenues generated from such programming.

   When operating pursuant to an LMA, while the bulk of the programming is provided by someone other than the licensee of the station, the station licensee must retain control of the station for FCC purposes. Thus, the licensee has the ultimate responsibility for the programming broadcast on the station and for the station's compliance with all FCC rules, regulations, and policies. The licensee must retain the right to preempt programming supplied pursuant to the LMA where the licensee determines, in its sole discretion, that the programming does not promote the public interest or where the licensee believes that the substitution of other programming would better serve the public interest. The licensee must also have the primary operational control over the transmission facilities of the station.

   The Company expects to program television stations through the use of LMAs, but there can be no assurance that the licensee of such stations will not unreasonably exercise its right to preempt the programming of the Company, or that the licensees of such stations will continue to maintain the transmission facilities of the stations in a manner sufficient to broadcast a high quality signal over the station. As the licensee must also maintain all of the qualifications necessary to be a licensee of the FCC, and as the principals of the licensee are not under the control of the Company, there can be no assurances that these licenses will be maintained by the entities which currently hold them.

   Pursuant to the 1996 Act, the continued performance of then existing LMAs was generally grandfathered. The Portland LMA has been entered into but its performance is pending completion of construction of the station. The FCC suggested in a recent rulemaking proposal that LMAs entered into after November 6, 1996 will not be grandfathered. The Company cannot predict whether the Portland LMA will be grandfathered. Currently, television LMAs are not considered attributable interests under the FCC's multiple ownership rules. However, the FCC is considering proposals which would make LMAs attributable, as they generally are in the radio broadcasting industry. If the FCC were to adopt a rulemaking that makes such interests attributable, without modifying its current prohibitions against the ownership of more than one television station in a market, the Company could be prohibited from entering into such arrangements with other stations in markets in which it owns television stations and could be required to modify existing LMA arrangements.

DBS AGREEMENTS

   Prior to the launch of the first DIRECTV satellite in 1993, Hughes entered into various agreements intended to assist it in the introduction of DIRECTV services, including agreements with RCA/Thomson for the development and manufacture of DSS units and with USSB for the sale of five transponders on the first satellite. At this time, Hughes also offered the NRTC and its members the opportunity to become the exclusive providers of DIRECTV services in rural areas of the United States in which an NRTC member purchased such a right. The NRTC is a cooperative organization whose members are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. Pursuant to the DBS Agreements, participating NRTC members acquired the exclusive right to provide DIRECTV programming services to residential and commercial subscribers in certain service areas. Service areas purchased by participating NRTC members comprise approximately 7.7 million television households and were acquired for aggregate purchase payments exceeding $100 million.

   The DBS Agreements provide the NRTC and participating NRTC members in their service areas substantially all of the rights and benefits otherwise retained by DIRECTV in other areas, including the right to set pricing (subject to certain obligations to honor national pricing on subscriptions sold by national retailers), to bill subscribers and retain all subscription remittances and to appoint sales agents within their distribution areas (subject to certain obligations to honor sales agents appointed by DIRECTV and its regional SMAs). In exchange, the NRTC and participating NRTC members paid to DIRECTV a one-time purchase price. In addition to the purchase price, NRTC members are required to reimburse DIRECTV for the allocable share of certain common expenses (such as programming, satellite-specific costs and expenses associated with the billing and authorization systems) and to remit to DIRECTV a 5% royalty on subscription revenues.

   The DBS Agreements authorize the NRTC and participating NRTC members to provide all commercial services offered by DIRECTV that are transmitted from the frequencies that the FCC has authorized for DIRECTV's use at its present orbital location for a term running through the life of DIRECTV's current satellites. The NRTC has advised the Company that the NRTC Agreement also provides the NRTC a right of first refusal to acquire comparable rights in the event that DIRECTV elects to launch successor satellites upon the removal of the present satellites from active service. The financial terms of any such purchase are likely to be the subject of negotiation and the Company is unable to predict whether substantial additional expenditures of the NRTC will be required in connection with the exercise of such right of first refusal. Finally, under a separate agreement with Hughes (the "Dealer Agreement"), the Company is an authorized agent for sale of DIRECTV programming services to subscribers outside of its service area on terms comparable to those of DIRECTV's other authorized sales agents.

   The Member Agreement terminates when the DIRECTV satellites are removed from their orbital location, although under the Dealer Agreement the right of the Company to serve as a DIRECTV sales agent outside of its designated territories may be terminated upon 60 days' notice by either party. If the satellites are removed earlier than June 2004, the tenth anniversary of the commencement of DIRECTV services, the Company will receive a prorated refund of its original purchase price for the DIRECTV rights. The Member Agreement may be terminated prior to the expiration of its term as follows: (a) if the NRTC Agreement is terminated because of a breach by DIRECTV, the NRTC may terminate the Member Agreement, but the NRTC will be responsible for paying to the Company its pro rata portion of any refunds that the NRTC receives from DIRECTV, (b) if the Company fails to make any payment due to the NRTC or otherwise breaches a material obligation of the Member Agreement, the NRTC may terminate the Member Agreement in addition to exercising other rights and remedies against the Company and (c) if the NRTC Agreement is terminated because of a breach by the NRTC, DIRECTV is obligated to continue to provide DIRECTV services to the Company (i) by assuming the NRTC's rights and obligations under the Member Agreement or (ii) under a new agreement containing substantially the same terms and conditions as the Member Agreement.

   The Company is not permitted under the Member Agreement or the Dealer Agreement to assign or transfer, directly or indirectly, its rights under these agreements without the prior written consent of the NRTC and Hughes, which consent cannot be unreasonably withheld.

CABLE FRANCHISES

   Cable systems are generally constructed and operated under non-exclusive franchises granted by state or local governmental authorities. The franchise agreements may contain many conditions, such as the payment of franchise fees; time limitations on commencement and completion of construction; conditions of service, including the number of channels, the carriage of public, educational and governmental access channels, the carriage of broad categories of programming agreed to by the cable operator, and the provision of free service to schools and certain other public institutions; and the maintenance of insurance and indemnity bonds. Certain provisions of local franchises are subject to limitations under the 1992 Cable Act.

   After giving effect to the New Hampshire Cable Sale, the Company will hold 11 cable franchises, all of which are non-exclusive. The Cable Communications Policy Act of 1984 (the "1984 Cable Act") prohibits franchising authorities from imposing annual franchise fees in excess of 5% of gross revenues and permits the cable system operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances.

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

   The table below groups the Company's franchises by date of expiration and presents the number of franchises per group and the approximate number and percent of basic subscribers of the Company in each group as of November 30, 1996, after giving effect to the New Hampshire Cable Sale.

                                                       Number of Basic   Percent of Basic
Year of Franchise Expiration    Number of Franchises     Subscribers        Subscribers
 ----------------------------   --------------------   ---------------    ----------------
1996-1998  ..................             1                 2,800                 7%
1999-2002  ..................             2                 9,700                23%
2003 and thereafter  ........             8                29,700                70%
                                --------------------   ---------------    ----------------
  Total  ....................            11                42,200               100%

   The Company has never had a franchise revoked. All of the franchises of the systems eligible for renewal have been renewed or extended at or prior to their stated expirations. The 1992 Cable Act provides, among other things, for an orderly franchise renewal process in which renewal will not be unreasonably withheld. In addition, the 1992 Cable Act establishes comprehensive renewal procedures which require that an incumbent franchisee's renewal application be assessed on its own merit and not as part of a comparative process with competing applications. The Company believes that it has good relations with its franchising authorities.

LEGISLATION AND REGULATION

   On February 1, 1996, the Congress passed the 1996 Act. On February 8, 1996, the President signed it into law. This new law will alter federal, state and local laws and regulations regarding telecommunications providers and services, including the Company and the cable television and other telecommunications services provided by the Company. There are numerous rulemakings undertaken and to be undertaken by the FCC which will interpret and implement the provisions of the 1996 Act. It is not possible at this time to predict the outcome of such rulemakings.

TV

   The ownership, operation and sale of television stations, including those licensed to subsidiaries of the Company, are subject to the jurisdiction of the FCC under authority granted it pursuant to the Communications Act. Matters subject to FCC oversight include, but are not limited to, the assignment of frequency bands for broadcast television; the approval of a television station's frequency, location and operating power; the issuance, renewal, revocation or modification of a television station's FCC license; the approval of changes in the ownership or control of a television station's licensee; the regulation of equipment used by television stations; and the adoption and implementation of regulations and policies concerning the ownership, operation and employment practices of television stations. The FCC has the power to impose penalties, including fines or license revocations, upon a licensee of a television station for violations of the FCC's rules and regulations.

   The following is a brief summary of certain provisions of the Communications Act and of specific FCC regulations and policies affecting broadcast television. Reference should be made to the Communications Act, FCC rules and the public notices and rulings of the FCC for further information concerning the nature and extent of FCC regulation of broadcast television stations.

   License Renewal. Under law in effect prior to the 1996 Act, television station licenses were granted for a maximum allowable period of five years and were renewable thereafter for additional five year periods. The 1996 Act, however, authorizes the FCC to grant television broadcast licenses, and renewals thereof, for terms of up to eight years. The FCC is currently conducting a rulemaking to determine if television station licenses will be extended to the full eight year term. The FCC may revoke or deny licenses, after a hearing, for serious violations of its regulations. Petitions to deny renewal of a license may be filed on or before the first day of the last month of a license term. Generally, however, in the absence of serious violations of FCC rules or policies, license renewal is expected in the ordinary course. The 1996 Act prohibits the FCC from considering competing applications for the frequency used by the renewal applicant if the FCC finds that the station seeking renewal has served the public interest, convenience and necessity, that there have been no serious violations by the licensee of the Communications Act or the rules and regulations of the FCC, and that there have been no other violations by the licensee of the Communications Act or the rules and regulations of the FCC that, when taken together, would constitute a pattern of abuse. The Company's licenses with respect to TV stations WOLF/WWLF/WILF, WDSI and WDBD are scheduled to expire on August 1, 1999, August 1, 1997 and June 1, 1997, respectively. In addition, the licenses with respect to television stations WTLH and WPXT are scheduled to expire on April 1, 1997 and April 1, 1999, respectively. The Company is not aware of any facts or circumstances that might reasonably be expected to prevent any of its stations from having its current license renewed at the end of its respective term.

   Ownership Matters. The Communications Act contains a number of restrictions on the ownership and control of broadcast licenses. The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without the prior approval of the FCC. The Communications Act and the FCC's rules also place limitations on alien ownership; common ownership of broadcast, cable and newspaper properties; ownership by those not having the requisite "character" qualifications and those persons holding "attributable" interests in the licensee.

   Attribution Rules. The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. In the case of corporations holding (or through subsidiaries controlling) broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's stock (or 10% or more of such stock in the case of insurance companies, investment companies and bank trust departments that are passive investors) are generally attributable, except that, in general, no minority voting stock interest will be attributable if there is a single holder of more than 50% of the outstanding voting power of the corporation. The FCC has outstanding a notice of proposed rulemaking that, among other things, seeks comment on whether the FCC should modify its attribution rules by (i) restricting the availability of the single majority shareholder exemption and (ii) attributing under certain circumstances certain interests such as non-voting stock or debt. The Company cannot predict the outcome of this proceeding or how it will affect the Company's business.

   Alien Ownership Restrictions. The Communications Act restricts the ability of foreign entities to own or hold interests in broadcast licenses. Foreign governments, representatives of foreign governments, non-citizens and representatives of non-citizens, corporations and partnerships organized under the laws of a foreign nation are barred from holding broadcast licenses. Non-citizens, foreign governments, foreign corporations and representatives of any of the foregoing, collectively, may directly or indirectly own or vote up to 20% of the capital stock of a broadcast licensee. In addition, a broadcast license may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation more than one-fourth of whose capital stock is owned or voted by non-citizens or their representatives, by foreign governments or their representatives, or by non-United States corporations, if the FCC finds that the public interest will be served by the refusal or the revocation of such license. The FCC has interpreted this provision of the Communications Act to require an affirmative public interest finding before a broadcast license may be granted to or held by any such corporation. To the Company's knowledge, the Commission has made such a finding in only one case involving a broadcast licensee. Because of these provisions, Pegasus may be prohibited from having more than one-fourth of its stock owned or voted directly or indirectly by non-citizens, foreign governments, foreign corporations or representatives of any of the foregoing.

   Multiple Ownership Rules. FCC rules limit the number of television stations any one entity can acquire or own. The FCC's television national multiple ownership rule limits the combined audience of television stations in which an entity may hold an attributable interest to 35% of total United States audience reach. The FCC's television multiple ownership local contour overlap rule generally prohibits ownership of attributable interests by a single entity in two or more television stations which serve the same geographic market; however, changes in these rules are under consideration, but the Company cannot predict the outcome of the proceeding in which such changes are being considered.

   Cross-Ownership Rules. FCC rules have generally prohibited or restricted the cross-ownership, operation or control of a radio station and a television station serving the same geographic market, of a television station and a cable system serving the same geographic market, and of a television station and a daily newspaper serving the same geographic market. As required by the 1996 Act, the FCC has amended its rules to allow a person or entity to own or control a network of broadcast stations and a cable system. In addition,

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the 1996 Act eliminates the statutory prohibition against the ownership of television stations and cable systems in the same geographic market, although FCC rules prohibiting such ownership are still in place. The 1996 Act also directs the FCC to presumptively waive, in the top 50 markets, its prohibition on ownership of television and radio stations in the same geographic market. Under these rules, absent waivers, the Company would not be permitted to acquire any daily newspaper, radio broadcast station or cable system in a geographic market in which it now owns or controls any TV properties. The FCC is currently considering a rulemaking to change the radio/television cross-ownership restrictions. The Company cannot predict the outcome of that rulemaking.

   Programming and Operation. The Communications Act requires broadcasters to serve the "public interest." Since the late 1970s, the FCC gradually has relaxed or eliminated many of the formal procedures it had developed to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. However, broadcast station licensees continue to be required to present programming that is responsive to local community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from viewers concerning a station's programming often will be considered by the FCC when it evaluates license renewal applications, although such complaints may be filed at any time and generally may be considered by the FCC at any time. Stations also must follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications, the advertisements of contests and lotteries, programming directed to children, obscene and indecent broadcasts and technical operations, including limits on radio frequency radiation. In August 1996, the FCC adopted new children's television rules mandating, among other things, that as of January 1, 1997 stations must identify and provide information concerning children's programming to publishers of program guides and listings and as of September 1, 1997 stations must broadcast three hours each week of educational and informational programming directed to children. The 1996 Act contains a number of provisions relating to television violence, which, among other things, direct the television industry or the FCC to develop a television ratings system and require commercial television stations to report on complaints concerning violent programming in their license renewal applications. In addition, most broadcast licensees, including the Company's licensees, must develop and implement affirmative action programs designed to promote equal employment opportunities and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a license renewal application.

   Must Carry and Retransmission Consent. The 1992 Cable Act requires each television broadcaster to make an election to exercise either certain "must carry" or, alternatively, "retransmission consent" rights in connection with its carriage by cable systems in the station's local market. If a broadcaster chooses to exercise its must carry rights, it may demand carriage on a specified channel on cable systems within its defined market. Must carry rights are not absolute, and their exercise is dependent on variables such as the number of activated channels on, and the location and size of, the cable system and the amount of duplicative programming on a broadcast station. Under certain circumstances, a cable system may decline carriage of a given station. If a broadcaster chooses to exercise its retransmission consent rights, it may prohibit cable systems from carrying its signal, or permit carriage under a negotiated compensation arrangement. The FCC's must carry requirements took effect on June 2, 1993; however, stations had until June 17, 1993 to make their must carry/retransmission consent elections. Under the Company's Fox Affiliation Agreements, the Company appointed Fox as its irrevocable agent to negotiate such retransmission consents with the major cable operators in the Company's respective markets. Fox exercised the Company's stations' retransmission consent rights. Television stations must make a new election between must carry and retransmission consent rights every three years. The last required election date was October 1, 1996. Although the Company expects the current retransmission consent agreements to be renewed upon their expiration, there can be no assurance that such renewals will be obtained.

   In April 1993, the United States District Court for the District of Columbia upheld the constitutionality of the legislative must carry provision. This decision was vacated by the United States Supreme Court in June 1994, and remanded to the District Court for further development of a factual record. The District Court has again upheld the must carry rules, and the matter is currently being considered by the Supreme Court. The Company cannot predict the outcome of the case. In the meantime, the must carry provisions and the FCC's regulations implementing those provisions are in effect.

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   Pending or Proposed Legislation and FCC Rulemakings. The FCC has proposed rules for implementing advanced (including high-definition) television ("ATV") service in the United States. Implementation of ATV is intended to improve the technical quality of television. Under certain circumstances, however, conversion to ATV operations may reduce a station's coverage area. The FCC is considering an implementation proposal that would allot a second broadcast channel to each full-power commercial television station for ATV operation. Under the proposal, stations would be required to phase in their ATV operations on the second channel at some point after the ATV operations have commenced. Recently, there has been consideration by the FCC of shortening further this transition period. In August 1995, the FCC commenced a further rulemaking proceeding to address ATV transition issues. In August 1996, the FCC adopted a further notice of proposed rulemaking presenting a proposed table of allotments for television stations for ATV operations. The table is only a draft proposal and may differ significantly from the final table. Implementation of ATV service may impose additional costs on television stations providing the new service, due to increased equipment costs, and may affect the competitive nature of the markets in which the Company operates if competing stations adopt and implement the new technology before the Company's stations. Various proposals have been put forth in Congress to auction the new ATV channels, which could preclude the Company from obtaining such channels if better financed companies were to participate in such auction. The FCC's current proposal that television stations obtain ATV channels and subsequently surrender their existing channels appears to have stalled the auction effort, although the Company cannot predict the ultimate outcome of the legislative consideration of these matters.

   The FCC is now conducting a rulemaking proceeding to consider changes to the multiple ownership rules that could, under certain limited circumstances, permit common ownership of television stations with overlapping service areas, while imposing restrictions on television LMAs. Certain of these changes, if adopted, could allow owners of television stations who currently cannot buy a television station or an additional television station in the Company's markets to acquire television properties in such markets. This may increase competition in such markets, but may also work to the Company's advantage by permitting it to acquire additional stations in its present markets and by enhancing the value of the Company's stations by increasing the number of potential buyers. Alternatively, if no changes are made in the multiple ownership rules relating to local ownership, and LMAs are made attributable, certain plans of the Company may be prohibited. Proposed changes in the FCC's "attribution" rules may also limit the ability of certain investors to invest in the Company. The FCC also is conducting a rulemaking proceeding to consider the adoption of more restrictive standards for the exposure of the public and workers to potentially harmful radio frequency radiation emitted by broadcast station transmitting facilities. Other matters which could affect the Company's broadcast properties include technological innovations affecting the mass communications industry and technical allocation matters, including assignment by the FCC of channels for additional broadcast stations, low-power television stations and wireless cable systems and their relationship to and competition with full power television service, as well as possible spectrum fees or other changes imposed on broadcasters for the use of their channels. The ultimate outcome of these pending proceedings cannot be predicted at this time.

   The FCC has initiated a Notice of Inquiry proceeding seeking comment on whether the public interest would be served by establishing limits on the amount of commercial matter broadcast by television stations. No prediction can be made at this time as to whether the FCC will impose any commercial limits at the conclusion of its deliberations. The Company is unable to determine what effect, if any, the imposition of limits on the commercial matter broadcast by television stations would have upon the Company's operations.

   The FCC recently lifted its financial interest/syndication ("FIN/SYN") rules that prohibited ABC, CBS and NBC from engaging in syndication for the sale, licensing, or distribution of television programs for non-network broadcast exhibition in the United States. Further, these rules prohibited networks from sharing profits from any syndication and from acquiring any new financial or proprietary interest in programs of which they were not the sole producer. The Company cannot predict the effect of the elimination of the FIN/SYN rules on the Company's ability to acquire desirable programming at reasonable prices.

   The FCC also recently eliminated the prime time access rule ("PTAR"), effective August 30, 1996. PTAR limited a station's ability to broadcast network programming (including syndicated programming previously broadcast over a network) during prime time hours. The elimination of PTAR could increase the amount of

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network programming broadcast over a station affiliated with ABC, CBS or NBC.
Such elimination also could result in (i) an increase in the compensation paid by the network (due to the additional prime time hours during which network programming could be aired by a network-affiliated station) and (ii) increased competition for syndicated network programming that previously was unavailable for broadcast by network affiliates during prime time. For purposes of PTAR, the FCC defines "network" to include those entities that deliver more than 15 hours of "prime time programming" (a term defined in those rules) to affiliates reaching 75% of the nation's television homes. Neither Fox nor its affiliates, including the Company's TV stations, are subject to the prime time access rule. The Company cannot predict the effect that the repeal many ultimately have on the market for syndicated programming.

   The Congress and the FCC have considered in the past and may consider and adopt in the future, (i) other changes to existing laws, regulations and policies or (ii) new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership, and profitability of the Company's broadcast stations, result in the loss of audience share and advertising revenues for these stations or affect the ability of the Company to acquire additional broadcast stations or finance such acquisitions.

   Additionally, irrespective of the FCC rules, the Antitrust Agencies have the authority to determine that a particular transaction presents antitrust concerns. The Antitrust Agencies have recently increased their scrutiny of the television and radio industries, and have indicated their intention to review matters related to the concentration of ownership within markets (including LMAs) even when the ownership or LMA in question is permitted under the regulations of the FCC. There can be no assurance that future policy and rulemaking activities of the Antitrust Agencies will not impact the Company's operations (including existing stations or markets) or expansion strategy.

DBS

   Unlike a common carrier, such as a telephone company, or a cable operator, DBS operators such as DIRECTV are free to set prices and serve customers according to their business judgment, without rate of return or other regulation or the obligation not to discriminate among customers. However, there are laws and regulations that affect DIRECTV and, therefore, affect the Company. As an operator of a privately owned United States satellite system, DIRECTV is subject to the regulatory jurisdiction of the FCC, primarily with respect to (i) the licensing of individual satellites (i.e., the requirement that DIRECTV meet minimum financial, legal and technical standards), (ii) avoidance of interference with radio stations and (iii) compliance with rules that the FCC has established specifically for DBS satellite licenses. As a distributor of television programming, DIRECTV is also affected by numerous other laws and regulations, including in particular the 1992 Cable Act's program access and exclusivity provisions. In addition to regulating pricing practices and competition within the cable television industry, the 1992 Cable Act is intended to establish and support alternative multichannel video distribution services, such as wireless cable and DBS. The United States Court of Appeals for the District of Columbia Circuit recently upheld a provision of the 1992 Cable Act requiring DBS providers to reserve not less than four nor more than seven percent of their channel capacity exclusively for noncommercial programming of an educational or informational nature. A rulemaking is pending to implement this requirement.

   State and local authorities in some jurisdictions restrict or prohibit the use of satellite dishes pursuant to zoning and other regulations. The FCC has recently adopted new rules that preempt state and local regulations that affect receive-only satellite dishes that are two meters or less in diameter, in any area where commercial or industrial uses are generally permitted by local land use regulation, or that are one meter or less in diameter in any area. Satellite dishes for the reception of DIRECTV's services are less than one meter in diameter, and thus the FCC's rules are expected to ease local regulatory burdens on the use of those dishes. On August 6, 1996, the FCC released a Further Notice of Proposed Rulemaking to determine whether to prohibit restrictions against the placement on rental property of DBS dishes and devices used for reception of over-the-air broadcast and MMDS services.

CABLE

   1984 Cable Act and 1992 Cable Act. The Cable Communications Policy Act of 1984 (the "1984 Cable Act") created uniform national standards and guidelines for the regulation of cable systems. Among other

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things, the 1984 Cable Act generally preempted local control over cable rates in most areas. In addition, the 1984 Cable Act affirmed the right of franchising authorities (state or local, depending on the practice in individual states) to award one or more franchises within their jurisdictions. It also prohibited non-grandfathered cable systems from operating without a franchise in such jurisdictions.

   The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") amended the 1984 Cable Act in many respects and significantly changed the legislative and regulatory environment in which the cable industry operates. The 1992 Cable Act allows for a greater degree of regulation with respect to, among other things, cable system rates for both basic and certain nonbasic services; programming access and exclusivity arrangements; access to cable channels by unaffiliated programming services; leased access terms and conditions; horizontal and vertical ownership of cable systems; customer service requirements; franchise renewals; television broadcast signal carriage and retransmission consent; technical standards; subscriber privacy; consumer protection issues; cable equipment compatibility; obscene or indecent programming; and cable system requirements that subscribers subscribe to tiers of service other than basic service as a condition of purchasing premium services. Additionally, the legislation encourages competition with existing cable systems by allowing municipalities to own and operate their own cable systems without having to obtain a franchise; preventing franchising authorities from granting exclusive franchises or unreasonably refusing to award additional franchises covering an existing cable system's service area; and prohibiting the common ownership of cable systems and co-located wireless systems known as MMDS and private SMATV.

   The 1992 Cable Act also precludes video programmers affiliated with cable television companies from favoring cable operators over competitors and requires such programmers to sell their programming to other multichannel video distributors. This provision may limit the ability of cable program suppliers to offer exclusive programming arrangements to cable television companies. The FCC, the principal federal regulatory agency with jurisdiction over cable television, has adopted many regulations to implement the provisions of the 1992 Cable Act.

   The FCC has the authority to enforce these regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate transmission facilities often used in connection with cable operations.

   Cable Rate Regulation. In June 1995, the FCC adopted rules which provide significant rate relief for small cable operators, which include operators the size of the Company. The Company's current rates are below the maximum presumed reasonable under the FCC's rules for small operators, and the Company may use this new rate relief to justify current rates, rates already subject to pending rate proceedings and new rates. The 1996 Act eliminates cable programming service tier ("CPST") rate regulation effective March 31, 1999, for all cable operators. In the interim, CPST rate regulation can be triggered only by a local unit of government (commonly referred to as local franchising authorities or "LFA") complaint to the FCC. Since the Company is a small cable operator within the meaning of the 1996 Act, CPST rate regulation for the Company ended upon the enactment of the 1996 Act. The Company's status as a small cable operator may be affected by future acquisitions. The 1996 Act does not disturb existing rate determinations of the FCC. The Company's basic tier of cable service ("BST") rates remain subject to LFA regulation under the 1996 Act.

   Rate regulation is precluded wherever a cable operator faces "effective competition." The 1996 Act expands the definition of effective competition to include any franchise area where a local exchange carrier ("LEC") (or affiliate) provides video programming services to subscribers by any means other than through DBS. There is no penetration minimum for the local exchange carrier to qualify as an effective competitor, but it must provide "comparable" programming services in the franchise area.

   Under the 1996 Act, the Company will be allowed to aggregate, on a franchise, system, regional or company level, its equipment costs into broad categories, such as converter boxes, regardless of the varying levels of functionality of the equipment within each such broad category. The 1996 Act will allow the Company to average together costs of different types of converters (including non-addressable, addressable, and digital). The statutory changes will also facilitate the rationalizing of equipment rates across jurisdictional boundaries. These favorable cost-aggregation rules do not apply to the limited equipment used by "BST-only" subscribers.

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   Anti-Buy Through Provisions. In March 1993, the FCC adopted regulations pursuant to the 1992 Cable Act which require cable systems to permit customers to purchase video programming on a per channel or a per program basis without the necessity of subscribing to any tier of service, other than the basic service tier, unless the cable system is technically incapable of doing so. Generally, this exemption from compliance with the statute for cable systems that do not have such technical capability is available until a cable system obtains the capability, but not later than December 2002. The Company's systems have the necessary technical capability and have complied with this regulation.

   Indecent Programming on Leased Access Channels. FCC regulations pursuant to the 1992 Cable Act permit cable operators to restrict or refuse the carriage of indecent programming on so-called "leased access" channels, i.e., channels the operator must set aside for commercial use by persons unaffiliated with the operator. Operators were also permitted to prohibit indecent programming on public access channels. In June 1996, the Supreme Court ruled unconstitutional the indecency prohibitions on public access programming as well as the "segregate and block" restriction on indecent leased access programming.

   Scrambling. The 1996 Act requires that upon the request of a cable subscriber, the cable operator must, free of charge, fully scramble or otherwise fully block the audio and video programming of each channel carrying adult programming so that a non-subscriber does not receive it.

   Cable operators must also fully scramble or otherwise fully block the video and audio portion of sexually explicit or other programming that is indecent on any programming channel that is primarily dedicated to sexually oriented programming so that a non-subscriber to such channel may not receive it. Until full scrambling or blocking occurs, cable operators must limit the carriage of such programming to hours when a significant number of children are not likely to view the programming. The Company's systems do not presently have the necessary technical capability to comply with the scrambling requirement. However, the effective date of these requirements has been stayed by the United States District Court for the District of Delaware.

   Cable Entry Into Telecommunications. The 1996 Act declares that no state or local laws or regulations may prohibit or have the effect of prohibiting the ability of any entity to provide any interstate or intrastate telecommunications service. States are authorized to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. The 1996 Act further provides that cable operators and affiliates providing telecommunications services are not required to obtain a separate franchise from LFAs for such services. The 1996 Act prohibits LFAs from requiring cable operators to provide telecommunications service or facilities as a condition of a grant of a franchise, franchise renewal, or franchise transfer, except that LFAs can seek "institutional networks" as part of franchise negotiations.

   The 1996 Act clarifies that traditional cable franchise fees may only be based on revenues related to the provision of cable television services. However, when cable operators provide telecommunications services, LFAs may require reasonable, competitively neutral compensation for management of the public rights-of-way.

   Interconnection and Other Telecommunications Carrier Obligations. To facilitate the entry of new telecommunications providers including cable operators, the 1996 Act imposes interconnection obligations on all telecommunications carriers. All carriers must interconnect their networks with other carriers and may not deploy network features and functions that interfere with interoperability. On August 8, 1996, the FCC released its first Report and Order to implement the interconnection provisions of the 1996 Act. Several parties have sought reconsideration of the order by the FCC, and a number of parties also have petitioned for review of the order in several federal courts of appeal. Those petitions have been consolidated before the United States Court of Appeals for the Eighth Circuit, which on October 15, 1996 stayed substantial portions of the FCC order pending judicial review. On November 1, 1996, the Eighth Circuit modified the stay to exclude certain non-pricing portions of the rules that primarily relate to wireless telecommunications providers. One Justice of the U.S. Supreme Court rejected requests to vacate the stay, and the parties that sought to have the stay lifted sought review by other Justices. On November 12, 1996, the Supreme Court denied the application to lift the stay.

   Telephone Company Entry Into Cable Television. The 1996 Act allows telephone companies to compete directly with cable operators by repealing the telephone company-cable cross-ownership ban and the FCC's video dialtone regulations. This will allow LECs, including the Bell Operating Companies, to compete with cable both inside and outside their telephone service areas.

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   The 1996 Act replaces the FCC's video dialtone rules with an "open video system" ("OVS") plan by which LECs can provide cable service in their telephone service area. LECs complying with FCC OVS regulations will receive relaxed oversight. Only the program access, negative option billing prohibition, subscriber privacy, Equal Employment Opportunity, PEG, must-carry and retransmission consent provisions of the Communications Act will apply to LECs providing OVS. Franchising, rate regulation, consumer service provisions, leased access and equipment compatibility will not apply. Cable copyright provisions will apply to programmers using OVS. LFAs may require OVS operators to pay "franchise fees" only to the extent that the OVS provider or its affiliates provide cable services over the OVS. OVS operators will be subject to LFA general right-of-way management regulations. Such fees may not exceed the franchise fees charged to cable operators in the area, and the OVS provider may pass through the fees as a separate subscriber bill item.

   As required by the 1996 Act, the FCC has adopted regulations prohibiting an OVS operator from discriminating among programmers, and ensuring that OVS rates, terms, and conditions for service are reasonable and nondiscriminatory. Further, the FCC has adopted regulations prohibiting a LEC-OVS operator, or its affiliates, from occupying more than one-third of a system's activated channels when demand for channels exceeds supply, although there are no numeric limits. The FCC also has adopted OVS regulations governing channel sharing; extending the FCC's sports exclusivity, network nonduplication, and syndex regulations; and controlling the positioning of programmers on menus and program guides. The 1996 Act does not require LECs to use separate subsidiaries to provide incidental inter Local Access and Transport Area ("interLATA") video or audio programming services to subscribers or for their own programming ventures.

   Cable and Broadcast Television Cross-Ownership. As required by the 1996 Act, the FCC has amended its rules to allow a person or entity to own or control a network of broadcast stations and a cable system. In addition, the 1996 Act eliminates the statutory prohibition against the ownership of cable systems and television stations in the same geographic market, although FCC rules prohibiting such ownership are still in place.

   Signal Carriage. The 1992 Cable Act imposed obligations and restrictions on cable operator carriage of non-satellite delivered television stations. Under the must-carry provision of the 1992 Cable Act, a cable operator, subject to certain restrictions, must carry, upon request by the station, all commercial television stations with adequate signals which are licensed to the same market as the cable system. Cable operators are also obligated to carry all local non-commercial stations. If a non-satellite delivered commercial broadcast station does not request carriage under the must-carry provisions of the 1992 Cable Act, a cable operator may not carry that station without that station's explicit written consent for the cable operator to retransmit its programming. The Company is carrying all television stations that have made legitimate requests for carriage. All other television stations are carried pursuant to written retransmission consent agreements.

   Copyright Licensing. Cable systems are subject to federal copyright licensing covering carriage of broadcast signals. In exchange for making semi-annual payments to a federal copyright royalty pool and meeting certain other obligations, cable operators obtain a blanket license to retransmit broadcast signals. Bills have been introduced in Congress over the past several years that would eliminate or modify the cable compulsory license. The 1992 Cable Act's retransmission consent provisions expressly provide that retransmission consent agreements between television stations and cable operators do not obviate the need for cable operators to obtain a copyright license for the programming carried on each broadcaster's signal.

   Electric Utility Entry Into Telecommunications. The 1996 Act provides that registered utility holding companies and subsidiaries may provide telecommunications services (including cable) notwithstanding the Public Utility Holding Company Act. Electric utilities must establish separate subsidiaries, known as "exempt telecommunications companies" and must apply to the FCC for operating authority. It is anticipated that large utility holding companies will become significant competitors to both cable television and other telecommunications providers.

   State and Local Regulation. Because a cable system uses streets and rights-of-way, cable systems are subject to state and local regulation, typically imposed through the franchising process. State and/or local officials are usually involved in franchisee selection, system design and construction, safety, consumer relations, billing practices and community-related programming and services among other matters. Cable systems generally are operated pursuant to nonexclusive franchises, permits or licenses granted by a

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municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchise operator fails to comply with material provisions. The 1992 Cable Act prohibits the award of exclusive franchises and allows franchising authorities to exercise greater control over the operation of franchised cable systems, especially in the area of customer service and rate regulation. The 1992 Cable Act also allows franchising authorities to operate their own multichannel video distribution system without having to obtain a franchise and permits states or LFAs to adopt certain restrictions on the ownership of cable systems. Moreover, franchising authorities are immunized from monetary damage awards arising from regulation of cable systems or decisions made on franchise grants, renewals, transfers and amendments. Under certain circumstances, LFAs may become certified to regulate basic cable service rates.

   The specific terms and conditions of a franchise and the laws and regulations under which it was granted directly affect the profitability of the cable system. Cable franchises generally contain provisions governing fees to be paid to the franchising authority, length of the franchise term, renewal, sale or transfer of the franchise, territory of the franchise, design and technical performance of the system, use and occupancy of public streets and number and types of cable services provided.

   Although federal law has established certain procedural safeguards to protect incumbent cable television franchisees against arbitrary denials of renewal, the renewal of a franchise cannot be assured unless the franchisee has met certain statutory standards. Moreover, even if a franchise is renewed, a franchising authority may impose new and stricter requirements, such as the upgrading of facilities and equipment or higher franchise fees (subject, however, to limits set by federal law). To date, however, no request of the Company for franchise renewals or extensions has been denied. Despite favorable legislation and good relationships with its franchising authorities, there can be no assurance that franchises will be renewed or extended.

   Various proposals have been introduced at the state and local levels with regard to the regulation of cable systems, and several states have adopted legislation subjecting cable systems to the jurisdiction of centralized state governmental agencies, some that impose regulation similar to that of a public utility. Attempts in other states to regulate cable systems are continuing and can be expected to increase. Such proposals and legislation may be preempted by federal statute and/or FCC regulation. Massachusetts and Connecticut have adopted state level regulation.

   The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the cable industry. Other existing federal regulations, copyright licensing and, in many jurisdictions, state and local franchise requirements currently are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which cable systems operate. Neither the outcome of these proceedings nor the impact upon the cable industry or the Company's Cable systems can be predicted at this time.

PROPERTIES

   The Company's TV stations own and lease studio, tower, transmitter and antenna facilities and the Company's Cable systems own and lease studio, parking, storage, headend, tower, earth station and office facilities in the localities in which they operate. The Company leases office space in Marlboro, Massachusetts for its DBS operations. The television transmitter and antenna sites are generally located so as to provide optimum market coverage. The cable headend and tower sites are located at strategic points within the cable system franchise area to support the distribution system. The Company believes that its facilities are in good operating condition and are satisfactory for their present and intended uses. The following table contains certain information describing the general character of the Company's properties:

                                                                                                              Expiration of Lease
 Location and Type of Property                       Owned or Leased      Approximate Size                    or Renewal Options
 -------------------------------------------------   ------------------   ---------------------------------   -------------------
Corporate Office
          Radnor, Pennsylvania (office)             Leased               4,848 square feet                           3/31/98
TV Stations
          Jackson, MS (TV transmitting equipment)   Leased               1,125 foot tower                            2/28/04
          Jackson, MS (television station and       Lease-Purchase (1)   5,600 square foot building;                     N/A
             transmitter building)                                       900 square foot building
          West Mountain, PA (tower and              Leased               9.6 acres                                   1/31/00
             transmitter)
          916 Oak Street, Scranton, PA              Leased               8,600 square feet                           4/30/00
             (television station)
          Bald Eagle Mountain, PA (transmitting)    Leased               400 square feet                             9/30/97
                                                                          (Williamsport Tower)
          Nescopec Mountain, PA (transmitting)      Owned                400 foot tower                                  N/A
          Williamsport, PA (tower)                  Owned                175 foot tower                                  N/A
          Chattanooga, TN (transmitting)            Owned                577 foot tower                                  N/A
          2401 East Main St., Chattanooga, TN       Owned                14,800 square feet                              N/A
             (former television station)
          1201 East Main St., Chattanooga, TN       Owned                16,240 square foot building                     N/A
             (present television station)                                on 3.17 acres
          2320 Congress Street, Portland, ME        Leased               8,000 square feet                          12/31/97
             (television station)
          Gray, ME (tower)                          Owned                18.6 acres                                      N/A
          1203 Governor's Square, Tallahassee, FL   Leased               5,012 square feet                           9/30/97
             (television station)
          Leon County, FL                           Leased(2)            30 acres                                    2/28/98
          Nickleville, GA (tower)                   Owned                22.5 acres                                      N/A
DBS Systems
          Marlboro, MA (office)                     Leased               1,310 square feet                           7/31/99
          Charlton, MA (warehouse)                  Leased               1,750 square foot area                      monthly
Cable Systems
          Winchester, CT (headend)                  Owned                15.22 acres                                     N/A
          140 Willow Street, Winsted, CT (office)   Owned                1,900 square feet                               N/A
          Charlton, MA (office, headend site)       Leased               38,223 square feet                           5/9/99
          Hinsdale, MA (headend site)               Leased               30,590 square feet                           2/1/04
          Lanesboro, MA (headend site)              Leased               62,500 square feet                          4/13/97
          West Stockbridge, MA (headend site)       Leased               1.59 acres                                   4/4/05
          Bethlehem, NH (headend site)(3)           Leased               1.84 acres                                   5/1/03
          Moultonboro, NH (office)(3)               Leased               1,250 square feet                          12/31/02
          Tuftonboro, NH (headend site)(3)          Leased               58,789 square feet                          6/30/03
          Route #2, Puerto Rico (office)            Leased               2,520 square foot building                  8/30/98
          Mayaguez, Puerto Rico (headend)           Leased               530 square foot building                    8/30/98
          Mayaguez, Puerto Rico (warehouse)         Leased               1,750 square foot area                      monthly
          San German, Puerto Rico (headend site)    Owned                1,200 square feet; 200 foot tower               N/A
          San German, Puerto Rico (tower and        Owned                60 foot tower; 192 square meters                N/A
             transmitter)
          San German, Puerto Rico (office)          Leased               2,928 square feet                            2/1/01
          Anasco, Puerto Rico (office)              Leased               500 square feet                             2/28/99
          Anasco, Puerto Rico (headend site)        Leased               1,200 square meters                         3/24/97
          Anasco, Puerto Rico (headend)             Owned                59 foot tower                                   N/A
          Guanica, Puerto Rico (headend site)       Leased               40 foot tower; 121 square meters            2/28/04
          Cabo Rojo, Puerto Rico (headend site)     Leased               40 foot tower; 121 square meters           11/10/04
          Hormigueros, Puerto Rico (warehouse)      Leased               2,000 square feet                           monthly

------
(1) The Company entered into a lease/purchase agreement in July 1993 which calls for 60 monthly payments of $4,500 at the end of which the property is conveyed to the Company.

(2) The Company holds an option to purchase this site for $150,000.

(3) In connection with the New Hampshire Cable Sale, these leases would be assigned to the prospective purchaser.

EMPLOYEES

   As of October 31, 1996, the Company had 266 full-time and 26 part-time employees. The Company is not a party to any collective bargaining agreement and considers its relations with its employees to be good.

LEGAL AND OTHER PROCEEDINGS

   Pursuant to the 1992 Cable Act and related regulations and orders, the Connecticut Department of Public Utility Control (the "DPUC") initiated proceedings in 1994 to review the basic service rates and certain related charges of certain cable systems in Connecticut, including those of the Company. In addition, pursuant to complaints received in accordance with the 1992 Cable Act and related regulations and orders, the FCC initiated a review of rates for CPST services (comprising traditional cable networks) provided by certain of the Company's New England Cable systems. In connection with the state and FCC proceedings, the Company has made filings to justify its existing service rates and to request further rate increases. In March and April 1996, the FCC approved the CPST rates that had been in effect for the Company's Connecticut Cable system, and in July 1996, the final rate complaint affecting the Company's Massachusetts Cable System was dismissed.

   The Connecticut DPUC issued two adverse rate orders on November 28, 1994 concerning the cost-of-service rate justification filed by the Company, requiring the Company to issue refunds for two different time periods. The first order ("Phase One") covers the period September 1, 1993 through May 14, 1994. The second order ("Phase Two") covers the period after May 14, 1994. In its rate orders, the Connecticut DPUC ordered refunds of basic service and equipment charges totalling $90,000 and $51,000 as of December 31, 1994 for the Phase One and Phase Two periods, respectively. The Company appealed the Connecticut DPUC order to the FCC arguing that in ordering refunds, the Connecticut DPUC misapplied its own and the FCC's cost-of-service standards by ignoring past precedent, by failing to consider the Company's unique circumstances and by failing to make appropriate exceptions to cost-of-service presumptions. The FCC has stayed the Connecticut DPUC orders. To date, the FCC has not yet issued sufficient rulings to predict how it will decide the issues raised by the Company on appeal. Although no decision with respect to the Company's Connecticut DPUC appeal has been reached, in the event the FCC issues an adverse ruling, the Company expects to make refunds in kind rather than in cash.

   The 1996 Act immediately eliminates rate regulation for CPST for small cable operators, such as the Company. Pursuant to the 1996 Act, a small cable operator is one that directly or through an affiliate serves in the aggregate less than one percent of the subscribers in the United States and is not affiliated with any entity or entities whose gross annual revenues in the aggregate exceeds $250,000,000. In June 1995 the FCC released an order providing rate regulation relief to small cable operators which serve 400,000 or fewer subscribers in any system with 15,000 or fewer subscribers. As a result of this order, such small cable operators are now eligible to justify their basic rates based on a four-element rate calculation. If the per channel rate resulting from this calculation is $1.24 or less, the rate is presumed reasonable. If the rate is higher than $1.24, the cable operator bears the burden of justifying the higher rate. The current per channel rate for each of the Company's Cable systems is less than $1.24. This new rate regulation option is available regardless of whether the operator has used another option previously. If a small system is later acquired by a larger company, the system will continue to have this regulatory option. In addition, small systems, as defined by this ruling, are now permitted to use all previously available small system and small operator relief, which includes the ability to pass through certain headend upgrade costs, and the ability to enter into alternative rate regulation agreements with franchising authorities.

   Acting pursuant to the FCC's June 1995 order with respect to small cable systems, in early 1996, the Company filed with the Massachusetts Community Antenna Television Commission (the "Massachusetts Cable Commission") and the Connecticut DPUC proposed new rates for the Company's revised basic service for its Massachusetts and Connecticut cable systems. In March 1996, the Massachusetts Cable Commission approved the proposed higher rates for the Massachusetts systems, and those rates went into effect on April 1, 1996. On December 16, 1996, the Connecticut DPUC issued a draft decision approving the new rates. Final action by the Connecticut DPUC is scheduled for December 31, 1996.

                     MANAGEMENT AND CERTAIN TRANSACTIONS

EXECUTIVE OFFICERS AND DIRECTORS

   Set forth below is certain information concerning the executive officers and directors of Pegasus.

Name                        Age   Position
------------------------   -----   -------------------------------------------------------
Marshall W. Pagon.  .....    40    Chairman of the Board, President, Chief Executive Officer
                                   and Treasurer
Robert N. Verdecchio.  ..    40    Senior Vice President, Chief Financial Officer and
                                   Assistant Secretary
Ted S. Lodge  ...........    40    Senior Vice President, General Counsel, Chief
                                   Administrative Officer and Assistant Secretary
Howard E. Verlin  .......    35    Vice President and Secretary
Guyon W. Turner  ........    54    Vice President
James J. McEntee, III(1)     39    Director
Mary C. Metzger(2)  .....    50    Director
Donald W. Weber(1)(2)  ..    60    Director

------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

   Marshall W. Pagon has served as President, Chief Executive Officer, Treasurer and Chairman of the Board of Pegasus since its incorporation. Mr. Pagon also serves as Chief Executive Officer and Director of each of Pegasus' subsidiaries. From 1991 to October 1994, when the assets of various affiliates of PM&C, principally limited partnerships that owned and operated the Company's TV and Cable operations, were transferred to PM&C's subsidiaries, Mr. Pagon or entities controlled or affiliated with Mr. Pagon served as the general partner of these partnerships and conducted the business of the Company. Mr. Pagon's background includes over 15 years of experience in the media and communications industry.

   Robert N. Verdecchio has served as Pegasus' Senior Vice President, Chief Financial Officer and Assistant Secretary since its inception. He has also served similar functions for PM&C's affiliates and predecessors in interest since 1990. Mr. Verdecchio is a certified public accountant and has over ten years of experience in the media and communications industry.

   Ted S. Lodge has served as Senior Vice President, General Counsel, Chief Administrative Officer and Assistant Secretary of Pegasus since July 1, 1996. From June 1992 through May 1996, Mr. Lodge practiced law with the law firm of Lodge & Company. During such period, Mr. Lodge was engaged by the Company as its outside legal counsel in connection with several of the Company's acquisitions. Prior to founding Lodge & Company, Mr. Lodge served as Vice President, Legal Department of SEI Corporation from May 1991 to June 1992 and as Vice President, General Counsel of Vik Brothers Insurance, Inc. from March 1989 to May 1991.

   Howard E. Verlin is a Vice President and Secretary of Pegasus and is responsible for operating activities of the Company's Cable and DBS subsidiaries, including supervision of their general managers. Mr. Verlin has served similar functions with respect to the Company's predecessors in interest and affiliates since 1987 and has over 14 years of experience in the media and communications industry.

   Guyon W. Turner is a Vice President of Pegasus and is responsible for the Company's broadcast television subsidiary. From 1984 to 1993, Mr. Turner was the managing general partner of Scranton TV Partners, Ltd., from which the Company acquired WOLF and WWLF in 1993. Mr. Turner was also chairman and director of Empire Radio Partners, Ltd. from March 1991 to December 1993. In November 1992, Empire filed for protection under Chapter 11 of the Bankruptcy Code. Mr. Turner's background includes over 20 years of experience in the media and communications industry.

   James J. McEntee, III has been a Director of Pegasus since October 8, 1996. Mr. McEntee has been a member of the law firm of Lamb, Windle & McErlane, P.C. for the past five years and a principal of that law firm for the past three years.

   Mary C. Metzger has been a Director of Pegasus since November 14, 1996. Ms. Metzger has been Chairman of Personalized Media Communications L.L.C. and its predecessor company, Personalized Media Communications Corp. since February 1989. Ms. Metzger has also been Managing Director of Video Technologies International, Inc. since June 1986.

   Donald W. Weber has been a Director of Pegasus since its incorporation and a director of PM&C since November 1995. Mr. Weber has been the President and Chief Executive Officer of Viewstar Entertainment Services, Inc., an NRTC member that distributes DIRECTV services in North Georgia, since August 1993. From November 1991 through August 1993, Mr. Weber was a private investor and consultant to various communication companies. Prior to that time, Mr. Weber was President and Chief Operating Officer of Contel Corporation until its merger with GTE Corporation in 1991. Mr. Weber is currently a member of the boards of directors of InterCel, Inc. and Healthdyne Information Enterprises, Inc., which are publicly-traded companies.

   In connection with the Michigan/Texas DBS Acquisition, the Parent agreed to nominate a designee of Harron as a member of Pegasus' Board of Directors. Effective October 8, 1996, James J. McEntee, III was appointed to Pegasus' Board of Directors as Harron's designee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Prior to the Initial Public Offering, Pegasus did not have a compensation committee or any other committee of the Board of Directors performing similar functions. Decisions concerning compensation of executive officers were made by the Board of Directors, which included Mr. Pagon, the President and Chief Executive Officer of Pegasus. Pegasus' compensation committee currently consists of Messrs. McEntee and Weber.

COMPENSATION OF DIRECTORS

   Under Pegasus' By-laws, each director is entitled to receive such compensation, if any, as may from time to time be fixed by the Board of Directors. Pegasus currently pays its directors who are not employees or officers of Pegasus an annual retainer of $5,000 plus $500 for each Board meeting attended in person and $250 for each Board meeting held by telephone. Pegasus also reimburses each director for all reasonable expenses incurred in traveling to and from the place of each meeting of the Board or committee of the Board.

   As additional remuneration for joining the Board, Mr. Weber was granted in April 1996 an option to purchase 3,385 shares of Class A Common Stock at an exercise price of $14.00 per share. Mr. Weber's option vested upon issuance, is exercisable until November 2000 and, at the time of grant, was issued at an exercise price equal to fair market value at the time Mr. Weber was elected a director.

MANAGEMENT AGREEMENT

   The Management Company performed various management and accounting services for the Company pursuant to the Management Agreement between the Management Company and the Company. Mr. Pagon controls and is the majority owner of the Management Company. Upon the consummation of the Initial Public Offering, the Management Agreement was transferred to the Company, and the employees of the Management Company became employees of the Company. In consideration for the transfer of this agreement together with certain net assets, including approximately $1.4 million of accrued management fees, the Management Company received $19.6 million of Class B Common Stock (1,400,000 shares of Class B Common Stock) and approximately $1.4 million in cash. Of the 1,400,000 shares, 182,652 were exchanged for an equal number of shares of Class A Common Stock and transferred to certain members of management who were participants in the Management Share Exchange. The fair market value of the Management Agreement was determined by Kane Reece Associates, Inc. ("Kane Reece"), an independent appraiser, based upon a discounted cash flow approach using historical financial results and management's financial projections. In return for Kane Reece's services, the Company incurred a fee of approximately $15,000 plus expenses.

   Under the Management Agreement, the Management Company provided specified executive, administrative and management services to PM&C and its operating subsidiaries. These services included: (i) selection of personnel; (ii) review, supervision and control of accounting, bookkeeping, recordkeeping, reporting and revenue collection; (iii) supervision of compliance with legal and regulatory requirements; and (iv) conduct and control of daily operational aspects of the Company. In consideration for the services performed by the Management Company under the Management Agreement, the Company was charged management fees, which represented 5% of the Company's net revenues, and reimbursements for the Management Company's accounting department costs. The Management Company's offices are located at 5 Radnor Corporate Center, Suite 454, Radnor, Pennsylvania 19087.

MANAGEMENT SHARE EXCHANGE

   Certain members of the Company's management, including all of the Company's executive officers with the exception of Marshall W. Pagon and Ted
S. Lodge, held prior to the consummation of the Initial Public Offering 5,000 shares in the aggregate of Parent Non-Voting Stock. Upon consummation of the Initial Public Offering, all shares of the Parent Non-Voting Stock were exchanged for an aggregate of 263,606 shares of Class A Common Stock and the Parent Non-Voting Stock was distributed to the Parent.

TOWERS PURCHASE

   Simultaneously with the completion of the Initial Public Offering, the Company purchased Towers' assets for total consideration of approximately $1.4 million. Towers is beneficially owned by Marshall W. Pagon. The Towers Purchase consisted of ownership and leasehold interests in three tower properties. Towers leased space on each of its towers to the Company and to unaffiliated companies. The purchase price was determined by an independent appraisal.

SPLIT DOLLAR AGREEMENT

   In December 1996, the Company entered into a Split Dollar Agreement with the trustees of an insurance trust established by Marshall W. Pagon. Under the Split Dollar Agreement, the Company agreed to pay a portion of the premiums for certain life insurance policies covering Mr. Pagon owned by the insurance trust. The Agreement will provide that the Company will be repaid for all amounts it expends for such premiums, either from the cash surrender value or the proceeds of the insurance policies.

EXECUTIVE COMPENSATION

   The salaries of the Company's executive officers were historically paid by the Management Company. Upon the closing of the Initial Public Offering, the Management Agreement was transferred to the Company and the salaries of the Company's executive officers began to be paid for by the Company. The following table summarizes the compensation paid for the last two fiscal years to the Chief Executive Officer and to each of the Company's most highly compensated officers whose total annual salary and bonus for the fiscal year ended December 31, 1995 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                            Long-Term
                                                                              Annual Compensation(1)       Compensation
                                                                           ----------------------------   --------------
                                                                                                            Restricted
                                                                                         Other Annual         Stock
Name                    Principal Position                         Year      Salary      Compensation         Awards
---------------------   --------------------------------------    ------    ----------   --------------   --------------
Marshall W. Pagon  ...  President and Chief Executive Officer      1995     $150,000           --               --
                                                                   1994     $150,000           --               --
Robert N. Verdecchio    Senior Vice President, Chief Financial     1995     $122,083           --           $133,450(3)
                        Officer and Assistant Secretary            1994     $ 90,000           --               --
Howard E. Verlin  ....  Vice President, Cable and Satellite        1995     $100,000           --           $ 95,321(3)
                        Television, and Secretary                  1994     $ 65,000           --               --
Guyon W. Turner  .....  Vice President, Broadcast Television       1995     $130,486       $18,200(2)       $ 95,321(3)
                                                                   1994     $140,364       $20,480(2)           --

------
(1) Prior to the consummation of the Initial Public Offering, the Company's executive officers never received any salary or bonus compensation from the Company. The salary amounts presented above were paid by the Management Company. There are no employment agreements between the Company and its executive officers.

(2) Includes $18,000 housing allowance paid by the Company.

(3) Represents grants of the Parent's Non-Voting Common Stock in 1995 (875 shares to Mr. Verdecchio and 625 shares each to Messrs. Verlin and Turner). Amounts shown in the table are based on a valuation prepared for the Parent at the time of the grants. One-fourth of the shares vest on December 31 of each of 1995, 1996, 1997 and 1998. Upon the completion of the Initial Public Offering, all of the Parent's Non-Voting Common Stock were exchanged for shares of Class A Common Stock pursuant to the Managaement Share Exchange.

INCENTIVE PROGRAM

 GENERAL

   The Incentive Program, which includes the Restricted Stock Plan (as defined), the 401(k) Plans (as defined) and the Stock Option Plan (as defined), is designed to promote growth in stockholder value by providing employees with restricted stock awards in the form of Class A Common Stock and grants of options to purchase Class A Common Stock. Awards under the Restricted Stock Plan and the 401(k) Plans are in proportion to annual increases in Location Cash Flow. For this purpose Location Cash Flow is automatically adjusted for acquisitions such that, for the purpose of calculating the annual increase in Location Cash Flow, the Location Cash Flow of the acquired properties is included as if it had been a part of the Company's financial results for the comparable period of the prior year. The Company has authorized up to 720,000 shares of Class A Common Stock in connection with the Incentive Program (subject to adjustment to reflect stock dividends, stock splits, recapitalizations, and similar changes in the capitalization of Pegasus).

   The Company believes that the Restricted Stock Plan and 401(k) Plans result in greater increases in stockholder value than result from a conventional stock option program, because these plans create a clear cause and effect relationship between initiatives taken to increase Location Cash Flow and the amount of incentive compensation that results therefrom.

   Although the Restricted Stock Plan and 401(k) Plans like conventional stock option programs provide compensation to employees as a function of growth in stockholder value, the tax and accounting treatments of these programs are different. For tax purposes, incentive compensation awarded under the Restricted Stock Plan (upon vesting) and the 401(k) Plans is fully tax deductible as compared to conventional stock option grants which generally are only partially tax deductible upon exercise. For accounting purposes, conventional stock option programs generally do not result in a charge to earnings while compensation under the Restricted Stock Plan and the 401(k) Plans do result in a charge to earnings. The Company believes that these differences result in a lack of comparability between the EBITDA of companies that utilize conventional stock option programs and the EBITDA of the Company.

   The table below lists the specific maximum components of the Restricted Stock Plan and the 401(k) Plans in terms of a $1 increase in annual Location Cash Flow.

 Component                                                                                      Amount
 ------------------------------------------------------------------------------------------   ----------
Restricted Stock grants to general managers based on the increase in annual Location Cash
  Flow of individual business units .......................................................     6cents
Restricted Stock grants to department managers based on the increase in annual Location
  Cash Flow of individual business units ..................................................     6cents
Restricted Stock grants to corporate managers (other than executive officers) based on the
  Company-wide increase in annual Location Cash Flow ......................................     3cents
Restricted Stock grants to employees selected for special recognition  ....................     5cents
Restricted Stock grants under the 401(k) Plans for the benefit of all eligible employees
  and allocated pro-rata based on wages ...................................................    10cents
                                                                                            ----------
    Total  ................................................................................    30cents
                                                                                            ==========

   Currently, the Company has seven general managers, 27 department managers and nine corporate managers.

   Executive officers and non-employee directors are not eligible to receive profit sharing awards under the Restricted Stock Plan. Executive officers are eligible to receive awards under the Restricted Stock Plan consisting of (i) special recognition awards and (ii) awards made to the extent that an employee does not receive a matching contribution because of restrictions of the Internal Revenue Code of 1986, as amended (the "Code"). Executive officers and non-employee directors are eligible to receive options under the Stock Option Plan.

RESTRICTED STOCK PLAN

   In September 1996, Pegasus adopted the Pegasus Restricted Stock Plan (the "Restricted Stock Plan" and, together with the 401(k) Plans and the Stock Option Plan, the "Incentive Program"), which was also approved by Pegasus' stockholders in September 1996. The Restricted Stock Plan will terminate in September 2006. Under the Restricted Stock Plan, 270,000 shares of Class A Common Stock (subject to adjustment to reflect stock dividends, stock splits, recapitalizations, and similar changes in the capitalization of Pegasus) are available for granting restricted stock awards to eligible employees of the Company who have completed at least one year of service. The Restricted Stock Plan provides for three types of restricted stock awards that are made in the form of Class A Common Stock as shown in the table above: (i) profit sharing awards to general managers, department managers and corporate managers (other than executive officers); (ii) special recognition awards for consistency (team award), initiative (a team or individual award), problem solving (a team or individual award) and individual excellence; and (iii) awards that are made to the extent that an employee does not receive a matching contribution under the U.S. 401(k) Plan because of restrictions of the Code. To date, 3,614 shares of Class A Common Stock have been granted as special recognition awards. Restricted Stock Awards vest 34% after two years of service with the Company (including years before the Restricted Stock Plan was established), 67% after three years of service and 100% after four years of service.

STOCK OPTION PLAN

   In September 1996, Pegasus adopted the Pegasus Communications 1996 Stock Option Plan (the "Stock Option Plan"), which was also approved by Pegasus' stockholders in September 1996. The Stock Option Plan terminates in September 2006. Under the Stock Option Plan, up to 450,000 shares of Class A Common Stock

(subject to adjustment to reflect stock dividends, stock splits, recapitalizations, and similar changes in the capitalization of Pegasus) are available for the granting of nonqualified stock options ("NQSOs") and options qualifying as incentive stock options ("ISOs") under Section 422 of the Code. Executive officers, who are not eligible to receive profit sharing awards under the Restricted Stock Plan, are eligible to receive NQSOs or ISOs under the Stock Option Plan, but no executive officer may be granted options covering more than 275,000 shares of Class A Common Stock under the Stock Option Plan. Directors of Pegasus who are not employees of the Company are eligible to receive NQSOs under the Stock Option Plan. Currently, five executive officers and three non-employee directors are eligible to receive options under the Stock Option Plan.

401(K) PLANS

   Effective January 1, 1996, PM&C adopted the Pegasus Communications Savings Plan (the "U.S. 401(k) Plan") for eligible employees of PM&C and its domestic subsidiaries. In 1996, the Company's Puerto Rico subsidiary adopted the Pegasus Communications Puerto Rico Savings Plan (the "Puerto Rico 401(k) Plan" and, together with the U.S. 401(k) Plan, the "401(k) Plans") for eligible employees of the Company's Puerto Rico subsidiaries. Substantially all Company employees who, as of the enrollment date under the 401(k) Plans, have completed at least one year of service with the Company are eligible to participate in one of the 401(k) Plans. Participants may make salary deferral contributions of 2% to 6% of salary to the 401(k) Plans.

   The Company may make three types of contributions to the 401(k) Plans, each allocable to a participant's account if the participant completes at least 1,000 hours of service in the applicable plan year, and is employed on the last day of the applicable plan year: (i) the Company matches 100% of a participant's salary deferral contributions to the extent the participant invested his or her salary deferral contributions in Class A Common Stock at the time of his or her initial contribution to the 401(k) Plans; (ii) the Company, in its discretion, may contribute an amount that equals up to 10% of the annual increase in Company-wide Location Cash Flow (these Company discretionary contributions, if any, are allocated to eligible participants' accounts based on each participant's salary for the plan year); and (iii) the Company also matches a participant's rollover contribution, if any, to the 401(k) Plans, to the extent the participant invests his or her rollover contribution in Class A Common Stock at the time of his or her initial contribution to the 401(k) Plans. Discretionary Company contributions and Company matches of employee salary deferral contributions and rollover contributions are made in the form of Class A Common Stock, or in cash used to purchase Class A Common Stock. Company contributions to the 401(k) Plans are subject to limitations under applicable laws and regulations.

   All employee contributions to the 401(k) Plans are fully vested at all times and all Company contributions, if any, vest 34% after two years of service with the Company (including years before the 401(k) Plans were established); 67% after three years of service and 100% after four years of service. A participant also becomes fully vested in Company contributions to the 401(k) Plans upon attaining age 65 or upon his or her death or disability.

                            OWNERSHIP AND CONTROL

   The following table sets forth certain information with respect to the beneficial holdings of each director, each of the executive officers named in the Summary Compensation Table, and all executive officers and directors as a group, as well as the holdings of each stockholder who was known to Pegasus to be the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of more than 5% of the Class A Common Stock and Class B Common Stock and gives effect to the Registered Exchange Offer (assuming all holders of the PM&C Class B Shares exchange their shares for shares of Class A Common Stock). The information does not give effect to the Warrant Shares issuable upon exercise of the Warrants offered hereby. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders generally, and holders of Class B Common Stock are entitled to ten votes per share. Shares of Class B Common Stock are convertible immediately into shares of Class A Common Stock on a one-for-one basis, and accordingly, holders of Class B Common Stock are deemed to own the same number of shares of Class A Common Stock. The Parent and Pegasus Capital, L.P. hold in the aggregate all shares of Class B Common Stock, representing 49.6% of the Common Stock (and 90.8% of the combined voting power of all voting stock) of Pegasus on a fully diluted basis. Marshall W. Pagon is deemed to be the beneficial owner of all of the Class B Common Stock. The outstanding capital stock of the Parent consists of 64,119 shares of Class A Voting Common Stock and 5,000 shares of Parent Non-Voting Stock, all of which are beneficially owned by Marshall W. Pagon. See "Risk Factors -- Concentration of Share Ownership and Voting Control by Marshall W. Pagon."

                                                  Pegasus Class A            Pegasus Class B
                                                    Common Stock              Common Stock
                                                 Beneficially Owned        Beneficially Owned
                                             -------------------------   -----------------------
Beneficial Owner                                  Shares          %         Shares         %
-------------------------------------------  --------------   --------   -----------   ---------
Marshall W. Pagon(1)(2)  ..................     4,581,900(3)    49.6%     4,581,900      100.0%
Guyon W. Turner  ..........................       157,143        3.4%            --        --
Robert N. Verdecchio  .....................       170,903        3.7%            --        --
Howard E. Verlin  .........................        39,321           (4)          --        --
James J. McEntee, III  ....................           500           (4)          --        --
Mary C. Metzger  ..........................            --       --               --        --
Donald W. Weber(5)  .......................         5,385           (4)          --        --
Harron Communications Corp.(6)
 70 East Lancaster Avenue
 Frazer, PA 19355  ........................       852,110       18.3%            --        --
Directors and Executive Officers as a
  Group (8 persons)(7) ....................     4,956,652       53.6%     4,581,900      100.0%

------
(1) The address of this person is c/o Pegasus Communications Management Company, 5 Radnor Corporate Center, Suite 454, 100 Matsonford Road, Radnor, Pennsylvania 19087.

(2) Pegasus Capital, L.P. holds 1,217,348 shares of Class B Common Stock. Mr. Pagon is the sole shareholder of the general partner of Pegasus Capital, L.P. and is deemed to be the beneficial owner of these shares. All of the 3,364,552 remaining shares of Class B Common Stock are owned by the Parent. All Class A Voting Common Stock of the Parent are held by Pegasus Communications Limited Partnership. Mr. Pagon controls Pegasus Communications Limited Partnership by reason of his ownership of all the outstanding voting stock of the sole general partner of a limited partnership that is, in turn, the sole general partner in Pegasus Communications Limited Partnership. As such, Mr. Pagon is the beneficial owner of 100% of Class B Common Stock with sole voting and investment power over all such shares.

(3) Represents 4,581,900 shares of Class B Common Stock, which are convertible into shares of Class A Common Stock on a one-for-one basis.

(4) Represents less than 1% of the outstanding shares of the class of Common Stock.

(5) Includes 3,385 shares of Class A Common Stock issuable upon the exercise of the vested portion of outstanding stock options.

(6) Under the terms of a stockholder's agreement entered into by the Company in connection with the Michigan/Texas DBS Acquisition, the Company has a right of first offer to purchase any shares sold by Harron in a private transaction exempt from registration under the Securities Act.

(7) See footnotes (2), (3) and (5). Also includes 1,500 shares of Class A Common Stock owned by Ted S. Lodge's wife, for which Mr. Lodge disclaims beneficial ownership.

                         DESCRIPTION OF INDEBTEDNESS

NEW CREDIT FACILITY

   Pegasus Media & Communicaitons, Inc. ("PM&C") entered into a seven-year, senior secured revolving credit facility for $50.0 million. Proceeds of borrowings under the New Credit Facility may be used for acquisitions approved by the lenders in the TV, DBS or Cable businesses and for general corporate purposes. All subsidiaries of PM&C (other than Pegasus Cable Television of Connecticut, Inc. and subsidiaries that hold certain of the Company's broadcast licenses) are guarantors of the New Credit Facility, which is collateralized by a security interest in all assets of, and all stock in, Pegasus' subsidiaries (other than the assets of Pegasus Cable Television of Connecticut, Inc., the assets and stock of certain of the Company's license-holding subsidiaries, and any PM&C Class B Shares not held by Pegasus following the Registered Exchange Offer).

   Borrowings under the New Credit Facility bear interest, payable monthly, at LIBOR or the prime rate (as selected by the Company) plus spreads that vary with PM&C's ratio of total debt to operating cash flow. The New Credit Facility required payment of a closing fee of approximately $1.3 million and an annual commitment fee of 0.5% of the unused portion of the commitment payable quarterly in arrears and requires PM&C to purchase an interest rate hedging contract covering an amount equal to at least 50% of the total amount of borrowings from the reducing revolving facility for a minimum period of at least two years.

   The New Credit Facility requires prepayments and concurrent reductions of the commitment from asset sales or other transactions outside the ordinary course of business (subject to provisions permitting the proceeds of certain sales to be used to make approved acquisitions within stated time periods without reducing the commitments of the lenders) and contains covenants limiting the amounts of indebtedness that PM&C may incur, requiring the maintenance of minimum fixed charge coverage, interest coverage and debt service coverage ratios and limiting capital expenditures and other restricted payments and disallowing dividends without the express consent of the lenders. The New Credit Facility also contains other customary covenants, representations, warranties, indemnities, conditions precedent to closing and borrowing, and events of default.

   Beginning March 31, 1998, commitments under the New Credit Facility will reduce in quarterly amounts ranging from $1.3 million per quarter in 1998 to $2.3 million in 2002.

   All indebtedness under the New Credit Facility will constitute Senior Debt (as defined in the Indenture). See "Description of Indebtedness -- Notes."

NOTES

   PM&C, which became the direct subsidiary of Pegasus upon completion of the Initital Public Offering, has outstanding $85.0 million in aggregate principal amount of its 12 1/2 % Series B Senior Subordinated Notes due 2005 (the "Notes"). The Notes are subject to the terms and conditions of an Indenture dated as of July 7, 1995 among PM&C, certain of its direct and indirect subsidiaries, as guarantors (the "Guarantors"), and First Union National Bank, as trustee, a copy of which is filed as an exhibit to the registration statement of which this Prospectus is a part. The Notes are subject to all of the terms and conditions of the Indenture. The following summary of the material provisions of the Indenture does not purport to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act of 1939, as amended. All terms defined in the Indenture and not otherwise defined in this section are used below with the meanings set forth in the Indenture.

   General. The Notes will mature on July 1, 2005 and bear interest at 12 1/2 % per annum, payable semi-annually on January 1 and July 1 of each year. The Notes are general unsecured obligations of PM&C and are subordinated in right of payment to all existing and future Senior Debt of PM&C. The Notes are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally, by the Guarantors.

   Optional Redemption. The Notes are subject to redemption at any time, at the option of PM&C, in whole or in part, on or after July 1, 2000 at redemption prices (plus accrued interest and Liquidated Damages, if any) starting at 106.25% of principal during the 12-month period beginning July 1, 2000 and declining annually to 100% of principal on July 1, 2003 and thereafter.

   In addition, prior to July 1, 1998, PM&C may redeem up to 33 1/3 % of the aggregate principal amount of the Notes with the net proceeds of one or more public offerings of its common equity or the common equity of PM&C's direct parent, to the extent such proceeds are contributed (within 120 days of any such offering) to PM&C as common equity, at a price equal to 112.5% of the principal amount thereof plus accrued interest and Liquidated Damages, if any, provided that at least 66 2/3 % of the original aggregate principal amount of the Notes remains outstanding thereafter.

   Change of Control. Upon the occurrence of a Change of Control, each holder of the Notes may require PM&C to repurchase all or a portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of repurchase. Generally, a Change of Control, means the occurrence of any of the following: (i) the disposition of all or substantially all of PM&C's assets to any person other than Marshall W. Pagon or his Related Parties, (ii) the adoption of a plan relating to the liquidation or dissolution of PM&C, (iii) the consummation of any transaction in which a person becomes the beneficial owner of more of the voting stock of PM&C than is beneficially owned at such time by Mr. Pagon and his Related Parties, or (iv) the first day on which a majority of the members of the Board of Directors of PM&C or the Parent are not Continuing Directors.

   Subordination. The Notes are general unsecured obligations of PM&C and are subordinate to all existing and future Senior Debt of PM&C. The Notes will rank senior in right of payment to all junior subordinated Indebtedness of PM&C. The Subsidiary Guarantees are general unsecured obligations of the Guarantors and are subordinated to the Senior Debt and to the guarantees of Senior Debt of such Guarantors. The Subsidiary Guarantees rank senior in right of payment to all junior subordinated Indebtedness of the Guarantors.

   Certain Covenants. The Indenture contains a number of covenants restricting the operations of PM&C, which, among other things, limit the ability of PM&C to incur additional Indebtedness, pay dividends or make distributions, sell assets, issue subsidiary stock, restrict distributions from Subsidiaries, create certain liens, enter into certain consolidations or mergers and enter into certain transactions with affiliates.

   Events of Default. Events of Default under the Indenture include the following: (i) a default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by PM&C to comply with certain provisions of the Indenture (subject, in some but not all cases, to notice and cure periods); (iv) default under certain items of Indebtedness for money borrowed by PM&C or any of its Restricted Subsidiaries; (v) failure by PM&C or any Restricted Subsidiary that would be a Significant Subsidiary to pay final judgments aggregating in excess of $2.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vi) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; or (vii) certain events of bankruptcy or insolvency with respect to PM&C or any of its Restricted Subsidiaries.

   Upon the occurrence of an Event of Default, with certain exceptions, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may accelerate the maturity of all the Notes as provided in the Indenture.

                          DESCRIPTION OF SECURITIES

   As used in this Description of Securities, the term "Company" refers to Pegasus Communications Corporation, excluding its Subsidiaries.

DESCRIPTION OF THE UNITS

   Each Unit being offered will consist of one share of Series A Preferred Stock and one Warrant to purchase 1.93 shares of Class A Common Stock. The Series A Preferred Stock and Warrants will not be separately transferable until the earlier to occur of (i) April 3, 1997 and (ii) in the event of a Change of Control, the date the Company mails notice thereof (the "Separation Date").

DESCRIPTION OF SERIES A PREFERRED STOCK

GENERAL

   The following is a summary of certain terms of the Series A Preferred Stock offered hereby. The terms of the Series A Preferred Stock will be set forth in the Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof (the "Certificate of Designation"). This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, the Company's Amended and Restated Certificate of Incorporation and the Certificate of Designation, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

   Substantially all operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Series A Preferred Stock. Any right of the Company to receive assets of any of its Subsidiaries will be effectively subordinated to the claims of that Subsidiary's creditors. On a pro forma basis, as of September 30, 1996, after giving effect to this Offering and the use of proceeds therefrom, the Completed Transactions and the Transactions, the aggregate amount of Indebtedness and other obligations of the Company's Subsidiaries (including trade payables, borrowings under the New Credit Facility, Capital Lease Obligations and the PM&C Notes), that would effectively rank senior in right of payment to the obligations of the Company under the Series A Preferred Stock would have been approximately $85.8 million. See "Risk Factors--Substantial Indebtedness and Leverage," "--Limitations on Ability to Pay Dividends; Holding Company Structure," and "--Ranking of Series A Preferred Stock and Exchange Notes."

   Pursuant to the Certificate of Designation, 100,000 shares of Series A Preferred Stock with a liquidation preference of $1,000 per share (the "Liquidation Preference") will be authorized for issuance in this Offering. The Series A Preferred Stock will, when issued, be fully paid and nonassessable, and Holders thereof will have no preemptive rights in connection therewith.

   The Liquidation Preference of the Series A Preferred Stock is not necessarily indicative of the price at which shares of the Series A Preferred Stock will actually trade at or after the time of their issuance, and the Series A Preferred Stock may trade at prices below its Liquidation Preference. The market price of the Series A Preferred Stock can be expected to fluctuate with changes in the financial markets and economic conditions, the financial condition and prospects of the Company and other factors that generally influence the market prices of securities. See "Risk Factors."

   The transfer agent for the Series A Preferred Stock will be First Union National Bank unless and until a successor is selected by the Company (the "Transfer Agent").

RANKING

   The Series A Preferred Stock will rank senior in right of payment to all other classes or series of Capital Stock of the Company as to dividends and upon liquidation, dissolution or winding up of the Company. The Certificate of Designation will provide that the Company may not, without the consent of the Holders of a majority of the then outstanding shares of Series A Preferred Stock, authorize, create (by way of reclassification or otherwise) or issue any class or series of Capital Stock of the Company ranking on a parity with the Series A Preferred Stock ("Parity Securities") or any Obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of Parity Securities. The Certificate of Designation will provide that the Company may not, without the consent of the Holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock, authorize, create (by way of reclassification or otherwise) or issue any class or series of capital stock of the Company ranking senior to the Series A Preferred Stock ("Senior Securities") or any Obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of Senior Securities.

DIVIDENDS

   The Holders of shares of the Series A Preferred Stock will be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative preferential dividends from the issue date of the Series A Preferred Stock accruing at the
rate per share of $      per annum, payable semi-annually in arrears on each
      and       or, if any such date is not a Business Day, on the next
succeeding Business Day (each, a "Dividend Payment Date"), to the Holders of
record as of the next preceding       and       (each, a "Record Date").
Dividends will be payable in cash, except that on each Dividend Payment Date
occurring on or prior to       , 2002, dividends may be paid, at the
Company's option, by the issuance of additional shares of Series A Preferred Stock (including fractional shares) having an aggregate Liquidation Preference equal to the amount of such dividends. The issuance of such additional shares of Series A Preferred Stock will constitute "payment" of the related dividend for all purposes of the Certificate of Designation. The
first dividend payment of $      per share of Series A Preferred Stock will
be payable on      , 1997. Dividends payable on the Series A Preferred Stock
will be computed on the basis of a 360-day year consisting of twelve 30-day months and will be deemed to accrue on a daily basis. For a discussion of certain federal income tax considerations relevant to the payment of dividends on the Series A Preferred Stock, see "Certain Federal Income Tax Considerations--Distributions on Series A Preferred Stock."

   Dividends on the Series A Preferred Stock will accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate. Accumulated unpaid dividends will bear interest at a per annum rate 200 basis points in excess of the annual dividend rate on the Series A Preferred Stock. The Certificate of Designation will provide that the Company will take all actions required or permitted under the Delaware General Corporation Law (the "DGCL") to permit the payment of dividends on the Series A Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends.

   No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series A Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Series A Preferred Stock. Unless full cumulative dividends on all outstanding shares of Series A Preferred Stock for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then: (i) no dividend (other than a dividend payable solely in shares of any class of stock ranking junior to the Series A Preferred Stock as to the payment of dividends and as to rights in liquidation, dissolution or winding up of the affairs of the Company ("Junior Securities") shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities;
(ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities;
(iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by the Company or any of its Subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Company or any of its Subsidiaries. Holders of the Series A Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

   Any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may contain restrictions on the ability of the Company to pay dividends on the Series A Preferred Stock.

VOTING RIGHTS

   Holders of record of shares of the Series A Preferred Stock will have no voting rights, except as required by law and as provided in the Certificate of Designation. The Certificate of Designation will provide that upon (a) the accumulation of accrued and unpaid dividends on the outstanding Series A Preferred Stock in an amount equal to three full semi-annual dividends (whether or not consecutive); (b) the failure of the Company to satisfy any mandatory redemption or repurchase obligation (including, without limitation, pursuant to any required Change of Control Offer) with respect to the Series A Preferred Stock; (c) the failure of the Company to make a Change of Control Offer on the terms and in accordance with the provisions described below under the caption "--Change of Control;" (d) the failure of the Company to comply with any of the other covenants or agreements set forth in the Certificate of Designation and the continuance of such failure for 60 consecutive days or more; or (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Closing Date, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more (each of the events described in clauses (a), (b), (c), (d) and (e) being referred to herein as a "Voting Rights Triggering Event"), then the number of members of the Company's Board of Directors will be immediately and automatically increased by two, and the Holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, will be entitled to elect two members to the Board of Directors of the Company. Voting rights arising as a result of a Voting Rights Triggering Event will continue until such time as all dividends in arrears on the Series A Preferred Stock are paid in full and all other Voting Rights Triggering Events have been cured or waived.

   In addition, as provided above under "--Ranking," the Company may not authorize, create (by way of reclassification or otherwise) or issue (i) any Parity Securities, or any Obligation or security convertible into or evidencing the right to purchase any Parity Securities, without the affirmative vote or consent of the Holders of a majority of the then outstanding shares of Series A Preferred Stock and (ii) any Senior Securities, or any Obligation or security convertible into or evidencing the right to purchase Senior Securities, without the affirmative vote or consent of the Holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock, in each case voting as a separate class.

EXCHANGE

   The Company may, at its option, on any Dividend Payment Date occurring after the Separation Date, exchange, in whole, but not in part, the then outstanding shares of Series A Preferred Stock for Exchange Notes; provided, that (i) on the date of such exchange there are no accumulated and unpaid dividends on the Series A Preferred Stock (including the dividend payable on such date) or other contractual impediments to such exchange; (ii) there shall be legally available funds sufficient therefor; (iii) no Voting Rights Triggering Event has occurred and is contnuing at the time of such exchange;
(iv) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Note Indenture) would exist under the Exchange Note Indenture, no default or event of default would exist under any material instrument governing Indebtedness outstanding at the time would be caused thereby; (v) the Exchange Note Indenture has been qualified under the Trust Indenture Act, if such qualification is required at the time of exchange; and (vi) the Company shall have delivered a written opinion to the Exchange Note Trustee (as defined herein) to the effect that all conditions to be satisfied prior to such exchange have been satisfied.

   The Exchange Notes will be issuable in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issuable in principal amounts less than $1,000 so that each Holder of Series

A Preferred Stock will receive certificates representing the entire amount of Exchange Notes to which such Holder's shares of Series A Preferred Stock entitle such Holder; provided that the Company may pay cash in lieu of issuing an Exchange Note having a principal amount less than $1,000. Notice of the intention to exchange will be sent by or on behalf of the Company not more than 60 days nor less than 30 days prior to the Exchange Date, by first class mail, postage prepaid, to each Holder of record of Series A Preferred Stock at its registered address. In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice will state: (i) the Exchange Date; (ii) the place or places where certificates for such shares are to be surrendered for exchange, including any procedures applicable to exchanges to be accomplished through book-entry transfers; and (iii) that dividends on the shares of Series A Preferred Stock to be exchanged will cease to accrue on the Exchange Date. If notice of any exchange has been properly given, and if on or before the Exchange Date the Exchange Notes have been duly executed and authenticated and an amount in cash or additional shares of Series A Preferred Stock (as applicable) equal to all accrued and unpaid dividends, if any, thereon to the Exchange Date has been deposited with the Transfer Agent, then on and after the close of business on the Exchange Date, the shares of Series A Preferred Stock to be exchanged will no longer be deemed to be outstanding and may thereafter be issued in the same manner as the other authorized but unissued preferred stock, but not as Series A Preferred Stock, and all rights of the Holders thereof as stockholders of the Company will cease, except the right of the Holders to receive upon surrender of their certificates the Exchange Notes and all accrued and unpaid dividends, if any, thereon to the Exchange Date.

REDEMPTION

 MANDATORY REDEMPTION

   On      , 2007 (the "Mandatory Redemption Date"), the Company will be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Series A Preferred Stock at a price in cash equal to the Liquidation Preference thereof, plus accrued and unpaid dividends, if any, to the date of redemption. The Company will not be required to make sinking fund payments with respect to the Series A Preferred Stock. The Certificate of Designation will provide that the Company will take all actions required or permitted under Delaware law to permit such redemption.

 OPTIONAL REDEMPTION

   The Series A Preferred Stock may not be redeemed at the option of the
Company on or prior to      , 2002. The Series A Preferred Stock may be
redeemed, in whole or in part, at the option of the Company on or after
     , 2002, at the redemption prices specified below (expressed as percentages of the Liquidation Preference thereof), in each case, together with accrued and unpaid dividends, if any, to the date of redemption, upon not less than 30 nor more than 60 days' prior written notice, if redeemed
during the 12-month period commencing on       of each of the years set forth
below:

                                                        Redemption
             Year                                          Rate
             ----                                          ----
             2002  ..........................                     %
             2003  ..........................                     %
             2004  ..........................                     %
             2005 and thereafter  ...........              100.00 %

   Notwithstanding the foregoing, during the first 36 months after the Closing Date, the Company may, on any one or more occasions, use the net proceeds of one or more offerings of its Class A Common Stock to redeem up to 25% of the shares of Series A Preferred Stock then outstanding (whether initially issued or issued in lieu of cash dividends) at a redemption price of 110% of the Liquidation Preference thereof plus, without duplication, accumulated and unpaid dividends to the date of redemption; provided that, after any such redemption, at least $75.0 million in aggregate Liquidation Preference of Series A Preferred Stock remains outstanding; and provided further, that any such redemption shall occur within 90 days of the date of closing of such offering of common equity of the Company.

LIQUIDATION RIGHTS

   Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Company's capital stock (a "reduction or decrease in capital stock"), each Holder of shares of the Series A Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Series A Preferred Stock held by such Holder, plus accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution, winding up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities, including, without limitation, common stock of the Company. After payment in full of the Liquidation Preference and all accrued dividends, if any, to which Holders of Series A Preferred Stock are entitled, such Holders will not be entitled to any further participation in any distribution of assets of the Company. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding up of the business of the Company or reduction or decrease in capital stock.

   The Certificate of Designation will not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the Series A Preferred Stock, although such Liquidation Preference will be substantially in excess of the par value of the shares of the Series A Preferred Stock.

CHANGE OF CONTROL

   Upon the occurrence of a Change of Control, each Holder of shares of Series A Preferred Stock will have the right to require the Company to repurchase all or any part (but not, in the case of any Holder requiring the Company to purchase less than all of the shares of Series A Preferred Stock held by such Holder, any fractional shares) of such Holder's Series A Preferred Stock pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate Liquidation Preference thereof plus accrued and unpaid dividends, if any, thereon to the date of purchase (the "Change of Control Payment").

   The Certificate of Designation will provide that within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase all outstanding shares of Series A Preferred Stock pursuant to the procedures required by the Certificate of Designation and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Series A Preferred Stock as a result of a Change of Control.

   On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all shares of Series A Preferred Stock or portions thereof properly tendered pursuant to the Change of Control Offer,
(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all shares of Series A Preferred Stock or portions thereof so tendered and (3) deliver or cause to be delivered to the Transfer Agent the shares of Series A Preferred Stock so accepted together with an Officers' Certificate stating the aggregate Liquidation Preference of the shares of Series A Preferred Stock or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Series A Preferred Stock so tendered the Change of Control Payment for such Series A Preferred Stock, and the Transfer Agent will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new certificate representing the shares of Series A Preferred Stock equal in Liquidation Preference amount to any unpurchased portion of the shares of Series A Preferred Stock surrendered, if any. The Certificate of Designation will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness to permit the repurchase of Series A Preferred Stock required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   The Change of Control provisions described above will be applicable whether or not any other provisions of the Certificate of Designation are applicable. Except as described above with respect to a Change of Control, the Certificate of Designation does not contain provisions that permit the Holders of the Series A Preferred Stock to require that the Company repurchase or redeem the Series A Preferred Stock in the event of a takeover, recapitalization or similar transaction.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Series A Preferred Stock to require the Company to repurchase such Series A Preferred Stock as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

   The New Credit Facility and the PM&C Notes each restrict most of the Company's current Subsidiaries from paying any dividends or making any other distribution to the Company. Thus, in the event a Change of Control occurs, the Company could seek the consent of its Subsidiaries' lenders to the purchase of the Series A Preferred Stock or could attempt to refinance the borrowings that contain such restrictions. If the Company does not obtain such a consent or repay such borrowings, the Company will likely not have the financial resources to purchase Series A Preferred Shares and the Subsidiaries will be restricted in paying dividends to the Company for the purpose of such purchase. In any event, there can be no assurance that the Company's Subsidiaries will have the resources available to make any such dividend or distribution. In such case, the Company's failure to make a Change of Control Offer when required or to purchase tendered shares of Series A Preferred Stock would constitute a Voting Rights Triggering Event under the Certificate of Designation. See "Risk Factors--Substantial Indebtedness and Leverage," "--Limitations on Access to Cash Flow of Subsidiaries; Holding Company Structure," and "--Ranking of Series A Preferred Stock and Exchange Notes."

   Any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may prohibit the Company from purchasing any Series A Preferred Stock prior to its maturity, and may also provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Series A Preferred Stock, the Company could seek the consent of its lenders to the purchase of Series A Preferred Stock or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Series A Preferred Stock. In such case, the Holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, may be entitled to elect two members to the Board of Directors of the Company. See "Risk Factors--Potential Anti-Takeover Provisions; Change of Control."

   The Company will not be required to make a Change of Control Offer to the Holders of Series A Preferred Stock upon a Change of Control if a third party makes the Change of Control Offer described above in the manner, at the times and otherwise in compliance with the requirements set forth in the Certificate of Designation and purchases all shares of Series A Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

CERTAIN COVENANTS

 RESTRICTED PAYMENTS

   The Certificate of Designation will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any payment or distribution on account of the Company's Parity Securities or Junior Securities (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or on account of any Qualified Subsidiary Stock or make any payment or distribution to or for the benefit of the direct or indirect holders of the Company's Parity Securities or Junior Securities or the direct or indirect holders of any Qualified Subsidiary Stock in their capacities as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Parity Securities or Junior Securities of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any of its Restricted Subsidiaries and other than the acquisition of Equity Interests in Subsidiaries of the Company solely in exchange for Equity Interests (other than Disqualified Stock) of the Company); (iii) make any payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Junior Securities, except payments of the Liquidation Preference thereof at final maturity; (iv) make any loan, advance, capital contribution to or other investment in, or guarantee any obligation of, any Affiliate of the Company other than a Permitted
Investment; (v) forgive any loan or advance to or other obligation of any Affiliate of the Company (other than a loan or advance to or other obligation of a Wholly Owned Restricted Subsidiary) which at the time it was made was not a Restricted Payment; or (vi) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (vi) above being collectively referred to as "Restricted Payments"), unless, at the time of and immediately after giving effect to such Restricted Payment:

       (A) no Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof, and

       (B) the Company would be permitted to incur $1.00 of additional Indebtedness pursuant to the Indebtedness to Adjusted Operating Cash Flow Ratio described in the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

       (C) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Closing Date, is less than the sum of (i) an amount equal to the Cumulative Operating Cash Flow for the period (taken as one accounting period) from the beginning of the first full month commencing after the Closing Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (the "Basket Period") less 1.4 times the Company's Cumulative Total Interest Expense for the Basket Period, plus
   (ii) 100% of the aggregate net cash proceeds and, in the case of proceeds consisting of assets constituting or used in a Permitted Business, 100% of the fair market value of the aggregate net proceeds other than cash received since the Closing Date (1) by the Company as capital contributions to the Company (other than from a Subsidiary) or (2) from the sale by the Company (other than to a Subsidiary) of its Equity Interests (other than Disqualified Stock), plus (iii) without duplication, to the extent that any Restricted Investment that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the Net Proceeds received by the Company or a Wholly Owned Restricted Subsidiary of the Company upon the sale of such Restricted Investment, plus (iv) without duplication, to the extent that any Unrestricted Subsidiary is designated by the Company as a Restricted Subsidiary, an amount equal to the fair market value of such Investment at the time of such designation, plus (v) $2.5 million.

   The foregoing provisions shall not prohibit (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Certificate of Designation; (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (3) the purchase by the Company of any shares of Class B Common Stock of PM&C, par value $.01 per share; (4) the payment by the Company of advances under the Split Dollar Agreement in an amount not to exceed $250,000 in any four-quarter period; (5) the repurchase or redemption from employees of the Company and its subsidiaries (other than the Principal) of Capital Stock of the Company in an amount not to exceed an aggregate of $3.0 million;
(6) the payment of dividends on the Series A Preferred Stock in accordance with the terms thereof as in effect on the Closing Date; (7) the issuance of Exchange Notes in exchange for shares of the Series A Preferred Stock; provided that such issuance is permitted by the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of

Preferred Stock;" and (8) in the event that the Company elects to issue Exchange Notes in exchange for Series A Preferred Stock, cash payments made in lieu of the issuance of Exchange Notes having a face amount less than $1,000 and any cash payments representing accrued and unpaid dividends in respect thereof, not to exceed $100,000 in the aggregate in any fiscal year.

   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or the applicable Restricted Subsidiary, as the case may be, net of any liabilities proposed to be assumed by the transferee and novated pursuant to a written agreement releasing the Company and its Subsidiaries. Not later than the date of making any Restricted Payment, the Company shall deliver to the Board of Directors an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements.

   The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Voting Rights Triggering Event. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries in the Subsidiary so designated shall be deemed to be Restricted Payments at the time of such designation (valued as set forth below) and shall reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments shall be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation shall be permitted only if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary would otherwise meet the definition of an Unrestricted Subsidiary.

 INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

   The Certificate of Designation will provide that the Company may not, and may not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and shall not issue any Disqualified Stock and shall not permit any of its Subsidiaries to issue any shares of preferred stock (other than Qualified Subsidiary Stock); provided, however, that (a) the Company may incur Indebtedness (including Acquired
Debt) or issue shares of Disqualified Stock and (b) a Restricted Subsidiary of the Company may incur Indebtedness (including Acquired Debt) or issue shares of preferred stock (including Disqualified Stock) if, in each case, the Company's Indebtedness to Adjusted Operating Cash Flow Ratio as of the date on which such Indebtedness is incurred or such Disqualified Stock of preferred stock is issued would have been 7.0 to 1 or less, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, as of the date of such calculation.

   The foregoing provisions shall not apply to:

       (i) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt or the issuance by such Unrestricted Subsidiaries of preferred stock; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary or any such preferred stock becomes Disqualified Stock of a Restricted Subsidiary, as the case may be, such event shall be deemed to constitute an incurrence of Indebtedness by or an issuance of Disqualified Stock of, as the case may be, a Restricted Subsidiary of the Company;

       (ii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness pursuant to one or more Bank Facilities, so long as the aggregate principal amount of all Indebtedness outstanding under all Bank Facilities does not, at the time of incurrence, exceed an amount equal to $50.0 million;

       (iii) the incurrence by the Company or any of its Restricted Subsidiaries of the Existing Indebtedness;

       (iv) the incurrence by the Company of Indebtedness under the Exchange Notes;

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

       (v) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (A) any subsequent issuance or transfer of Equity Interests that result in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company and (B) any sale or other transfer of such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

       (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

       (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Certificate of Designation to be incurred; and

       (viii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $5.0 million.

   If an item of Indebtedness is permitted to be incurred on the basis of the first paragraph of this covenant and also on the basis of one or more of clauses (i) through (viii) above, or is permitted to be incurred on the basis of two or more of clauses (i) through (viii) above, then the Company shall classify the basis on which such item of Indebtedness is incurred. If an item of Indebtedness is repaid with the proceeds of an incurrence of other Indebtedness (whether from the same or a different creditor), the Company may classify such other Indebtedness as having been incurred on the same basis as the Indebtedness being repaid or on a different basis permitted under this covenant. For purposes of this paragraph, "Indebtedness" includes Disqualified Stock and preferred stock of Subsidiaries. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

 MERGER, CONSOLIDATION OR SALE OF ASSETS

   The Certification of Designation will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless
(i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Series A Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series A Preferred Stock had immediately prior to such transaction; (iii) immediately after such transaction no Voting Rights Triggering Event exists; and (iv) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indebtedness to Adjusted Operating Cash Flow Ratio set forth in the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

  TRANSACTIONS WITH AFFILIATES

   The Certificate of Designation will provide that the Company may not, and may not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Holders (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause
(i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and a majority of the Independent Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; provided that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any Affiliate Transaction involving aggregate consideration in excess of $1.0 million at any time that there is not at least one Independent Director on the Company's Board of Directors; and provided further that (w) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (x) transactions between or among the Company and/or its Restricted Subsidiaries, (y) the payment of any dividend on, or the issuance of the Exchange Notes in exchange for, the Series A Preferred Stock, provided that such dividends are paid on a pro rata basis and the Exchange Notes are issued in accordance with the Certificate of Designation, and (z) transactions permitted by the provisions of the covenant described under the caption "--Certain Covenants--Restricted Payments," in each case, shall not be deemed Affiliate Transactions.

 DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

   The Certificate of Designation will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to
(i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the terms of any Indebtedness permitted by the Certificate of Designation to be incurred by any Subsidiary of the Company, (b) Existing Indebtedness as in effect on the Closing Date, (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or (e) by reason of customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business and consistent with past practices.

 LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY OWNED RESTRICTED SUBSIDIARIES

   The Certificate of Designation will provide that the Company (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell or otherwise dispose of any Capital Stock (other than Qualified Subsidiary Stock) of any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales," and (ii) shall not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than Qualified Subsidiary Stock and, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

 REPORTS

   The Certificate of Designation will provide that, whether or not required by the rules and regulations of the Commission, so long as any shares of Series A Preferred Stock are outstanding, the Company will furnish to the Holders of Series A Preferred Stock (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition to the financial information required by the Exchange Act, each such quarterly and annual report shall be required to contain "summarized financial information" (as defined in Rule 1-02(aa)(1) of Regulation S-X under the Exchange Act) showing Adjusted Operating Cash Flow for the Company and its Restricted Subsidiaries, on a consolidated basis, where Adjusted Operating Cash Flow for the Company is calculated in a manner consistent with the manner described under the definition of "Adjusted Operating Cash Flow" contained herein. The summarized financial information required pursuant to the preceding sentence may, at the election of the Company, be included in the footnotes to audited consolidated financial statements or unaudited quarterly financial statements of the Company and shall be as of the same dates and for the same periods as the consolidated financial statements of the Company and its Subsidiaries required pursuant to the Exchange Act.

TRANSFER AND EXCHANGE

   A Holder may transfer or exchange Series A Preferred Stock in accordance with the Certificate of Designation if the requirements of the Transfer Agent for such transfer or exchange are met. The Transfer Agent may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Certificate of Designation.

AMENDMENT, SUPPLEMENT AND WAIVER

   Except as provided in the next two succeeding paragraphs, and subject to the DGCL, the Certificate of Designation may be amended with the consent of the Holders of a majority in aggregate Liquidation Preference of the Series A Preferred Stock then outstanding, and any existing Voting Rights Triggering Event or compliance with any provision of the Certificate of Designation may be waived with the consent of the Holders of a majority in aggregate Liquidation Preference of the then outstanding shares of Series A Preferred Stock.

   Notwithstanding the foregoing, without the consent of each Holder affected, an amendment or waiver may not (with respect to any shares of Series A Preferred Stock held by a non-consenting Holder): (i) alter the voting rights with respect to the Series A Preferred Stock or reduce the number of shares of Series A Preferred Stock whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the Liquidation Preference of or change the Mandatory Redemption Date of any share of Series A Preferred Stock or alter the provisions with respect to the redemption of the Series A Preferred Stock (other than provisions relating to the covenant described above under the caption "--Change of Control"), (iii) reduce the rate of or change the time for payment of dividends on any share of Series A Preferred Stock, (iv) waive the consequences of any failure to pay dividends on the Series A Preferred Stock, (v) make any share of Series A Preferred Stock payable in any form other than that stated in the Certificate of Designation,
(vi) make any change in the

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provisions of the Certificate of Designation relating to waivers of the rights of Holders of Series A Preferred Stock to receive the Liquidation Preference and dividends on the Series A Preferred Stock, (vii) waive a redemption payment with respect to any share of Series A Preferred Stock (other than a payment required by the covenant described above under the caption "--Change of Control") or (viii) make any change in the foregoing amendment and waiver provisions.

   Notwithstanding the foregoing, without the consent of any Holder of Series A Preferred Stock, the Company may (to the extent permitted by Delaware law) amend or supplement the Certificate of Designation to cure any ambiguity, defect or inconsistency, to provide for uncertificated Series A Preferred Stock in addition to or in place of certificated Series A Preferred Stock or to make any change that would provide any additional rights or benefits to the Holders of Series A Preferred Stock or that does not adversely affect the legal rights under the Certificate of Designation of any such Holder.

REISSUANCE

   Shares of the Series A Preferred Stock redeemed or otherwise acquired by the Company will assume the status of authorized but unissued preferred stock and may thereafter be reissued in the same manner as the other authorized but unissued preferred stock, but not as Series A Preferred Stock.

DESCRIPTION OF EXCHANGE NOTES

   The Exchange Notes will, if and when issued, be issued pursuant to an indenture (the "Exchange Note Indenture") between the Company and First Union National Bank, as trustee (the "Exchange Note Trustee"). The terms of the Exchange Notes include those stated in the Exchange Note Indenture and those made part of the Exchange Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Notes will be subject to all such terms, and Holders of Exchange Notes are referred to the Exchange Note Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Exchange Note Indenture does not purport to be complete and is qualified in its entirety by reference to the Exchange Note Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the Exchange Note Indenture and in the following summary are set forth below under "--Certain Definitions."

   The Exchange Notes will be subordinated in right of payment to all existing and future Senior Debt of the Company. In addition, the Exchange Notes will be effectively subordinated to all Indebtedness of the Company's Subsidiaries.

   Substantially all operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Exchange Notes. Any right of the Company to receive assets of any of its Subsidiaries will be effectively subordinated to the claims of that Subsidiary's creditors. On a pro forma basis, as of September 30, 1996, after giving effect to this Offering and the use of proceeds therefrom, the Completed Transactions and the Transactions, the aggregate amount of Indebtedness and other obligations of the Company's Subsidiaries (including trade payables, borrowings under the New Credit Facility, Capital Lease Obligations and the PM&C Notes), that would effectively rank senior in right of payment to the obligations of the Company under the Exchange Notes would have been approximately $85.8 million. See "Risk Factors--Substantial Indebtedness and Leverage," "--Limitations on Ability to Pay Dividends; Holding Company Structure," and "--Ranking of Series A Preferred Stock and Exchange Notes."

PRINCIPAL, MATURITY AND INTEREST

   The Exchange Notes will be limited in aggregate principal amount to $100.0
million and will mature on      , 2007. Interest on the Exchange Notes will
accrue at the rate of     % per annum and will be payable semi-annually in
arrears on each       and       (each, an "Interest Payment Date") to Holders
of record on the immediately preceding       and       (each, an "Exchange
Note Record Date"). Interest will be payable in cash, except that on each
Interest Payment Date occurring prior to      , 2002, interest may be paid,
at the Company's option, by the issuance of additional Exchange Notes having an aggregate principal amount equal to the amount of such interest. The issuance of such

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additional Exchange Notes will constitute "payment" of the related interest for all purposes of the Exchange Note Indenture. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Exchange Notes will be issuable in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issuable in principal amounts less than $1,000 so that each Holder of Series A Preferred Stock will receive certificates representing the entire amount of Exchange Notes to which such Holder's shares of Series A Preferred Stock entitle such Holder; provided that the Company may pay cash in lieu of an Exchange Note in principal amount less than $1,000.

SUBORDINATION

   The payment of principal of, premium, if any, and interest on the Exchange Notes will be subordinated in right of payment, as set forth in the Exchange
Note Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Exchange Note Indenture or thereafter incurred.

   Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, or in an assignment for the benefit of creditors or any marshalling of Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not an allowable claim) before the Holders will be entitled to receive any payment with respect to the Exchange Notes; and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the Holders would be entitled will be made to the holders of Senior Debt (except that, in either case, Holders may receive (i) securities that are subordinated at least to the same extent as the Exchange Notes to Senior Debt and any securities issued in exchange for Senior Debt and (ii) payments made from the trust described below under "--Legal Defeasance and Covenant Defeasance").

   The Company also may not make any payment upon or in respect of the Exchange Notes (except as described above) if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of Designated Senior Debt as to which such default relates to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Exchange Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until (1) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (2) all scheduled payments of principal, premium, if any, interest on the Exchange Notes that have come due have been paid in full. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Exchange Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

   The Exchange Note Indenture will further require that the Company promptly notify the holders of Senior Debt if payment of the Exchange Notes is accelerated because of an Event of Default.

   As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders may recover less ratably than creditors of the Company who are holders of Senior Debt or other creditors of the Company who are not subordinated to holders of Senior Debt. As of September 30, 1996, after giving pro forma effect to this Offering and the use of proceeds therefrom, the Completed Transactions and the Transactions, the Company would have had approximately $227,000 of Senior Debt. The Exchange Note Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries may incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

   "Designated Senior Debt" means any Senior Debt permitted under the Exchange Note Indenture the principal amount of which is $10.0 million or more and that has been designated by the Company as "Designated Senior Debt."

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   "Senior Bank Debt" means any Indebtedness of the Company (including letters of credit) outstanding under, and any other Obligations of the Company with respect to, Bank Facilities, to the extent that any such Indebtedness and other Obligations are permitted by the Exchange Note Indenture to be incurred.

   "Senior Debt" means (a) the Senior Bank Debt (to the extent it constitutes Indebtedness of the Company) and (b) any other Indebtedness of the Company permitted to be incurred by the Company under the terms of the Exchange Note Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Exchange Notes. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates,
(y) any trade payables or (z) any Indebtedness that is incurred in violation of the Exchange Note Indenture.

OPTIONAL REDEMPTION

   The Exchange Notes will not be redeemable at the Company's option prior to
          , 2002. The Exchange Notes may be redeemed, in whole or in part, at
the option of the Company on or after         , 2002, at the redemption
prices specified below (expressed as percentages of the principal amount thereof), in each case, together with accrued and unpaid interest, if any, thereon to the date of redemption, upon not less than 30 nor more than 60 days' notice, if redeemed during the twelve-month period beginning on of the years indicated below:

                                                     Redemption
              Year                                      Rate
              ----                                      ----
              2002  .............................              %
              2003  .............................              %
              2004  .............................              %
              2005 and thereafter ...............        100.00%

Notwithstanding the foregoing, during the first 36 months after the Closing Date, the Company may, on any one or more occasions, use the net proceeds of one or more offerings of its Class A Common Stock to redeem up to 25% of the aggregate principal amount of the Exchange Notes (whether issued in exchange for Series A Preferred Stock or in lieu of cash interest payments) at the redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided that, after any such redemption, the aggregate principal amount of the Exchange Notes outstanding must equal at least $75.0 million; and provided further, that any such redemption shall occur within 90 days of the date of closing of such offering of common equity of the Company.

SELECTION AND NOTICE

   If less than all of the Exchange Notes are to be redeemed at any time, selection of Exchange Notes for redemption will be made by the Exchange Note Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed, or, if the Exchange Notes are not so listed, on a pro rata basis, by lot or by such method as the Exchange Note Trustee shall deem fair and appropriate. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Notes to be redeemed at its registered address. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Exchange Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note. On and after the redemption date, interest ceases to accrue on Exchange Notes or portions of them called for redemption.

REPURCHASE AT THE OPTION OF HOLDERS

 CHANGE OF CONTROL

   Upon the occurrence of a Change of Control, each Holder of Exchange Notes will have the right to require the Company to repurchase all or any part (but not, in the case of any Holder requiring the Company to purchase less than all of the Exchange Notes held by such Holder, any Exchange Note in principal amount

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

less than $1,000) of such Holder's Exchange Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Exchange Notes pursuant to the procedures required by the Exchange Note Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of a Change of Control.

   On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Exchange Note Trustee the Exchange Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Exchange Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Exchange Notes so tendered the Change of Control Payment for such Exchange Notes, and the Exchange Note Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Exchange Note equal in principal amount to any unpurchased portion of the Exchange Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   The Change of Control provisions described above will be applicable whether or not any other provisions of the Exchange Note Indenture are applicable. Except as described above with respect to a Change of Control, the Exchange Note Indenture does not contain provisions that permit the Holders of the Exchange Notes to require that the Company repurchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar transaction.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Exchange Notes to require the Company to repurchase such Exchange Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

   The New Credit Facility and the PM&C Notes each restrict most of the Company's current Subsidiaries from paying any dividends or making any other distribution to the Company. Thus, in the event a Change of Control occurs, the Company could seek the consent of its Subsidiaries' lenders to the purchase of the Exchange Notes or could attempt to refinance the borrowings that contain such restrictions. If the Company does not obtain such a consent or repay such borrowings, the Company will likely not have the financial resources to purchase Exchange Notes and the Subsidiaries will be restricted in paying dividends to the Company for the purpose of such purchase. In any event, there can be no assurance that the Company's Subsidiaries will have the resources available to make any such dividend or distribution. In addition, it is expected that the terms of any Senior Debt incurred by the Company would restrict the Company's ability to make a Change of Control Offer or Change of Control Payment. In any such case, the Company's failure to make a Change of Control Offer when required or to purchase tendered Exchange Notes would constitute an Event of Default under the Exchange Note Indenture. See "Risk Factors--Substantial Indebtedness and Leverage," "--Limitations on Acess to Cash Flow of Subsidiaries; Holding Company Structure," and "-- Ranking of Series A Preferred Stock and Exchange Notes." The Exchange Note Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements covering outstanding Senior Debt to permit the repurchase of Exchange Notes as required by this covenant.

   Any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may prohibit the Company from purchasing any Exchange Note prior to its maturity, and

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may also provide that certain change of control events with respect to the
Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Exchange Notes, the Company could seek the consent of its lenders to the purchase of Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Exchange Notes. In such case, the Company's failure to purchase tendered Exchange Notes would constitute an Event of Default under the Exchange Note Indenture. In such circumstances, the subordination provisions in the Exchange Note Indenture would likely restrict payments to the Holders of Exchange Notes. See "Risk Factors--Potential Anti-Takeover Provisions; Change of Control."

   The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Exchange Note Indenture applicable to a Change of Control Offer made by the Company and purchases all Exchange Notes validly tendered and not withdrawn under such Change of Control Offer.

 ASSET SALES

   The Exchange Note Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Exchange Note Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 85% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto), of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Exchange Notes or any guarantee thereof) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision. Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may engage in Asset Swaps (which shall not be deemed to be Asset Sales for purposes of this covenant); provided that, immediately after giving effect to such Asset Swap, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indebtedness to Adjusted Operating Cash Flow Ratio set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

   Within 180 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the applicable Restricted Subsidiary may, at its option, apply such Net Proceeds (a) to permanently reduce Indebtedness outstanding pursuant to any Senior Debt (and to permanently reduce the commitments thereunder by a corresponding amount), (b) to permanently reduce Indebtedness of any of the Company's Restricted Subsidiaries or (c) to the acquisition of another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in a Permitted Business; provided, however, that if the Company or the applicable Restricted Subsidiary enters into a binding agreement to reinvest such Net Proceeds in accordance with this clause (c) within 180 days after the receipt thereof, the provisions of this covenant will be satisfied so long as such binding agreement is consummated within one year after the receipt of such Net Proceeds. If any such legally binding agreement to reinvest such Net Proceeds is terminated, then the Company may, within 90 days of such termination, or within 180 days of such Asset Sale, whichever is later, apply such Net Proceeds as provided in clauses (a), (b) or (c) above (without regard to the proviso contained in clause (c) above). Pending the final application of any such Net Proceeds, the Company or the applicable Restricted Subsidiary may temporarily reduce Indebtedness pursuant to any Bank Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Exchange Note Indenture. A reduction of Indebtedness pursuant to any Bank Facility is not "permanent" for purposes of clause (a) of this paragraph if an amount equal to the amount of such reduction is reborrowed and used to make an acquisition described in clause (c) of this paragraph within the time period specified in this covenant. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." Within five days of each date on which the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of Notes and the holders of Pari Passu Debt, to the extent required by the terms thereof (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus, in each case, accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Exchange Note Indenture or the agreements governing Pari Passu Debt, as applicable; provided, however, that the Company may only purchase Pari Passu Debt in an Asset Sale Offer that was issued pursuant to an indenture having a provision substantially similar to the Asset Sale Offer provision contained in the Exchange Note Indenture. To the extent that the aggregate amount of Exchange Notes and Pari Passu Debt tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Exchange Notes and Pari Passu Debt surrendered exceeds the amount of Excess Proceeds, the Exchange Note Trustee shall select the Exchange Notes and Pari Passu Debt to be purchased on a pro rata basis, based upon the principal amount thereof surrendered in such Asset Sale Offer. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

 RESTRICTED PAYMENTS

   The Exchange Note Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or on account of any Qualified Subsidiary Stock or make any payment or distribution (other than compensation paid to, or reimbursement of expenses of, employees in the ordinary course of business) to or for the benefit of the direct or indirect holders of the Company's Equity Interests or the direct or indirect holders of any Qualified Subsidiary Stock in their capacities as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);
(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any of its Restricted Subsidiaries and other than the acquisition of Equity Interests in Subsidiaries of the Company solely in exchange Equity Interests (other than Disqualified Stock) of the Company);
(iii) make any payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Exchange Notes, except at final maturity; (iv) make any loan, advance, capital contribution to or other investment in, or guarantee any obligation of, any Affiliate of the Company other than a Permitted Investment; (v) forgive any loan or advance to or other obligation of any Affiliate of the Company (other than a loan or advance to or other obligation of a Wholly Owned Restricted Subsidiary) which at the time it was made was not a Restricted Payment; or
(vi) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (vi) above being collectively referred to as "Restricted Payments"), unless, at the time of and immediately after giving effect to such Restricted Payment:

       (A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, and

       (B) the Company would be permitted to incur $1.00 of additional Indebtedness pursuant to the Indebtedness to Adjusted Operating Cash Flow Ratio described in the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

       (C) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by clause
   (3) of the next succeeding paragraph), is less than the sum of (i) an amount equal to the Cumulative Operating Cash Flow for the period (taken as one accounting period) from the beginning of the first full month commencing after the Closing Date to the end of the Company's most recently

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   ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (the "Basket Period") less 1.4 times the Company's Cumulative Total Interest Expense for the Basket Period, plus (ii) 100% of the aggregate net cash proceeds and, in the case of proceeds consisting of assets constituting or used in a Permitted Business, 100% of the fair market value of the aggregate net proceeds other than cash received since the Closing Date (1) by the Company as capital contributions to the Company (other than from a Subsidiary) or (2) from the sale by the Company (other than to a Subsidiary) of its Equity Interests (other than Disqualified Stock), plus (iii) without duplication, to the extent that any Restricted Investment that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the Net Proceeds received by the Company or a Wholly Owned Restricted Subsidiary of the Company upon the sale of such Restricted Investment, plus (iv) without duplication, to the extent that any Unrestricted Subsidiary is designated by the Company as a Restricted Subsidiary, an amount equal to the fair market value of such Investment at the time of such designation, plus (v) $2.5 million.

   The foregoing provisions shall not prohibit (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Exchange Note Indenture; (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (3) the defeasance, redemption or repurchase of Indebtedness with the proceeds of a substantially concurrent issuance of Permitted Refinancing Debt in accordance with the provisions of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" (4) the purchase by the Company of any shares of Class B Common Stock of PM&C, par value $.01 per share; (5) the payment by the Company of advances under the Split Dollar Agreement in an amount not to exceed $250,000 in any four-quarter period; (6) the repurchase or redemption from employees of the Company and its subsidiaries (other than the Principal) of Capital Stock of the Company in an amount not to exceed an aggregate of $3.0 million and (7) cash payments made in lieu of the issuance of additional Exchange Notes having a face amount less than $1,000 and any cash payments representing accrued and unpaid dividends in respect thereof, not to exceed $100,000 in the aggregate in any fiscal year.

   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or the applicable Restricted Subsidiary, as the case may be, net of any liabilities proposed to be assumed by the transferee and novated pursuant to a written agreement releasing the Company and its Subsidiaries. Not later than the date of making any Restricted Payment, the Company shall deliver to the Exchange Note Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements.

   The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries in the Subsidiary so designated shall be deemed to be Restricted Payments at the time of such designation (valued as set forth below) and shall reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments shall be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation shall be permitted only if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary would otherwise meet the definition of an Unrestricted Subsidiary.

 INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

   The Exchange Note Indenture will provide that the Company may not, and may not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including

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Acquired Debt) and shall not issue any Disqualified Stock and shall not permit any of its Subsidiaries to issue any shares of preferred stock (other than Qualified Subsidiary Stock); provided, however, that (a) the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and (b) a Restricted Subsidiary of the Company may incur Indebtedness (including Acquired Debt) or issue shares of preferred stock (including Disqualified Stock) if, in each case, the Company's Indebtedness to Adjusted Operating Cash Flow Ratio as of the date on which such Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been 7.0 to 1 or less, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, as of the date of such calculation.

   The foregoing provisions shall not apply to:

       (i) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt or the issuance by such Unrestricted Subsidiaries of preferred stock; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary or any such preferred stock becomes Disqualified Stock of a Restricted Subsidiary, as the case may be, such event shall be deemed to constitute an incurrence of Indebtedness by or an issuance of Disqualified Stock of, as the case may be, a Restricted Subsidiary of the Company;

       (ii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness pursuant to one or more Bank Facilities, so long as the aggregate principal amount of all Indebtedness outstanding under all Bank Facilities does not, at the time of incurrence, exceed an amount equal to $50.0 million;

       (iii) the incurrence by the Company or any of its Restricted Subsidiaries of the Existing Indebtedness;

       (iv) Indebtedness under the Exchange Notes (including any Exchange Notes issued to pay interest on outstanding Exchange Notes);

       (v) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Exchange Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that result in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company and (B) any sale or other transfer of such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

       (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

       (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Exchange Note Indenture to be incurred; and

       (viii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $5.0 million.

   If an item of Indebtedness is permitted to be incurred on the basis of the first paragraph of this covenant and also on the basis of one or more of clauses (i) through (viii) above, or is permitted to be incurred on the basis of two or more of clauses (i) through (viii) above, then the Company shall classify the basis on which

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such item of Indebtedness is incurred. If an item of Indebtedness is repaid with the proceeds of an incurrence of other Indebtedness (whether from the same of a different creditor), the Company may classify such other Indebtedness as having been incurred on the same basis as the Indebtedness being repaid or on a different basis permitted under this covenant. For purposes of this paragraph, "Indebtedness" includes Disqualified Stock and preferred stock of Subsidiaries. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

 LIENS

   The Exchange Note Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens.

 DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

   The Exchange Note Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to
(i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the terms of any Indebtedness permitted by the Exchange Note Indenture to be incurred by any Subsidiary of the Company, (b) Existing Indebtedness as in effect on the Closing Date, (c) the Exchange Note Indenture and the Exchange Notes, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or (f) by reason of customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business and consistent with past practices.

 MERGER, CONSOLIDATION OR SALE OF ASSETS

   The Exchange Note Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless
(i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the Obligations of the Company under the Exchange Notes and the Exchange Note Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Exchange Note Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indebtedness to Adjusted Operating Cash Flow Ratio set forth in the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

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

 TRANSACTIONS WITH AFFILIATES

   The Exchange Note Indenture will provide that the Company may not, and may not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Holders (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause
(i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and a majority of the Independent Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; provided that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any Affiliate Transaction involving aggregate consideration in excess of $1.0 million at any time that there is not at least one Independent Director on the Company's Board of Directors; and provided further that (w) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (x) transactions between or among the Company and/or its Restricted Subsidiaries, (y) the payment of any dividend on, or the issuance of additional Exchange Notes in exchange for, the Series A Preferred Stock, provided that such dividends are paid on a pro rata basis and the additional Exchange Notes are issued in accordance with the Certificate of Designation, and (z) transactions permitted by the provisions of the covenant described under the caption "--Certain Covenants-- Restricted Payments," in each case, shall not be deemed Affiliate Transactions.

 NO SENIOR SUBORDINATED DEBT

   The Exchange Note Indenture will provide that, notwithstanding the provisions of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Exchange Notes.

 LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY OWNED RESTRICTED SUBSIDIARIES

   The Exchange Note Indenture will provide that the Company (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell or otherwise dispose of any Capital Stock (other than Qualified Subsidiary Stock) of any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales," and (ii) shall not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than Qualified Subsidiary Stock and, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

 REPORTS

   The Exchange Note Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Exchange Notes are outstanding, the Company will furnish to the Holders of Exchange Notes
(i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and,

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with respect to the annual information only, a report thereon by the
Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition to the financial information required by the Exchange Act, each such quarterly and annual report shall be required to contain "summarized financial information" (as defined in Rule 1-02(aa)(1) of Regulation S-X under the Exchange Act) showing Adjusted Operating Cash Flow for the Company and its Restricted Subsidiaries, on a consolidated basis, where Adjusted Operating Cash Flow for the Company is calculated in a manner consistent with the manner described under the definition of "Adjusted Operating Cash Flow" contained herein. The summarized financial information required pursuant to the preceding sentence may, at the election of the Company, be included in the footnotes to audited consolidated financial statements or unaudited quarterly financial statements of the Company and shall be as of the same dates and for the same periods as the consolidated financial statements of the Company and its Subsidiaries required pursuant to the Exchange Act.

EVENTS OF DEFAULT AND REMEDIES

   The Exchange Note Indenture will provide that each of the following constitutes an Event of Default: (1) default by the Company in the payment of interest on the Exchange Notes when the same becomes due and payable and the Default continues for a period of 30 days (whether or not such payment is prohibited by the subordination provisions of the Exchange Note Indenture);
(2) default by the Company in the payment of the principal of or premium, if any, on the Exchange Notes when the same becomes due and payable at maturity, upon redemption or otherwise (whether or not such payment is prohibited by the subordination provisions of the Exchange Note Indenture); (3) failure by the Company to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants--Restricted Payments, "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Certain Covenants--Merger, Consolidation or Sale of Assets;" (4) failure by the Company for 60 days after notice to comply with any of its other agreements in the Exchange Note Indenture or the Exchange Notes; (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or shall be created hereafter, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (6) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any Restricted Subsidiary that would be a Significant Subsidiary and such judgment or judgments remain unpaid, undischarged or unstayed for a period of 60 days, provided that the aggregate of all such undischarged judgments exceeds $5.0 million; and (7) certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary that would constitute a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

   If any Event of Default occurs and is continuing, the Exchange Note Trustee or the Holders of at least 25% in principal amount of the then outstanding Exchange Notes may declare all the Exchange Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary that would constitute a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Exchange Notes will become due and payable without further action or notice. Holders of the Exchange Notes may not enforce the Exchange Note Indenture or the Exchange Notes except as provided in the Exchange Note Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Exchange Notes may direct the Exchange Note Trustee

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

in its exercise of any trust or power. The Exchange Note Trustee may withhold from Holders of the Exchange Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

   In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Exchange Notes pursuant to the optional redemption provisions of the Exchange Note Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Exchange
Notes. If an Event of Default occurs prior to            , 2002 by reason of
any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the
Exchange Notes prior to            , 2002, then the premium specified in the
Exchange Note Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Notes.

   The Holders of a majority in aggregate principal amount of the Exchange Notes then outstanding by notice to the Exchange Note Trustee may on behalf of the Holders of all of the Exchange Notes waive any existing Default or Event of Default and its consequences under the Exchange Note Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Exchange Notes.

   The Company is required to deliver to the Exchange Note Trustee annually a statement regarding compliance with the Exchange Note Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Exchange Note Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

   No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Exchange Notes or the Exchange Note Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Exchange Notes by accepting a Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

   The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Exchange Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Exchange Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Exchange Notes concerning issuing temporary Exchange Notes, registration of Exchange Notes, mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payment and to hold money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Exchange Note Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Exchange
Note Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Exchange Note Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Exchange Notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Exchange Note Trustee, in trust, for the benefit of the Holders of the Exchange Notes, cash in United States Dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the

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principal of, premium, if any, interest on the outstanding Exchange Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Exchange Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Exchange Note Trustee an opinion of counsel in the United States reasonably acceptable to the Exchange Note Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Exchange Note Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Exchange Note Trustee an opinion of counsel in the United States reasonably acceptable to the Exchange Note Trustee confirming that the Holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (or greater period of time in which any such deposit of trust funds may remain subject to bankruptcy or insolvency laws insofar as those apply to the deposit by the Company); (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Exchange Note Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Exchange Note Trustee an opinion of counsel to the effect that, as of the date of such opinion, (A) the trust funds will not be subject to rights of holders of Indebtedness other than the Exchange Notes and (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming no Holder of Exchange Notes is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effects of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable United States or state law; (vii) the Company must deliver to the Exchange Note Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Exchange Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Exchange Note Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

   A Holder may transfer or exchange Exchange Notes in accordance with the Exchange Note Indenture. The Registrar and the Exchange Note Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Exchange Note Indenture. The Company is not required to transfer or exchange any Exchange Note selected for redemption. Also, the Company is not required to transfer or exchange any Exchange Note for a period of 15 days before a selection of Exchange Notes to be redeemed.

AMENDMENT, SUPPLEMENT AND WAIVER

   Except as provided in the next two succeeding paragraphs, the Exchange
Note Indenture or the Exchange Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Exchange Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Notes), and any existing

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default or compliance with any provision of the Exchange Note Indenture or the Exchange Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Exchange Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Notes).

   Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Exchange Notes held by a non-consenting Holder): (i) reduce the principal amount of Exchange Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Exchange Note or alter the provisions with respect to the redemption of the Exchange Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Exchange Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Exchange Notes (except a rescission of acceleration of the Exchange Notes by the Holders of a majority in aggregate principal amount of the Exchange Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Exchange Note payable in money other than that stated in the Exchange Notes, (vi) make any change in the provisions of the Exchange Note Indenture relating to waivers of past Defaults or the rights of Holders of Exchange Notes to receive payments of principal of or premium, if any, or interest on the Exchange Notes, (vii) waive a redemption payment with respect to any Exchange Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders") or
(viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Exchange Note Indenture (which relates to subordination), including the related definitions, will require the consent of the Holders of at least 75% in aggregate principal amount of the Exchange Notes then outstanding if such amendment would adversely affect the rights of Holders of Exchange Notes.

   Notwithstanding the foregoing, without the consent of any Holder of Exchange Notes, the Company and the Exchange Note Trustee may amend or supplement the Exchange Note Indenture or the Exchange Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes, to provide for the assumption of the Company's obligations to Holders of Exchange Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Exchange Notes or that does not adversely affect the legal rights under the Exchange Note Indenture of any such Holder, or to comply with requirements of the Commission in order to maintain the qualification of the Exchange Note Indenture under the Trust Indenture Act.

CONCERNING THE EXCHANGE NOTE TRUSTEE

   The Exchange Note Indenture contains certain limitations on the rights of the Exchange Note Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Exchange Note Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

   The Holders of a majority in principal amount of the then outstanding Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Exchange Note Trustee, subject to certain exceptions. The Exchange Note Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Exchange Note Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Exchange Note Trustee will be under no obligation to exercise any of its rights or powers under the Exchange Note Indenture at the request of any Holder of Exchange Notes, unless such Holder shall have offered to the Exchange Note Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

   Set forth below are certain defined terms used in the Certificate of Designation and Exchange Note Indenture. Reference is made to the Certificate of Designation and the Exchange Note Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

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   "Acquired Debt" means, with respect to any specified Person, (i)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Adjusted Operating Cash Flow" means, for the four most recent fiscal quarters for which internal financial statements are available, Operating Cash Flow of such Person and its Restricted Subsidiaries less DBS Cash Flow for the most recent four-quarter period plus DBS Cash Flow for the most recent quarterly period, multiplied by four.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

   "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provision of the Asset Sale covenant) and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following transactions will not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary of the Company or by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company and
(iii) a Restricted Payment that is permitted by the provisions of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

   "Asset Swap" means an exchange of assets by the Company or a Restricted Subsidiary of the Company for one or more Permitted Businesses or for a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses.

   "Bank Facilities" means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

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   "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank
Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days or on demand for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and
(v) commercial paper having the highest rating at acquisition obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

   "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principal or his Related Parties (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (A) any "person" (as defined above) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more of the Class A Common Stock of the Company than is beneficially owned (as defined above) at such time by the Principal and his Related Parties in the aggregate, (B) the Principal and his Related Parties collectively cease to beneficially own (as defined above) Voting Stock of the Company having at least 30% of the combined voting power of all classes of Voting Stock of the Company then outstanding or (C) the Principal and his affiliates acquire, in the aggregate, beneficial ownership (as defined above) of more than 66 2/3 % of the shares of Class A Common Stock at the time outstanding or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

   "Closing Date" means the date on which shares of Series A Preferred Stock are first issued.

   "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) the cumulative effect of a change in accounting principles shall be excluded and (iv) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Closing Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

   "Cumulative Operating Cash Flow" means, as of any date of determination, Operating Cash Flow for the Company and its Restricted Subsidiaries for the period (taken as one accounting period) from the beginning of the first full month commencing after the Closing Date to the end of the most recently ended fiscal quarter for which internal financial statements are available at such date of determination, plus all cash dividends received by the Company or a Wholly Owned Restricted Subsidiary of the Company from any Unrestricted Subsidiary of the Company or Wholly Owned Restricted Subsidiary of the Company to the extent that such dividends are not included in the calculation of permitted Restricted Payments under paragraph (C) of the covenant described under the caption "--Certain Covenants--Restricted Payments" by virtue of clause (iii) of such paragraph.

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   "Cumulative Total Interest Expense" means, with respect to the Company and its Restricted Subsidiaries, as of any date of determination, Total Interest Expense for the period (taken as one accounting period) from the beginning of the first full month commencing after the Closing Date to the end of the most recently ended fiscal quarter for which internal financial statements are available at such date of determination.

   "DBS Cash Flow" means income from operations (before depreciation, amortization and Non-Cash Incentive Compensation to the extent deducted in arriving at income from operations) for the Satellite Segment determined on a basis consistent with the segment data contained in the Company's consolidated audited financial statements.

   "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

   "Disqualified Stock" means any Capital Stock (other than the Series A Preferred Stock) that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the mandatory redemption date of the Series A Preferred Stock unless, in any such case, the issuer's obligation to pay, purchase or redeem such Capital Stock is expressly conditioned on its ability to do so in compliance with the provisions of the covenant described under the caption "--Certain Covenants--Restricted Payments."

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Exchange Notes" means the Company's ___% Senior Subordinated Exchange Notes due 2006 issuable in exchange for the Company's Series A Preferred Stock.

   "Existing Indebtedness" means all Indebtedness of the Company and its Subsidiaries in existence on the Closing Date, until such amounts are repaid.

   "fair market value" means, with respect to assets or aggregate net proceeds having a fair market value (a) of less than $5.0 million, the fair market value of such assets or proceeds determined in good faith by the Board of Directors of the Company (including a majority of the Independent Directors thereof) and evidenced by a board resolution and (b) equal to or in excess of $5.0 million, the fair market value of such assets or proceeds as determined by an independent appraisal firm with experience in the valuation of the classes and types of assets in question; provided that the fair market value of the assets purchased in an arms'-length transaction by an Affiliate of the Company (other than a Subsidiary) from a third party that is not also an Affiliate of the Company or of such purchaser and contributed to the Company within five Business Days of the consummation of the acquisition of such assets by such Affiliate shall be deemed to be the aggregate consideration paid by such Affiliate (which may include the fair market value of any non-cash consideration to the extent that the valuation requirements of this definition are complied with as to any such non-cash consideration).

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Closing Date.

   "Government Securities" means direct obligations of, or obligations guaranteed by, the United States for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

   "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, coborrowing arrangements, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

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   "Indebtedness" means, with respect to any Person, any indebtedness of such
Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing any Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging
Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

   "Indebtedness to Adjusted Operating Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the aggregate principal amount of all outstanding Indebtedness of a Person and its Restricted Subsidiaries as of such date on a consolidated basis, plus the aggregate liquidation preference of all outstanding preferred stock (other than Qualified Subsidiary Stock) of the Restricted Subsidiaries of such Person as of such date (excluding any such preferred stock held by such Person or a Wholly Owned Restricted Subsidiary of such Person), plus the aggregate liquidation preference or redemption amount of all Disqualified Stock of such Person (excluding any Disqualified Stock held by such Person or a Wholly Owned Restricted Subsidiary of such Person) as of such date to (b) Adjusted Operating Cash Flow of such Person and its Restricted Subsidiaries for the most recent four-quarter period for which internal financial statements are available determined on a pro forma basis after giving effect to all acquisitions and dispositions of assets (notwithstanding clause (ii) of the definition of "Consolidated Net Income") (including, without limitation, Asset Swaps) made by such Person and its Restricted Subsidiaries since the beginning of such four-quarter period through such date as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period.

   "Independent Director" means a member of the Board of Directors who is neither an officer nor an employee of the Company or any of its Affiliates.

   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities, or preferred stock which is not Disqualified Stock, of the Company shall not be deemed to be an Investment.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

   "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

   "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting, investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness in connection with such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

   "Non-Cash Incentive Compensation" means incentive compensation paid to any officer, employee or director of the Company or any of its Subsidiaries in the form of Class A Common Stock of the Company or options to purchase Class A Common Stock of the Company pursuant to the Pegasus Restricted Stock Plan and the Pegasus 1996 Stock Option Plan.

   "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Operating Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, (A) plus (i) extraordinary net losses and net losses on sales of assets outside the ordinary course of business during such period, to the extent such losses were deducted in computing such Consolidated Net Income, plus (ii) provision for taxes based on income or profits, to the extent such provision for taxes was included in computing such Consolidated Net Income, and any provision for taxes utilized in computing the net losses under clause (i) hereof, plus
(iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus
(iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, plus (v) Non-Cash Incentive Compensation to the extent such compensation expense was deducted in computing such Consolidated Net Income and to the extent not included in clause (iv) of this definition and (B) less all non-cash income for such period (excluding any such non-cash income to the extent it represents an accrual of cash income in any future period or amortization of cash income received in a prior period).

   "Parent" means Pegasus Communications Holdings, Inc, a Delaware corporation.

   "Pari Passu Debt" means senior Indebtedness of the Company or its Restricted Subsidiaries permitted by the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," other than the Exchange Notes, which is pari passu in right of payment with the Exchange Notes.

                                     122
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   "Permitted Businesses" means (i) any media or communications business, including but not limited to, any broadcast television station, cable franchise or other business in the television broadcasting, cable or direct-to-home satellite television industries and (ii) any business reasonably related or ancillary to any of the foregoing businesses.

   "Permitted Investments" means (a) any Investments in the Company or in a Wholly Owned Restricted Subsidiary of the Company; (b) any Investments in Cash Equivalents; (c) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company; (d) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the provisions of the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales;" and (e) other Investments (measured as of the time made and without giving effect to subsequent changes in value) that do not exceed an amount equal to $5.0 million plus, to the extent any such Investments are sold for cash or are otherwise liquidated or repaid for cash, any gains less any losses realized on the disposition of such Investments.

   "Permitted Liens" means (i) Liens securing Senior Debt; (ii) Liens securing Indebtedness of a Subsidiary that was permitted to be incurred under the Exchange Note Indenture, (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were not created in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or any Restricted Subsidiary of the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company; provided that such Liens were not created in contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the Closing Date; (vii) Liens to secure Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations permitted by clause (vi) of the second paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," covering only the assets acquired with such Indebtedness; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $1.0 million at any one time outstanding and (x) Liens on assets of or Equity Interests in Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

   "Permitted Refinancing Debt" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that (i) the principal amount of such Permitted Refinancing Debt does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus (a) the amount of reasonable expenses incurred in connection therewith and (b) the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such refinancing or deemed by the Company or such Restricted Subsidiary necessary to be paid in order to effectuate such refinancing); (ii) such Permitted Refinancing Debt has a final maturity date not earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Exchange Notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of the Exchange Notes, and is subordinated in right of payment to the Exchange Notes on terms at least as favorable to the Holders of Exchange Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

                                     123
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   "PM&C" means Pegasus Media & Communications, Inc., a Delaware corporation and a direct Subsidiary of the Company.

   "PM&C Notes" means PM&C's 12 1/2 % Series B Senior Subordinated Notes due
2005.

   "Principal" means Marshall W. Pagon.

   "Qualified Subsidiary Stock" means Capital Stock of a Subsidiary of the Company which by its terms (a) does not mature, or is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, and is not redeemable at the option of the Holder thereof, in whole or in part, prior to
     , 2008 (in each case, whether automatically or upon the happening of any event) (unless, in any such case, the issuer's obligation to pay, purchase or redeem such Capital Stock is expressly conditioned on its ability to do so in compliance with the provisions of the covenant described under the caption "--Certain Covenants--Restricted Payments"), (b) is automatically exchangeable into shares of Capital Stock of the Company that is not Disqualified Stock upon the earlier to occur of (i) the occurrence of a
Voting Rights Triggering Event or an Event of Default and (ii)      , 2006,
(c) has no voting or remedial rights and (d) does not permit the payment of
cash dividends prior to       , 2007 (unless, in the case of this clause (d),
the issuer's ability to pay cash dividends is expressly conditioned on its ability to do so in compliance with the provisions of the covenant described under the caption "--Certain Covenants--Restricted Payments").

   "Related Party" with respect to the Principal means (A) any immediate family member of the Principal or (B) any trust, corporation, partnership or other entity, more than 50% of the voting equity interests of which are owned directly or indirectly by, and which is controlled by, the Principal and/or such other Persons referred to in the immediately preceding clause (A). For purposes of this definition, (i) "immediate family member" means spouse, parent, step-parent, child, sibling or step-sibling and (ii) "control" has the meaning specified in the definition of "Affiliate" contained under the caption "--Certain Definitions." In addition, the Principal's estate shall be deemed to be a Related Party until such time as such estate is distributed in accordance with the Principal's will or applicable state law.

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

   "Satellite Segment" means the business involved in the marketing of video and audio programming and data information services through transmission media consisting of space-based satellite broadcasting services, the assets related to the conduct of such business held by the Company and its Restricted Subsidiaries on the Closing Date, plus all other assets acquired by the Company or any of its Restricted Subsidiaries that are directly related to such business (excluding, without limitation, the terrestrial television broadcasting business and the assets related thereto and the cable television business and the assets related thereto); provided that any assets acquired by the Company or any of its Restricted Subsidiaries after the Closing Date that are not directly related to such business shall not be included for purposes of this definition.

   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

   "Split Dollar Agreement" means the Split Dollar Agreement between the Company and Nicholas A. Pagon, Holly T. Pagon and Michael B. Jordan, as trustees of an insurance trust established by Marshall W. Pagon, as in effect on the Closing Date.

   "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

   "Total Interest Expense" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or

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accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, to the extent such amounts are not included in clause (i) of this definition, and (iii) any interest expense for such period on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets (other than Equity Interests in Unrestricted Subsidiaries securing Indebtedness of Unrestricted Subsidiaries) of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) during such period on any series of preferred stock of a Restricted Subsidiary of such Person.

   "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;
(d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation made by the Board of Directors at a time when any Exchange Notes are outstanding shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the provisions of the covenant described under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Certificate of Designation or the Exchange Note Indenture, as the case may be, and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the provisions of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" (treating such Subsidiary as a Restricted Subsidiary for such purpose for the period relevant to such covenant), the Company shall be in default of such covenant); provided, however, that in the event an Unrestricted Subsidiary ceases to meet the requirement set forth in clause (e) of this definition, such Unrestricted Subsidiary shall have 60 days to meet such requirement before such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall be permitted only if (i) such Indebtedness is permitted under the covenant described under the provisions of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" (treating such Subsidiary as a Restricted Subsidiary for such purpose for the period relevant to such covenant) and (ii) no Voting Rights Triggering Event, or no Default or Event of Default, as the case may be, would be in existence following such designation.

   "Voting Stock" means with respect to any specified Person, Capital Stock with voting power, under ordinary circumstances and without regard to the occurrence of any contingency, to elect the directors or other managers or trustees of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then

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remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock (other than Qualified Subsidiary Stock) or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

DESCRIPTION OF WARRANTS

GENERAL

   The Warrants will be issued pursuant to a Warrant Agreement (the "Warrant Agreement") between the Company and First Union National Bank, as Warrant Agent (the "Warrant Agent"). The following summary of certain provisions of the Warrant Agreement, including the definitions therein of certain terms used below, does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement and the warrant certificate attached thereto, the forms of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

   Each Warrant, when exercised, will entitle the Holder thereof to receive
1.936 fully paid and non-assessable shares of Class A Common Stock at an exercise price of at least $14.00 per share, subject to adjustment (the "Exercise Price"). The Exercise Price and the number of Warrant Shares are both subject to adjustment in certain cases referred to below. The Warrants will entitle the Holders thereof to purchase in the aggregate 193,600 Warrant Shares, or approximately 2.0% of the Common Stock, on a fully diluted basis as of the closing of this Offering.

   The Warrants will be exercisable on or after the Separation Date and prior
to 5:00 p.m., New York City time, on            , 2007 (the "Expiration
Date"). The exercise and transfer of the Warrants will be subject to applicable federal and state securities laws.

   The Warrants may be exercised by surrendering to the Company the warrant certificates evidencing the Warrants to be exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made on or after the Separation Date (A) by tendering shares of Series A Preferred Stock having an aggregate liquidation preference, plus, without duplication, accumulated and unpaid dividends, at the time of tender equal to the Exercise Price, (B) by tendering Exchange Notes having an aggregate principal amount, plus accrued and unpaid dividends, if any, at the time of tender equal to the Exercise Price, (C) by tendering Warrants having a fair market value equal to the Exercise Price, (D) in the form of cash or by certified or official bank check payable to the order of the Company or (E) by any combination of shares of Series A Preferred Stock, Warrants and cash or Exchange Notes, Warrants and cash. Upon surrender of the Warrant certificate and payment of the Exercise Price, the Company will deliver or cause to be delivered, to or upon the written order of such Holder, stock certificates representing the number of whole shares of Class A Common Stock to which such Holder is entitled. If less than all of the Warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be used for the remaining number of Warrants.

   No fractional shares of Class A Common Stock will be issued upon the exercise of the Warrants. The Company will pay to the Holder of the Warrant at the time of exercise an amount in cash equal to the current market value of any such fractional share of Class A Common Stock less a corresponding fraction of the Exercise Price.

   The Holders of the Warrants will have no right to vote on matters submitted to the stockholders of the Company and will have no right to receive dividends. The Holders of the Warrants will not be entitled to share in the assets of the Company in the event of liquidation, dissolution or winding up of the Company. In the event a bankruptcy or reorganization is commenced by or against the Company, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by the Company

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with approval of the bankruptcy court, and the Holders of the Warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy case than they would be entitled to if they had exercised their Warrants prior to the commencement of any such case.

   In the event of a taxable distribution to holders of Common Stock that results in an adjustment to the number of shares of Common Stock or other consideration for which a Warrant may be exercised, the Holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain United States Federal Income Tax Considerations."

ADJUSTMENTS

   The number of shares of Class A Common Stock purchasable upon exercise of Warrants and payment of the Exercise Price will be subject to adjustment in certain events, including: (i) the issuance by the Company of dividends (and other distributions) on its Common Stock payable in Common Stock, (ii) subdivisions, combinations and reclassifications of Common Stock, (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock within sixty (60) days after the record date for such issuance of rights, options or warrants at an offering price (or with an initial conversion, exchange or exercise price plus such offering price) which is less than the current market price per share (as defined in the Warrant Agreement) of Common Stock, (iv) the distribution to all holders of Common Stock of any of the Company's assets (including cash), debt securities, preferred stock or any rights or warrants to purchase any such securities (excluding those rights and warrants referred to in clause (iii) above), (v) the issuance of shares of Common Stock for a consideration per share less than the current market price per share (excluding securities issued in transactions referred to in clauses (i) through (iv) above), (vi) the issuance of securities convertible into or for Common Stock for a conversion or exchange price less than the current market price for a share of Common Stock (excluding securities issued in transactions referred to in clauses (iii) or (iv) and (vii) certain other events that could have the effect of depriving holders of the Warrants of the benefit of all or a portion of the purchase rights evidenced by the Warrants. The events described in clauses (v) and (vi) above are subject to certain exceptions described in the Warrant Agreement, including, without limitation,
(A) certain bona fide public offerings and private placements to persons that are not affiliates of the Company and (B) Common Stock (and options exercisable therefor) issued to the Company's employees, officers and directors under bona fide employee benefit plans (other than the Principal and his Related Parties).

   No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Price; provided, however, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment. In addition, the Company may at any time reduce the Exercise Price to any amount (but not less than the par value of the Common Stock) for any period of time (but not less than twenty (20) business days) deemed appropriate by the Board of Directors of the Company.

   In the case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of Company to another corporation, each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such Holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

AMENDMENT

   From time to time, the Company and the Warrant Agent, without the consent of the Holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not materially adversely affect the rights of any Holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the Holders of the Warrants will require the written consent of the Holders of a majority of the then outstanding Warrants (excluding Warrants held by the Company or any of its Affiliates). The consent of each Holder of the Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

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REGISTRATION

   The Company will file and, subject to applicable federal and state securities laws, has agreed to use its best efforts to make effective by the date of commencement of the Offering a shelf registration statement on the appropriate form covering the issuance of the Warrant Shares upon the exercise of any Warrants. The Company will keep such registration statement effective until 30 days after the Expiration Date.

ADDITIONAL INFORMATION

   Anyone who receives a copy of this Prospectus may obtain a copy of the Company's Amended and Restated Certificate of Incorporation, the Certificate of Designation, the Exchange Note Indenture and the Warrant Agreement without charge by writing to Pegasus Communications Corporation, Suite 454, Radnor Corporate Center, 100 Matsonford Road, Radnor, Pennsylvania 19087, Attention:
General Counsel.

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                         DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of the Company (which, in this section, refers only to Pegasus) consists of (i) 30,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), (ii) 15,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), and
(iii) 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). Of the 5,000,000 shares of Preferred Stock that the Company is authorized to issue, 100,000 shares have been designated as Series A Preferred Stock. After giving effect to this Offering (without giving effect to any Warrant Shares underlying the Warrants) and the Registered Exchange Offer (assuming all holders of the PM&C Class B Shares exchange their shares for shares of Class A Common Stock), 4,663,229 shares of Class A Common Stock, 4,581,900 shares of Class B Common Stock and 100,000 shares of Series A Preferred Stock will be outstanding. In addition, 5,569,714 shares of Class A Common Stock are reserved for issuance with respect to (i) the conversion of shares of Class B Common Stock to Class A Common Stock, (ii) the exercise of the Warrants, (iii) the exercise of the WTLH Warrants, and
(iv) the Incentive Program and other employee and/or director options.

   The following summary description relating to the Company's capital stock sets forth the material terms of the capital stock, but does not purport to be complete. A description of the Company's capital stock is contained in the Amended and Restated Certificate of Incorporation and the Certificate of Designation, which are filed as exhibits to the registration statement of which this Prospectus forms a part. Reference is made to such exhibits for detailed descriptions of the provisions thereof summarized below or elsewhere in this Prospectus.

COMMON STOCK

   Voting, Dividend and Other Rights. The voting powers, preferences and relative rights of the Class A Common Stock and the Class B Common Stock are identical in all respects, except that (i) the holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share, (ii) stock dividends on Class A Common Stock may be paid only in shares of Class A Common Stock and stock dividends on Class B Common Stock may be paid only in shares of Class B Common Stock and (iii) shares of Class B Common Stock have certain conversion rights and are subject to certain restrictions on ownership and transfer described below under "Conversion Rights and Restrictions on Transfer of Class B Common Stock." Any amendment to the Amended and Restated Certificate of Incorporation that has any of the following effects will require the approval of the holders of a majority of the outstanding shares of each of the Class A Common Stock and Class B Common Stock, voting as separate classes: (i) any decrease in the voting rights per share of Class A Common Stock or any increase in the voting rights of Class B Common Stock; (ii) any increase in the number of shares of Class A Common Stock into which shares of Class B Common Stock are convertible; (iii) any relaxation on the restrictions on transfer of the Class B Common Stock; or (iv) any change in the powers, preferences or special rights of the Class A Common Stock or Class B Common Stock adversely affecting the holders of the Class A Common Stock. The approval of the holders of a majority of the outstanding shares of each of the Class A Common Stock and Class B Common Stock, voting as separate classes, is also required to authorize or issue additional shares of Class B Common Stock (except for parallel action with respect to Class A Common Stock in connection with stock dividends, stock splits, recapitalizations and similar changes in the capitalization of Pegasus). Except as described above or as required by law, holders of Class A Common Stock and Class B Common Stock vote together on all matters presented to the stockholders for their vote or approval, including the election of directors.

   After the Registered Exchange Offer (assuming all holders of the PM&C Class B Shares exchange their shares for shares of Class A Common Stock), the outstanding shares of Class A Common Stock will equal 50.4% of the total Common Stock outstanding, and the holders of Class B Common Stock will have control of approximately 90.8% of the combined voting power of the Common Stock. The holders of the Class B Common Stock will, therefore, have the power to elect the entire Board of Directors of the Company. In particular, Marshall W. Pagon, by virtue of his beneficial ownership of all of the Class B Common Stock, will have sufficient voting power to determine the outcome of any matter submitted to the stockholders for approval (except matters on which the holders of Class A Common Stock are entitled to vote separately as a class), including the power to determine the outcome of all corporate transactions.

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

   Each share of Class A Common Stock and Class B Common Stock is entitled to receive dividends if, as and when declared by the Board of Directors of the Company out of funds legally available therefor. The Class A Common Stock and Class B Common Stock share equally, on a share-for-share basis, in any cash dividends declared by the Board of Directors on the Common Stock.

   In the event of a merger or consolidation to which the Company is a party, each share of Class A Common Stock and Class B Common Stock will be entitled to receive the same consideration, except that holders of Class B Common Stock may receive stock with greater voting power in lieu of stock with lesser voting power received by holders of the Company's Class A Common Stock in a merger in which the Company is not the surviving corporation.

   Stockholders of the Company have no preemptive or other rights to subscribe for additional shares. Subject to any rights of holders of any Preferred Stock, all holders of Common Stock, regardless of class, are entitled to share equally on a share for share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of the Company. No shares of Common Stock are subject to redemption or a sinking fund. In the event of any increase or decrease in the number of outstanding shares of either Class A Common Stock or Class B Common Stock from a stock split, combination or consolidation of shares or other capital reclassification, the Company is required to take parallel action with respect to the other class so that the number of shares of each class outstanding immediately following the stock split, combination, consolidation or capital reclassification bears the same relationship to each other as the number of shares of each class outstanding before such event.

   Conversion Rights and Restrictions on Transfer of Class B Common Stock. The Class A Common Stock has no conversion rights. Each share of Class B Common Stock is convertible at the option of the holder at any time and from time to time into one share of Class A Common Stock.

   The Company's Amended and Restated Certificate of Incorporation provides that any holder of shares of Class B Common Stock desiring to transfer such shares to a person other than a Permitted Transferee (as defined below) must present such shares to the Company for conversion into an equal number of shares of Class A Common Stock upon such transfer. Thereafter, such shares of Class A Common Stock may be freely transferred to persons other than Permitted Transferees, subject to applicable securities laws.

   Shares of Class B Common Stock may not be transferred except to (i) Marshall W. Pagon or any "immediate family member" of his; (ii) any trust (including a voting trust), corporation, partnership or other entity, more than 50% of the voting equity interests of which are owned directly or indirectly by (or, in the case of a trust not having voting equity interests which is more than 50% for the benefit of) and which is controlled by, one or more persons referred to in this paragraph; or (iii) the estate of any person referred to in this paragraph until such time as the property of such estate is distributed in accordance with such person's will or applicable law (collectively, "Permitted Transferees"). "Immediate family member" means the spouse or any parent of Marshall W. Pagon, any lineal descendent of a parent of Marshall W. Pagon and the spouse of any such lineal descendent (parentage and descent in each case to include adoptive and step relationships). Upon any sale or transfer of ownership or voting rights to a transferee other than a Permitted Transferee or if an entity no longer remains a Permitted Transferee, such shares of Class B Common Stock will automatically convert into an equal number of shares of Class A Common Stock. Accordingly, no trading market is expected to develop in the Class B Common Stock and the Class B Common Stock will not be listed or traded on any exchange or in any market.

   Effects of Disproportionate Voting Rights. The disproportionate voting rights of the Class A Common Stock and Class B Common Stock could have an adverse effect on the market price of the Class A Common Stock. Such disproportionate voting rights may make the Company a less attractive target for a takeover than it otherwise might be, or render more difficult or discourage a merger proposal, a tender offer or a proxy contest, even if such actions were favored by stockholders of the Company other than the holders of the Class B Common Stock. Accordingly, such disproportionate voting rights may deprive holders of Class A Common Stock of an opportunity to sell their shares at a premium over prevailing market prices, since takeover bids frequently involve purchases of stock directly from stockholders at such a premium price.

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PREFERRED STOCK

   The Company has authorized 5,000,000 shares of Preferred Stock. The Board of Directors is empowered by Pegasus' Amended and Restated Certificate of Incorporation to designate and issue from time to time one or more classes or series of Preferred Stock without any action of the stockholders. The Board of Directors may authorize issuance in one or more classes or series, and may fix and determine the relative rights, preferences and limitations of each class or series so authorized. In connection with this Offering, 100,000 shares of Series A Preferred Stock will be issued. See "Description of Securities -- Description of the Series A Preferred Stock" for a detailed description of the Series A Preferred Stock. Shares of Preferred Stock may be issued in connection with the Indiana DBS Acquisition. See "Business -- DBS -- The Pending Acquisition." Additional issuances of Preferred Stock could adversely affect the voting power of the holders of the Common Stock or Series A Preferred Stock or could have the effect of discouraging or making difficult any attempt by a person or group to obtain control of the Company.

TRANSFER AGENT AND REGISTRAR

   The Transfer Agent and Registrar for the Common Stock, the Series A Preferred Stock, and the Warrants is First Union National Bank.

LIMITATION ON DIRECTORS' LIABILITY

   The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. In the absence of the limitations authorized by the Delaware statute, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Pegasus' Amended and Restated Certificate of Incorporation limits the liability of Pegasus' directors to Pegasus or its stockholders to the fullest extent permitted by the Delaware statute. Specifically, the directors of Pegasus will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Pegasus or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation law or (iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the Amended and Restated Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Pegasus and its stockholders.

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                       SHARES ELIGIBLE FOR FUTURE SALE

   After giving effect to the Registered Exchange Offer (assuming acceptance by all holders of the PM&C Class B Shares) and this Offering (without giving effect to any Warrant Shares underlying the Warrants), the Company will have outstanding 4,663,229 shares of Class A Common Stock and 4,581,900 shares of Class B Common Stock, all of which shares of Class B Common Stock are convertible into shares of Class A Common Stock on a share for share basis, and 100,000 shares of Series A Preferred Stock, which are being offered hereby. Of these shares, the 3,000,000 shares of Class A Common Stock sold in the Initial Public Offering and all of the Series A Preferred Stock to be sold hereby will be tradeable without restriction (except that the Units will not be separately transferable until the Separation Date) unless they are purchased by affiliates of the Company. All shares to be received pursuant to the Registered Exchange Offer will also be tradeable without restriction, subject to the agreement of each exchanging holder not to sell, otherwise dispose of or pledge any shares of the Class A Common Stock received in the Registered Exchange Offer until April 3, 1997 without the prior written consent of Lehman Brothers Inc. The approximately 1,471,437 remaining shares of Class A Common Stock and all of the 4,581,900 shares of Class B Common Stock and any securities issued in connection with the DBS Acquisitions are "restricted securities" under the Securities Act. These "restricted securities" and any shares purchased by affiliates of the Company in this Offering may be sold only if they are registered under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act, including Rule 144 and Rule 701 thereunder. The holders of 4,944,564 of the 6,053,337 "restricted securities" have agreed not to sell, otherwise dispose of or pledge any shares of the Company's Common Stock or securities convertible into or exercisable or exchangeable for such Common Stock until April 3, 1997 without the prior written consent of Lehman Brothers Inc. Such holders have also agreed to certain restrictions on their
ability to transfer their Common Stock until       , 1997 without the prior
written consent of CIBC Wood Gundy Securities Corp. All of the Company's directors and executive officers are subject to the lock-up.

   In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares for at least two years, including affiliates, may sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding Class A Common Stock (approximately 46,632 shares) or the average weekly trading volume in the Class A Common Stock on the Nasdaq during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. A person who is not deemed an affiliate of the Company and who has beneficially owned restricted shares for three years from the date of acquisition of restricted securities from the Company or any affiliate is entitled to sell such shares under Rule 144(k) freely and without restriction or registration under the Securities Act. As used in Rule 144, affiliates of the Company generally include its directors, executive officers and persons directly or indirectly owning 10% or more of the Class A Common Stock. Without consideration of the lock-up agreements described above, none of the restricted securities would be available for immediate sale in the public market in reliance on Rule 144(k) or would be available for immediate sale under Rule 144.

   The Securities and Exchange Commission (the "Commission") has proposed to amend the holding period required by Rule 144 to permit sales of "restricted securities" after one year rather than two years (and two years rather than three years for non-affiliates who desire to sell such shares under Rule 144(k). If such proposed amendment were enacted, the "restricted securities" would become freely tradeable (subject to any applicable contractual restrictions) at correspondingly earlier dates.

   Under Rule 701, any employee, officer or director of, or consultant to the Company who prior to the Initial Public Offering purchased shares pursuant to a written compensatory plan or contract and who was not an affiliate of the Company, is entitled to sell such shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 commencing 90 days after the Initial Public Offering. Rule 701 also permits affiliates to sell such shares without having to comply with the Rule 144 holding period restrictions commencing 90 days after the Initial Public Offering. As of the date hereof, approximately 270,605 shares of Class A Common Stock would be eligible for sale under Rule 701.

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OPTIONS AND WARRANTS

   As additional remuneration for joining the Board of Directors of PM&C, Donald W. Weber was granted in April 1996 an option to purchase 3,385 shares of Class A Common Stock at an exercise price of $14.00 per share. Mr. Weber's option vested upon issuance, is exercisable until November 2000 and, at the time of grant, was issued at an exercise price equal to fair market value at the time Mr. Weber was elected a director.

   In connection with the acquisition of WTLH, the Parent issued to various trusts controlled by the sellers of WTLH (the "WTLH Trusts") the WTLH Warrants to purchase in the aggregate $1,000,000 of Class A Common Stock of Pegasus at the price to the public of $14.00 per share in the Initial Public Offering, commencing on October 2, 1996 (the date that the registration statement relating to the Initial Public Offering was declared effective) and ending 120 days after such date. The WTLH Trusts will have the right to acquire approximately 71,429 shares of Class A Common Stock. Such shares will be "restricted securities" within the meaning of Rule 144.

   The letter of intent relating to the Virginia/West Virginia DBS Acquisition contemplates the possible issuance of warrants to purchase 30,000 shares of Class A Common Stock.

REGISTRATION RIGHTS

   Class A Common Stock. In connection with the Michigan/Texas DBS Acquisition, the Company granted certain piggyback registration rights to Harron. These rights expire upon the Class A Common Stock issued to Harron becoming eligible for sale under Rule 144 of the Securities Act. Similar rights have been granted to the holder of the $1.0 million in shares of Class A Common Stock issued in connection with the acquisition of the Portland LMA and the $150,000 of shares of Class A Common Stock issued in connection with the Portland Acquisition. It is anticipated that piggyback registration rights will be granted in connection with the issuance of certain securities in the Indiana DBS Acquisition and the Virginia/West Virginia DBS Acquisition.

   PM&C Class B Shares. The holders of the PM&C Class B Shares are entitled to certain demand and piggyback registration rights with respect to the registration of capital stock by the Parent or PM&C. These rights do not apply with respect to offerings by Pegasus. Although the Company expects that all holders of the PM&C Class B Shares will accept the Registered Exchange Offer and that none will choose to rescind their acceptance, a possibility exists that some holders of the PM&C Class B Shares will retain their shares. It is likely that these registration rights will provide little or no practical benefit to holders of the PM&C Class B Shares who fail to accept the Registered Exchange Offer. First, it is unlikely that PM&C or the Parent will ever make a public equity offering. Thus, it is unlikely that holders would have an opportunity to exercise their piggyback registration rights. Second, the demand registration rights may be exercised only if the demand registration includes at least 25% of the PM&C Class B Shares originally issued. If, as the Company anticipates, the holders of more than 75% of the PM&C Class B Shares accept the Registered Exchange Offer without rescinding their acceptance, the remaining holders of the PM&C Class B Shares will not hold the 25% necessary to require registration of the PM&C Class B Shares. Third, even if holders of the PM&C Class B Shares retain more than 25% of their stock after the Registered Exchange Offer and can initiate a demand registration after July 7, 2000, the date when the demand registration right applies in the absence of a prior public equity offering by PM&C or the Parent, there is not expected to be a market for the PM&C Class B Shares.

LOCK-UP AGREEMENT

   All of the executive officers and directors of Pegasus, who are deemed to beneficially own 4,956,652 shares of Common Stock (including options to purchase 3,385 shares), have agreed not to sell, otherwise dispose of or pledge any shares of the Common Stock or any securities convertible into or exercisable for such Common Stock until April 3, 1997 without the prior written consent of Lehman Brothers Inc. Such holders have also agreed to certain restrictions on their ability to transfer their Common Stock until
      ,1997 without the prior written consent of CIBC Wood Gundy Securities Corp. In addition, the terms of the Registered Exchange Offer require that each exchanging holder agree not to sell, otherwise dispose of or pledge any shares of the Class A Common Stock received in the Registered Exchange Offer until April 3, 1997 without the consent of Lehman Brothers Inc.

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                  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion summarizes the material federal income tax considerations generally applicable to Holders acquiring the Units, the Series A Preferred Stock and the Warrants offered hereby on original issue, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a Holder of the Securities (jointly, the "Securities").

   The discussion assumes that the Holders of the Securities will hold them as "capital assets" within the meaning of Section 1221 of the Code. Although the matter is not entirely free from doubt, the Company intends to treat the Series A Preferred Stock as equity and the Exchange Notes as indebtedness for federal income tax purposes, and the balance of the discussion is based on the assumption that such treatment will be respected. The discussion is not binding on the IRS or the courts. The Company has not sought and will not seek any rulings from the IRS with respect to the positions of the Company discussed herein, and there can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Securities or that any such position would not be sustained.

   The tax treatment of a Holder of the Securities may vary depending on his particular situation or status. Certain Holders (including S corporations, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to alternative minimum tax or persons holding the Securities as a part of a "straddle," "hedge" or "conversion transaction") may be subject to special rules not discussed below. The following discussion is limited to the United States federal income tax consequences relevant to a Holder of the Securities that is a citizen or resident of the United States or any state thereof, or a corporation or other entity created or organized under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income tax regardless of source or that is otherwise subject to United States federal income tax on a net income basis in respect of the Securities. The following discussion does not consider all aspects of United States federal income tax that may be relevant to the purchase, ownership, and disposition of the Securities by such Holder in light of his personal circumstances. In addition, the description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

ALLOCATION OF ISSUE PRICE BETWEEN SERIES A PREFERRED STOCK AND WARRANTS

   Each Holder of a Unit will have an aggregate tax basis in the Unit equal to the amount of cash paid by the Holder for such Unit. For federal income tax purposes, a Holder's aggregate tax basis in the Units will be allocated between the Series A Preferred Stock and the Warrants represented by such Units based on their relative fair market values at the time of the issuance. The Company will determine and provide Holders with its estimate of the fair market values of the Series A Preferred Stock and Warrant and the Holders will allocate the basis of the Units between the Series A Preferred Stock and Warrant, in proportion to these relative fair market values. There can be no assurance, however, that the IRS will respect the Company's determination.

DISTRIBUTIONS ON SERIES A PREFERRED STOCK

   Distributions on the Series A Preferred Stock, whether paid in cash or in additional shares of Series A Preferred Stock ("Dividend Shares"), will be taxable to the Holder as ordinary dividend income to the extent that the cash amount or fair market value of the Series A Preferred Stock on the date of distribution does not exceed the Company's current and accumulated earnings and profits (as determined for federal income tax purposes). The amount of the Company's earnings and profits at any particular time depends on the future actions and financial performance of the Company. To the extent that the amount of any distribution on the outstanding Series A Preferred Stock exceeds the Company's current and accumulated earnings and profits (as determined for federal income tax purposes), the distribution will be treated as a return of capital, thus reducing the Holder's adjusted tax basis in such outstanding Series A Preferred Stock. The amount of any such excess distribution that is greater than the holder's adjusted tax basis in the outstanding Series A

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Preferred Stock will be taxed as capital gain and will be long-term capital gain if the Holder's holding period for such outstanding Series A Preferred Stock exceeds one year. A Holder's initial tax basis in any Dividend Shares distributed by the Company generally will equal the fair market value of such Dividend Shares on their date of distribution. The holding period for such Dividend Shares will commence with their distribution, and will not include the Holder's holding period for outstanding shares of Series A Preferred Stock with respect to which such Dividend Shares were distributed. For purposes of the remainder of this discussion, the term "dividend" refers to a distribution paid out of allocable earnings and profits, unless the context indicates otherwise.

   To the extent that dividends are treated as ordinary income, dividends received by corporate Holders generally will be eligible for the 70% dividends-received deduction under Section 243 of the Code. There are, however, many exceptions and restrictions relating to the availability of such dividends-received deduction, such as restrictions relating to (i) the holding period of the stock on which the dividends are sought to be deducted,
(ii) debt-financed portfolio stock, (iii) dividends treated as "extraordinary dividends" for purposes of Section 1059 of the Code, and (iv) taxpayers that pay alternative minimum tax. Corporate stockholders should consult their own tax advisor regarding the extent, if any, to which such exceptions and restrictions may apply to their particular factual situations.

   Under Section 1059 of the Code, the tax basis of Series A Preferred Stock that has been held by a corporate shareholder for two years or less (ending on the earliest of the date on which the Company declares, announces or agrees to the payment of an actual or constructive dividend) is reduced (but not below zero) by the non-taxed portion of an "extraordinary dividend" for which a dividends-received deduction is allowed. To the extent that a corporate Holder's tax basis in its Series A Preferred Stock would have been reduced below zero but for the foregoing limitation, such Holder must increase the amount of gain recognized on the ultimate sale or exchange of such Series A Preferred Stock. Generally, an "extraordinary dividend" is a dividend that (i) equals or exceeds 5% of the Holder's basis in the Series A Preferred Stock (treating all dividends having ex-dividend dates within an 85-day period as a single dividend) or (ii) exceeds 20% of the Holder's adjusted basis in the Series A Preferred Stock (treating all dividends having ex-dividend dates within a 365-day period as a single dividend). If an election is made by the Holder, under certain circumstances the fair market value of the Series A Preferred Stock as of the day before the ex-dividend date may be substituted for the Holder's basis in applying these tests.

   Special rules exist with respect to extraordinary dividends for "qualified preferred dividends," which are any fixed dividends payable with respect to any share of stock which (i) provides for fixed preferred dividends payable not less frequently than annually and (ii) is not in arrears as to dividends at the time the Holder acquires such stock. A qualified preferred dividend does not include any dividend payable with respect to any share if the actual rate of return of such stock for the period the stock has been held by the Holder receiving the dividend exceeds 15%. CORPORATE STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICATION OF
SECTION 1059 OF THE CODE TO THEIR OWNERSHIP AND DISPOSITION OF PREFERRED
STOCK.

SERIES A PREFERRED STOCK DISCOUNT

   The Series A Preferred Stock is subject to mandatory redemption on      ,
2007 (the "Mandatory Redemption"). In addition, on or after     , 2002 and
subject to certain restrictions, the Series A Preferred Stock is redeemable at any time at the option of the Company at specified redemption prices (the "Optional Redemption"). See "Description of Securities -- Description of Series A Preferred Stock --Optional Redemption" and " -- Mandatory Redemption." Pursuant to Section 305(c) of the Code, Holders of Series A Preferred Stock may be required to treat a portion of the difference between the Series A Preferred Stock's issue price and its redemption price as constructive distributions of property includible in income on a periodic basis. For purposes of determining whether such constructive distribution treatment applies, the Mandatory Redemption and the Optional Redemption are tested separately. Constructive distribution treatment is required if either (or both) of these tests is satisfied.

   Section 305(c) of the Code provides that the entire amount of a redemption premium with respect to preferred stock that is subject to mandatory redemption is treated as being distributed to the holders of such

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preferred stock on an economic accrual basis. Preferred stock generally is considered to have a redemption premium for this purpose if the price at which it must be redeemed (the "Redemption Price") exceeds its issue price (as determined in accordance with an allocation of the issue price of the Units, as discussed above) by more than a de minimis amount. For this purpose, such excess (the "Series A Preferred Stock Discount") will be treated as zero if it is less than 1/4 of 1% of the Redemption Price multiplied by the number of complete years from the date of issuance of the stock until the stock must be redeemed. Series A Preferred Stock Discount is taxable as a constructive distribution to the Holder (treated as a dividend to the extent of the Company's current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) over the term of the preferred stock using a constant interest rate method similar to that described below for accruing OID. See "--Original Issue Discount" below.

   Under recently issued regulations (the "Regulations"), Series A Preferred Stock Discount will arise due to the Optional Redemption feature only if, based on all of the facts and circumstances as of the date the Series A Preferred Stock is issued, redemption pursuant to the Optional Redemption is more likely than not to occur. Even if redemption were more likely than not to occur, however, constructive distribution treatment would not result if the redemption premium were solely in the nature of a penalty for premature redemption. For this purpose, a penalty for premature redemption is a premium paid as a result of changes in economic or market conditions over which neither the issuer nor the Holder has legal or practical control, such as changes in prevailing dividend rates. The Regulations provide a safe harbor pursuant to which constructive distribution treatment will not result from an issuer call right if (i) the issuer and the Holder are unrelated, (ii) there are no arrangements that effectively require the issuer to redeem the stock and (iii) exercise of the option to redeem would not reduce the yield of the stock. The Company does not believe that the Optional Redemption would be treated as more likely than not to be exercised under these rules.

   Dividend Shares received by Holders of the Series A Preferred Stock may bear Series A Preferred Stock Discount depending upon the issue price of such shares (i.e., the fair market value of the Dividend Shares on the date of their issuance). If shares of Series A Preferred Stock (including Dividend Shares) bear Series A Preferred Stock Discount, such shares generally will have different tax characteristics from other shares of Series A Preferred Stock and might trade separately, which might adversely affect the liquidity of such shares.

SALE, REDEMPTION AND EXCHANGE OF SERIES A PREFERRED STOCK

   A redemption of shares of Series A Preferred Stock for cash or in exchange for Exchange Notes would be a taxable event. A redemption of shares of Series A Preferred Stock for cash will generally be treated as a sale or exchange if the Holder does not own, actually or constructively within the meaning of
Section 318 of the Code, any stock of the Company other than the redeemed Series A Preferred Stock. If a Holder does own, actually or constructively, other stock of the Company (including Series A Preferred Stock not redeemed and Class A Common Stock to be received upon exercise of the Warrants), a redemption of Series A Preferred Stock may be treated as a dividend to the extent of the Company's current and accumulated earnings and profits (as determined for federal income tax purposes). Such dividend treatment would not be applied if the redemption is "not essentially equivalent to a dividend" with respect to the Holder under Section 302(b)(1) of the Code. A distribution to a Holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in the Company. For this purpose, a redemption of Series A Preferred Stock that results in a reduction in the proportionate interest in the Company (taking into account any actual ownership of common stock of the Company and any stock constructively owned, including such stock to be received upon the exercise of the Warrant) of a Holder whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs should be regarded as a meaningful reduction in the Holder's stock interest in the Company. If the redemption of the Series A Preferred Stock for cash is not treated as a distribution taxable as a dividend, the redemption would result in capital gain or loss equal to the difference between the amount of cash received and the Holder's adjusted tax basis in the Series A Preferred Stock redeemed, except to the extent that the redemption price includes dividends which have been declared by the Board of Directors of the Company prior to the redemption. Similarly, upon the sale of the Series A Preferred Stock (other than in a redemption or in exchange of the Exchange Notes), the difference between the sum of the amount of cash and the fair market value of other property received and the Holder's adjusted basis in the Series A Preferred Stock would result in capital gain or loss. This gain or loss

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would be long-term capital gain or loss if the Holder's holding period for the Series A Preferred Stock exceeds one year. Under current law, capital gains recognized by corporations are taxed at a maximum rate of 35% and the maximum rate on net capital gains in the case of individuals is 28%. A redemption of Series A Preferred Stock in exchange for Exchange Notes will be subject to the same general rules as a redemption for cash, except that the holder would have capital gain or loss equal to the difference between the issue price of the Exchange Notes received (as determined for purposes of computing the OID on such Exchange Notes) and the Holders's adjusted tax basis in the Series A Preferred Stock redeemed. See the discussion below under "Original Issue Discount." Additionally, any such gain may be eligible for deferral under the installment sale method as long as neither the Exchange Notes nor the Series A Preferred Stock are readily traded in an established securities market.

   If a redemption of Series A Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash or the issue price of the Exchange Notes, as the case may be, received by the Holder. The Holder's adjusted tax basis in the redeemed Series A Preferred Stock will be transferred to any remaining stock holdings in the Company. If the Holder does not retain any actual stock ownership in the Company (only having a stock interest constructively), the Holder may lose such basis entirely. Under the "extraordinary dividend" provision of Section 1059 of the Code, a corporate Holder may, under certain circumstances, be required to reduce its basis in its remaining shares of stock of the Company (and possibly recognize gain upon a disposition of such shares) to the extent the Holder claims the 70% dividends-received deduction with respect to the dividend. See the discussion above under "-- Distributions on Series A Preferred Stock."

   Depending upon a Holder's particular circumstances, the tax consequences of holding Exchange Notes may be less advantageous than the tax consequences of holding Series A Preferred Stock because, for example, payments of interest on the Exchange Notes will not be eligible for any dividends-received deduction that may be available to corporate Holders.

ORIGINAL ISSUE DISCOUNT

   In the event that the Series A Preferred Stock is exchanged for Exchange Notes and the "stated redemption price at maturity" of the Exchange Notes exceeds their "issue price" by more than a de minimis amount, the Exchange Notes will be treated as having OID equal to the entire amount of such excess. OID will generally be considered de minimis as long as it is less than the stated redemption price at maturity of the Exchange Notes multiplied by 1/4 of 1% multiplied by the number of years to maturity.

   If the Exchange Notes are traded on an established securities market within the sixty-day period ending thirty days after the exchange date, the issue price of the Exchange Notes will be their fair market value as of their issue date. Subject to certain limitations described in the Treasury Regulations, the Exchange Notes will be deemed to be traded on an established securities market if, among other things, price quotations will be readily available from dealers, brokers, or traders. If the Series A Preferred Stock, but not the Exchange Notes issued and exchanged therefor, is traded on an established securities market within the sixty-day period ending thirty days after the exchange, then the issue price of each Exchange Note should be the fair market value of the Series A Preferred Stock exchanged therefor at the time of the exchange. The Series A Preferred Stock generally will be deemed to be traded on an established securities market if it appears on a system of general circulation that provides a reasonable basis to determine fair market value based either on recent price quotations or recent sales transactions. In the event that neither the Series A Preferred Stock nor the Exchange Notes are traded on an established securities market within the applicable period, the issue price of the Exchange Notes will be their stated principal amount -- namely, their face value -- unless either (i) the Exchange Notes do not bear "adequate stated interest" within the meaning of Section 1274 of the Code, in which case the issue price of such Exchange Notes generally will be their "imputed principal amount," or (ii) the Exchange Notes are issued in a so-called "potentially abusive situation" as defined in the Treasury Regulations under Section 1274 of the Code (including a situation involving a recent sales transaction), in which case the issue price of such Exchange Notes generally will be the fair market value of the Series A Preferred Stock surrendered in exchange therefor. The "stated redemption price at maturity" of the Exchange Notes should equal the total of all payments under the Exchange Notes, other than payments of "qualified

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stated interest." "Qualified stated interest" generally is stated interest that is unconditionally payable in cash or other property (other than Exchange Notes) at least annually at a single fixed rate. Exchange Notes that are issued when the Company has the option to pay interest for certain periods in additional Exchange Notes should be treated as having been issued without any qualified stated interest. Accordingly, the sum of all interest payable pursuant to the stated interest rate on such Exchange Notes over the entire term should be included (along with stated principal) in the stated redemption price at maturity of such Exchange Notes. On the other hand, if the Exchange Notes are issued after the period for paying interest in additional Exchange Notes has passed, then stated interest would qualify as qualified stated interest and none of such stated interest would be included in the stated redemption price at maturity of the Exchange Notes.

TAXATION OF STATED INTEREST AND ORIGINAL ISSUE DISCOUNT ON EXCHANGE NOTES

   Each Holder of an Exchange Note with OID will be required to include in gross income an amount equal to the sum of the "daily portions" of the OID for all days during the taxable year in which such Holder holds the Exchange Note. The daily portions of OID required to be included in a Holder's gross income in a taxable year will be determined under a constant yield method by allocating to each day during the taxable year in which the Holder holds the Exchange Note a pro rata portion of the OID thereon which is attributable to the "accrual period" in which such day is included. The amount of the OID attributable to each accrual period will be the product of the "adjusted issue price" of the Exchange Note at the beginning of such accrual period multiplied by the "yield to maturity" of the Exchange Note (properly adjusted for the length of the accrual period). The adjusted issue price of an Exchange Note at the beginning of an accrual period is the original issue price of the Exchange Note plus the aggregate amount of OID that accrued in all prior accrual periods, less any cash payments -- other than qualified stated interest payments (which only would apply if the Exchange Notes were
issued after     , 2002) on the Exchange Note. The "yield to maturity" is the discount rate that, when used in computing the present value of all principal and interest payments to be made under the Exchange Note, produces an amount equal to the issue price of the Exchange Note. An "accrual period" may be of any length and may vary in length over the term of the debt instrument, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or the first day of an accrual period. An additional Exchange Note (a "Secondary Note") issued in payment of interest with respect to an initially issued Exchange Note (an "Initial Note") will not be considered as a payment made on the Initial Note and will be aggregated with the Initial Note for purposes of computing and accruing OID on the Initial Note. As between the Initial Note and the Secondary Note, the adjusted issue price of the Initial Note would be allocated between the Initial Note and the Secondary Note in proportion to their respective principal amounts. That is, upon the issuance of a Secondary Note with respect to an Initial Note, the Initial Note and the Secondary Note derived from the Initial Note are treated as initially having the same adjusted issue price and inherent amount of OID per dollar of principal amount. The Initial Note and the Secondary Note derived therefrom would be treated as having the same yield to maturity. Similar treatment would be applied when additional Exchange Notes are issued on Secondary Notes.

   In the event that the Exchange Notes are not issued with OID, because they
are issued after        , 2002, when the Company does not have the option to
pay interest thereon in additional Exchange Notes and the redemption price of the Exchange Notes does not exceed their issue price by more than a de minimis amount, stated interest would be included in income by a Holder in accordance with such holder's usual method of accounting. In all other cases, all stated interest will be treated as payments on the Exchange Notes under the rules discussed above.

BOND PREMIUM ON EXCHANGE NOTES

   If Series A Preferred Stock is exchanged for Exchange Notes that are not treated as having OID, and the issue price of such Exchange Notes exceeds the amount payable at the maturity date (or earlier call date, if appropriate), such excess will be deductible by the Holder of the Exchange Notes as amortizable bond premium over the term of the Exchange Notes (taking into account earlier call dates, as appropriate), under a yield-to-maturity formula, if an election by the Holder under Section 171 of the Code is made or is already in effect. An election under Section 171 of the Code is available only if the Exchange Notes are held as capital assets. This election is revocable only with the consent of the IRS and applies to all obligations owned or

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acquired by the Holder on or after the first day of the taxable year to which the election applies. To the extent the excess is deducted as amortizable bond premium, the Holder's adjusted tax basis in the Exchange Notes will be reduced. Except as may otherwise be provided in future Treasury Regulations, the amortizable bond premium will be treated as an offset to interest income on the Exchange Notes rather than as a separate deduction item.

ACQUISITION PREMIUM ON EXCHANGE NOTES

   A Holder of an Exchange Note issued with OID who purchases such Exchange Note for an amount that is greater than its then adjusted issue price but equal to or less than the sum of all amounts payable on the Exchange Note after the purchase date (other than payments, if any, of qualified stated interest) will be considered to have purchased such Exchange Note at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such Holder must include in income with respect to such Exchange Note for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

MARKET DISCOUNT ON EXCHANGE NOTES

   Purchasers of Series A Preferred Stock should be aware that the disposition of Exchange Notes may be affected by the market discount provisions of the Code. The market discount rules generally provide, if a holder of a debt instrument purchases it at a "market discount" and thereafter realizes gain upon a disposition or a retirement of the debt instrument, the lesser of such gain or the portion of the market discount that has accrued on a straight-line basis (or on a constant interest rate basis, if such alternative rate of accrual has been elected by the holder under Section 1276(b) of the Code) while the debt instrument was held by such Holder will be taxed as ordinary income at the time of such disposition. "Market discount" with respect to the Exchange Notes will be the amount,if any, by which the "revised issue price" of an Exchange Note (or its stated redemption price at maturity of the Exchange Note has no OID) exceeds the holder's, basis in the Exchange Note immediately after such Holder's acquisition, subject to a de minimis exception. The "revised issue price" of an Exchange Note is its issue price increased by the portion of OID previously includible in the gross income of prior Holders for periods prior to the acquisition of the Exchange Note by the Holder (without regard to any acquisition premium exclusion) and reduced by prior payments other than payments of qualified stated interest.

REDEMPTION OR SALE OF EXCHANGE NOTES

   Generally, any redemption or sale of Exchange Notes by a Holder would result in taxable gain or loss equal to the difference between the sum of amount of cash and the fair market value of other property received (except to the extent that cash received is attributable to accrued, but previously untaxed interest, which portion of the consideration would be taxed as ordinary income) and the Holder's adjusted tax basis in the Exchange Notes. The adjusted tax basis of a Holder who receives an Exchange Note in exchange for Series A Preferred Stock will generally be equal to the issue price of the Exchange Note increased by any OID with respect to the Exchange Note included in the Holder's income prior to sale or redemption of the Exchange Note, reduced by any amortizable bond premium applied against the Holder's income prior to sale or redemption of the Exchange Note and by payments other than payments of qualified stated interest. Except to the extent that an intention to call the Exchange Notes prior to their maturity existed at the time of their original issue as an agreement or understanding between the Company and the original holders of a substantial amount of the Exchange Notes (which is unlikely), such gain or loss would be long-term capital gain or loss if the Holder's holding period for the Exchange Notes exceeded one year.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND TO CORPORATE
HOLDERS

   Pursuant to Section 163 of the Code and in the event that the Exchange Notes are "applicable high yield discount obligations" ("AHYDOs"), a portion of the OID (if any) accruing on the Exchange Notes may be treated as a dividend generally eligible for the dividends-received deduction in the case of corporate Holders, and the Company would not be entitled to deduct the "disqualified portion" of the OID accruing on the

Exchange Notes and would be allowed to deduct the remainder of the OID only when paid in cash. The Exchange Notes will constitute AHYDOs if they (i) have a term of more than five years, (ii) have a yield to maturity equal to or greater than the sum of the applicable federal rate at the time of issuance of the Exchange Notes (the "AFR") plus five percentage points, and (iii) have "significant" OID. A debt instrument is treated as having "significant" OID if the aggregate amount that would be includible in gross income with respect to such debt instrument for periods before the close of any accrual period ending after the date five years after the date of issue exceeds the sum of
(i) the aggregate amount of interest to be paid in cash under the debt instrument before the close of such accrual period and (ii) the product of the initial issue price of such debt instrument and its yield to maturity. Because the amount of OID, if any, attributable to the Exchange Notes will be determined at the time such Exchange Notes are issued and the AFR at that point in time is not predictable, it is impossible currently to determine whether Exchange Notes will be treated as AHYDOs. If an Exchange Note is treated as an AHYDO, a Holder would be treated as receiving dividend income to the extent of the lesser of (i) the Company's current and accumulated earnings and profits, and (ii) the "disqualified portion" of the OID of such AHYDO. The "disqualified portion" of the OID is equal to the lesser of (i) the amount of OID or (ii) the portion of the "total return" (i.e., the excess of all payments to be made with respect to the Exchange Note over its issue price) in excess of the AFR plus six percentage points.

THE WARRANTS

   Upon the sale or exchange of a Warrant (including the receipt of cash in lieu of a fractional interest in Class A Common Stock upon exercise of a Warrant), a Holder will recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of property received therefor and the Holder's tax basis in the Warrant. A Holder's initial tax basis in a Warrant acquired in this Offering will be that portion of the issue price of the Unit allocable to the Warrant, as described above, subject to adjustment in the events described below. See the discussion above under "-- Allocation of Basis." Such gain or loss will be capital gain or loss if the Class A Common Stock to which the Warrants relate would be a capital asset in the hands of the Warrant holder. Any such capital gain or loss will be long-term capital gain or loss if the Warrant was held for more than one year.

   Notwithstanding the above, it is possible that a redemption of a Warrant by the Company would not be treated as a sale or exchange or a capital asset. In that event, the Holder of a Warrant could recognize ordinary income or loss on such redemption.

   The exercise of a Warrant for cash will not result in a taxable event to the holder of the Warrant (except to the extent of cash, if any, received in lieu of fractional interest in Class A Common Stock). Upon such exercise, the holder's tax basis in the Class A Common Stock obtained will be equal to the sum of such Holder's tax basis in the Warrant (described above) and the exercise price of the Warrant; the Holder's holding period with respect to such Class A Common Stock will commence on the day after the date of exercise. The Holder will realize capital gain or loss on the sale or exchange of shares of Class A Common Stock if the Class A Common Stock is a capital asset in the hands of the Holder, and such capital gain or loss will be long-term if the Class A Common Stock was held for more than one year. If a Warrant expires without being exercised, the Holder will recognize a loss in an amount equal to its tax basis in the Warrant. Such loss will be a capital loss if the Class A Common Stock to which the Warrants relate would have been a capital asset in the hands of the Warrant Holder, and such capital loss will be a long-term capital loss if the Warrant was held for more than one year.

   Adjustments to the conversion ratio of the Warrants, or the failure to make adjustments, may in certain circumstances result in the receipt of taxable constructive dividends by the holder, in which event the Holder's tax, basis in the Warrants would be increased by an amount equal to the constructive dividend.

   If the exercise price of the Warrants is a nominal amount, it may be possible that the Warrants will be considered to be constructively exercised for federal income tax purposes on the day on which the Warrants first become exercisable or, possibly, on the day of issuance. In that event, (i) no gain or loss will be recognized to a Holder on such deemed exercise or upon actual exercise of the Warrants, (ii) the adjusted basis of the Class A Common Stock deemed received for federal income tax purposes on the constructive exercise of the Warrants will be equal to the adjusted basis in the Warrants until the Warrants are actually exercised (and the exercise price paid) at which time such basis would be increased by the exercise price of the Warrants, and (iii) the holding period of the Class A Common Stock deemed received for federal income tax purposes on the constructive exercise of the Warrants will begin on the day following the day of such constructive exercise.

BACKUP WITHHOLDING

   A Holder of a Security may be subject to backup withholding at the rate of 31% with respect to dividends on the Series A Preferred Stock, interest on the Exchange Notes or sales proceeds of Warrants, Series A Preferred Stock, Exchange Notes and Class A Common Stock, unless such Holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates such exemption or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of a Security who does not provide the Holder's correct taxpayer identification number upon request may be subject to penalties imposed by the IRS. Any amount paid as backup withholding would be creditable against the Holder's federal income tax liability. THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS DOES NOT CONSIDER THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR PROSPECTIVE PURCHASER'S SITUATION OR STATUS. ACCORDINGLY, EACH PURCHASER OF SERIES A PREFERRED STOCK SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT, INCLUDING THOSE UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                                 UNDERWRITING

   Under the terms and subject to the conditions contained in the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each of CIBC Wood Gundy Securities Corp. ("CIBC Wood Gundy"), Lehman Brothers Inc. and BT Securities Corporation (collectively, the "Underwriters") have agreed severally, and not jointly, to purchase and Pegasus has agreed to sell, that aggregate number of shares of Units offered hereby set forth opposite its name below :

                                                             Number
   Underwriters                                             of Units
   ------------                                             --------
   CIBC Wood Gundy Securities Corp.  ....................
   Lehman Brothers Inc.  ................................
   BT Securities Corporation  ...........................
                                                           -----------
     Total  .............................................    100,000
                                                           ===========

   Pegasus has been advised by the Underwriters that they propose to offer the Units to the public at the public offering price set forth on the cover page hereof. After the initial offering to the public, the offering price and other selling terms may be changed by the Underwriters.

   The Underwriting Agreement provides that the obligation of the Underwriters to pay for and accept delivery of the Units are subject to approval of certain legal matters by counsel and to certain other conditions, including the condition that no stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose are pending or threatened by the Commission and that there has been no material adverse change or any development involving a prospective material adverse change in the condition of the Company from that set forth in the Registration Statement otherwise than as set forth or contemplated in this Prospectus, and that certain certificates, opinions and letters have been received from the Company and its counsel and independent auditors. The Underwriters are obligated to take and pay for all of the Units if any such Units are taken.

   The Company and the Underwriters have agreed in the Underwriting Agreement to indemnify each other against certain liabilities, including liabilities under the Securities Act.

   The Underwriters have informed Pegasus that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

   Prior to this Offering, there has been no public market for the Units. The public offering price was negotiated between Pegasus and the Underwriters. Among the factors considered in determining the public offering price of the Units, in addition to the prevailing market conditions, were the Company's historical performance, capital structure, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and consideration of the above factors in relation to market values of the companies in related businesses.

   An affiliate of CIBC Wood Gundy, one of the Underwriters, is one of the lenders under the New Credit Facility. CIBC Wood Gundy has acted as a financial advisor to the Company in connection with, among other things, the selection of the representatives of the Initial Public Offering. For its financial advisory services, CIBC Wood Gundy received $100,000 in fees.

   Each of the Underwriters also acted as representatives of the underwriters in the Initial Public Offering and received customary underwriting discounts and commissions in connection therewith.

   Under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), if more than 10% of the net proceeds of a public offering of equity securities are to be paid to members of the NASD that are participating in the offering, or affiliated or associated persons, the price at which the equity securities are distributed to the public must be no lower than that recommended by a "qualified independent underwriter," as defined in Rule 2720 of the Conduct Rules of the NASD. Because CIBC Inc., an affiliate of CIBC Wood Gundy will receive more than 10% of the net proceeds of this Offering as a result of the repayment of amounts under the New Credit Facility, BT Securities Corporation will act as a qualified independent underwriter ("QIU") in connection with this Offering. BT Securities Corporation will receive no additional compensation for acting as QIU.

                                  LEGAL MATTERS

   The validity of the issuance of the Units offered hereby will be passed upon by Drinker Biddle & Reath, counsel for the Company. Michael B. Jordan, a partner of Drinker Biddle & Reath, is an Assistant Secretary of the Company. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Latham & Watkins, New York, New York.

                                     EXPERTS

   The Company's combined balance sheets as of December 31, 1994 and 1995 and the related combined statements of operations, statements of changes in total equity and statements of cash flows for each of the two years in the period ended December 31, 1995 included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The Company's combined statement of operations, statement of changes in total equity and statement of cash flows for the year ended December 31, 1993 included in this Prospectus, have been included herein in reliance on the report of Herbein + Company, Inc., independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The balance sheets of Portland Broadcasting, Inc. as of September 25, 1994 and September 24, 1995 and the related statements of operations, statements of deficiency in assets and statements of cash flows for the fiscal years ended September 26, 1993, September 25, 1994 and September 24, 1995, included in this Prospectus, have been included herein in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The balance sheets of WTLH, Inc. as of December 31, 1994 and 1995 and the related statements of operations, statements of capital deficiency, and statements of cash flows for each of the two years in the period ended December 31, 1995, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The combined balance sheets of the DBS Operations of Harron Communications Corp. as of December 31, 1994 and 1995 and the related combined statements of operations, and statements of cash flows for each of the two years in the period ended December 31, 1995 included in this Prospectus, have been included herein in reliance on the report of Deloitte & Touche LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

   The balance sheets of Dom's Tele-Cable, Inc. as of May 31, 1995 and 1996 and the related statements of operations and deficit, and statements of cash flows for each of the three years in the period ended May 31, 1996 included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

   In March 1995, the Company, with the recommendation and approval of the Company's sole director, selected Coopers & Lybrand L.L.P. to act as independent accountants for the Company and informed Herbein + Company, Inc., the Company's independent accountants since 1990, of its decision. In connection with its audit for the year ended December 31, 1993 and through its dismissal in March 1995, there were no disagreements with Herbein + Company, Inc. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. Herbein + Company, Inc.'s report on the Company's financial statements for the fiscal year ended December 31, 1993 contained no adverse opinions or disclaimers of opinion and were not modified or qualified as to uncertainly, audit scope, or accounting principles.

                            ADDITIONAL INFORMATION

   The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the securities to which this Prospectus relates. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. The Registration Statement, including the exhibits and schedules filed therewith, and any reports, proxy statements and other information filed under the Exchange Act may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60606. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy information statements and other information regarding registrants, like Pegasus, that file electronically with the Commission.

   The Company intends to furnish to its stockholders annual reports containing audited financial information and furnish quarterly reports containing condensed unaudited financial information for each of the first three quarters of each fiscal year.

                      PEGASUS COMMUNICATIONS CORPORATION
                        INDEX TO FINANCIAL STATEMENTS

                                                                                                             Page
                                                                                                           --------

Pegasus Communications Corporation (a newly formed entity which has nominal assets and includes the combined operations of entities under common control)
Report of Coopers & Lybrand L.L.P.  ....................................................................      F-2
Report of Herbein + Company, Inc.  .....................................................................      F-3
Combined Balance Sheets as of December 31, 1994, 1995 and September 30, 1996 (unaudited)  ..............      F-4
Combined Statements of Operations for the years ended December 31, 1993, 1994, 1995 and the nine months
  ended September 30, 1995 (unaudited) and 1996 (unaudited) ............................................      F-5
Combined Statements of Changes in Total Equity for the years ended December 31, 1993, 1994, 1995 and
  the nine months ended September 30, 1996 (unaudited) .................................................      F-6
Combined Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and the nine
  months ended September 30, 1995 (unaudited) and 1996 (unaudited) .....................................      F-7
Notes to Combined Financial Statements  ................................................................      F-8
Portland Broadcasting, Inc. (an acquired entity)
Report of Ernst & Young LLP  ...........................................................................     F-21
Balance Sheets as of September 25, 1994, September 24, 1995, and December 31, 1995 (unaudited)  ........     F-22
Statements of Operations for fiscal year ended September 26, 1993, September 25, 1994, September 24,
  1995 and fiscal quarters ended December 25, 1994 (unaudited) and December 31, 1995 (unaudited) .......     F-23
Statements of Deficiency in Assets for the fiscal years ended September 26, 1993, September 25, 1994
  and September 24, 1995 and the fiscal quarter ended December 31, 1995 (unaudited) ....................     F-24
Statements of Cash Flows for fiscal years ended September 26, 1993, September 25, 1994 and September
  24, 1995 and fiscal quarter ended December 1994 (unaudited) and 1995 (unaudited) .....................     F-25
Notes to Financial Statements  .........................................................................     F-26
WTLH, Inc. (an acquired entity)
Report of Coopers & Lybrand L.L.P.  ....................................................................     F-30
Balance Sheets as of December 31, 1994, 1995 and February 29, 1996 (unaudited)  ........................     F-31
Statements of Operations for the years ended December 31, 1994, 1995 and for the two months ended
  February 28, 1995 (unaudited) and February 29, 1996 (unaudited) ......................................     F-32
Statements of Capital Deficiency for the years ended December 31, 1994, 1995 and for the two months
  ended February 29, 1996 (unaudited) ..................................................................     F-33
Statements of Cash Flows for the years ended December 31, 1994, 1995 and the two months ended February
  28, 1995 (unaudited) and February 29, 1996 (unaudited) ...............................................     F-34
Notes to Financial Statements  .........................................................................     F-35
DBS Operations of Harron Communications Corp. (an acquired business)
Report of Deloitte & Touche LLP  .......................................................................     F-41
Combined Balance Sheets as of December 31, 1994, 1995 and September 30, 1996 (unaudited)  ..............     F-42
Combined Statements of Operations for years ended December 31, 1994, 1995 and the nine months ended
  September 30, 1995 (unaudited) and 1996 (unaudited) ..................................................     F-43
Combined Statements of Cash Flows for years ended December 31, 1994, 1995 and the nine months ended
  September 30, 1995 (unaudited) and 1996 (unaudited) ..................................................     F-44
Notes to Combined Financial Statements  ................................................................     F-45
Dom's Tele Cable, Inc. (an acquired entity)
Report of Coopers & Lybrand L.L.P.  ....................................................................     F-49
Balance Sheets as of May 31, 1995, 1996 and August 29, 1996 (unaudited)  ...............................     F-50
Statements of Operations and Deficit for years ended May 31, 1994, 1995, 1996, the three months ended
  August 31, 1995 and the period June 1 to August 29, 1996 .............................................     F-51
Statements of Cash Flows for the years ended May 31, 1994, 1995, 1996, the three months ended August
  31, 1995 and the period June 1 to August 29, 1996 ....................................................     F-52
Notes to Financial Statements  .........................................................................     F-53

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Pegasus Communications Corporation

We have audited the accompanying combined balance sheets of Pegasus Communications Corporation and affiliates as of December 31, 1994 and 1995, and the related combined statements of operations, changes in total equity, and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Pegasus Communications Corporation and affiliates as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
May 31, 1996 except as to Note 14
for which the date is
November 8, 1996

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Pegasus Communications Corporation

We have audited the accompanying combined statements of operations, changes in total equity, and cash flows of Pegasus Communications Corporation and affiliates for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of the operations and cash flows of Pegasus Communications Corporation and affiliates for the year ended December 31, 1993, in conformity with generally accepted accounting principles.


HERBEIN + COMPANY, INC.

Reading, Pennsylvania
March 4, 1994

                      PEGASUS COMMUNICATIONS CORPORATION
                           COMBINED BALANCE SHEETS

                                                            December 31,             September 30,
                                                   ------------------------------
                                                        1994            1995             1996
                                                    -------------   -------------    --------------
                                                                                      (unaudited)
                      ASSETS
Current assets:
     Cash and cash equivalents  .................    $ 1,380,029     $11,974,747     $  5,668,285
     Restricted cash  ...........................             --       9,881,198               --
     Accounts receivable, less allowance for
        doubtful accounts at December 31, 1994,
        1995 and September 30, 1996 of $348,000,
        $238,000 and $256,000, respectively .....      4,000,671       4,884,045        4,467,768
     Program rights  ............................      1,097,619         931,664        1,451,077
     Inventory  .................................        711,581       1,100,899          233,629
     Deferred taxes  ............................         77,232          42,440           77,887
     Prepaid expenses and other  ................        629,274         329,895        1,480,774
                                                    -------------   -------------    --------------
        Total current assets ....................      7,896,406      29,144,888       13,379,420
Property and equipment, net  ....................     18,047,416      16,571,538       26,015,359
Intangible assets, net  .........................     47,354,826      48,028,410       80,780,835
Program rights  .................................      1,688,866       1,932,680        2,227,268
Deposits and other  .............................        406,168          92,325          166,498
                                                    -------------   -------------    --------------
        Total assets ............................    $75,393,682     $95,769,841     $122,569,380
                                                    =============   =============    ==============
              LIABILITIES AND TOTAL EQUITY
Current liabilities:
     Notes payable  .............................    $   285,471     $   316,188     $     51,666
     Advances payable -- related party  .........        142,048         468,327               --
     Current portion of long-term debt  .........     25,578,406         271,934          376,127
     Accounts payable  ..........................      2,388,974       2,494,738        2,398,242
     Accrued interest  ..........................             --       5,173,745        3,190,440
     Accrued expenses  ..........................      1,619,052       1,712,603        4,767,734
     Current portion of program rights payable  .        956,740       1,141,793        1,581,374
                                                    -------------   -------------    --------------
        Total current liabilities ...............     30,970,691      11,579,328       12,365,583
                                                    -------------   -------------    --------------
Long-term debt, net  ............................     35,765,495      82,308,195      117,240,865
Program rights payable  .........................      1,499,180       1,421,399        1,539,915
Deferred taxes  .................................        216,694         211,902          137,349
                                                    -------------   -------------    --------------
        Total liabilities .......................     68,452,060      95,520,824      131,283,712
Commitments and contingent liabilities  .........             --              --               --
Total equity (deficiency):
     Preferred stock  ...........................             --              --               --
     Common stock  ..............................            494           1,700            1,700
     Additional paid-in capital  ................     16,382,054       7,880,848        7,880,848
     Retained earnings (deficit)  ...............     (3,905,909)      1,825,283       (3,203,594)
     Partners' deficit  .........................     (5,535,017)     (9,458,814)     (13,393,286)
                                                    -------------   -------------    --------------
        Total equity (deficiency) ...............      6,941,622         249,017       (8,714,332)
                                                    -------------   -------------    --------------
        Total liabilities and equity ............    $75,393,682     $95,769,841     $122,569,380
                                                    =============   =============    ==============

           See accompanying notes to combined financial statements

                      PEGASUS COMMUNICATIONS CORPORATION
                      COMBINED STATEMENTS OF OPERATIONS

                                                Years Ended December 31,               Nine Months Ended September 30,
                                    ------------------------------------------------   -------------------------------
                                          1993             1994             1995            1995             1996
                                     --------------   --------------    -------------   -------------   --------------
                                                                                                 (unaudited)
Revenues:
   Broadcasting revenue, net of
     agency commissions  .........    $ 7,572,051      $13,204,148      $14,862,734      $9,770,738      $14,347,439
   Barter programming revenue ....      2,735,500        4,604,200        5,110,662       3,635,100        3,820,000
   Basic and satellite service ...      7,537,325        8,455,815       10,002,579       7,362,475        9,964,424
   Premium services ..............      1,335,108        1,502,929        1,652,419       1,238,290        1,488,513
   Other .........................        307,388          423,998          519,682         477,751          499,477
                                     --------------   --------------    -------------   -------------   --------------
    Total revenues ...............     19,487,372       28,191,090       32,148,076      22,484,354       30,119,853
                                     --------------   --------------    -------------   -------------   --------------
Operating expenses:
   Barter programming expense ....      2,735,500        4,604,200        5,110,662       3,635,100        3,820,000
   Programming ...................      3,139,284        4,094,688        5,475,623       3,883,754        5,862,461
   General and administrative ....      2,219,133        3,289,532        3,885,473       3,021,519        4,053,184
   Technical and operations ......      2,070,896        2,791,885        2,740,670       2,024,047        2,425,639
   Marketing and selling .........      2,070,404        3,372,482        3,928,073       2,818,302        3,893,414
   Incentive compensation ........        192,070          432,066          527,663         443,995          605,390
   Corporate expenses ............      1,265,451        1,505,904        1,364,323       1,025,023        1,074,190
   Depreciation and amortization .      5,977,678        6,940,147        8,751,489       6,240,180        8,479,427
                                     --------------   --------------    -------------   -------------   --------------
    Income (loss) from operations        (183,044)       1,160,186          364,100        (607,566)         (93,851)
   Interest expense ..............     (4,043,692)      (5,360,729)      (8,793,823)     (5,969,800)      (8,929,328)
   Interest expense - related
     party  ......................       (358,318)        (612,191)         (22,759)             --               --
   Interest income ...............             --               --          370,300         184,362          171,513
   Other expenses, net ...........       (220,319)         (65,369)         (44,488)        (68,633)         (76,493)
                                     --------------   --------------    -------------   -------------   --------------
   Loss before income taxes and
     extraordinary items  ........     (4,805,373)      (4,878,103)      (8,126,670)     (6,461,637)      (8,928,159)
   Provision (benefit) for income
     taxes  ......................             --          139,462           30,000          30,000         (110,000)
                                     --------------   --------------    -------------   -------------   --------------
   Loss before extraordinary items     (4,805,373)      (5,017,565)      (8,156,670)     (6,491,637)      (8,818,159)
   Extraordinary gain (loss) from
     extinguishment of debt, net               --         (633,267)      10,210,580       6,931,323         (250,603)
                                     --------------   --------------    -------------   -------------   --------------
   Net income (loss) .............   ($ 4,805,373)    ($ 5,650,832)      $2,053,910        $439,686      ($9,068,762)
                                     ==============   ==============    =============   =============   ==============
   Pro forma income (loss) per
     share; (See Note 14)
     Loss before extraordinary
        items ....................                                           $(1.56)                          $(1.68)
     Extraordinary gain (loss)  ..                                             1.95                            (0.05)
                                                                        -------------                   --------------
     Net income (loss)  ..........                                            $0.39                           $(1.73)
                                                                        =============                   ==============
     Weighted average shares  ....                                        5,235,833                        5,235,833

           See accompanying notes to combined financial statements

                      PEGASUS COMMUNICATIONS CORPORATION
                COMBINED STATEMENTS OF CHANGES IN TOTAL EQUITY

                                         Common Stock
                                   -----------------------     Additional        Retained          Partners'          Total
                                      Number        Par          Paid-In         Earnings           Capital           Equity
                                     of Shares     Value         Capital         (Deficit)         (Deficit)       (Deficiency)
                                    -----------   --------    --------------   --------------   ---------------   --------------
Balances at December 31, 1992  ..                                               $   157,819      $  1,000,492      $  1,158,311
Net loss  .......................                                                   (17,447)       (4,787,926)       (4,805,373)
Distributions to partners  ......                                                                    (115,290)         (115,290)
Issuance of LP interest  ........                                                                   1,335,000         1,335,000
                                    -----------   --------    --------------   --------------   ---------------   --------------
Balances at December 31, 1993  ..                                                   140,372        (2,567,724)       (2,427,352)
Net loss  .......................                                                  (790,501)       (4,860,331)       (5,650,832)
Incorporation of partnerships  ..         444      $  444                        (3,255,780)        3,228,038           (27,298)
Redemption of minority interest                               $    (49,490)                                             (49,490)
LP interests contribution  ......                                1,335,000                         (1,335,000)
Conversion of term loans  .......          50          50       15,096,544                                           15,096,594
                                    -----------   --------    --------------   --------------   ---------------   --------------
Balances at December 31, 1994  ..         494         494       16,382,054       (3,905,909)       (5,535,017)        6,941,622
Net income (loss)  ..............                                                 5,731,192        (3,677,282)        2,053,910
Distributions to partners  ......                                                                    (246,515)         (246,515)
Distribution to Parent  .........                              (12,500,000)                                         (12,500,000)
Exchange of PM&C Class A Shares       161,500       1,121           (1,121)
Issuance of PM&C Class B Shares         8,500          85        3,999,915                                            4,000,000
                                    -----------   --------    --------------   --------------   ---------------   --------------
Balances at December 31, 1995  ..     170,000       1,700        7,880,848        1,825,283        (9,458,814)          249,017
Net loss  .......................                                                (5,028,877)       (4,039,885)       (9,068,762)
Contribution by partner  ........                                                                     105,413           105,413
                                    -----------   --------    --------------   --------------   ---------------   --------------
Balances at September 30, 1996
  (unaudited) ...................     170,000      $1,700     $  7,880,848      $(3,203,594)     $(13,393,286)     $ (8,714,332)
                                    ===========   ========    ==============   ==============   ===============   ==============

           See accompanying notes to combined financial statements

                      PEGASUS COMMUNICATIONS CORPORATION
                      COMBINED STATEMENTS OF CASH FLOWS

                                                         Years Ended December 31,                Nine Months Ended September 30,
                                            -------------------------------------------------   --------------------------------
                                                  1993             1994             1995             1995              1996
                                             --------------   --------------    --------------   --------------   --------------
                                                                                                           (unaudited)
Cash flows from operating activities:
   Net income (loss) .....................   ($  4,805,373)   ($  5,650,832)   $   2,053,910    $     439,686     ($  9,068,762)

   Adjustments to reconcile net income (loss)
     to net cash provided by operating
     activities:
     Extraordinary (gain) loss on
        extinguishment of debt, net ......              --          633,267      (10,210,580)      (6,931,323)          250,603
     Depreciation and amortization  ......       5,977,678        6,940,147        8,751,489        6,240,180         8,479,427
     Program rights amortization  ........       1,342,194        1,193,559        1,263,190        1,140,262         1,063,439
     Accretion of bond discount  .........              --               --               --               --           294,066
     Gain (loss) on disposal of fixed assets        (9,344)          30,524               --               --                --
     Bad debt expense  ...................          96,932          200,039          146,147          140,309           (92,413)
     Deferred income taxes  ..............              --          139,462           30,000           30,000          (110,000)
     Payments of programming rights  .....      (1,278,650)      (1,310,294)      (1,233,777)      (1,006,527)       (1,319,343)
     Interest paid with refinancing of debt       (671,803)              --               --               --                --
     Change in assets and liabilities:
        Accounts receivable ..............        (853,305)      (1,353,448)        (815,241)         148,338          (184,324)
        Inventory ........................              --         (711,581)        (389,318)        (554,492)          867,270
        Prepaid expenses and other .......        (133,745)        (250,128)         490,636          (70,821)       (1,152,317)
        Accounts payable & accrued expenses       (113,160)         702,240         (826,453)        (652,473)        3,495,061
        Advances payable -- related party .             --          142,048          326,279               --                --
        Accrued interest .................       1,851,800        2,048,569        5,173,745        2,244,304        (2,292,849)
        Deposits and other ...............          64,133           39,633            5,843              463           (74,173)
                                             --------------   --------------    --------------   --------------   --------------
   Net cash provided (used) by operating
     activities  .........................       1,693,677        2,793,205        4,765,870        1,167,906           155,685
Cash flows from investing activities:
     Acquisitions  .......................              --               --               --               --       (43,050,514)
     Capital expenditures  ...............        (884,950)      (1,264,212)      (2,640,475)      (2,063,765)       (2,606,717)
     Purchase of intangible assets  ......              --         (943,238)      (2,334,656)      (1,912,368)         (843,210)
     Cash acquired from acquisitions  ....         803,908               --               --               --                --
     Other  ..............................         (25,065)         (53,648)        (250,000)          (1,200)               --
                                             --------------   --------------    --------------   --------------   --------------
   Net cash used for investing activities .       (106,107)      (2,261,098)      (5,225,131)      (3,977,333)      (46,500,441)
Cash flows from financing activities:
     Proceeds from long-term debt  .......      15,060,000       35,015,000       81,651,373       82,439,688           247,736
     Borrowings on revolving credit facility            --               --        2,591,335        2,591,335        40,400,000
     Proceeds from long-term borrowings from
        related parties ..................           5,574           26,000           20,000           13,000                --
     Repayments on revolving credit
        facility .........................              --               --       (2,591,335)     (51,762,444)       (8,894,653)
     Repayments of long-term debt  .......     (15,194,664)     (33,991,965)     (48,095,692)              --                --
     Restricted cash  ....................              --               --       (9,881,198)      (9,768,877)        9,875,818
     Debt issuance costs  ................        (843,380)      (1,552,539)      (3,974,454)      (3,640,450)       (1,383,670)
     Capital lease repayments  ...........         (47,347)        (154,640)        (166,050)        (159,374)         (206,937)
     Distributions to Parent  ............              --               --      (12,500,000)     (12,500,000)               --
     Proceeds from the issuance of PM&C Class
        B Shares .........................              --               --        4,000,000        4,000,000                --
                                             --------------   --------------    --------------   --------------   --------------
     Net cash provided (used) by financing
        activities .......................      (1,019,817)        (658,144)      11,053,979       11,212,878        40,038,294
Net increase (decrease) in cash and cash
   equivalents ...........................         567,753         (126,037)      10,594,718        8,303,451        (6,306,462)
Cash and cash equivalents, beginning of period     938,313        1,506,066        1,380,029        1,380,029        11,974,747
                                             --------------   --------------    --------------   --------------   --------------
Cash and cash equivalents, end of period .    $  1,506,066     $  1,380,029     $ 11,974,747     $  9,683,480      $  5,668,285
                                             ==============   ==============    ==============   ==============   ==============

           See accompanying notes to combined financial statements

                      PEGASUS COMMUNICATIONS CORPORATION
                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. THE COMPANY:

   Pegasus Communications Corporation ("Pegasus" or together with its subsidiaries and affiliates stated below, the "Company"), a Delaware corporation incorporated in May 1996, is a wholly owned subsidiary of Pegasus Communications Holdings, Inc. ("PCH" or the "Parent").

   Pegasus Media & Communications, Inc. ("PM&C") is a diversified media and communications company whose subsidiaries consist of Pegasus Broadcast Television, Inc. ("PBT"), Pegasus Cable Television, Inc. ("PCT"), Pegasus Broadcast Associates, L.P. ("PBA"), Pegasus Satellite Television, Inc. ("PST") and MCT Cablevision, Limited Partnership ("MCT"). PBT operates broadcast television stations affiliated with the Fox Broadcasting Company television network ("Fox"). PCT, together with its subsidiary, Pegasus Cable Television of Connecticut, Inc. ("PCT-CT") and MCT operate cable television systems that provide service to individual and commercial subscribers in New England and Puerto Rico, respectively. PST provides direct broadcast satellite service to customers in the New England area. PBA holds a television station license which simulcasts programming from a station operated by PBT.

   On October 8, 1996, the Company completed an initial public offering (the "Initial Public Offering") in which it sold 3,000,000 shares of its Class A Common Stock to the public at a price of $14.00 per share resulting in net proceeds to the Company of $38.1 million. The Company applied the net proceeds from the Initial Public Offering as follows: (i) $17.9 million for the payment of the cash portion of the purchase price of the Michigan/Texas DBS Acquisition,
(ii) $12.0 million to the Ohio DBS Acquisition, (iii) $3.0 million to repay the indebtedness under the Credit Facility, (iv) $1.9 million to make a payment on account of the Portland Acquisition, (v) $1.4 million for the payment of the cash portion of the purchase price of the Management Agreement Acquisition, (vi) $1.4 million for the Towers Purchase, and (vii) $522,000 for general corporate purposes. The Management Agreement Acquisition and the Towers Purchase were accounted for as entities under common control as if a pooling of interest had occurred.

   On October 31, 1994, the limited partnerships which owned and operated PCH's broadcast television, cable and satellite operations, restructured and transferred their assets to the PM&C's subsidiaries, PBT, PCT and PST, respectively. This reorganization has been accounted for as if a pooling of interests had occurred.

   Pegasus Towers L.P. ("Towers"), an affiliated entity of Pegasus, owns and operates television and radio transmitting towers located in Pennsylvania and Tennessee.

   Pegasus Communications Management Company ("PCMC"), an affiliated entity of Pegasus, provides certain management and accounting services to its affiliates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION:

   The combined financial statements include the accounts of Pegasus, PM&C, PBT, PCT, PST, PBA, MCT, Towers and PCMC. All significant intercompany transactions and balances have been eliminated.

   The 1994 conversion from limited partnerships to corporate form has been treated as a reorganization of the aforementioned subsidiaries and affiliated entities, with the assets and liabilities recorded at their historical cost. The accompanying combined financial statements and notes hereto reflect the limited partnerships' historical results of operations for the periods prior to October 31, 1994 and the operations of the Company as a corporation from that date through December 31, 1994, except for MCT which reflects the limited partnership's results of operations from the effective date of acquisition, March 1, 1993.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and disclosure of contingencies. Actual results could differ from those estimates.

                      PEGASUS COMMUNICATIONS CORPORATION
            NOTES TO COMBINED FINANCIAL STATEMENTS  - (Continued)

2. Summary of Significant Accounting Policies:  - (Continued)

INVENTORIES:

   Inventories consist of equipment held for resale to customers and installation supplies. Inventories are stated at lower of cost or market on a first-in, first-out basis.

PROPERTY AND EQUIPMENT:

   Property and equipment are stated at cost. The cost and related accumulated depreciation of assets sold, retired, or otherwise disposed of are removed from the respective accounts, and any resulting gains or losses are included in the statement of operations. For cable television systems, initial subscriber installation costs, including material, labor and overhead costs of the hookup, are capitalized as part of the distribution facilities. The costs of disconnection and reconnection are charged to expense. Satellite equipment that is leased to customers is stated at cost.

   Depreciation is computed for financial reporting purposes using the straight-line method based upon the following lives:

Reception and distribution facilities ...................         7 to 11 years
Transmitter equipment ...................................         5 to 10 years
Equipment, furniture and fixtures .......................         5 to 10 years
Building and improvements ...............................         12 to 39 years
Vehicles ................................................         3 to 5 years

INTANGIBLE ASSETS:

   Intangible assets are stated at cost and amortized by the straight-line method. Costs of successful franchise applications are capitalized and amortized over the lives of the related franchise agreements, while unsuccessful franchise applications and abandoned franchises are charged to expense. Financing costs incurred in obtaining long-term financing are amortized over the term of the applicable loan. Goodwill, broadcast licenses, network affiliation agreements and other intangible assets ("Intangible Assets") are reviewed for impairment whenever events or circumstances provide evidence that suggest that the carrying amounts may not be recoverable. The Company assesses the recoverability of its Intangible Assets by determining whether the amortization of the respective Intangible Asset balance can be recovered through projected undiscounted future cash flows.

   Amortization of Intangible Assets is computed using the straight-line method based upon the following lives:

Broadcast licenses ..........................        40 years
Network affiliation agreement ...............        40 years
Goodwill ....................................        40 years
Other intangibles ...........................   2 to 14 years

REVENUE:

   The Company operates in three industry segments: broadcast television ("TV"), cable television ("Cable") and direct broadcast satellite television ("DBS"). The Company recognizes revenue in its TV operations when advertising spots are broadcasted. The Company recognizes revenue in its Cable and DBS operations when video and audio services are provided.

PROGRAMMING:

   The Company obtains a portion of its programming, including presold advertisements, through its network affiliation agreement with Fox and also through independent producers. The Company does not make any direct payments for this programming. For running network programming, the Company received payments from Fox, which totaled $60,608, $71,139 and $215,310 in 1993, 1994 and 1995, respectively. For

                      PEGASUS COMMUNICATIONS CORPORATION
            NOTES TO COMBINED FINANCIAL STATEMENTS  - (Continued)

2. Summary of Significant Accounting Policies:  - (Continued)

running independent producers' programming, the Company received no direct payments. Instead, the Company retains a portion of the available advertisement spots to sell on its own account. Barter programming revenue and the related expense are recognized when the presold advertisements are broadcasted. The Company recorded barter programming revenue and related programming expenses of $2,735,500, $4,604,200 and $5,110,662 for the years ended December 31, 1993, 1994 and 1995, respectively. These amounts are presented gross as barter programming revenue and expense in the accompanying combined statements of operations.

CASH AND CASH EQUIVALENTS:

   Cash and cash equivalents include highly liquid investments purchased with an initial maturity of three months or less. The Company has cash balances in excess of the federally insured limits at various banks.

RESTRICTED CASH:

   The Company had restricted cash held in escrow of $9,881,198 at December 31, 1995. These funds were disbursed from the escrow to pay interest on its Series B Senior Subordinated Notes due 2005 (the "Series B Notes") in 1996.

PROGRAM RIGHTS:

   The Company enters into agreements to show motion pictures and syndicated programs on television. In accordance with the Statements of Financial Accounting Standards No. 63 ("SFAS No. 63"), only the right and associated liabilities for those films and programs currently available for showing are recorded. These rights are recorded at the lower of unamortized cost or estimated net realizable value and are amortized on the straight-line method over the license period which approximates amortization based on the estimated number of showings during the contract period. Amortization of $1,359,117, $1,238,849 and $1,306,768 is included in programming expenses for the years ended December 31, 1993, 1994 and 1995, respectively. The obligations arising from the acquisition of film rights are recorded at the gross amount. Payments for the contracts are made pursuant to the contractual terms over periods which are generally shorter than the license periods.

   The Company has entered into agreements totaling $798,800 as of December 31, 1995, which are not yet available for showing at December 31, 1995, and accordingly, are not recorded by the Company.

   At December 31, 1995, the Company has commitments for future program rights of $1,141,793, $827,793, $438,947 and $154,659 in 1996, 1997, 1998 and
1999, respectively.

INCOME TAXES:

   On October 31, 1994, in conjunction with the incorporation, PBT, PCT, and PST adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Prior to such date, the above entities operated as partnerships for federal and state income tax purposes and, therefore, no provision for income taxes was necessary. MCT is treated as a partnership for federal and state income tax purposes, but taxed as a corporation for Puerto Rico income tax purposes. The adoption of SFAS No. 109 did not have a material impact on the Company's financial position or results of operations. For the year ended December 31, 1994, income and deferred taxes are based on the Company's operations from November 1, 1994 through December 31, 1994, excluding (i) MCT, which for Puerto Rico income tax purposes is taxed as a corporation for the 12 month period ended December 31, 1994, and (ii) PBA and Towers, which are limited partnerships.

CONCENTRATION OF CREDIT RISK:

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables.

   Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersion across different businesses and geographic regions. As of December 31, 1994 and 1995, the Company had no significant concentrations of credit risk.

                      PEGASUS COMMUNICATIONS CORPORATION
            NOTES TO COMBINED FINANCIAL STATEMENTS  - (Continued)


3. INTERIM FINANCIAL INFORMATION:

   The financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 are unaudited. In the opinion of management, all adjustments, including normal recurring adjustments, necessary for a fair presentation of the results of operations have been included. Results for the nine months ended September 30, 1996 may not be indicative of the results expected for the year ending December 31, 1996.

   The Company has provided unaudited footnote information for the interim periods to the extent such information is substantially different from the audited periods.

4. PROPERTY AND EQUIPMENT:

   Property and equipment consist of the following:

                                           December 31,     December 31,     September 30,
                                               1994             1995             1996
                                          --------------   --------------    --------------
                                                                              (unaudited)
Land  .................................    $    153,459     $    259,459     $    862,298
Reception and distribution facilities        22,261,777       22,839,470       28,201,357
Transmitter equipment  ................       7,249,289        7,478,134       10,660,248
Building and improvements  ............         823,428        1,554,743        1,579,571
Equipment, furniture and fixtures  ....         938,323        1,333,797        3,990,618
Vehicles  .............................         304,509          571,456          733,558
Other equipment  ......................         655,167          997,352        2,033,713
                                          --------------   --------------    --------------
                                             32,385,952       35,034,411       48,061,363
Accumulated depreciation  .............     (14,338,536)     (18,462,873)     (22,046,004)
                                          --------------   --------------    --------------
Net property and equipment  ...........    $ 18,047,416     $ 16,571,538     $ 26,015,359
                                          ==============   ==============    ==============

   Depreciation expense amounted to $3,154,394, $4,027,866, $4,140,058,
$3,281,839 and $3,649,497 for the years ended December 31, 1993, 1994, 1995 and for the nine months ended September 30, 1995 and 1996, respectively.

5. INTANGIBLES:

   Intangible assets consist of the following:

                                           December 31,     December 31,     September 30,
                                               1994             1995             1996
                                          --------------   --------------    --------------
                                                                              (unaudited)
Goodwill  .............................    $28,490,035      $ 28,490,035     $ 57,079,813
Deferred franchise costs  .............     13,254,985        13,254,985       15,296,243
Broadcast licenses  ...................      3,124,461         3,124,461        4,649,461
Network affiliation agreements  .......      1,236,641         1,236,641        2,761,641
Deferred financing costs  .............      1,788,677         3,974,454        4,003,702
DBS rights  ...........................      3,130,093         4,832,160        4,832,160
Non-compete agreement  ................             --                --        1,800,000
Organization and other deferred costs        3,130,926         3,862,021        5,933,781
                                          --------------   --------------    --------------
                                            54,155,818        58,774,757       96,356,801
Accumulated amortization  .............     (6,800,992)      (10,746,347)     (15,575,966)
                                          --------------   --------------    --------------
   Net intangible assets ..............    $47,354,826      $ 48,028,410     $ 80,780,835
                                          ==============   ==============    ==============

   Amortization expense amounted to $2,823,284, $2,912,281, $4,611,431,
$2,958,341 and $4,829,930 for the years ended December 31, 1993, 1994, 1995 and for the nine months ended September 30, 1995 and 1996, respectively.

                      PEGASUS COMMUNICATIONS CORPORATION
            NOTES TO COMBINED FINANCIAL STATEMENTS  - (Continued)

6. LONG-TERM DEBT:

   Long-term debt consists of the following at:

                                                               December 31,     December 31,     September 30,
                                                                   1994             1995             1996
                                                              --------------   --------------    --------------
                                                                                                   (unaudited)
Series B Notes payable by PM&C, due 2005, interest at
  12.5%, payable semi-annually in arrears on January 1, and
  July 1, net of unamortized discount of $3,804,546 and
  $3,608,620 as of December 31, 1995 and June 30, 1996,
  respectively ............................................                     $81,195,454      $ 81,489,520
Senior term note, due 2001, interest at the Company's
  option at either the bank's prime rate, plus an
  applicable margin or LIBOR, plus an applicable margin
  (9.25% at December 31, 1994) ............................    $20,000,000               --                --
Subordinated term loan, due 2003, interest at the
  Company's option of either 4%, plus the higher of the
  bank's prime rate or the Federal Funds rate plus 1% or
  the Eurodollar rate, plus 6.5% (12.5% at December 31,
  1994) ...................................................     15,000,000               --                --
Senior loan payable by MCT, due 1995, interest at prime,
  plus 2% (10.5% at December 31, 1994) ....................     15,000,000               --                --
Junior loan payable by MCT, due 1995, interest at prime
  plus 2% (10.5% at December 31, 1994) ....................     10,348,857               --                --
Senior seven year revolving credit facility dated August
  29, 1996, interest at the Company's option at either the
  banks prime rate, plus an applicable margin or LIBOR,
  plus an applicable margin (8.375% at September 30, 1996)              --               --        31,600,000
Mortgage payable, due 2000, interest at 8.75%  ............             --          517,535           503,391
Other  ....................................................        995,044          867,140         4,024,081
                                                              --------------   --------------    --------------
                                                                61,343,901       82,580,129       117,616,992
Less current maturities  ..................................     25,578,406          271,934           376,127
                                                              --------------   --------------    --------------
Long-term debt  ...........................................    $35,765,495      $82,308,195      $117,240,865
                                                              ==============   ==============    ==============

   On August 29, 1996, PM&C entered into a $50.0 million seven-year senior revolving credit facility, which is collateralized by substantially all of the assets of PM&C. On the same date, the Company had drawn $8.8 million to repay all amounts outstanding under the $10.0 million senior collateralized five-year revolving credit facility and $22.8 million to fund the acquisition of Dom's Tele-Cable, Inc. ("Dom's").

   On October 31, 1994, the Company repaid the outstanding balances under its senior and junior term loan agreements with a portion of the proceeds from a $20,000,000 term note agreement ("senior note") and $15,000,000 subordinated term loan agreement ("subordinated loan") from various banking institutions. The senior note and subordinated loan were scheduled to mature on December 31, 2001 and September 30, 2003, respectively. Amounts were subsequently repaid as described below.

   On July 7, 1995, the Company sold 85,000 units consisting of $85,000,000 in aggregate amount of 12.5% Series A Senior Subordinated Notes due 2005 (the "Series A Notes" and, together with the Series B Notes, the "Notes") and 8,500 shares of Class B Common Stock of PM&C (the "Note Offering"). The net proceeds from the sale were used to (i) repay approximately $38.6 million in loans and other obligations, (ii) repurchase $26.0 million of notes for approximately $13.0 million resulting in an extraordinary gain of $10.2 million, net of expenses of $2.8 million, (iii) make a $12.5 million distribution to PCH, (iv) escrow $9.7 million for the purpose of paying interest on the Notes, (v) pay $3.3 million in fees and expenses and (vi) to fund proposed acquisitions.

                      PEGASUS COMMUNICATIONS CORPORATION
            NOTES TO COMBINED FINANCIAL STATEMENTS  - (Continued)

6. Long-Term Debt:  - (Continued)

   On November 14, 1995, the Company exchanged its Series B Notes for the Series A Notes. The Series B Notes have substantially the same terms and provisions as the Series A Notes. There was no gain or loss recorded with this transaction.

   The Series B Notes are guaranteed on a full, unconditional, senior subordinated basis, jointly and severally by each of the wholly owned direct and indirect subsidiaries of PM&C with the exception of PCT-CT.

   The Company's indebtedness contain certain financial and operating covenants, including restrictions on the Company to incur additional indebtedness, create liens and to pay dividends.

   The fair value of the Series B Notes approximates $85 million as of December 31, 1995. This amount is approximately $3.8 million higher than the carrying amount reported on the balance sheet at December 31, 1995. Fair value is estimated based on the quoted market price for the same or similar instruments.

   At December 31, 1995, maturities of long-term debt and capital leases are as follows:

1996  .................................................         $   271,934
1997  .................................................             296,771
1998  .................................................             211,103
1999  .................................................             147,244
2000  .................................................             435,515
Thereafter  ...........................................          81,217,562
                                                               ------------
                                                                $82,508,129
                                                               ============

7. LEASES:

   The Company leases certain studios, towers, utility pole attachments, occupancy of underground conduits and headend sites under operating leases. The Company also leases office space, vehicles and various types of equipment through separate operating lease agreements. The operating leases expire at various dates through 2007. Rent expense for the years ended December 31, 1993, 1994 and 1995 was $429,304, $464,477 and $503,118, respectively.

   The Company leases equipment under long-term leases and has the option to purchase the equipment for a nominal cost at the termination of the leases. The related obligations are included in long-term debt. Property and equipment at December 31 include the following amounts for leases that have been capitalized:

                                                1994                  1995
                                             -----------           -----------
Equipment, furniture and fixtures             $ 351,854            $ 375,190
Vehicles  .........................             193,626              196,064
                                             -----------           -----------
                                                545,480              571,254
Accumulated depreciation  .........            (102,777)            (190,500)
                                             -----------           -----------
   Total Total ....................           $ 442,703            $ 380,754
                                             ===========           ===========

                      PEGASUS COMMUNICATIONS CORPORATION
            NOTES TO COMBINED FINANCIAL STATEMENTS  - (Continued)

7. Leases:  - (Continued)

   Future minimum lease payments on noncancellable operating and capital leases at December 31, 1995 are as follows:

                                                      Operating      Capital
                                                       Leases        Leases
                                                     -----------    ----------
1996  ............................................    $160,000      $183,000
1997  ............................................     131,000       157,000
1998  ............................................     106,000        88,000
1999  ............................................      31,000        23,000
2000  ............................................       9,000         6,000
Thereafter  ......................................      15,000         3,000
                                                     -----------    ----------
Total minimum payments  ..........................    $452,000       460,000
                                                     -----------    ----------
Less: amount representing interest  ..............                    56,000
                                                                    ----------
Present value of net minimum lease payments
  including current maturities of $142,000 .......                  $404,000
                                                                    ==========

8. COMMITMENTS AND CONTINGENT LIABILITIES:

LEGAL MATTERS:

   The operations of the Company are subject to regulation by the Federal Communications Commission ("FCC") and other franchising authorities, including the Connecticut Department of Public Utility Control ("DPUC").

   During 1994, the DPUC ordered a reduction in the rates charged by PCT-CT for its basic cable service tier and equipment charges and refunds for related overcharges, plus interest, retroactive to September 1, 1993 requiring PCT-CT to issue refunds totaling $141,000. In December 1994, the Company filed an appeal with the FCC. In March 1995, the FCC granted a stay of the DPUC's rate reduction and refund order pending the appeal. The FCC has not ruled on the appeal and the outcome cannot be predicted with any degree of certainty. The Company believes it will prevail in its appeal. In the event of an adverse ruling, the Company expects to make refunds in kind rather than cash.

   The Company is currently contesting a claim for unpaid premiums on its workers' compensation insurance policy assessed by the state insurance fund of Puerto Rico. Based upon current information available, the Company's liability related to the claim is estimated to be less than $200,000.

   From time to time the Company is also involved with claims that arise in the normal course of business. In the opinion of management, the ultimate liability with respect to these claims will not have a material adverse effect on the combined operations, cash flows or financial position of the Company.

9. INCOME TAXES:

   Effective October 1, 1994, in conjunction with the incorporation of PBT, PCT, and PST, the Company, excluding MCT which for Puerto Rico income tax purposes has been treated as a corporation and Towers and PBA which are limited partnerships, adopted SFAS No. 109.

                      PEGASUS COMMUNICATIONS CORPORATION
            NOTES TO COMBINED FINANCIAL STATEMENTS  - (Continued)
9. Income Taxes:  - (Continued)
   The following is a summary of the components of income taxes from operations:

                                              1994                     1995
                                           ----------                ---------
Federal -- deferred  .......                $104,644                 $23,000
State and local  ...........                  34,818                   7,000
                                           ----------                ---------
   Provision for income
     taxes  ................                $139,462                 $30,000
                                           ==========                =========

   The deferred income tax assets and liabilities recorded in the combined balance sheets at December 31, 1994 and 1995, are as follows:

                                                          1994            1995
                                                      -------------   -------------
Assets:
   Receivables ....................................    $    77,232     $    42,440
   Excess of tax basis over book basis from tax
     gain recognized upon incorporation of
     subsidiaries  ................................      1,876,128       1,751,053
   Loss carryforwards .............................        745,862       9,478,069
   Other ..........................................        739,810         806,312
                                                      -------------   -------------
     Total deferred tax assets  ...................      3,439,032      12,077,874
Liabilities:
   Excess of book basis over tax basis of property,
     plant and equipment  .........................     (1,224,527)     (1,015,611)
   Excess of book basis over tax basis of
     amortizable intangible assets  ...............       (597,837)     (4,277,512)
     Total deferred tax liabilities  ..............     (1,822,364)     (5,293,123)
                                                      -------------   -------------
   Net deferred tax assets ........................      1,616,668       6,784,751
   Valuation allowance ............................     (1,756,130)     (6,954,213)
                                                      -------------   -------------
   Net deferred tax liabilities ...................    $  (139,462)    $  (169,462)
                                                      =============   =============

   The Company has recorded a valuation allowance of $6,954,213 to reflect the estimated amount of deferred tax assets which may not be realized due to the expiration of the Company's net operating loss carryforwards and portions of other deferred tax assets related to prior acquisitions. The valuation allowance increased primarily as the result of net operating loss carryforwards generated during 1995 which may not be utilized.

   At December 31, 1995, the Company has net operating loss carryforwards of approximately $9.5 million which are available to offset future taxable income and expire through 2010.

   A reconciliation of the federal statutory rate to the effective tax rate is as follows:

                                                           1994         1995
                                                        ----------   ----------
U.S. statutory federal income tax rate  .............     (34.00%)     (34.00%)
Net operating loss attributable to the partnerships        29.55        --
Foreign net operating income (loss)  ................     (18.14)      (27.09)
State net operating loss  ...........................       (.96)       --
Valuation allowance  ................................      25.70        61.46
Other  ..............................................        .72        --
                                                        ----------   ----------
Effective tax rate  .................................       2.87%         .37%
                                                        ==========   ==========

                      PEGASUS COMMUNICATIONS CORPORATION
            NOTES TO COMBINED FINANCIAL STATEMENTS  - (Continued)

10. RELATED PARTY TRANSACTIONS:

   Related party transaction balances at December 31, 1994 and 1995 are as follows:

                                                              1994         1995
                                                           ----------   ----------
Notes payable  .........................................    $211,728     $257,228
Interest expense related to subordinated notes payable       594,875           --

   At December 31, 1994 and 1995, PCMC had advances payable to an affiliate for $142,048 and $468,327, respectively. The advances are payable on demand and are non-interest bearing.

   At December 31, 1994 and 1995, Towers had a demand note payable to an affiliate, with interest accruing at 8% per annum, for $131,815 and $151,815, respectively. Total interest expense on the affiliated debt was $10,440 and $10,901 for the years ended December 31, 1994 and 1995, respectively. Also, at December 31, 1994 and 1995, PBA had a demand note payable to an affiliate, with interest accruing at prime plus two percent payable monthly in arrears, for $79,913 and $105,413, respectively. The effective interest rate was 10.25% at December 31, 1995. Total interest expense on the affiliated debt was $6,876 and $11,858, for the years ended December 31, 1994 and 1995, respectively.

11. SUPPLEMENTAL CASH FLOW INFORMATION:

   Significant noncash investing and financing activities are as follows:


                                                      Years ended December 31,              Nine months ended September 30,
                                           ---------------------------------------------   --------------------------------
                                                1993            1994            1995           1995            1996
                                            -------------   -------------    ------------   ------------   ------------
                                                                                            (unaudited)    (unaudited)
Acquisition of subsidiaries  ............    $33,804,622              --             --             --              --
Refinancing of long-term debt  ..........     24,074,135              --             --             --              --
Capital contribution and related
  reduction of debt .....................      7,650,335     $15,069,173             --             --              --
Barter revenue and related expense  .....      2,735,500       4,604,200     $5,110,662     $3,635,100      $3,820,000
Intangible assets and related affiliated
  debt ..................................      2,994,811              --             --             --              --
Acquisition of program rights and
  assumption of related program payables              --       1,797,866      1,335,275      1,335,275         990,203
Acquisition of plant under capital
  leases ................................        289,786         168,960        121,373        121,373         247,736
Redemption of minority interests and
  related receivable ....................             --          49,490        246,515             --              --
Interest converted to principal  ........             --         867,715             --             --              --
Issuance of put/call agreement  .........             --              --             --             --       3,050,000

   For the years ended December 31, 1993, 1994, 1995 and for the nine months ended September 30, 1995 and 1996, the Company paid cash for interest in the amount of $3,280,520, $3,757,097, $3,620,931, $3,375,887 and $5,866,424,
respectively. The Company paid no taxes for the years ended December 31, 1993, 1994, 1995 and for the nine months ended September 30, 1995 and 1996.

                      PEGASUS COMMUNICATIONS CORPORATION
            NOTES TO COMBINED FINANCIAL STATEMENTS  - (Continued)

12. COMMON STOCK:

   At December 31, 1994, common stock consists of the following:

PM&C common stock, $1.00 par value; 1,000 shares
  authorized; 394 issued and outstanding .............                  $394
PST common stock, $1.00 par value; 20,000 shares
  authorized; 100 issued and outstanding .............                   100
                                                                        ------
   Total common stock ................................                  $494
                                                                        ======

   At December 31, 1995, common stock consists of the following:

PM&C Class A common stock, $0.01 par value; 230,000
  shares authorized; 161,500 issued and outstanding                   $1,615
PM&C Class B common stock, $0.01 par value; 20,000
  shares authorized; 8,500 issued and outstanding ..                      85
                                                                      --------
   Total common stock ..............................                  $1,700
                                                                      ========

   Pro forma, as if the Initial Public Offering, the exchange of the PM&C Class B Shares for shares of the Company's Class A Common Stock (the "Registered Exchange Offer") and the issuance of Class A Common Stock in transactions occurring concurrently with the Initial Public Offering had happened at September 30, 1996, common stock consists of the following:

                                                                                    Pro Forma
                                                                                  September 30,
                                                                                      1996
                                                                                 ---------------
Pegasus Class A common stock, $0.01 par value; 30.0 million shares
  authorized; 4,663,229 issued and outstanding ...............................           $46,632
Pegasus Class B common stock, $0.01 par value; 15.0 million shares
  authorized; 4,581,900 issued and outstanding ...............................            45,819
                                                                                 ---------------
Total common stock  ..........................................................           $92,451
                                                                                 ===============

   The pro forma data above assume that the Registered Exchange Offer has been consummated and that all holders of the PM&C Class B Shares accept the offer. If all Holders do not accept this offer, the actual pro forma data would differ from that set forth herein.

   On July 7, 1995, as part of a plan of reorganization, PM&C agreed to exchange 161,500 Class A Shares for all of the existing common stock outstanding of PM&C, all outstanding shares of PST and a 99% limited interest in PBA. The Company also acquired all of the outstanding interests of MCT for nominal consideration. Additionally, the Company issued 8,500 Class B Shares of PM&C on July 7, 1995 in connection with the Note Offering (see footnote
6).

   In May 1996, Pegasus was incorporated. Pegasus is authorized to issue 30,000,000 shares of Class A and 15,000,000 shares of Class B, $0.01 par value common stock and 5,000,000 shares of Preferred Stock.

13. INDUSTRY SEGMENTS:

   The Company operates in three industry segments: broadcast television
(TV), cable television (Cable), and direct broadcast satellite television
(DBS). TV consists of three Fox affiliated television stations, of which one also simulcasts its signal in Hazelton and Williamsport, Pennsylvania. Cable and DBS consists of cable television services and direct broadcast satellite services/equipment, respectively. Information regarding the Company's business segments in 1993, 1994, and 1995 is as follows:

                      PEGASUS COMMUNICATIONS CORPORATION
            NOTES TO COMBINED FINANCIAL STATEMENTS  - (Continued)

13. Industry Segments:  - (Continued)

                                    TV          DBS         Cable      Other      Combined
                                ----------   ---------    ----------   -------   ----------
                                                      (in thousands)
1993
   Revenues .................    $10,307                   $ 9,134      $ 46      $19,487
   Operating income (loss) ..        488                      (625)      (46)        (183)
   Identifiable assets ......     34,939      $2,995        38,251       319       76,504
   Incentive compensation ...        106          --            86        --          192
   Corporate expenses .......        649          --           612         4        1,265
   Depreciation &
     amortization  ..........      1,501          --         4,405        72        5,978
   Capital expenditures .....        127          --           691        67          885
1994
   Revenues .................    $17,808      $  174       $10,148      $ 61      $28,191
   Operating income (loss) ..      2,057        (103)         (769)      (25)       1,160
   Identifiable assets ......     36,078       4,438        34,535       343       75,394
   Incentive compensation ...        327          --           105        --          432
   Corporate expenses .......        860           5           634         7        1,506
   Depreciation &
     amortization  ..........      2,184          61         4,632        63        6,940
   Capital expenditures .....        411          57           704        92        1,264
1995
   Revenues .................    $19,973      $1,469       $10,606      $100      $32,148
   Operating income (loss) ..      2,252        (752)       (1,103)      (33)         364
   Identifiable assets ......     36,906       5,577        52,934       353       95,770
   Incentive compensation ...        415           9           104        --          528
   Corporate expenses .......        782         114           450        18        1,364
   Depreciation &
     amortization  ..........      2,591         719         5,364        77        8,751
   Capital expenditures .....      1,403         216           953        69        2,641

14. SUBSEQUENT EVENTS:

A. PEGASUS SAVINGS PLAN

   Effective January 1, 1996, the Company adopted the Pegasus Communications Savings Plan (the "U.S. Plan"). The U.S. Plan is intended to be qualified under sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. Substantially all the Company's employees who have completed at least one year of service are eligible to participate. Participants may make salary contributions up to 6% of their base salary.

   The Company makes employing matching contributions up to 100% of participant contributions. Company matching contributions vest over a four year period.

B. ACQUISITIONS

   On January 29, 1996, PCH acquired 100% of the outstanding stock of Portland Broadcasting, Inc. ("PBI"), a wholly owned subsidiary of Bride Communications, Inc. ("BCI") which owns the tangible assets of WPXT, Portland, Maine. PCH immediately transferred the ownership of PBI to the Company. The aggregate purchase price was approximately $11.7 million of which $4.2 million was allocated to fixed and tangible assets and $7.5 million to goodwill. On June 20, 1996, PCH acquired the FCC license of WPXT for aggregate consideration of $3.0 million.

                      PEGASUS COMMUNICATIONS CORPORATION
            NOTES TO COMBINED FINANCIAL STATEMENTS  - (Continued)

14. Subsequent Events:  - (Continued)

   Effective March 1, 1996, the Company acquired the principal tangible assets of WTLH, Inc. and certain of its affiliates for approximately $5.0 million in cash, except for the FCC license and Fox affiliation agreement. Additionally, WTLH License Corp., a subsidiary of the Company entered into a put/call agreement regarding the FCC license and Fox affiliation agreement with General Management Consultants, Inc. ("GMC"), the licensee of WTLH, Tallahassee, Florida. As a result of entering into the put/call agreement, the Company recorded $3.1 million in intangible assets and long term debt representing the FCC license and Fox affiliation agreement and the related contingent liability. In August 1996, the Company exercised the put/call agreement for $3.1 million.

   The aggregate purchase price of WTLH, Inc. and the related FCC licenses and Fox affiliation agreement is approximately $8.1 million of which $2.2 million was allocated to fixed and tangible assets and $5.9 million to various intangible assets. In addition, the Company granted the owners of WTLH a warrant to purchase $1,000,000 of stock at the initial public offering price. The warrant expires 120 days after the effective date of the registration statement relating to the Company's initial public offering.

   Effective August 29, 1996, the Company acquired all of the assets of Dom's for approximately $25.0 million in cash and $1.4 million in assumed liabilities. Dom's operates cable systems serving ten communities contiguous to the Company's Mayaguez, Puerto Rico cable system. The aggregate purchase price of the principal assets of Dom's amounted to $26.4 million of which $4.7 million was allocated to fixed and tangible assets and $21.7 million to various intangible assets.

   On May 30, 1996, PCH entered into an agreement with Harron Communications Corp., under which the Company will acquire the rights to provide DIRECTV programming in certain rural areas of Texas and Michigan and related assets in exchange for approximately $17.9 million in cash and $11.9 million of the Company's Class A Common Stock.

   The above acquisitions have been or will be accounted for as purchases.

C. ADDITIONAL ACQUISITIONS AND DISPOSITIONS

   On November 6, 1996, the Company entered into an agreement with State Cable TV Corp. to sell substantially all assets of its New Hampshire cable system for approximately $7.1 million in cash. The Company anticipates recognizing a gain in the transaction. This transaction is expected to be completed in the first quarter of 1997.

   On November 8, 1996, the Company acquired, from Horizon Infotech, Inc., a division of Chillicothe Telephone Company, the rights to provide DIRECTV programming in certain rural areas of Ohio and the related assets in exchange for approximately $12.0 million in cash.

D. PRO FORMA INCOME (LOSS) PER SHARE

   Historical earnings per share has not been provided since it is not meaningful due to the combined presentation of Pegasus. Pro forma earnings per share has been presented as if Pegasus operated as a consolidated entity for the year ended December 31, 1995 and the nine months ended September 30, 1996.

   The pro forma income (loss) per share has been calculated based upon 5,235,833 shares outstanding and has been retroactively applied. The pro forma average shares consists of the following:

                      PEGASUS COMMUNICATIONS CORPORATION
            NOTES TO COMBINED FINANCIAL STATEMENTS  - (Continued)

14. Subsequent Events:  - (Continued)

                                                    Class A      Class B        Total
                                                   ---------   -----------    -----------
o Exchange for 161,500 Class A shares of PM&C  .                3,380,435     3,380,435
o Exchange for 8,500 Class B shares of PM&C  ...    191,792                     191,792
o Exchange for 5,000 shares of Parent
  non-voting common stock ......................    263,606                     263,606
o Exchange for certain assets and liabilities
  of PCMC at $14 per share .....................                1,400,000     1,400,000
                                                   ---------   -----------    -----------
                                                    455,398     4,780,435     5,235,833
                                                   =========   ===========    ===========

E. STOCK OPTION PLANS

   In September 1996, the Pegasus Communications 1996 Stock Option Plan, which provides for the granting of up to 450,000 qualified and non qualified stock options, and the Pegasus Restricted Stock Option Plan, which provides for the granting for up to 270,000 shares, were adopted.

F. LONG-TERM DEBT

   On August 29, 1996, PM&C entered into a $50.0 million seven-year senior revolving credit facility, which is collateralized by substantially all of the assets of PM&C. On the same date, the Company had drawn $8.8 million to repay all amounts outstanding under the $10.0 million senior collateralized five-year revolving credit facility and $22.8 million to fund the acquisition of Dom's Tele-Cable, Inc. ("Dom's").

G. INITIAL PUBLIC OFFERING

   On October 8, 1996, the Company completed the Initial Public Offering in which it sold 3,000,000 shares of its Class A Common Stock to the public at a price of $14.00 per share resulting in net proceeds to the Company of $38.1 million. The Company applied the net proceeds from the Initial Public
Offering as follows: (i) $17.9 million for the payment of the cash portion of the purchase price of the Michigan/Texas DBS Acquisition, (ii) $12.0 million to the Ohio DBS Acquisition, (iii) $3.0 million to repay the indebtedness under the Credit Facility, (iv) $1.9 million to make a payment on account of the Portland Acquisition, (v) $1.4 million for the payment of the cash portion of the purchase price of the Management Agreement Acquisition,
(vi) $1.4 million for the Towers Purchase, and (vii) $522,000 for general corporate purposes. The Management Agreement Acquisition and the Towers Purchase were accounted for as entities under Common Control as if a pooling of interests had occurred.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Portland Broadcasting, Inc.
Portland, Maine

We have audited the accompanying balance sheets of Portland Broadcasting, Inc. as of September 25, 1994 and September 24, 1995, and the related statements of operations, deficiency in assets, and cash flows for each of the three fiscal years in the period ended September 24, 1995. These financial statements are the responsibility of Portland Broadcasting, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Portland Broadcasting, Inc. as of September 25, 1994 and September 24, 1995, and the results of its operations and its cash flows for each of the three fiscal years in the period ended September 24, 1995, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Notes 3 and 5, the Company has incurred recurring operating losses, has a working capital deficiency and is delinquent in paying certain creditors. These conditions raise substantial doubt about Portland Broadcasting, Inc.'s ability to continue as a going concern. Management's plans in regard to these matters also are described in Note 3. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


Ernst & Young LLP
Pittsburgh, Pennsylvania
October 27, 1995

                         PORTLAND BROADCASTING, INC.
                                BALANCE SHEETS

                                                   September 25,     September 24,     December 31,
                                                       1994              1995              1995
                                                  ---------------   ---------------    --------------
                                                                                        (unaudited)
Assets
Current assets:
   Customer accounts receivable ...............    $    764,709      $    879,983      $    903,700
   Deferred film costs--current ...............          89,702           121,018           178,320
   Other assets ...............................          70,434            14,314            91,619
                                                  ---------------   ---------------    --------------
Total current assets  .........................         924,845         1,015,315         1,173,639
Property, plant, and equipment:
   Land .......................................          63,204            63,204            63,204
   Building ...................................         111,128           113,401           114,859
   Equipment ..................................       2,954,857         3,073,797         3,127,742
                                                  ---------------   ---------------    --------------
                                                      3,129,189         3,250,402         3,305,805
   Less accumulated depreciation ..............      (2,635,855)       (2,716,061)       (2,733,461)
                                                  ---------------   ---------------    --------------
                                                        493,334           534,341           572,344
Deposits and other assets  ....................          35,114            21,523             5,036
                                                  ---------------   ---------------    --------------
                                                   $  1,453,293      $  1,571,179      $  1,751,019
                                                  ===============   ===============    ==============
Liabilities
Current liabilities:
   Bank overdraft .............................    $     34,859      $     23,324      $         --
   Accounts payable and accrued expenses ......       1,244,646         1,117,621         1,424,950
   Accrued officers' compensation .............         588,000           621,750           621,750
   Accrued interest ...........................         433,454           992,699         1,106,258
   Current portion of long-term debt ..........       6,731,182         6,615,165         6,621,177
   Current portion of film contract commitments       1,222,244         1,246,862         1,300,241
   Notes payable to affiliated companies ......       1,452,586         1,509,217         1,503,684
                                                  ---------------   ---------------    --------------
Total current liabilities  ....................      11,706,971        12,126,638        12,578,060
Long-term liabilities, less current portion:
   Long-term debt .............................          24,417           346,489           302,168
   Film contract commitments ..................         154,057            69,638            32,242
                                                  ---------------   ---------------    --------------
                                                        178,474           416,127           334,410
Deficiency in assets:
   Common stock, no par -- authorized 1,000
     shares; issued and outstanding 411 shares           10,662            10,662            10,662
   Retained deficit ...........................     (10,442,814)      (10,982,248)      (11,172,113)
                                                  ---------------   ---------------    --------------
                                                    (10,432,152)      (10,971,586)      (11,161,451)
                                                  ---------------   ---------------    --------------
                                                   $  1,453,293      $  1,571,179      $  1,751,019
                                                  ===============   ===============    ==============

See accompanying notes.

                         PORTLAND BROADCASTING, INC.
                           STATEMENTS OF OPERATIONS

                                                          Fiscal year ended                          Fiscal quarters ended
                                        ----------------------------------------------------   --------------------------------
                                          September 26,     September 25,     September 24,     December 25,      December 31,
                                              1993              1994               1995             1994              1995
                                         ---------------   ---------------    ---------------   --------------   --------------
                                                                                                 (unaudited)      (unaudited)
Broadcasting revenues:
   Local .............................     $1,258,595        $1,890,080        $ 2,089,864       $  614,558        $  549,286
   National and regional .............      1,928,266         2,303,805          2,894,417          906,756           742,793
   Other .............................        820,325           217,523            352,100           75,729           134,056
                                         ---------------   ---------------    ---------------   --------------   --------------
                                            4,007,186         4,411,408          5,336,381        1,597,043         1,426,135
Less: Agency commissions  ............        482,321           548,197            663,594          210,120           164,367
 Credits and other allowances  .......         76,152            39,769            115,413           17,813            40,612
                                         ---------------   ---------------    ---------------   --------------   --------------
                                            3,448,713         3,823,442          4,557,374        1,369,110         1,221,156
Station operating costs and expenses:
   Broadcasting operations ...........      1,137,090         1,211,682          1,374,379          228,391           279,473
   Selling, general, and
     administrative  .................      1,544,980         1,604,265          1,853,808          545,878           703,955
   Officer's compensation ............         84,308            90,000            146,528           33,770            35,000
   Depreciation and amortization .....        410,891           311,945            202,738           47,546            59,183
                                         ---------------   ---------------    ---------------   --------------   --------------
                                            3,177,269         3,217,892          3,577,453          855,585         1,077,611
                                         ---------------   ---------------    ---------------   --------------   --------------
Income before interest expense and
   nonoperating (loss) income ........        271,444           605,550            979,921          513,525           143,545
Interest expense  ....................       (670,779)         (784,763)        (1,114,355)              --          (196,160)
Nonoperating (loss) income  ..........         57,432           304,807           (405,000)        (172,178)         (137,250)
                                         ---------------   ---------------    ---------------   --------------   --------------
Net (loss) income  ...................     $ (341,903)       $  125,594        $  (539,434)      $  341,347        $ (189,865)
                                         ===============   ===============    ===============   ==============   ==============

See accompanying notes.

                         PORTLAND BROADCASTING, INC.
                      STATEMENTS OF DEFICIENCY IN ASSETS

                                              Common        Retained          Deficiency
                                               Stock         Deficit          in Assets
                                             ---------   ---------------    ---------------
Balance at September 27, 1992  ...........    $10,662     $(10,226,505)      $(10,215,843)
  Net loss  ..............................         --         (341,903)          (341,903)
                                             ---------   ---------------    ---------------
Balance at September 26, 1993  ...........     10,662      (10,568,408)       (10,557,746)
  Net income  ............................         --          125,594            125,594
                                             ---------   ---------------    ---------------
Balance at September 25, 1994  ...........     10,662      (10,442,814)       (10,432,152)
  Net loss  ..............................         --         (539,434)          (539,434)
                                             ---------   ---------------    ---------------
Balance at September 24, 1995  ...........     10,662      (10,982,248)       (10,971,586)
  Net loss (unaudited)  ..................         --         (189,865)          (189,865)
                                             ---------   ---------------    ---------------
Balance at December 31, 1995 (unaudited)      $10,662     $(11,172,113)      $(11,161,451)
                                             =========   ===============    ===============

See accompanying notes.

                         PORTLAND BROADCASTING, INC.
                           STATEMENTS OF CASH FLOWS


                                                              Fiscal year ended                          Fiscal quarter ended
                                            ----------------------------------------------------   --------------------------------
                                              September 26,     September 25,     September 24,     December 25,      December 31,
                                                  1993              1994               1995             1994              1995
                                             ---------------   ---------------    ---------------   --------------   --------------
                                                                                                     (unaudited)      (unaudited)

Operating activities
Net (loss) income  .......................      $(341,903)        $ 125,594         $(539,434)        $ 341,347        $(189,865)

Adjustments to reconcile net (loss)
  income to net cash provided by operating
  activities:
     Depreciation and amortization  ......        410,891           311,945           202,738            47,546           59,183
     Payments on film contract
        commitments ......................       (128,875)         (127,838)         (216,975)          (65,790)         (68,478)
     Gain from write-off of trade and
        film payables ....................        (57,432)         (304,807)          (82,122)               --               --
     Loss on contingency reserve for film
        contracts ........................             --                --           400,000                --               --
     Net change in operating assets and
        liabilities (using) or providing
        cash:
          Customer accounts receivable  ..        (38,612)          (93,717)         (115,274)         (340,036)         (23,717)
          Other assets  ..................          4,641           (41,991)           57,756               634          (60,817)
          Accounts payable and accrued
             expenses ....................         98,098           (25,402)         (138,560)          (77,081)         284,005
          Accrued officer's compensation           55,000            45,000            33,750             8,438               --
          Accrued interest  ..............         71,302           187,710           559,245           125,784          113,559
                                             ---------------   ---------------    ---------------   --------------   --------------
Net cash provided by operating activities          73,110            76,494           161,124            40,842          113,870
Investing activities
Net purchases of equipment  ..............        (15,664)          (40,811)          (88,801)          (19,651)         (70,028)

Financing activities
Proceeds from long-term debt  ............             --            87,857                --                --               --
Repayment of long-term debt  .............        (56,771)         (126,710)         (126,357)          (15,306)         (38,309)
Borrowings (repayments) on notes payable
   to affiliated company and officer .....           (675)            3,170            54,034            (5,885)          (5,533)
                                             ---------------   ---------------    ---------------   --------------   --------------
Net cash used by financing activities  ...        (57,446)          (35,683)          (72,323)          (21,191)         (43,842)
                                             ---------------   ---------------    ---------------   --------------   --------------
Change in cash  ..........................             --                --                --                --               --
Cash at beginning of period  .............             --                --                --                --               --
                                             ---------------   ---------------    ---------------   --------------   --------------
Cash at end of period  ...................      $      --         $      --         $      --         $      --        $      --
                                             ===============   ===============    ===============   ==============   ==============

See accompanying notes.

                         PORTLAND BROADCASTING, INC.
                        NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

   Portland Broadcasting, Inc. (the "Company") is principally engaged in television broadcasting. The Company, a wholly owned subsidiary of Bride Communications, Inc. (Bride), operates a television station, WPXT-TV, Channel 51, a FOX network affiliate, in Portland, Maine.

2. SIGNIFICANT ACCOUNTING POLICIES

 BASIS OF ACCOUNTING

   The accounts of the Company are maintained on the accrual basis of accounting. The financial statements include only the accounts of the Company and do not include the accounts of Bride, its parent, or other Bride subsidiaries.

 DEFERRED FILM COSTS AND FILM CONTRACT COMMITMENTS

   The Company has contracts with various film distributors from which films are leased for television transmission over various contract periods (generally one to five years). The total obligations due under these contracts are recorded as liabilities and the related film costs are stated at the lower of amortized cost or estimated net realizable value. Deferred film costs are amortized based on an accelerated method over the contract period.

   The portions of the cost to be amortized within one year and after one year are reported in the balance sheet as current and other assets, respectively, and the payments under these contracts due within one year and after one year are similarly classified as current and long-term liabilities.

 BANK OVERDRAFT

   Bank overdraft represents the overdrawn balance of the Company's demand deposit accounts with a financial institution, and is included in the change in accounts payable and accrued expenses for statement of cash flow purposes.

 PROPERTY, PLANT, AND EQUIPMENT

   Property, plant, and equipment are stated at cost or value received in exchange for broadcasting. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. In general, estimated useful lives of such assets are 19 years for buildings and range from 5 to 10 years for equipment.

 BARTER TRANSACTIONS

   Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized as income when advertisements are broadcast and goods or services received are capitalized or charged to operations when received or used. Included in the statements of operations is broadcasting net revenue from barter transactions of $290,168, $278,935, and $331,233 and station operating costs and expenses from barter transactions of $307,525, $277,806, and $321,667 for 1993, 1994, and 1995, respectively. Included in the balance sheets is equipment capitalized from barter transactions of $4,437, $8,869, and $30,814 during 1993, 1994, and 1995, respectively, and deferred barter expense of $21,581, $26,593, and $7,103 at September 26, 1993, September 25, 1994, and September 24, 1995, respectively.

 INCOME TAXES

   The operations of the Company are included in the consolidated federal and state income tax returns filed under Bride Communications, Inc. and subsidiaries. Federal and state income taxes are provided based on the amount that would be payable on a separate company basis. Tax benefits are allocated to loss members in the same year the losses are availed of by the profit members of the consolidated group. Investment tax credits have been accounted for using the flow-through method.

                         PORTLAND BROADCASTING, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

2. Significant Accounting Policies  - (Continued)

   Deferred income taxes are normally provided on timing differences between financial and tax reporting due to depreciation, allowance for doubtful accounts, and vacation and officer's salary accrual. However, certain net operating loss carryovers have been utilized to eliminate current tax liability.

 FISCAL YEAR

   The Company operates on a 52/53 week fiscal year corresponding to the national broadcast calendar. The Company's fiscal year ends on the last Sunday in September.

 RECLASSIFICATIONS

   Certain amounts from the prior year have been reclassified to conform to the statement presentation for the current year. These reclassifications have no effect on the statements of operations.

3. GOING CONCERN

   At September 24, 1995, the Company was delinquent in payment of amounts due to former shareholders, amounts due under film contract commitments, certain of its trade payables, and other contractual obligations. The amounts owing under all such obligations are classified as current liabilities in the accompanying financial statements. Other delinquencies, if declared in default and not cured, could adversely affect the Company's ability to continue operations.

   During 1995, the senior obligation to a bank was sold by the bank to former shareholders, who also hold other notes receivable from the Company as described in Note 4. At September 24, 1995, the Company continues to be in default on this former bank obligation, which currently has no stated maturity or repayment terms.

   Management continues to negotiate settlements with its creditors. Settlement arrangements are comprised of extended payment schedules with additional interest charges, and write-off of a percentage of the balance due.

   The Company may require additional funding in order to sustain its operations. Management is currently pursuing the sale of the net assets of the Company as discussed in Note 8. The Company expects its efforts in this regard to be successful, and has no reason to believe that the net proceeds would not be sufficient to repay its recorded liabilities and recover the stated value of its assets; however, no estimate of the outcome of the Company's negotiations can be determined at this time.

   If the Company is unable to arrange additional funding as may be required, or successfully complete the sale transaction as further discussed in Note 8, the Company may be unable to continue as a going concern.

4. LONG-TERM LIABILITIES

 LONG-TERM DEBT

   Long-term debt consists of the following:

                                                                      September 25,     September 24,
                                                                          1994              1995
                                                                     ---------------   ---------------
Term notes payable to former shareholders:
   Stock purchase agreement ......................................     $2,789,875        $2,789,875
   Bank term note acquired by former shareholders ................             --         3,347,595
Term note payable to a bank (in default)  ........................      3,441,202                --
Notes payable under noncompete agreements with former
   shareholders ..................................................        430,228           430,228
Consent judgment, film contract payable  .........................             --           286,645
Capital equipment notes  .........................................         10,138            35,655
Other  ...........................................................         84,156            71,656
                                                                     ---------------   ---------------
                                                                        6,755,599         6,961,654
Less current portion  ............................................      6,731,182         6,615,165
                                                                     ---------------   ---------------
                                                                       $   24,417        $  346,489
                                                                     ===============   ===============

                         PORTLAND BROADCASTING, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

4. Long-Term Liabilities  - (Continued)

   The term notes payable to former shareholders in connection with a stock purchase agreement were issued by Bride in October 1987 in the amount of $2,010,000. These notes were assigned to the Company by Bride, which was agreed to by the former shareholders. The notes were due in quarterly payments of principal and interest at 10% from August 1989 through November 1992. In accordance with the terms of the notes, accrued interest in the amount of $779,875 was capitalized into the note balance on November 11, 1992, and interest was accrued at 12% thereafter on the adjusted note balance of $2,789,875.

   Scheduled principal payments of the term notes payable to former shareholders have not been made when due. At September 24, 1995, the entire obligation is reflected as currently payable.

   The bank term note of $3,347,595 was purchased from the bank by the former shareholders on May 30, 1995. The note provided $3,600,000 for the purpose of paying off existing notes payable, along with accrued interest, and to provide additional working capital. The note was payable in monthly payments of interest only through August 1990, followed by 25 consecutive monthly payments of principal and interest based on a 108-month amortization, followed by one final installment of the balance of principal and interest. Interest continues to be applied on the unpaid balance at a monthly rate equivalent to the Bank of New York Prime plus 3.00% per annum, or 10.75% and 11.75% as of September 25, 1994 and September 24, 1995, respectively. The note is secured by a pledge of the stock of Portland and substantially all tangible and intangible property. The note also contains restrictive covenants with respect to the payment of dividends, distributions, obtaining additional indebtedness, etc.

   Notes payable under noncompete agreements totaling $430,228 were payable to former shareholders in scheduled quarterly installments through November 1992; however, no installment payments have been made.

   In March 1995, the Company entered into a consent judgment related to a film contract payable of $300,000. Under the terms of the judgment, the amount is unsecured, and is being repaid over three- or four-year monthly installments including interest at 10%. A balloon payment of $159,324 or $219,368 is due at the end of the third year or fourth year, respectively, the former amount representing a discount of $100,000 from principal. Payments on long-term debt disclosed below assume a four-year repayment schedule. The amount had previously been included in the current portion of film contract commitments at September 25, 1994.

   Other long-term liabilities relate to a 6% promissory note for $84,156 related to the previous lease agreement for a building. The payment terms are $500 weekly through September 1997, with an additional $15,817 lump sum due at the end of this term. The Company is currently negotiating a new lease for its current facility.

   Future principal payments of long-term debt are as follows: 1996 -- $6,615,165; 1997 -- $71,662; and 1998 -- $274,827. The Company paid interest of $599,477, $492,441, and $305,942 in 1993, 1994, and 1995, respectively.

 FILM CONTRACT COMMITMENTS

   Film contract commitments are payable under license arrangements for program material in monthly installments over periods ranging from one to five years. Annual payments required under these commitments are as follows:
1995, and prior, payments not made when due -- $1,162,578; 1996 -- $84,284;
and 1997 -- $69,638.

5. OFFICER'S COMPENSATION

   Accrued officer's compensation totaling $588,000 and $621,750 was recorded by the Company at September 25, 1994 and September 24, 1995, respectively, pursuant to a resolution approved by the Board of Directors (Board). The Board resolution provides for payments only in the event of sufficient cash flows or pursuant to the sale or liquidation of the Company. In addition, the amount of officer's compensation paid is limited by certain covenants of the note payable to former shareholders acquired from a bank.

                         PORTLAND BROADCASTING, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

6. CONCENTRATION OF CREDIT RISK

   Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of customers' accounts receivable. Credit is extended based on the Company's evaluation of the customer's financial condition, and the Company does not require collateral. The Company's accounts receivable consist primarily of credit extended to a variety of businesses in the greater Portland area and to national advertising agencies for the purchase of advertising.

7. INCOME TAXES

   The Company has unused income tax loss carryforwards approximating $6,039,000 for tax purposes expiring between years 2001 and 2008.

   An investment tax credit carryforward of $89,641 (after reduction required by the Tax Reform Act of 1986) expires in 2001.

   Deferred tax assets and liabilities result from temporary differences in the recognition of income and expense for financial and income tax reporting purposes including the temporary differences between book and tax deductibility of the officer's salary accrual, vacation accrual, bad debt reserve and depreciation. They represent future tax benefits or costs to be recognized when those temporary differences reverse. At September 24, 1995, a valuation allowance of $2,821,579 ($2,643,744 at September 25, 1994) was recorded to offset net deferred tax assets. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                    1994             1995
                                                -------------    -------------
Deferred tax assets:
   Accrued officer's salary .................    $   235,200     $   248,700
   Contingent liability .....................             --         160,000
   Accrued interest to shareholders .........          7,143             387
   Bad debt reserve .........................         13,346          16,800
   Accrued vacation .........................          4,374           7,779
   Net operating loss carryforwards .........      2,415,084       2,405,479
   Investment tax credit carryforward .......         89,641          89,641
                                                ------------     -----------
Total deferred assets  ......................      2,764,788       2,928,786
Valuation allowance for deferred tax assets       (2,643,744)     (2,821,579)
                                                ------------     -----------
Net deferred tax assets  ....................        121,044         107,207
Deferred tax liability:
 Depreciation  ..............................        121,044         107,207
                                                ------------    ------------
Net deferred tax assets  ....................    $        --     $        --
                                                ============    ============

   During 1994 and 1995, the Company utilized net operating loss carryforwards of approximately $235,000 and $24,000, realizing a benefit of approximately $89,000 and $5,500, respectively.

8. SUBSEQUENT EVENT

   On October 16, 1995, the Company entered into an Asset Purchase Agreement for the sale of substantially all assets and liabilities of the Company, with the exception of the station's FCC License.

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
WTLH, Inc.

We have audited the accompanying balance sheets of WTLH, Inc. as of December 31, 1994 and 1995, and the related statements of operations, capital deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WTLH, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Jacksonville, Florida
March 8, 1996

                                  WTLH, INC.
                                BALANCE SHEETS

                                                        December 31,     December 31,     February 29,
                       ASSETS                               1994             1995             1996
                                                       --------------   --------------    --------------
                                                                                           (unaudited)
Current assets:
   Cash ............................................    $   190,582      $   337,665       $   375,813
   Accounts receivable, less allowance for doubtful
     accounts of $8,000 at December 31, 1994 and
     1995 and February 29, 1996  ...................        623,317          673,434           588,961
   Film rights .....................................        154,098          200,585           200,585
   Prepaid expenses ................................          6,925            4,475             1,388
   Deferred income taxes ...........................        176,753           71,347            72,209
                                                       --------------   --------------    --------------
     Total current assets  .........................      1,151,675        1,287,506         1,238,956
Equipment, net  ....................................         77,283           51,005            50,246
Building and equipment under capital leases, net  ..        226,003          692,819           682,514
Film rights  .......................................        216,745          262,022           228,591
Deferred income taxes  .............................         24,291           24,790            24,790
Deposits and other assets  .........................         11,914            8,992             8,992
                                                       --------------   --------------    --------------
     Total assets  .................................    $ 1,707,911      $ 2,327,134       $ 2,234,089
                                                       ==============   ==============    ==============
         LIABILITIES AND CAPITAL DEFICIENCY
Current liabilities:
   Accounts payable ................................    $   148,449      $   175,809       $   112,539
   Accrued interest due affiliates .................        237,360          180,953           182,456
   Other accrued expenses ..........................         76,460           74,489            65,742
   Current portion of long-term debt to affiliates .          4,250                0                 0
   Current portion of capital lease obligations ....         92,247           61,559            65,432
   Current portion of film rights payable ..........        169,475          225,211           225,211
                                                       --------------   --------------    --------------
     Total current liabilities  ....................        728,241          718,021           651,380
Long-term liabilities:
   Long-term debt to affiliates ....................        610,257          531,181           494,893
   Obligations under capital leases ................        187,772          692,619           686,051
   Film rights payable .............................        248,138          280,117           239,335
   Subordinated debt ...............................      1,200,000        1,200,000         1,200,000
                                                       --------------   --------------    --------------
     Total liabilities  ............................      2,974,408        3,421,938         3,271,659
Shareholder deficiency:
   Common stock, $1 par value, 1,000 shares
     authorized, 100 shares issued and outstanding              100              100               100
   Additional paid-in capital ......................            900              900               900
   Accumulated deficit .............................     (1,145,639)        (973,946)         (916,712)
   Receivable from affiliate .......................       (121,858)        (121,858)         (121,858)
                                                       --------------   --------------    --------------
     Total capital deficiency  .....................     (1,266,497)      (1,094,804)       (1,037,570)
                                                       --------------   --------------    --------------
     Total liabilities and capital deficiency  .....    $ 1,707,911      $ 2,327,134       $ 2,234,089
                                                       ==============   ==============    ==============

See accompanying notes to financial statements.

                                  WTLH, INC.
                           STATEMENTS OF OPERATIONS

                                                     Years Ended                     Two Months Ended
                                          --------------------------------   --------------------------------
                                            December 31,     December 31,     February 28,     February 29,
                                                1994             1995             1995             1996
                                           --------------   --------------    --------------   --------------
                                                                               (Unaudited)      (Unaudited)
Revenues:
   Broadcasting revenue, net of agency
     commissions of $587,810, $585,124,
     $80,559 and $79,300  ..............     $2,256,174       $2,313,467        $316,268         $325,964
   Barter broadcasting revenue .........        310,208          470,589          51,701           78,431
                                           --------------   --------------    --------------   --------------
     Total revenues  ...................      2,566,382        2,784,056         367,969          404,395
                                           --------------   --------------    --------------   --------------
Operating expenses:
   Technical and operations ............        278,312          320,215          46,777           33,256
   Programming, including amortization
     of $194,993, $199,260, $31,624 and
     $33,431  ..........................        242,769          253,959          39,614           42,946
   Barter programming ..................        310,208          470,589          51,701           78,431
   General and administrative ..........        401,675          440,370          20,537           11,104
   Promotion ...........................        237,419          346,529          28,174           26,236
   Sales ...............................        279,031          300,903          46,363           51,066
   Depreciation ........................        135,474          107,197          14,985           11,064
   Management fee ......................         55,600           40,500          11,000           21,400
                                           --------------   --------------    --------------   --------------
     Total operating expenses  .........      1,940,488        2,280,262         259,151          275,503
                                           --------------   --------------    --------------   --------------
     Income from operations  ...........        625,894          503,794         108,818          128,892
Interest expense  ......................       (135,064)        (163,111)        (31,162)         (19,853)
Other expenses, net  ...................              0          (63,743)         (8,189)         (17,089)
                                           --------------   --------------    --------------   --------------
     Income before income taxes  .......        490,830          276,940          69,467           91,950
Provision for income taxes  ............        190,000          105,247          26,437           34,716
                                           --------------   --------------    --------------   --------------
     Net income  .......................     $  300,830       $  171,693        $ 43,030         $ 57,234
                                           ==============   ==============    ==============   ==============

See accompanying notes to financial statements.

                                  WTLH, INC.
                       STATEMENTS OF CAPITAL DEFICIENCY

                                          Additional                        Receivable          Total
                               Common      Paid-In                             From            Capital
                               Stock       Capital          Deficit         Affiliate        Deficiency
                              --------   ------------    ---------------   -------------   ---------------
Balance, December 31, 1993      $100         $900         $(1,446,469)     $ (121,858)      $ (1,567,327)
Net income  ...............        0            0             300,830               0            300,830
                              --------   ------------    ---------------   -------------   ---------------
Balance, December 31, 1994       100          900          (1,145,639)       (121,858)        (1,266,497)
Net income  ...............        0            0             171,693               0            171,693
                              --------   ------------    ---------------   -------------   ---------------
Balance, December 31, 1995       100          900            (973,946)       (121,858)        (1,094,804)
Net income (unaudited)  ...        0            0              57,234               0             57,234
                              --------   ------------    ---------------   -------------   ---------------
Balance February 29, 1996
  (unaudited) .............     $100         $900         $  (916,712)     $ (121,858)      $ (1,037,570)
                              ========   ============    ===============   =============   ===============

See accompanying notes to financial statements.

                                  WTLH, INC.
                           STATEMENTS OF CASH FLOWS

                                                            Years Ended                     Two Months Ended
                                                 --------------------------------   --------------------------------
                                                   December 31,     December 31,     February 28,     February 29,
                                                       1994             1995             1995             1996
                                                  --------------   --------------    --------------   --------------
                                                                                      (unaudited)      (unaudited)
Cash flows from operating activities:
   Net income .................................     $ 300,830        $ 171,693         $ 43,030         $ 57,234
   Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation  ............................       135,474          107,197           14,985           11,064
     Deferred income taxes  ...................       186,243          104,907           26,437             (862)
     Loss on sale of vehicle  .................             0            2,853                0                0
     Change in assets and liabilities:
        Accounts receivable ...................      (191,338)         (50,117)         188,612           84,473
        Film rights ...........................       106,738          (91,764)         (91,347)          33,431
        Prepaid expenses ......................           675            2,450            3,954            3,087
        Other assets ..........................           276            2,922           11,813                0
        Accounts payable ......................      (104,678)          27,360          (28,631)         (63,270)
        Accrued interest due affiliates .......        27,172          (56,407)         (54,121)           1,503
        Other accrued expenses ................       (20,109)          (1,973)         (50,664)          (8,747)
        Film rights payable ...................       (84,401)          87,715          (29,672)         (40,782)
                                                  --------------   --------------    --------------   --------------
          Net cash provided by operating
             activities .......................       356,882          306,836           34,396           77,131
                                                  --------------   --------------    --------------   --------------
Cash flows for investing activities:
   Purchase of property and equipment .........       (34,973)         (28,311)         (16,672)               0
   Proceeds from sale of vehicle ..............             0            2,723                0                0
                                                  --------------   --------------    --------------   --------------
        Net cash used in investing activities .       (34,973)         (25,588)         (16,672)               0
                                                  --------------   --------------    --------------   --------------
Cash flows (for) from financing activities:
   Principal payments on long-term debt to
     affiliates  ..............................      (108,586)         (83,324)               0          (36,288)
   Advances from affiliates ...................             0                0           31,436                0
   Payments made under capital leases .........       (16,426)         (50,841)               0           (2,695)
                                                  --------------   --------------    --------------   --------------
        Net cash (used in) provided by
          financing activities  ...............      (125,012)        (134,165)          31,436          (38,983)
                                                  --------------   --------------    --------------   --------------
Net increase in cash  .........................       196,897          147,083           49,160           38,148
Cash (overdraft) at beginning of year  ........        (6,315)         190,582          190,582          337,665
                                                  --------------   --------------    --------------   --------------
Cash at end of year  ..........................     $ 190,582        $ 337,665         $239,742         $375,813
                                                  ==============   ==============    ==============   ==============
Supplemental Disclosure of Cash Flow
   Information:
   Cash paid for interest .....................     $ 103,287        $ 224,404         $ 16,881           12,607
                                                  ==============   ==============    ==============   ==============
   Cash paid for income taxes .................     $       0        $   7,757         $      0         $      0
                                                  ==============   ==============    ==============   ==============
Supplemental Schedule of Noncash
   Investing and Financing Activities:
   Capital lease obligation incurred for
     building  ................................     $       0        $ 525,000         $525,000         $      0
                                                  ==============   ==============    ==============   ==============

See accompanying notes to financial statements.

                                  WTLH, INC.
                        NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Organization -- WTLH, Inc. (the Company) was formed in 1988 to own and operate a broadcast television station, WTLH, located in Tallahassee, Florida. The station is a Fox Network affiliate.

   Unaudited Interim Financial Information -- The unaudited balance sheet as of February 29, 1996 and the unaudited statements of operations and accumulated deficit and cash flows for the two months ended February 28, 1995 and February 29, 1996 (interim financial information) are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of the Company, the interim financial information includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results of the interim period. The results of operations for the two month period ending February 29, 1996 are not necessarily indicative of the results for a full year. All disclosures for the two month periods ended February 28, 1995 and February 29, 1996 included herein are unaudited.

   Property and Equipment -- Equipment is stated at cost less accumulated depreciation. The Company operates in leased facilities with lease terms ranging up to 2014. Real property and equipment leased under capital leases are amortized over the lives of the respective leases using the straight-line method. Maintenance and repairs are expensed as incurred.

   Depreciation of equipment is computed using principally accelerated methods based upon the following estimated useful lives:

Tower and building under lease ............................            20 years
Transmitter and studio equipment ..........................           5-7 years
Computer equipment ........................................             5 years
Furniture and fixtures ....................................             7 years
Other equipment ...........................................           5-7 years

   Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Film Rights -- The Company enters into agreements to show motion pictures and syndicated programs on television. Only the rights and associated liabilities for those films and programs currently available for showing are recorded on the Company's books. These rights are recorded at cost, the gross amount of the contract liability. Program rights are amortized over the license period, which approximates amortization based on the estimated number of showings during the contract period, using the straight-line method except where an accelerated method would produce more appropriate matching of cost with revenue. Payments for the contracts are made pursuant to contractual terms over periods which are generally shorter than the license periods.

   Programming -- The Company obtains a portion of its programming, including presold advertisements, through its network affiliation agreement with Fox Broadcasting, Inc. ("Fox"), and also through independent producers.

   The Company does not make any direct payments for network and certain independent producers' programming. For broadcasting network programming, the Company receives payments from Fox, which totaled $38,559, $63,023, $11,302 and $6,955 for the years ended December 31, 1994 and 1995 and the two month period ended February 28, 1995 and February 29, 1996, respectively. For running independent producers' programming, the Company receives no direct payments. Instead, the Company retains a portion of the available advertisement spots to sell on its own account, which are recorded as broadcasting revenue. Management estimates the value, and related programming expense, of the presold advertising included in the

                                  WTLH, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

1. Summary of Significant Accounting Policies:  - (Continued)

independent producers' programming to be $310,208, $470,589, 51,701 and $78,431 for the years ended December 31, 1994 and 1995 and the two month periods ended February 28, 1995 and February 29, 1996, respectively. These amounts are presented gross as barter broadcasting revenue and barter programming expense in the accompanying financial statements.

   Income Taxes -- Deferred income tax assets are recognized for the expected future consequences of events that have been included in the financial statements and income tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

2. PROPERTY AND EQUIPMENT:

   The major classes of equipment consist of the following:

                                                                  February 29,
                                        1994          1995            1996
                                     -----------   -----------    --------------
                                                                   (Unaudited)
Transmitter and studio equipment      $731,962      $718,958        $718,958
Computer equipment  ..............      40,772        25,019          25,019
Furniture and fixtures  ..........      27,914        27,914          27,914
Other equipment  .................      56,141        63,827          63,827
                                     -----------   -----------    --------------
                                       856,789       835,718         835,718
Less accumulated depreciation  ...     779,506       784,713         785,472
                                     -----------   -----------    --------------
                                      $ 77,283      $ 51,005        $ 50,246
                                     ===========   ===========    ==============

   Building and equipment under capital leases consist of the following:

                                      December 31,   December 31,   February 29,
                                          1994           1995           1996
                                     -------------  -------------   ------------
                                                                     (Unaudited)
Building  ........................      $      0       $525,000       $525,000
Transmitter and studio equipment          38,400         38,400         38,400
Tower  ...........................       210,055        210,055        210,055
Computer equipment  ..............        41,300         41,300         41,300
Furniture and fixtures  ..........         7,950          7,950          7,950
Vehicle  .........................         8,952              0              0
                                     -------------  -------------   ------------
                                         306,657        822,705        822,705
Less accumulated depreciation  ...        80,654        129,886        140,191
                                     -------------  -------------   ------------
                                        $226,003       $692,819       $682,514
                                     =============  =============   ============

   Depreciation expense amounted to $135,474, $107,197, $13,936 and $10,305 for the years ended December 31, 1994 and 1995 and the two months ended February 28, 1995 and February 29, 1996, respectively.

                                  WTLH, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

3. LONG-TERM DEBT TO AFFILIATES:

   The following is a summary of long-term debt to affiliates:

                                                              December 31,     December 31,     February 29,
                                                                  1994             1995             1996
                                                             --------------   --------------    --------------
                                                                                                 (Unaudited)
Note payable to affiliated company through common
  ownership, interest at 12.97%, due at the earlier of
  August 12, 1999 or the date the station is refinanced or
  sold, collateralized by an assignment of outstanding
  accounts receivable ....................................      $453,673         $418,623         $392,335
Note payable to stockholders, interest at 12.97%, due
  upon sale of the station ...............................       156,584          112,558          102,558
Other  ...................................................         4,250                0                0
                                                             --------------   --------------    --------------
   Total .................................................       614,507          531,181          494,893
   Less current portion ..................................         4,250                0                0
                                                             --------------   --------------    --------------
   Long-term debt to affiliates ..........................      $610,257         $531,181         $494,893
                                                             ==============   ==============    ==============

   Scheduled maturities of long-term debt to affiliates, exclusive of $112,558 for sale of the station, are as follows:

 1999  ...................................................          $418,623
                                                                    ==========

4. LEASES:

   The Company leases a broadcasting tower, a vehicle and computer and other equipment which have been accounted for as capital leases. The following is a summary of capital lease obligations:

                                                              December 31,     December 31,     February 29,
                                                                  1994             1995             1996
                                                             --------------   --------------    --------------
                                                                                                 (Unaudited)
Lease of a building with stockholders, interest at 10.4%,
  payable in varying monthly installments through January
  1, 2014 ................................................      $      0         $497,634         $498,314
Lease of a broadcasting tower with an affiliated company
  through common ownership, interest at 12.97%, payable in
  varying monthly installments through October 2010 ......       210,055          210,055          210,055
Lease of equipment, interest at 14.47%, payable in
  monthly installments of $1,114 through August 1998 .....        33,283           25,170           23,710
Leases of computer equipment, interest ranging from
  12.05% to 17.42%, payable in monthly installments
  ranging from $166 to $725 through April 1998 ...........        27,653           19,329           17,794
Lease of a vehicle, interest at 9%, payable in monthly
  installments of $285 through July 1996 .................         4,776                0                0
Lease of telephone equipment, interest at 14.33%, payable
  in monthly installments of $227 through January 1997 ...         4,252            1,990            1,610
                                                             --------------   --------------    --------------
   Total .................................................       280,019          754,178          751,483
   Less current portion ..................................       (92,247)         (61,559)         (65,432)
                                                             --------------   --------------    --------------
   Long-term portion .....................................      $187,772         $692,619         $686,051
                                                             ==============   ==============    ==============

                                  WTLH, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

4. Leases:  - (Continued)

   The Company also leases its studios, the land surrounding its tower from an affiliated company, three vehicles from its stockholders and various other equipment under non-cancelable operating leases. The leases expire at various dates through 2014. Rent expense under non-cancelable operating leases totaled $141,684, $166,680, $25,522, and $25,900 for the years ended December 31, 1994 and 1995 and the two months ended February 28, 1995 and February 29, 1996, respectively. Future minimum payments as of December 31, 1995 under capital leases and non-cancelable operating leases consist of the following:

                                                    Capital        Operating
           Year ended December 31:                  Leases           Leases
           -----------------------                -----------      -----------
1996  .......................................     $   97,613        $151,728
1997  .......................................        102,767          63,575
1998  .......................................         94,240          46,495
1999  .......................................         88,211          35,321
2000  .......................................         92,428          36,387
Thereafter  .................................      1,473,638         634,110
                                                  -----------      -----------
     Total lease payments  ..................      1,948,897         967,616
     Less amount representing interest  .....      1,194,719               0
                                                  -----------      -----------
     Present value of net minimum lease
        payments ............................     $  754,178        $967,616
                                                  ===========      ===========

5. FILM RIGHTS PAYABLE:

   Commitments for film rights payable as of December 31, 1995 are as follows for years ending December 31:

1996  ..................................................          $225,211
1997  ..................................................           143,208
1998  ..................................................            93,668
1999  ..................................................            40,457
2000  ..................................................             2,784
                                                                 -----------
                                                                  $505,328
                                                                 ===========

   The Company has entered into agreements totaling $154,500 as of December 31, 1995, which are not yet available for showing at December 31, 1995, and, accordingly, are not recorded on the Company's financial statements.

6. INCOME TAXES:

   The provision for income taxes is summarized as follows:

                         Year Ended                      Two Months Ended
              --------------------------------   -------------------------------
                December 31,     December 31,     February 28,     February 29,
                    1994             1995             1995             1996
               --------------   --------------    --------------   -------------
                                                   (Unaudited)      (Unaudited)
Current  ...      $  3,757         $      0          $     0          $35,578
Deferred  ..       186,243          105,247           26,437             (862)
               --------------   --------------    --------------   -------------
                  $190,000         $105,247          $26,437          $34,716
               ==============   ==============    ==============   =============

                                  WTLH, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

6. Income Taxes:  - (Continued)

   The differences between the federal statutory tax rate and the Company's effective tax rate are as follows:

                                                           Year Ended                      Two Months Ended
                                                --------------------------------   --------------------------------
                                                  December 31,     December 31,     February 28,     February 29,
                                                      1994             1995             1995             1996
                                                 --------------   --------------    --------------   --------------
                                                                                     (Unaudited)      (Unaudited)
Federal income tax at federal statutory rate          34.0 %           34.0 %           34.0 %           34.0%
State income taxes, net of federal income tax
  benefit ....................................         3.6              3.6              3.6              3.6
Other  .......................................         1.1              0.6              0.4              0.1
                                                 --------------   --------------    --------------   --------------
                                                      38.7 %           38.2 %           38.0 %           37.7 %
                                                 ==============   ==============    ==============   ==============

   The components of net deferred tax assets are as follows:

                                     December 31,     December 31,     February 29,
                                         1994             1995             1996
                                    --------------   --------------    --------------
                                                                        (Unaudited)
Current deferred tax assets:
   Net operating loss benefits ..      $ 80,714         $14,044           $     0
   Accrued interest due
     affiliates  ................        92,869          54,293            72,209
   Allowance for doubtful
     accounts  ..................         3,170           3,010                 0
                                    --------------   --------------    --------------
                                        176,753          71,347            72,209
Long-term deferred tax assets:
   Program rights amortization ..        24,291          24,790            24,790
                                    --------------   --------------    --------------
                                       $201,044         $96,137           $96,999
                                    ==============   ==============    ==============

   At December 31, 1995, the Company has recorded a deferred tax asset of $96,137, including the benefit of approximately $37,000 in loss carryforwards, which expire in 2006. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized.

   The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

7. RELATED PARTY TRANSACTIONS:

   The Company has a $121,858 receivable from an affiliated company for reimbursement of certain costs. The receivable is non interest bearing with no fixed terms of repayment. The receivable has been presented as a reduction of stockholders' equity in the accompanying financial statements.

   The Company paid $55,600, $151,500 (including $111,000 of payments for lease obligations which have been reclassified for financial statement presentation purposes) $11,000 and $21,400 in management fees to an affiliated company through common ownership for the years ended December 31, 1994 and 1995 and the two months ended February 28, 1995 and February 29, 1996, respectively.

   The Company made payments to stockholders and affiliates under leases as described in Note 4 aggregating $45,777, $138,236, $20,500 and $23,039 for the years ended December 31, 1994 and 1995 and the two months ended February 28, 1995 and February 29, 1996, respectively.

                                  WTLH, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

8. FINANCIAL INSTRUMENTS:

   Concentrations of Credit Risk -- Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of accounts receivable and cash. Concentrations of credit risk with respect to receivables are limited due to the large number of customers comprising the Company's customer base and their dispersion across different business and geographic regions, of which approximately 60% was related to national accounts.

   Disclosures About Fair Value of Financial Instruments -- The following methods and assumptions were used to estimate the fair value of each class of financial instruments:
       Cash and Accounts Receivable: The carrying amount approximates fair value.
       Long-Term Debt: The fair value of the Company's long-term debt approximates fair value since the debt was settled in full in 1996. See
   Note 10.

9. SUBORDINATED DEBT:

   The $1,200,000 subordinated debt is non-interest bearing and is payable to the Company's former stockholder under certain circumstances. The debt is subordinate to up to $1,500,000 of institutional or stockholder loans and is collateralized by all tangible and intangible personal property of the Company.

   In connection with the sale of the Company (see Note 10) a settlement agreement was entered into that reduced the outstanding liability to $521,100, which was paid in March 1996.

10. SUBSEQUENT EVENT:

   On March 8, 1996, the principal assets of the Company were sold to Pegasus Media & Communications, Inc. for $5 million in cash, including payments under noncompetition agreements with the owners and an employee of the station.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Harron Communications Corp.

We have audited the accompanying combined balance sheets of the DBS Operations of Harron Communications Corp. (operating divisions of Harron Communications Corp., as more fully described in Note 1 to financial statements) (the "Divisions") as of December 31, 1995 and 1994, and the related combined statements of operations, and cash flows for the years then ended. These financial statements are the responsibility of the Divisions' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the DBS Operations of Harron Communications Corp. at December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations had the Divisions been unaffiliated with Harron Communications Corp. As discussed in Notes 1 and 8 to the combined financial statements, Harron Communications Corp. provides financing and certain legal, treasury, accounting, tax, risk management and other corporate services to the Divisions.


DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania

April 26, 1996, except for
Note 9 as to which the
date is October 8, 1996

                DBS OPERATIONS OF HARRON COMMUNICATIONS CORP.
                           COMBINED BALANCE SHEETS
              DECEMBER 31, 1994 AND 1995, AND SEPTEMBER 30, 1996

                                                              December 31,             September 30,
                                                     ------------------------------
                                                          1994            1995             1996
                                                      -------------   -------------    --------------
                                                                                        (Unaudited)
ASSETS
CURRENT ASSETS:
   Cash ...........................................    $  140,311      $   452,016      $   433,083
   Accounts Receivable, net of allowance for
     doubtful accounts of $64,100 in 1995 and 1996         71,818          485,803          509,583
   Inventory ......................................       766,945          304,335           15,939
                                                      -------------   -------------    --------------
          Total current assets  ...................       979,074        1,242,154          958,605
                                                      -------------   -------------    --------------
PROPERTY AND EQUIPMENT  ...........................        14,270           71,777           71,777
   Accumulated depreciation .......................        (1,000)          (9,565)         (20,915)
                                                      -------------   -------------    --------------
          Property and equipment, net  ............        13,270           62,212           50,862
                                                      -------------   -------------    --------------
FRANCHISE COSTS  ..................................     5,399,321        5,590,167        5,590,167
   Accumulated amortization .......................      (224,877)        (775,423)      (1,200,187)
                                                      -------------   -------------    --------------
          Franchise costs, net  ...................     5,174,444        4,814,744        4,389,980
                                                      -------------   -------------    --------------
TOTAL  ............................................    $6,166,788      $ 6,119,110      $ 5,399,447
                                                      =============   =============    ==============
LIABILITIES AND DIVISION DEFICIENCY
CURRENT LIABILITIES:
   Accounts payable ...............................    $  272,340      $    49,290      $     3,792
 Accrued expenses (Note 4)  .......................       121,085          504,339          999,274
                                                      -------------   -------------    --------------
          Total current liabilities  ..............       393,425          553,629        1,003,066
                                                      -------------   -------------    --------------
DUE TO AFFILIATE (Note 8)  ........................     6,708,407        8,399,809        7,953,908
                                                      -------------   -------------    --------------
    Total liabilities  ............................     7,101,832        8,953,438        8,956,974
COMMITMENTS AND CONTINGENCIES
DIVISION DEFICIENCY  ..............................      (935,044)      (2,834,328)      (3,557,527)
                                                      -------------   -------------    --------------
TOTAL  ............................................    $6,166,788      $ 6,119,110      $ 5,399,447
                                                      =============   =============    ==============

                 See notes to combined financial statements.

                DBS OPERATIONS OF HARRON COMMUNICATIONS CORP.
                      COMBINED STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1994 AND 1995, AND
                NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

                                            Year Ended                   Nine Months Ended
                                           December 31,                    September 30,
                                 --------------------------------   ----------------------------
                                      1994             1995             1995           1996
                                  -------------   ---------------    ------------   ------------
                                                                            (Unaudited)
REVENUES:
   Programming ................     $  95,488       $ 1,677,581     $ 1,039,045    $ 2,659,788
   Equipment and other ........       279,430           835,379         286,125        304,813
                                  -------------   ---------------   ------------   ------------
                                      374,918         2,512,960       1,325,170      2,964,601
                                  -------------   ---------------   ------------   ------------
COST OF SALES:
   Programming ................        42,464           707,880         436,429      1,349,286
   Equipment and other ........       233,778           901,420         254,474        302,532
                                  -------------   ---------------   ------------   ------------
                                      276,242         1,609,300         690,903      1,651,818
                                  -------------   ---------------   ------------   ------------
GROSS PROFIT  .................        98,676           903,660         634,267      1,312,783
                                  -------------   ---------------   ------------   ------------
OPERATING EXPENSES:
   Selling ....................        17,382           463,425         258,284        111,416
   General and administrative .       199,683         1,009,633         627,623        908,314
   Corporate allocation .......       103,200           139,700         104,700        114,593
   Depreciation and
     amortization  ............       225,877           559,111         410,683        436,114
                                  -------------   ---------------   ------------   ------------
                                      546,142         2,171,869       1,401,290      1,570,437
                                  -------------   ---------------   ------------   ------------
LOSS FROM OPERATIONS  .........      (447,466)       (1,268,209)       (767,023)      (257,654)
INTEREST EXPENSE  .............       487,578           631,075         460,361        465,545
                                  -------------   ---------------   ------------   ------------
NET LOSS  .....................     $(935,044)     $ (1,899,284)    $(1,227,384)   $  (723,199)
                                  =============   ===============   ============   ============

See notes to combined financial statements.

                DBS OPERATIONS OF HARRON COMMUNICATIONS CORP.

                      COMBINED STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1994 AND 1995, AND

                NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

                                                           Year Ended                    Nine Months Ended
                                                          December 31,                     September 30,
                                                --------------------------------   ------------------------------
                                                     1994             1995              1995            1996
                                                 -------------   ---------------    --------------   ------------
                                                                                            (Unaudited)
OPERATING ACTIVITIES:
   Net loss ..................................    $  (935,044)    $ (1,899,284)      $(1,227,384)     $(723,199)
   Adjustments to reconcile net loss to net
     cash provided by (used in) operating
     activities:
     Depreciation and amortization  ..........        225,877          559,111           410,683        436,114
     Changes in assets and liabilities:
        Accounts receivable ..................        (71,818)        (413,985)         (161,579)       (23,780)
        Inventory ............................       (766,945)         462,610          (188,125)       288,396
        Accounts payable .....................        272,340         (223,050)         (229,151)       (45,498)
        Accrued expenses .....................        121,085          383,254           325,711        494,935
                                                 -------------   ---------------    --------------   ------------
          Net cash provided by (used in)
             operating activities ............     (1,154,505)      (1,131,344)       (1,069,845)       426,968
                                                 -------------   ---------------    --------------   ------------
INVESTING ACTIVITIES:
   Purchase of property and equipment ........        (14,270)         (57,507)          (55,617)            --
   Purchase of franchise rights and other ....                        (190,846)         (190,846)            --
                                                 -------------   ---------------    --------------   ------------
          Net cash used in investing
             activities ......................        (14,270)        (248,353)         (246,463)            --
                                                 -------------   ---------------    --------------   ------------
FINANCING ACTIVITIES -- Advances from (to)
   affiliate, net ............................      1,309,086        1,691,402         1,371,725       (445,901)
                                                 -------------   ---------------    --------------   ------------
NET INCREASE (DECREASE) IN CASH  .............        140,311          311,705            55,417        (18,933)
CASH, BEGINNING OF PERIOD  ...................                         140,311           140,311        452,016
                                                 -------------   ---------------    --------------   ------------
CASH, END OF PERIOD  .........................    $   140,311      $   452,016       $   195,728      $ 433,083
                                                 =============   ===============    ==============   ============

                   See notes to combined financial statements.

                DBS OPERATIONS OF HARRON COMMUNICATIONS CORP.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1994 AND 1995

1. PRESENTATION AND NATURE OF BUSINESS

   Basis of Presentation -- The DBS Operations of Harron Communications Corp. (the "Divisions") are comprised of the assets and liabilities of two operating divisions of Harron Communications Corp. ("Harron") that provide direct broadcast satellite ("DBS") services. On October 8, 1996, Harron sold its DBS operations to Pegasus Communications Corporation (see Note 9). These divisions have no separate legal existence apart from Harron.

   The historical combined financial statements of the DBS Operations of Harron Communications Corp. do not necessarily reflect the results of operations or financial position that would have existed if the component DBS operating divisions were independent companies. Harron provides certain legal, treasury, accounting, tax, risk management and other corporate services to the Divisions (see Note 8). There are no significant intercompany transactions or balances between the component divisions.

   Nature of Business -- The Divisions provide direct broadcast satellite television distribution services and sell the related equipment in rural territories located in Michigan and Texas franchised by the National Rural Telecommunications Cooperative ("NRTC") and DIRECTV. While these franchises are exclusive as they relate to programming provided by DIRECTV, other programming providers may offer DBS services within the Divisions' markets.

   In 1993, the Divisions purchased their initial franchises with a potential subscriber base of 343,174 homes for approximately $5,395,000. In July 1994, the Divisions added their first DBS subscriber. In 1995, the Divisions purchased an additional franchise with a potential subscriber base of 7,695 homes for approximately $190,000. Total subscribers at December 31, 1995 and 1994 were 6,573 and 1,737 homes, respectively.

   Under the franchise agreements, DIRECTV operates a satellite through which programming is transmitted. The NRTC provides certain billing and collection services to the Divisions.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Accounts Receivable -- Accounts receivable consist of amounts due from customers for programming services and equipment purchases and installation. In 1995, the Divisions sold equipment and related installation to approximately 50 customers under contracts with repayment terms of up to 48 months. The Divisions have provided a reserve for estimated uncollectible amounts of $64,100 at December 31, 1995. Bad debt expense in 1994 and 1995 was $0 and $87,400, respectively.

   Inventory -- Inventory, consisting of DBS systems (primarily, satellite dishes and converter boxes) and related parts and supplies, is stated at the lower of cost (first in - first out method) or market. Because of the nature of the technology involved, the value of inventory held by the Divisions is subject to changing market conditions. Accordingly, inventory has been written down to its estimated net realizable value, and results of operations in 1995 include a corresponding charge of approximately $105,000.

   In 1995, the Divisions provided demonstration units to certain dealers and others. The cost of demonstration units is expensed when such units are placed in service. In 1995, demonstration units amounting to approximately $32,000 were placed in service.

   Property and Equipment -- Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets.

   Franchise Costs -- Franchise acquisition costs are capitalized and are being amortized using the straight-line method over the remaining minimum franchise period (originally 10 years) which approximates the estimated useful life of the satellite operated by DIRECTV.

                DBS OPERATIONS OF HARRON COMMUNICATIONS CORP.

                    YEARS ENDED DECEMBER 31, 1994 AND 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

   The Divisions evaluate the carrying value of long-term assets, including franchise acquisition costs, based upon current anticipated undiscounted cash flows, and recognizes impairment when it is probable that such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of the impairment, if any, is based upon the difference between the carrying value and the estimated fair value.

   Revenue Recognition -- Revenue in connection with programming services and associated costs are recognized when such services are provided. Amounts received in advance of the services being provided are recorded as unearned revenue. Revenue in connection with the sale of equipment and installation and associated costs are recognized when the equipment is installed.

   Income Taxes -- The Divisions are included in the consolidated tax return of Harron. Accordingly, income taxes have been presented in these combined financial statements as though the Divisions filed a separate combined federal income tax return and separate state tax returns.

   The Divisions account for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes (See Note 5).

   Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

   Unaudited Data -- The combined balance sheet as of September 30, 1996 and the combined statements of operations and cash flows for the nine months ended September 30, 1995 and 1996 have been prepared by the Divisions and have not been audited. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the combined financial position, results of operations and cash flows of the Divisions as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 have been made. The combined results of operations for the nine months ended September 30, 1996 are not necessarily indicative of operating results for the full year.

   Disclosures About Fair Value of Financial Instruments -- The following disclosure of the estimated fair value of financial instruments is made in accordance with SFAS No. 107, Disclosures About Fair Value of Financial Instruments.
       Cash, Accounts Receivable, Accounts Payable, and Accrued Expenses -- The carrying amounts of these items approximate their fair values as of December 31, 1994 and 1995 because of their short maturity.
       Due to Affiliates -- A reasonable estimate of fair value is not practicable to obtain because of the related party nature of this item.

3. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:


                                  Estimated                December 31,
                                    Years           --------------------------
                                 Useful Life           1994            1995
                                -------------        ---------       ---------
Furniture and fixtures  .            10              $ 8,550         $19,435
Computer equipment  .....             5                5,720          25,839
Automobiles  ............             3                               21,005
Other  ..................             3                                5,498
                                                     ---------       ---------
                                                      14,270          71,777
Accumulated depreciation .                            (1,000)         (9,565)
                                                     ---------       ---------
                                                     $13,270         $62,212
                                                     =========       =========

                DBS OPERATIONS OF HARRON COMMUNICATIONS CORP.

                    YEARS ENDED DECEMBER 31, 1994 AND 1995

4. ACCRUED EXPENSES

   Accrued expenses consist of the following:

                                                    December 31,
                                        --------------------------------------
                                          1994                        1995
                                        ----------                  ----------
Programming  .........                  $ 33,038                    $200,300
Commissions  .........                     5,618                      84,676
Salaries and benefits                     25,000                      16,019
Unearned revenue  ....                    47,339                     165,496
Other  ...............                    10,090                      37,848
                                        ----------                  ----------
                                        $121,085                    $504,339
                                        ==========                  ==========

5. INCOME TAXES

   The Divisions account for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach for financial accounting and reporting of income taxes. Under this approach, deferred taxes are recognized for the estimated taxes ultimately payable or recoverable based on enacted tax law. Changes in enacted tax law will be reflected in the tax provision as they occur. Deferred income taxes reflect the net tax effects of (a) temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss carryforwards.

   For each year presented, there is no provision or benefit for income taxes due to net losses incurred and the effect of recording a 100% valuation allowance on net deferred tax assets.

   Significant items comprising the Divisions' deferred tax assets and liabilities at December 31, are as follows:

                                                  1994               1995
                                               -----------       -------------
Differences between book and tax basis:
   Intangible assets ...................       $  17,000         $    85,000
   Inventory ...........................                              52,000
   Other ...............................                              24,000
Net operating carryforwards  ...........         342,000             978,000
                                               -----------       -------------
          Net deferred tax asset  ......         359,000           1,139,000
Valuation allowance  ...................        (359,000)         (1,139,000)
                                               -----------       -------------
Net deferred tax balance  ..............       $       0         $         0
                                               ===========       =============

   The Divisions have recorded a valuation allowance of $359,000 and $1,139,000 at December 31, 1994 and 1995, respectively, against deferred tax assets, reducing these assets to amounts which are more likely than not to be realized. The increase in the valuation allowance of $780,000 from December 31, 1994 is primarily attributable to the increase in the tax benefits associated with the Divisions' net operating loss carryforwards. The benefits of these net operating loss carryforwards are not transferable pursuant to the transaction described in Note 9.

                DBS OPERATIONS OF HARRON COMMUNICATIONS CORP.

                    YEARS ENDED DECEMBER 31, 1994 AND 1995

6. DIVISION DEFICIENCY

   Changes in division deficiency for the years ended December 31, 1994 and 1995 are as follows:

 Balance, January 1, 1994  ............................          $         0
   1994 Net Loss ......................................             (935,044)
                                                                 -------------
Balance, December 31, 1994                                          (935,044)
   1995 Net loss ......................................           (1,899,284)
                                                                 -------------
Balance, December 31, 1995 ............................          $(2,834,328)
                                                                 =============

7. EMPLOYEE SAVINGS PLAN

   Employees of the Divisions who have completed one year of service, as defined, may contribute from 1% to 15% of their earnings to a 401(k) plan administered by Harron for its employees. The Divisions will match 50% of the employee contributions up to 6% of earnings. The Divisions' expense related to the savings plan was $0 and $1,280 in 1994 and 1995, respectively.

8. RELATED PARTY TRANSACTIONS

   Amounts due to affiliate represent cash advances for franchise acquisitions, capital expenditures and working capital deficiencies. Interest expense of approximately $488,000 and $631,000 was charged in 1994 and 1995, respectively, and was added to the outstanding balance. The rate of interest is determined by Harron based on its cost of borrowed funds. At December 31, 1995, this rate was approximately 8.3%. Although these advances have no stated repayment terms, Harron has agreed not to seek repayment through March 1997.

   Approximately $103,200 and $139,700 of Harron's corporate expenses has been charged to the Divisions in 1994 and 1995, respectively. In addition, approximately $26,000 and $143,000 has been charged to the Divisions for Harron's regional support of the Divisions' operations in 1994 and 1995, respectively, and are included in general and administrative expenses. These costs include legal, treasury, accounting, tax, risk management, advertising and building rent and are charged to the Divisions based on management's estimate of the Divisions' allocable share of such costs. Management believes that its allocation method is reasonable.

   The Divisions' assets have been pledged as collateral for certain loans of Harron that have outstanding balances of approximately $188,000,000 at December 31, 1995.

9. SUBSEQUENT EVENT

   On October 8, 1996, Harron contributed its DBS operations and related assets to Pegasus Communications Corporation ("Pegasus") in exchange for (a) cash in the amount of $17.9 million and (b) 852,110 shares of Class A Common Stock of Pegasus. On that date, Pegasus consummated an initial public offering of its Class A Common Stock at an initial public offering price of $14 per share.

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Dom's Tele Cable, Inc.

We have audited the accompanying balance sheets of Dom's Tele Cable, Inc. as of May 31, 1995 and 1996 and the related statements of operations and deficit and cash flows for the years ended May 31, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dom's Tele Cable, Inc. as of May 31, 1995 and 1996, and the results of operations and deficit and its cash flows for the years ended May 31, 1994, 1995 and 1996 in conformity with generally accepted accounting principles.

As discussed in Note 11, to the financial statements, the Company has restated the depreciation expense for the year ended May 31, 1994, to properly reflect the calculation of depreciation expense.


COOPERS & LYBRAND L.L.P.

San Juan, Puerto Rico
August 9, 1996 except as to Note 10
for which the date is
August 29, 1996

                            DOM'S TELE CABLE, INC.
                                BALANCE SHEETS

                                                        May 31,         May 31,        August 29,
                                                         1995            1996             1996
                                                     -------------   -------------    -------------
                                                                                      (unaudited)
                      ASSETS
Property, plant, and equipment net of accumulated
  depreciation and amortization ..................    $ 5,077,102     $ 4,839,293     $ 4,832,871
Cash  ............................................         60,648         146,368          86,277
Accounts receivable, trade -- net of allowance
  for doubtful accounts of $26,900 and $30,390 for
  May 31, 1995 and 1996, respectively ............        107,876          26,314               0
Prepaid expenses  ................................         85,536          62,856         120,203
Other assets  ....................................         11,086          11,086          11,636
Due from related parties  ........................            212             212               0
Deferred tax asset  ..............................        330,200               0               0
                                                     -------------   -------------    -------------
     Total assets  ...............................    $ 5,672,660     $ 5,086,129     $ 5,050,987
                                                     =============   =============    =============
           LIABILITIES AND STOCKHOLDERS'
                     DEFICIENCY
Liabilities:
   Notes and loans payable .......................    $ 6,079,357     $ 5,086,232     $ 4,896,800
   Accounts payable, trade .......................        695,519         194,856         192,736
   Accrued expenses ..............................        942,227       1,055,337       1,107,822
   Unearned revenues .............................         53,852          41,369          38,248
   Income tax payable ............................         16,840          15,410          35,954
                                                     -------------   -------------    -------------
                                                        7,787,795       6,393,204       6,271,560
                                                     -------------   -------------    -------------
Commitments and contingencies  ...................        477,083         495,352         515,223
Stockholders' Deficiency:
   Common stock -- $10 par value; authorized,
     100,000 shares, issued and outstanding 9,575
     shares  .....................................         95,750          95,750          95,750
   Accumulated deficit ...........................     (2,687,968)     (1,898,177)     (1,831,546)
                                                     -------------   -------------    -------------
                                                       (2,592,218)     (1,802,427)     (1,735,796)
                                                     -------------   -------------    -------------
     Total liabilities and stockholders'
        deficiency ...............................    $ 5,672,660     $ 5,086,129     $ 5,050,987
                                                     =============   =============    =============

  The accompanying notes are an integral part of these financial statements.

                            DOM'S TELE CABLE, INC.
                     STATEMENTS OF OPERATIONS AND DEFICIT
               FOR THE YEARS ENDED MAY 31, 1994, 1995 AND 1996,
THE THREE MONTHS ENDED AUGUST 31, 1995 AND THE PERIOD JUNE 1 TO AUGUST 29, 1996

                                        May 31,           May 31,           May 31,         August 31,       August 29,
                                         1994              1995               1996             1995             1996
                                    ---------------   ---------------    ---------------   --------------   -------------
                                      As Restated                                           (unaudited)      (unaudited)
Revenues  .......................     $ 5,356,652       $ 5,447,228       $ 6,015,072       $ 1,424,132      $ 1,505,942
Operating costs and expenses  ...       1,521,390         1,950,762         1,909,206           478,285          513,646
                                    ---------------   ---------------    ---------------   --------------   -------------
     Gross profit  ..............       3,835,262         3,496,466         4,105,866           945,847          992,296
                                    ---------------   ---------------    ---------------   --------------   -------------
     Marketing, general, and
        administrative expenses .       1,346,487         1,412,951         1,636,322           379,646          671,914
     Depreciation and
        amortization ............         634,750           491,295           505,042           151,639          102,866
                                    ---------------   ---------------    ---------------   --------------   -------------
                                        1,981,237         1,904,246         2,141,364           531,285          774,780
                                    ---------------   ---------------    ---------------   --------------   -------------
Operating income  ...............       1,854,025         1,592,220         1,964,502           414,562          217,516
Non-operating (income) expenses:
   Other ........................              --           (50,000)               --                --               --
   Interest expense .............         753,047           777,461           827,800           203,271          130,341
                                    ---------------   ---------------    ---------------   --------------   -------------
   Income before benefit
     (provision) for income
     taxes  .....................       1,100,978           864,759         1,136,702           211,291           87,175
   Benefit (provision) for income
     taxes  .....................         184,000           129,356          (346,911)                0          (20,544)
                                    ---------------   ---------------    ---------------   --------------   -------------
     Net income  ................       1,284,978           994,115           789,791           211,291           66,631
Deficit at beginning of period  .      (4,967,061)       (3,682,083)       (2,687,968)       (2,687,968)      (1,898,177)
                                    ---------------   ---------------    ---------------   --------------   -------------
Deficit at end of period  .......     $(3,682,083)      $(2,687,968)      $(1,898,177)      $(2,476,677)     $(1,831,546)
                                    ===============   ===============    ===============   ==============   =============

  The accompanying notes are an integral part of these financial statements.

                            DOM'S TELE CABLE, INC.
                           STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED MAY 31, 1994, 1995 AND 1996,
THE THREE MONTHS ENDED AUGUST 31, 1995 AND THE PERIOD JUNE 1 TO AUGUST 29, 1996

                                                      May 31,         May 31,         May 31,       August 31,     August 29,
                                                       1994            1995             1996           1995           1996
                                                   -------------   -------------    -------------   ------------   -----------
                                                    As Restated                                     (unaudited)    (unaudited)
Cash flows from operating activities:
   Net income ..................................    $ 1,284,978     $   994,115     $   789,791      $ 211,291      $  66,631
                                                   -------------   -------------    -------------   ------------   -----------
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation and amortization  ............        634,750         491,295         505,042        151,639        102,866
     Provision for doubtful accounts  ..........         50,595           9,241         110,408         28,270         29,901
     Changes in assets and liabilities:
        (Increase) decrease in accounts receivables,
         trade .................................        (24,781)        (51,864)        (28,846)         1,434         (3,587)
        (Increase) decrease in accounts
          receivable, other  ...................        (14,743)         35,866              --             --             --
        (Increase) decrease in prepaid expenses         (35,218)         (4,845)         22,679       (211,647)       (57,347)
        (Increase) in other assets .............         (3,916)             --              --             --           (550)
        (Increase) decrease in due from related
          parties  .............................         (2,887)          3,414              --            988         12,587
        (Increase) decrease in deferred tax
          asset  ...............................       (184,000)       (146,200)        330,200        330,200             --
        Increase (decrease) in accounts payable         238,870         266,705        (500,663)      (277,178)        (2,120)
        Increase (decrease) in accrued expenses        (186,870)       (120,322)        113,110       (271,309)        40,111
        Increase (decrease) in income tax
          payable  .............................             --          16,840          (1,430)       (16,840)        20,543
        Increase (decrease) in unearned revenues        (12,483)        (22,908)        (12,483)         7,305         (3,121)
        Increase in contingencies ..............             --         191,083          18,269        245,199         19,871
                                                   -------------   -------------    -------------   ------------   -----------
        Other ..................................             --              --              --       (195,982)            --
          Total adjustments  ...................        459,317         668,305         556,286       (207,921)       159,154
                                                   -------------   -------------    -------------   ------------   -----------
          Net cash provided by operating
             activities ........................      1,744,295       1,662,420       1,346,077          3,370        225,785
                                                   -------------   -------------    -------------   ------------   -----------
Cash flows from investing activities:
   Capital expenditures ........................       (390,172)       (249,727)       (267,232)       (58,715)       (96,444)
                                                   -------------   -------------    -------------   ------------   -----------
          Net cash used in investing activities        (390,172)       (249,727)       (267,232)       (58,715)       (96,444)
                                                   -------------   -------------    -------------   ------------   -----------
Cash flows from financing activities:
   Bank overdraft ..............................             --              --              --        102,586             --
   Payments of notes payable ...................     (1,469,104)     (1,443,650)     (1,011,925)      (107,889)      (189,432)
   Proceeds from issuance of loan payable ......         40,000              --          18,800             --             --
                                                   -------------   -------------    -------------   ------------   -----------
          Net cash used in financing activities      (1,429,104)     (1,443,650)       (993,125)        (5,303)      (189,432)
                                                   -------------   -------------    -------------   ------------   -----------
Net increase (decrease) in cash  ...............        (74,981)        (30,957)         85,720        (60,648)       (60,091)
Cash, beginning of period  .....................        166,586          91,605          60,648         60,648        146,368
                                                   -------------   -------------    -------------   ------------   -----------
Cash, end of period  ...........................    $    91,605     $    60,648     $   146,368      $      --      $  86,277
                                                   =============   =============    =============   ============   ===========
Supplemental disclosure of cash flows
   information:
 Cash paid during the period for interest  .....    $   713,821     $   805,421     $   833,209      $ 203,271      $ 130,341
                                                   =============   =============    =============   ============   ===========

  The accompanying notes are an integral part of these financial statements.

                            DOM'S TELE CABLE, INC.
                        NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

   Dom's Tele Cable, Inc. (the "Company") was incorporated pursuant to the provisions of the General Corporations Law of the Commonwealth of Puerto Rico on February 23, 1983. The Company operates a cable television system under a franchise authorization by the Public Service Commission of Puerto Rico and the Federal Communications Commission which includes the towns of San German, Lajas, Cabo Rojo, Sabana Grande, Hormigueros, Guanica, Rincon, Anasco, Las Marias, and Maricao in Puerto Rico.

CLASSIFICATION OF ACCOUNTS

   There is no distinction between current assets and liabilities and non-current assets and liabilities inasmuch such distinction is not practical in the cable industry.

REVENUE RECOGNITION

   Revenues as well as costs and expenses are recognized under the accrual method of accounting; as such revenues are earned as the related costs and expenses are incurred.

UNEARNED REVENUES

   Unearned revenues are recorded when a customer pays for the services before they are delivered or rendered, and are included in income over the contract or service period.

INITIAL SUBSCRIBER INSTALLATION COSTS

   Initial subscriber installation costs, including material, labor and overhead costs of the drop, are capitalized and depreciated over a period no longer than 7 years.

HOOKUP REVENUES

   The excess of revenues over selling costs for initial cable television hookups are deferred and amortized over the estimated average period that subscribers are expected to remain connected to the system, which is estimated at 10 years.

PROPERTY, PLANT, AND EQUIPMENT

   Property, plant, and equipment are stated at cost. Expenditures for additions and improvements that increase the productive capacity or extend the useful life of the assets are capitalized and expenditures for maintenance and repairs are charged to operations. When properties are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the books, and any gain or loss from disposal is included in operations. Fully depreciated assets are written off against accumulated depreciation.

   Depreciation of property, and equipment is computed on the straight-line method based upon the following estimated useful lives:

       Tower and distribution system                           18 years
       Machinery and equipment                                  5 years
       Furniture and fixtures                                   5 years
       Motor vehicles                                           5 years
       Building                                                30 years
       Leasehold improvements                                   5 years

                            DOM'S TELE CABLE, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

                    YEARS ENDED DECEMBER 31, 1994 AND 1995

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

INCOME TAXES

   Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

   Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   For cash and accounts receivable, the estimated fair value is the same or approximately the same as the recorded value.

RISKS AND UNCERTAINTIES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION:

   The financial statements as of August 29, 1996 and for the three months ended August 31, 1995 and the period June 1 to August 29, 1996 are unaudited. In the opinion of management, all adjustments, including normal recurring adjustments, necessary for a fair presentation of the results of operations have been included.

RECLASSIFICATIONS

   Certain reclassifications have been made to the 1995 financial statements to be consistent with the current year presentation.

2. FRANCHISE FEES AND COMMITMENTS

   The Company was granted a cable television franchise for certain municipalities on December 28, 1984 by the Puerto Rico Service Commission for twenty years. The franchise agreement requires a payment of 3% of the Company's gross revenues. In addition, the Company has to pay its subscribers 5% interest on its customer deposits.

   The Company's pole rental agreements with the Puerto Rico Telephone Company and the Puerto Rico Electric Power Authority are renewed on a yearly basis. These contracts specify that the Company will pay $3.00 and $7.33, respectively, for the use of each pole. The rental expense for the years ended May 31, 1994, 1995, and 1996, amounted to $58,334, $73,063 and $73,065, respectively.

3. RELATED PARTY TRANSACTION

   The Company was partially owned by Three-Sixty Corporation. Transactions with Three-Sixty Corporation not disclosed elsewhere are management fees amounting to $55,367, $54,952 and $55,367 in May 31, 1994, 1995, and 1996,
respectively.

   In October 1994, all of the Company's stock was acquired by the majority stockholder.

                            DOM'S TELE CABLE, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

4. PROPERTY, PLANT, AND EQUIPMENT

   Property, plant, and equipment consists of:

                                                                 May 31,        May 31,
                                                                  1995            1996
                                                              -------------   ------------
Building  .....................................                $   122,713    $   122,713
Tower and distribution  .......................                 11,006,704     11,223,338
Furniture and fixtures  .......................                    137,498        142,128
Equipment  ....................................                    394,703        433,743
Leasehold improvements  .......................                     32,350         39,279
                                                              -------------   ------------
                                                                11,693,968     11,961,201
Less accumulated depreciation and amortization                   6,781,354      7,286,396
Land  .........................................                    164,488        164,488
                                                              -------------   ------------
Property, plant and equipment, net  ...........                $ 5,077,102    $ 4,839,293
                                                              =============   ============

5. NOTES AND LOANS PAYABLE

                                                                 May 31,        May 31
                                                                  1995           1996
                                                              -------------   -----------
Loan payable in 84 monthly installments which fluctuates
  from $13,543 up to $67,711 during the term of the loan in
  accordance with a payment schedule known as the Term
  Loan, plus interest at .75% over the prevailing prime
  rate as published from time to time by Citibank N.A. in
  New York or at 2% over the U.S. Internal Revenue Code
  Section 936 interest rate for the portion of the loan
  funded with 936 funds. The loan matures on July 1, 1996.     $  974,315     $  188,874
Loan payable in 83 monthly installments which fluctuates
  from $15,000 up to $100,000 during the term of the loan
  in accordance with the payment schedule and one final
  balloon payment of $3,305,000, known as the Credit
  Facility Loan, plus interest at .75% over the prevailing
  prime rate as published from time to time by Citibank
  N.A. in New York or at 2% over the U.S. Internal Revenue
  Code Section 936 interest rate for the portion of the
  loan funded with 936 funds. The loan matures on July 1,
  1996. ...................................................     5,080,020      4,880,021
Loan payable to Western Bank of Puerto Rico in 60 equal
  monthly installments of $1,112, plus interest at 2% over
  the prevailing prime rate, and collateralized with a
  motor vehicle. This loan was paid in full on January 19,
  1996. ...................................................        25,022             --
Capital lease equipment bearing interest at 7.56% with a
  residual value of $3,900. This lease agreement is due in
  2001. ...................................................            --         17,337
                                                              -------------   -----------
                                                               $6,079,357     $5,086,232
                                                              =============   ===========

                            DOM'S TELE CABLE, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

5. NOTES AND LOANS PAYABLE  - (Continued)

Aggregate maturities of notes and loans payable are as follows:

 Years Ending May 31,
 --------------------
        1997 ................................................     $5,072,483
        Thereafter ..........................................         13,749
                                                                  ------------
                                                                  $5,086,232
                                                                  ============

   On October 26, 1995, Philip Credit Corporation sold, assigned and transferred all of its rights, title, and interest, in and to the credit agreement dated June 28, 1988, as amended to Lazard Freres & Co., L.L.C. The credit agreement between the Company is comprised of a Term Loan and a Credit Facility Loan which are collateralized by substantially all of the assets owned by the Company along with a personal guarantee of the Company's stockholder.

   The credit agreement contains certain restrictive covenants such as: (i) subscriber debt ratio; (ii) subscriber payment; (iii) number of homes in cable system; (iv) number of subscribers; (v) combined plant mileage; and
(vi) subscribers' mileage ratio. As of May 31, 1995, and 1996, the Company was not in compliance with certain of the restrictive covenants and is in default on principal payments amounting to approximately $1,500,000 on the Credit Facility Loan. See Note 10.

6. INCOME TAXES

   The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as of June 1, 1993. The application of the statement did not affect the Company's financial position and result of operations because the components of the deferred tax primarily relate to net operating loss carryforwards of $1,611,300 for which a valuation allowance of 100% was provided. During 1994, the Company changed its conclusion about the realization of operating loss carryforwards and decided to record $184,000 for the realization of losses during 1995. The Company did not recognize a deferred tax asset for net operating losses to be realized after May 31, 1995 because management expects to have completed the assets sale and liquidation of the Company shortly after May 31, 1996.

   The components of deferred tax asset were as follows:

                                              May 31,               May 31,
                                                1995                  1996
                                             -----------           -----------
Net operating loss carryforwards             $ 712,758             $ 500,677
Valuation allowance  .............            (382,558)             (500,677)
                                             -----------           -----------
                                             $ 330,200             $      --
                                             ===========           ===========

   The comparison of income tax expense at the Puerto Rico statutory rate to the Company's income tax benefit (provision) is as follows:

                                          May 31,       May 31,        May 31,
                                           1994          1995            1996
                                       -------------  ------------    ----------
                                        As Restated
Tax at statutory rate  ...............   $ 462,411     $ 363,199      $ 443,314
Adjustment due to:
     Benefit of net operating loss
        carryforwards ................    (456,149)     (354,255)      (439,187)
     Alternative minimum tax  ........           0        16,844         16,711
     Change in valuation allowances ..    (184,000)     (146,200)       330,200
     Others, net  ....................      (6,262)       (8,944)        (4,127)
                                       -------------  ------------    ----------
                                         $(184,000)    $(129,356)     $ 346,911
                                       =============  ============    ==========

                            DOM'S TELE CABLE, INC.
                 NOTES TO FINANCIAL STATEMENTS  - (Continued)

7. CONCENTRATION OF CREDIT RISK

   Substantially all of the Company's business activity is with customers located in eight municipalities located in the southwestern area of Puerto Rico and as such the Company is subject to the risks of Puerto Rico and more specifically the economy of such geographic area.

8. CONTINGENCIES

   The Company is involved in various litigations arising in the normal course of business. Management believes that the outcome of these uncertainties will not have a material adverse effect on its financial statements.

   The Company has not filed the Copyright Statement of Accounts with the Copyright Office nor has paid royalty fees and interest amounting to approximately $477,083 and $495,352 for May 31, 1995, and 1996, respectively. The Company can be subject to various remedies for copyright infringement and additional penalties for not filing the Copyright Statement of Accounts. Management has accrued $477,083 and $495,352 for May 31, 1995 and 1996, respectively, for royalty fees and interest for the unexpired filing periods, which is three years in accordance with the statute of limitations. Management plans to make the filing and payment concurrently with the proposed sale of the Company.

9. SIGNIFICANT TRANSACTIONS

   On January 11, 1996, the Company's sole stockholder signed a letter of intent with respect to the liquidation of the Company's operations and the eventual sale of its net assets, in an transaction that should be consummated on or before August 31, 1996. Long-term obligations payable to Lazard Freres & Co., L.L.C., at present, CIBC Wood Gundy Securities Corporation, will be paid from the proceeds of this sale. In the event the planned sale is not made the Company may need to seek additional financing from other sources or restructure its debt.

10. SUBSEQUENT EVENTS

   Effective on June 1, 1996, the Company was liquidated and a new legal entity was incorporated under the laws of the Commonwealth of Puerto Rico known as DOMAR Inc., to be in accordance with the sale contract agreement entered with the buyer, Pegasus Media & Communications, Inc.

   On July 1, 1996, Lazard Freres & Co., L.L.C., sold, assigned and transferred all of its rights, title, interest and obligation to CIBC Wood Gundy Securities Corporation.

   On August 29, 1996, all of the Company's assets were acquired by Pegasus Communications Corporation for approximately $25.0 million in cash and $1.4 million in assumed liabilities.

11. PRIOR PERIOD ADJUSTMENT

   The Company restated its depreciation expense by $520,329 to correct the depreciation expense for the year ended May 31, 1994. The effect was to increase net income for the year ended May 31, 1994 by $520,329.

              [Collage of photographs of television personalities]







Only one satellite TV service can bring you the entertainment and value your family is looking for -- Pegasus Satellite Television. With 55 different pay-per-view movies every night, exclusive pro and college sports action, and nearly 200 fully-digital channels of the most popular cable programming, no service can match the variety and value of Pegasus Satellite Television. And now, you can get Pegasus Satellite Television and the Digital Satellite System at the lowest prices ever. For the most movies, sports and cable channels available anywhere, it's got to be Pegasus Satellite Television.





                          Pegasus Satellite Television
                       [Pegasus Satellite Televison LOGO]
                        DIRECTV Satellite TV at its Best






Hardware and programming sold separately. DIRECTV, DSS and "DIRECTV. Satellite TV at its Best," are official trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corp. (c)1996 NRTC. MKT BROCH 1003

===============================================================================
No dealer, salesperson or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Securities by anyone in any jurisdiction in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall create any implication that there has been no change in the affairs of the Company since the date hereof or that information contained herein is correct as of any time subsequent to the date hereof.

                              TABLE OF CONTENTS
                                                                         Page
                                                                         ----
Prospectus Summary  ..........................                             1
Risk Factors  ................................                            20
Use of Proceeds  .............................                            29
Dividend Policy  .............................                            31
Class A Common Stock Information  ............                            29
Capitalization  ..............................                            31
Pro Forma Combined Financial Information  ....                            32
Selected Historical and Pro Forma Combined
  Financial Data .............................                            39
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations .................................                            42
Business  ....................................                            51
Management and Certain Transactions  .........                            81
Ownership and Control  .......................                            87
Description of Indebtedness  .................                            88
Description of Securities  ...................                            90
Description of Capital Stock  ................                           126
Shares Eligible for Future Sale  .............                           129
Certain Federal Income Tax Considerations  ...                           131
Underwriting  ................................                           138
Legal Matters  ...............................                           140
Experts  .....................................                           140
Additional Information  ......................                           141
Index to Financial Statements  ...............                           F-1
                                    ------

===============================================================================

===============================================================================


                                  $100,000,000


                                     LOGO


                                100,000 UNITS


               % SERIES A CUMULATIVE EXCHANGEABLE PREFERRED STOCK
                                     AND
                              WARRANTS TO PURCHASE
                     193,600 SHARES OF CLASS A COMMON STOCK

                                  ----------
                                  PROSPECTUS
                                  ----------

                        CIBC WOOD GUNDY SECURITIES CORP.
                                 LEHMAN BROTHERS
                            BT SECURITIES CORPORATION



                                      , 1997



==============================================================================

               PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the expenses payable by the Registrant in connection with this Registration Statement. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

Filing Fee -- Securities and Exchange Commission  ............    $ 30,303.03
Filing Fee -- National Association of Securities Dealers,
  Inc. .......................................................    $ 10,500.00
Fees and Expenses of Accountants  ............................    $     *
Fees and Expenses of Counsel  ................................    $     *
Printing Expenses  ...........................................    $     *
Blue Sky Fees and Expenses  ..................................    $     *
Miscellaneous Expenses  ......................................    $     *
  Total  .....................................................    $750,000.00
------
*To be added.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The Registrant's Amended and Restated Certificate of Incorporation provides that a director of the Registrant shall have no personal liability to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended form time to time, expressly provides that the liability of a director may not be eliminated or limited.

   Article 6 of the Registrant's By-Laws provides that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving while a director or officer of the Registrant at the request of the Registrant as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Registrant against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law. Article 6 also provides that any person who is claiming indemnification under the Registrant's By-Laws is entitled to advances from the Registrant for the payment of expenses incurred by such person in the manner and to the full extent permitted under Delaware law.

   The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities under the Securities Act of 1933, as amended. Reference is made to Section 8 of the form of Underwriting Agreement which is filed as Exhibit 1.1 hereto.

   The Registrant intends to obtain directors' and officers' liability insurance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   The Registrant was incorporated on May 30, 1996. In connection with its incorporation, the Registrant issued 100 shares of Class B Common Stock to its parent, Pegasus Communications Holdings, Inc. on May 30, 1996, in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act. On October 8, 1996, the Registrant issued 852,110 shares in connection with the Michigan/Texas Acquisition, 263,606 shares pursuant to the Management Share Exchange, 269,964 shares initially issued as Class B Common Stock and transferred as Class A Common Stock to certain members of management who participated in the Management Share Exchange, 10,714 shares in connection with the Portland Acqusition and 71,429 shares in connection with the Portland LMA. All of the foregoing issuances were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for consideration relating to these issuances.

   In addition, on October 8, 1996, the Registrant also issued 1,400,000 shares in connection with the Management Agreement Acquisition, 71,429 shares in connection with the Portland Acquisition and 3,380,435 shares issued to the Parent on account of the Parent's contribution of all of the outstanding PM&C Class A Shares to the Registrant. All of the foregoing issuances were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for consideration relating to these issuances.

   On October 8, 1996, the Registrant issued $1.0 million in warrants to purchase Class A Common Stock of the Registrant in connection with the purchase by the Registrant of television station WTLH. This issuance was also made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for consideration relating to this issuance.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (a) Exhibits

Exhibit
Number        Description of Document
------        -----------------------
  1.1         Form of Underwriting Agreement for Initial Public Offering (which is incorporated by reference to Exhibit 1.1 to Pegasus'
              Registration Statement on Form S-1 (File No. 333-05057).
  1.2**       Form of Underwriting Agreement.
  2.1         Asset Purchase Agreement, dated March 21, 1996, among Dominica
              Padilla Acosta, Maria Del Carmen Padilla Lopez, Dom's Tele-Cable,
              Inc. and the Parent relating to the a cquisition of Dom's
              Tele-Cable, Inc. (which is incorporated herein by reference to
              Exhibit 2.1 of the Form 10-K for the year ended December 31, 1995 of Pegasus Media & Communications, Inc.).
  2.2         Contribution and Exchange Agreement by and between the Parent and
              Harron dated as of May 30, 1996 (including form of Joinder
              Agreement, Stockholder's Agreement and Noncompetition Agreement)
              (which is incorporated by reference to Exhibit 2.2 to Pegasus'
              Registration Statement on Form S-1 (File No. 333-05057).
  2.3         Amendment No. 1 to Exhibit 2.1 (which is incorporated by reference to Exhibit 2 to Pegasus Media & Communications, Inc.'s Form 8-K
              dated August 29, 1996).
  2.4         Joinder Agreement dated as of May 31, 1996 by and among the
              Parent, Dominica Padilla Acosta (aka Dominick Padilla), Maria Del
              Carmen Padilla Lopez and Domar (which is incorporated by reference to Exhibit 5 to Pegasus Media & Communications, Inc.'s Form 8-K
              dated August 29, 1996).
  2.5         Amendment No. 1 to Exhibit 2.2 (which is incorporated by reference to Pegasus' Form 8-K, dated October 8, 1996).
  2.6         Amendment No. 2 to Exhibit 2.2 (which is incorporated by reference to Exhibit to Pegasus' Registration Statement on Form S-1 (File
              No. 333-057057).
  2.7         Amendment No. 3 to Exhibit 2.2 (which is incorporated by reference to Exhibit 4 to Pegasus' Form 8-K dated October 8, 1996).
  2.8         Joinder Agreement by and among Pegasus Communications Holdings,
              Inc., Pegasus Communications Corporation and Harron Communications
              Corp. dated as of October 8, 1996 (whic h is incorporated by reference to Exhibit 5 to Pegasus' Form 8-K dated October 8,
              1996).
  2.9         Stockholders' Agreement by and among Pegasus Communications
              Holdings, Inc., Pegasus Communications Corporation and Harron
              Communications Corporation dated as of October 8, 1996 (whic h is incorporated by reference to Exhibit 6 to Pegasus' Form 8-K dated as of October 8, 1996).

Exhibit
Number        Description of Document
------        -----------------------

  2.10        Non-Competition Agreement by and among Pegasus Communications
              Holdings, Inc., Pegasus Communications Corporation and Harron
              Communications Corp. dated October 8, 1996 (which is incorporated by refe rence to Exhibit 7 to Pegasus Form 8-K dated as of October
              8, 1996)
  2.11        Asset Purchase Agreement by and among Pegasus Communications
              Corporation and Horizon Telcom, Inc., Horizon Infotech, Inc. and
              Chillicothe Telephone Company dated as of October 23, 1996 (which is incorporated herein by reference to Pegasus' Registration
              Statement on Form S-4 (File No. 333-14857).
  2.12*       Asset Purchase Agreement dated as of November 6, 1996 between
              State Cable TV Corp. and Pegasus Cable Television, Inc.
  3.1         Certificate of Incorporation of Pegasus, as amended (which is incorporated by reference to Exhibit 3.1 to Pegasus' Registration
              Statement on Form S-1 (File No. 333-05057).
  3.2         By-Laws of Pegasus (which is incorporated by reference to Exhibit
              3.2 to Pegasus' Registration Statement on Form S-1 (File No.
              333-05057).
  3.3**       Certificate of Designation, Preferences and Relative,
              Participating, Optional and Other Special Rights of Preferred
              Stock and Qualifications, Limitations and Restrictions Thereof.
  4.1         Indenture, dated as of July 7, 1995, by and among Pegasus Media &
              Communications, Inc., the Guarantors (as this term is defined in the Indenture), and First Fidelity Bank, National Association, as
              Trustee, relating to the 12 1/2 % Series B Senior Subordinated
              Notes due 2005 (including the form of Notes and Subsidiary
              Guarantee) (which is incorporated herein by reference to Exhibit
              4.1 to Pegasus Media & Communications, Inc.'s Registration
              Statement on Form S-4 (File No. 33-95042).
  4.2         Form of Notes (included in Exhibit 4.1 above).
  4.3         Form of Subsidiary Guarantee (included in Exhibit 4.1 above).
  4.4**       Form of Indenture dated as of , 1997 by and between Pegasus and
              First Union National Bank, as trustee, relating to the Exchange
              Notes.
  5.1**       Opinion of Drinker Biddle & Reath.
  8.1**       Opinion of Drinker Biddle & Reath as to Tax Matters.
 10.1         Tax Sharing Agreement, made as of July 7, 1995, among the Parent,
              Pegasus Media & Communications, Inc., the Guarantors, Pegasus
              Cable Television of Connecticut, Inc., and Pegasus Communications
              Portfolio Holdings, Inc. (which is incorporated herein by
              reference to Exhibit 10.1 to Pegasus Media & Communications,
              Inc.'s Registration Statement on Form S-4 (File No. 33-95042).
 10.2         Management Agreement, dated July 7, 1995, between Pegasus Media &
              Communications, Inc. and BDI Associates L.P. (which is
              incorporated herein by reference to Exhibit 10.2 to Pegasus Media
              & Communications, Inc.'s Registration Statement on Form S-4 (File
              No. 33-95042).
 10.3         Station Affiliation Agreement, dated March 30, 1992, between Fox
              Broadcasting Company and D. & K. Broadcast Properties L.P.
              relating to television station WDBD (which is incorporated herein by reference to Exhibit 10.5 to Pegasus Media & Communications,
              Inc.'s Registration Statement on Form S-4 (File No. 33- 95042).
 10.4         Agreement and Amendment to Station Affiliation Agreement, dated as of June 11, 1993, between Fox Broadcasting Company and Donatelli &
              Klein Broadcast relating to television station WDBD (which is incorporated herein by reference to Exhibit 10.6 to Pegasus Media
              & Communications, Inc.'s Registration Statement on Form S-4 (File
              No. 33-95042).
 10.5         Station Affiliation Agreement, dated March 30, 1992, between Fox
              Broadcast Company and Scranton TV Partners Ltd. relating to television station WOLF (which is incorporated herein by reference to Exhibit 10.8 to Pegasus Media & Communications, Inc.'s
              Registration Statement on Form S-4 (File No. 33-95042).
 10.6         Agreement and Amendment to Station Affiliation Agreement, dated
              June 11, 1993, between Fox Broadcasting Company and Scranton TV
              Partners, Ltd. relating to television station WOLF (which is incorporated herein by reference to Exhibit 10.9 to Pegasus Media
              & Communications, Inc.'s Registration Statement on Form S-4 (File
              No. 33-95042).


                                      II-3

Exhibit
Number        Description of Document
------        -----------------------
 10.7         Amendment to Fox Broadcasting Company Station Affiliation
              Agreement Regarding Network Nonduplication Protection, dated
              December 2, 1993, between Fox Broadcasting Company and Pegasus
              Broadcast Television, L.P. relating to television stations WOLF,
              WWLF, and WILF (which is incorporated herein by reference to
              Exhibit 10.10 to Pegasus Media & Communications, Inc.'s
              Registration Statement on Form S-4 (File No. 33- 95042).
 10.8         Consent to Assignment, dated May 1, 1993, between Fox Broadcasting
              Company and Pegasus Broadcast Television, L.P. relating to television station WOLF (which is incorporated herein by reference to Exhibit 10.11 to Pegasus Media & Communications, Inc.'s
              Registration Statement on Form S- 4 (File No. 33-95042).
 10.9         Station Affiliation Agreement, dated March 30, 1992, between Fox
              Broadcasting Company and WDSI Ltd. relating to television station
              WDSI (which is incorporated herein by reference to Exhibit 10.12 to Pegasus Media & Communications, Inc.'s Registration Statement
              on Form S-4 (File No. 3 3-95042).
 10.10        Agreement and Amendment to Station Affiliation Agreement, dated
              June 11, 1993, between Fox Broadcasting Company and Pegasus
              Broadcast Television, L.P. relating to television station WDSI
              (which is incorporated herein by reference to Exhibit 10.13 to
              Pegasus Media & Communications, Inc.'s Registration Statement on
              Form S-4 (File No. 33-95042).
 10.11        Franchise Agreement for Mayaguez, Puerto Rico (which is
              incorporated herein by reference to Exhibit 10.14 to Pegasus Media
              & Communications, Inc.'s Registration Statement on Form S-4 (File
              No. 33-95042).
 10.12        NRTC/Member Agreement for Marketing and Distribution of DBS
              Services, dated June 24, 1993, between the National Rural
              Telecommunications Cooperative and Pegasus Cable Associates, Ltd.
              (which is incorporated herein by reference to Exhibit 10.28 to
              Pegasus Media & Communic ations, Inc.'s Registration Statement on
              Form S-4 (File No. 33-95042).
 10.13        Amendment to NRTC/Member Agreement for Marketing and Distribution
              of DBS Services, dated June 24, 1993, between the National Rural
              Telecommunications Cooperative and Pegasus Cab le Associates, Ltd.
              (which is incorporated herein by reference to Exhibit 10.29 to
              Pegasus Media & Communications, Inc.'s Registration Statement on
              Form S-4 (File No. 33-95042).
 10.14        DIRECTV Sign-Up Agreement, dated May 3, 1995, between DIRECTV,
              Inc. and Pegasus Satellite Television, Inc. (which is incorporated herein by reference to Exhibit 10.30 to Pegasus Media &
              Communications, Inc.'s Registr ation Statement on Form S-4 (File
              No. 33-95042).
 10.15        Stock Purchase Agreement dated January 25, 1996, among the Parent,
              Portland Broadcasting, Inc., HMW, Inc., Bride Communications,
              Inc., John W. Bride, John H. Bride and Christopher McHenry Bride,
              as amended (the "Stock Purchase Agreement") (which is incorporated herein by reference to Exhibit A to Exhibit 2.1 to Pegasus Media &
              Communications, Inc.'s Form 8-K dated Ja nuary 29, 1996).
 10.16        Amendment to the Stock Purchase Agreement (which is incorporated herein by reference to Exhibit 2 to Pegasus Media &
              Communications, Inc.'s Form 8-K dated Ja nuary 29, 1996).
 10.17        Time Brokerage Agreement dated as of January 28, 1996, between
              HMW, Inc. and the Parent (which is incorporated herein by
              reference to Exhibit 3 to Pegasus Media & Communications, Inc.'s
              Form 8-K dated January 29, 1996).
 10.18        Asset Purchase Agreement, dated October 13, 1995, among WTLH, Inc.
              ("WTLH"), General Management Consultants, Inc. ("GMC"), TV 57
              Live-Oak Gainsville, Inc. ("TV-57"), Paul Lansat, Renee Lansat and
              Pegasus Broadcast Television, Inc. ("PBT") (which is incorporated herein by refere nce to Exhibit A to Exhibit 2.1 to Pegasus Media
              & Communications, Inc.'s Registration Statement on Form S-4 (File
              No. 33-95042).
 10.19        Agreement of Sale, dated October 13, 1995, between Lansat
              Communications Inc. ("LCI") and PBT (which is incorporated herein by reference to Exhibit B to Exhibit 2.1 to Pegasus Media &
              Communications, Inc.'s Registration Statement on Form S-4 (File
              No. 33-95042)

Exhibit
Number        Description of Document
------        -----------------------
 10.20        Modification Agreement, dated March 8, 1996, among WTLH, GMC,
              TV57, LCI, Paul Lansat, Renee Lansat, WTLH License Corp. ("License
              Corp.") and the Parent (which is incorporated herein by reference to Exhibit 3 to Pegasus Media & Communications, Inc.'s Form 8-K
              dated March 8, 1996).
 10.21        Put-Call and Security Agreement, dated March 8, 1996, among WTLH,
              GMC, Paul Lansat, Renee Lansat, License Corp., PBT and the Parent
              (which is incorporated herein by reference to Exhibit 4 to Pegasus
              Media & Communications, Inc.'s Form 8-K dated March 8, 1996).
 10.22        Time Brokerage Agreement, dated March 8, 1996, among GMC, WTLH and the Parent (to be assigned to a subsidiary of Pegasus) (which is incorporated herein by reference to Exhibit 5 to Pegasus Media &
              Communications, Inc.'s Form 8-K dated March 8, 1996).
 10.23        Noncompetition Agreement, dated March 8, 1996, among Paul Lansat,
              Renee Lansat, the Parent, PBT and License Corp. (which is
              incorporated herein by reference to Exhibit 6 to Pegasus Media &
              Communications, Inc.'s Form 8-K dated March 8, 1996).
 10.24        Noncompetition Agreement, dated March 8, 1996, among Frank Watson, the Parent, PBT and License Corp. (which is incorporated herein by reference to Exhibit 7 to Pegasus Media & Communications, Inc.'s
              Form 8-K dated March 8, 1996).
 10.25        Franchise Agreement granted to Dom's Tele-Cable, Inc., to build and operate cable television systems for the municipalities of
              Cabo Rojo, San German, Lajas, Hormigueros, Guanica, Sabana Grande
              and Maricao (which is incorporated herein by reference to Exhibit
              2 to Pegasus Media & Communications, Inc.'s Form 8-K dated March
              21, 1996).
 10.26        Franchise Agreement granted to Dom's Tele-Cable, Inc. to build and operate cable television systems for the municipalities of Anasco,
              Rincon and Las Marias (which is incorporated herein by reference to Exhibit 3 to Pegasus Media & Communications, Inc.'s Form 8-K
              dated March 21, 1996).
 10.27        New Credit Facility (which is incorporated by reference to Exhibit
              10.27 to Pegasus' Registration Statement on Form S-1 (File No.
              333-05057).
 10.28        Pegasus Restricted Stock Plan (which is incorporated by reference to Exhibit 10.28 to Pegasus' Registration Statement on Form S-1
              (File No. 333-05057).
 10.29        Option Agreement for Donald W. Weber (which is incorporated by reference to Exhibit 10.29 Pegasus' Registration Statement on Form
              S-1 (File No. 333-05057).
 10.30        Pegasus 1996 Stock Option Plan (which is incorporated by reference to Exhibit 10.30 to Pegasus' Registration Statement on Form S-1
              (File No. 333-05057).
 12.1*        Statement of computation of ratio of earnings to combined fixed charges and preferred stock dividends.
 16.1         Letter from Herbein + Company, Inc. relating to change in
              certifying accountant (which is incorporated herein by reference to Exhibit 16.1 to Pegasus' Registration Statement on Form S-1
              (File No. 333-05057).
 21.1*        Subsidiaries of Pegasus
 23.1         Consent of Drinker Biddle & Reath (included in their opinion filed as Exhibits 5.1).
 23.2*        Consent of Herbein + Company, Inc.
 23.3*        Consents of Coopers & Lybrand L.L.P.
 23.4*        Consent of Ernst & Young LLP
 23.5*        Consent of Deloitte & Touche LLP
 24.1*        Powers of Attorney (included in Signatures and Powers of
              Attorney).
 25.1*        Statement of Eligibility of Trustee on Form T-1 dated November 21,
              1996 relating to the Exchange Notes.
 27.1*        Financial Data Schedule

------
 * Filed herewith.
** To be filed by amendment.

(b) Financial Statement Schedules

   Schedule II. Valuation and Qualifying Accounts

     All other schedules of Pegasus for which provision is made in the applicable accounting regulations of the Commission are not required, are inapplicable or have been disclosed in the notes to the consolidated financial statements and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

       1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
       2. For the purposes of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                      SIGNATURES AND POWERS OF ATTORNEY


   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned and hereunto duly authorized in the City of Radnor, Commonwealth of Pennsylvania, on the 24th day of December, 1996.


                                          PEGASUS COMMUNICATIONS CORPORATION


                                          By: /s/ Marshall W. Pagon

                                          -----------------------------------
                                            Marshall W. Pagon
                                            Chief Executive Officer and
                                             President

   Each person whose signature appears below hereby constitutes and appoints Marshall W. Pagon, Robert N. Verdecchio and Ted S. Lodge as his attorneys-in-fact and agents, with full power and substitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the Class A Common Stock under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact the agents full power and authority to do and perform each and ever act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.


             Signature                               Title                            Date
             ---------                               -----                            ------
       /s/ Marshall W. Pagon
  --------------------------------
         Marshall W. Pagon          President, Chief Executive Officer and
   (Principal Executive Officer)    Chairman of the Board                      December 24, 1996


     /s/ Robert N. Verdecchio
  --------------------------------
        Robert N. Verdecchio        Senior Vice President, Chief
      (Principal Financial and      Financial Officer and Assistant
        Accounting Officer)         Secretary                                  December 24, 1996

     /s/ James J. McEntee, III
  --------------------------------
       James J. McEntee, III        Director                                   December 24, 1996

        /s/ Mary C. Metzger
  --------------------------------
          Mary C. Metzger           Director                                   December 24, 1996

        /s/ Donald W. Weber
  --------------------------------
          Donald W. Weber           Director                                   December 24, 1996


                      REPORT OF INDEPENDENT ACCOUNTANTS

In connection with our audits of the combined financial statements of Pegasus Communications Corporation as of December 31, 1994 and 1995, and for each of the two years in the period ended December 31, 1995 which financial statements are included in the Prospectus, we have audited the financial statement schedule listed in Item 16 herein.

In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.



COOPERS & LYBRAND L.L.P.




Philadelphia, Pennsylvania
May 31, 1996

HERBEIN+COMPANY, INC.

To the Board of Directors and Stockholders
Pegasus Communications Corporation
Radnor, Pennsylvania

                      REPORT OF INDEPENDENT ACCOUNTANTS

In connection with our audit of the combined financial statements of Pegasus Communications Corporation for the year ended December 31, 1993, which financial statements are included in the Form S-1 Registration Statement, we have audited the financial statement Schedule II -- Valuation and Qualifying Accounts.

In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


HERBEIN + COMPANY, INC.



Reading, Pennsylvania
March 4, 1994

                      PEGASUS COMMUNICATIONS CORPORATION

               SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                            (DOLLARS IN THOUSANDS)

                                Balance at      Additions       Additions                      Balance at
                                Beginning       C harged To    Charged To                        End of
         Description             of Period      Expenses      Other Accounts    Deductions       Period
Allowance for Uncollectible
 Accounts Receivable
     Year 1993  ............      $  108         $  156          $245 (a)       $  201 (b)       $  308
     Year 1994  ............      $  308         $  200          $  --          $  160 (b)       $  348
     Year 1995  ............      $  348         $  151          $  --          $  261 (b)       $  238
Valuation Allowance for
 Deferred Tax Assets
     Year 1994  ............      $    0         $1,756          $  --          $    --          $1,756
     Year 1995  ............      $1,756         $8,675          $  --          $3,477           $6,954

(a) Balance at acquisition date.
(b) Amounts written off, net of recoveries.

                                EXHIBIT INDEX

Exhibit
Number        Description of Document
-----         -----------------------
  1.1         Form of Underwriting Agreement for Initial Public Offering (which is incorporated by reference to Exhibit 1.1 to Pegasus'
              Registration Statement on Form S-1 (File No. 333-05057).
  1.2**       Form of Underwriting Agreement.
  2.1         Asset Purchase Agreement, dated March 21, 1996, among Dominica
              Padilla Acosta, Maria Del Carmen Padilla Lopez, Dom's Tele-Cable,
              Inc. and the Parent relating to the a cquisition of Dom's
              Tele-Cable, Inc. (which is incorporated herein by reference to
              Exhibit 2.1 of the Form 10-K for the year ended December 31, 1995 of Pegasus Media & Communications, Inc.).
  2.2         Contribution and Exchange Agreement by and between the Parent and
              Harron dated as of May 30, 1996 (including form of Joinder
              Agreement, Stockholder's Agreement and Noncompetition Agreement)
              (which is incorporated by reference to Exhibit 2.2 to Pegasus'
              Registration Statement on Form S-1 (File No. 333-05057).
  2.3         Amendment No. 1 to Exhibit 2.1 (which is incorporated by reference to Exhibit 2 to Pegasus Media & Communications, Inc.'s Form 8-K
              dated August 29, 1996).
  2.4         Joinder Agreement dated as of May 31, 1996 by and among the
              Parent, Dominica Padilla Acosta (aka Dominick Padilla), Maria Del
              Carmen Padilla Lopez and Domar (which is incorporated by reference to Exhibit 5 to Pegasus Media & Communications, Inc.'s Form 8-K
              dated August 29, 1996).
  2.5         Amendment No. 1 to Exhibit 2.2 (which is incorporated by reference to Pegasus' Form 8-K, dated October 8, 1996).
  2.6         Amendment No. 2 to Exhibit 2.2 (which is incorporated by reference to Exhibit to Pegasus' Registration Statement on Form S-1 (File
              No. 333-057057).
  2.7         Amendment No. 3 to Exhibit 2.2 (which is incorporated by reference to Exhibit 4 to Pegasus' Form 8-K dated October 8, 1996).
  2.8         Joinder Agreement by and among Pegasus Communications Holdings,
              Inc., Pegasus Communications Corporation and Harron Communications
              Corp. dated as of October 8, 1996 (whic h is incorporated by reference to Exhibit 5 to Pegasus' Form 8-K dated October 8,
              1996).
  2.9         Stockholders' Agreement by and among Pegasus Communications
              Holdings, Inc., Pegasus Communications Corporation and Harron
              Communications Corporation dated as of October 8, 1996 (whic h is incorporated by reference to Exhibit 6 to Pegasus' Form 8-K dated as of October 8, 1996).
  2.10        Non-Competition Agreement by and among Pegasus Communications
              Holdings, Inc., Pegasus Communications Corporation and Harron
              Communications Corp. dated October 8, 1996 (which is incorporated by refe rence to Exhibit 7 to Pegasus Form 8-K dated as of October
              8, 1996)
  2.11        Asset Purchase Agreement by and among Pegasus Communications
              Corporation and Horizon Telcom, Inc., Horizon Infotech, Inc. and
              Chillicothe Telephone Company dated as of October 23, 1996 (which is incorporated herein by reference to Pegasus' Registration
              Statement on Form S-4 (File No. 333-14857).
  2.12*       Asset Purchase Agreement dated as of November 6, 1996 between
              State Cable TV Corp. and Pegasus Cable Television, Inc.
  3.1         Certificate of Incorporation of Pegasus, as amended (which is incorporated by reference to Exhibit 3.1 to Pegasus' Registration
              Statement on Form S-1 (File No. 333-05057).
  3.2         By-Laws of Pegasus (which is incorporated by reference to Exhibit
              3.2 to Pegasus' Registration Statement on Form S-1 (File No.
              333-05057).
  3.3**       Certificate of Designation, Preferences and Relative,
              Participating, Optional and Other Special Rights of Preferred
              Stock and Qualifications, Limitations and Restrictions Thereof.

Exhibit
Number        Description of Document
------        -----------------------

  4.1         Indenture, dated as of July 7, 1995, by and among Pegasus Media &
              Communications, Inc., the Guarantors (as this term is defined in the Indenture), and First Fidelity Bank, National Association, as
              Trustee, relating to the 12 1/2 % Series B Senior Subordinated
              Notes due 2005 (including the form of Notes and Subsidiary
              Guarantee) (which is incorporated herein by reference to Exhibit
              4.1 to Pegasus Media & Communications, Inc.'s Registration
              Statement on Form S-4 (File No. 33-95042).
  4.2         Form of Notes (included in Exhibit 4.1 above).
  4.3         Form of Subsidiary Guarantee (included in Exhibit 4.1 above).
  4.4**       Form of Indenture dated as of , 1997 by and between Pegasus and
              [First Union National Bank], as trustee, relating to the Exchange
              Notes.
  5.1**       Opinion of Drinker Biddle & Reath.
  8.1**       Opinion of Drinker Biddle & Reath as to Tax Matters.
 10.1         Tax Sharing Agreement, made as of July 7, 1995, among the Parent,
              Pegasus Media & Communications, Inc., the Guarantors, Pegasus
              Cable Television of Connecticut, Inc., and Pegasus Communications
              Portfolio Holdings, Inc. (which is incorporated herein by
              reference to Exhibit 10.1 to Pegasus Media & Communications,
              Inc.'s Registration Statement on Form S-4 (File No. 33-95042).
 10.2         Management Agreement, dated July 7, 1995, between Pegasus Media &
              Communications, Inc. and BDI Associates L.P. (which is
              incorporated herein by reference to Exhibit 10.2 to Pegasus Media
              & Communications, Inc.'s Registration Statement on Form S-4 (File
              No. 33-95042).
 10.3         Station Affiliation Agreement, dated March 30, 1992, between Fox
              Broadcasting Company and D. & K. Broadcast Properties L.P.
              relating to television station WDBD (which is incorporated herein by reference to Exhibit 10.5 to Pegasus Media & Communications,
              Inc.'s Registration Statement on Form S-4 (File No. 33- 95042).
 10.4         Agreement and Amendment to Station Affiliation Agreement, dated as of June 11, 1993, between Fox Broadcasting Company and Donatelli &
              Klein Broadcast relating to television station WDBD (which is incorporated herein by reference to Exhibit 10.6 to Pegasus Media
              & Communications, Inc.'s Registration Statement on Form S-4 (File
              No. 33-95042).
 10.5         Station Affiliation Agreement, dated March 30, 1992, between Fox
              Broadcast Company and Scranton TV Partners Ltd. relating to television station WOLF (which is incorporated herein by reference to Exhibit 10.8 to Pegasus Media & Communications, Inc.'s
              Registration Statement on Form S-4 (File No. 33-95042).
 10.6         Agreement and Amendment to Station Affiliation Agreement, dated
              June 11, 1993, between Fox Broadcasting Company and Scranton TV
              Partners, Ltd. relating to television station WOLF (which is incorporated herein by reference to Exhibit 10.9 to Pegasus Media
              & Communications, Inc.'s Registration Statement on Form S-4 (File
              No. 33-95042).
 10.7         Amendment to Fox Broadcasting Company Station Affiliation
              Agreement Regarding Network Nonduplication Protection, dated
              December 2, 1993, between Fox Broadcasting Company and Pegasus
              Broadcast Television, L.P. relating to television stations WOLF,
              WWLF, and WILF (which is incorporated herein by reference to
              Exhibit 10.10 to Pegasus Media & Communications, Inc.'s
              Registration Statement on Form S-4 (File No. 33- 95042).
 10.8         Consent to Assignment, dated May 1, 1993, between Fox Broadcasting
              Company and Pegasus Broadcast Television, L.P. relating to television station WOLF (which is incorporated herein by reference to Exhibit 10.11 to Pegasus Media & Communications, Inc.'s
              Registration Statement on Form S- 4 (File No. 33-95042).
 10.9         Station Affiliation Agreement, dated March 30, 1992, between Fox
              Broadcasting Company and WDSI Ltd. relating to television station
              WDSI (which is incorporated herein by reference to Exhibit 10.12 to Pegasus Media & Communications, Inc.'s Registration Statement
              on Form S-4 (File No. 3 3-95042).



Exhibit
Number        Description of Document
------        -----------------------
 10.10        Agreement and Amendment to Station Affiliation Agreement, dated
              June 11, 1993, between Fox Broadcasting Company and Pegasus
              Broadcast Television, L.P. relating to television station WDSI
              (which is incorporated herein by reference to Exhibit 10.13 to
              Pegasus Media & Communications, Inc.'s Registration Statement on
              Form S-4 (File No. 33-95042).
 10.11        Franchise Agreement for Mayaguez, Puerto Rico (which is
              incorporated herein by reference to Exhibit 10.14 to Pegasus Media
              & Communications, Inc.'s Registration Statement on Form S-4 (File
              No. 33-95042).
 10.12        NRTC/Member Agreement for Marketing and Distribution of DBS
              Services, dated June 24, 1993, between the National Rural
              Telecommunications Cooperative and Pegasus Cable Associates, Ltd.
              (which is incorporated herein by reference to Exhibit 10.28 to
              Pegasus Media & Communic ations, Inc.'s Registration Statement on
              Form S-4 (File No. 33-95042).
 10.13        Amendment to NRTC/Member Agreement for Marketing and Distribution
              of DBS Services, dated June 24, 1993, between the National Rural
              Telecommunications Cooperative and Pegasus Cab le Associates, Ltd.
              (which is incorporated herein by reference to Exhibit 10.29 to
              Pegasus Media & Communications, Inc.'s Registration Statement on
              Form S-4 (File No. 33-95042).
 10.14        DIRECTV Sign-Up Agreement, dated May 3, 1995, between DIRECTV,
              Inc. and Pegasus Satellite Television, Inc. (which is incorporated herein by reference to Exhibit 10.30 to Pegasus Media &
              Communications, Inc.'s Registr ation Statement on Form S-4 (File
              No. 33-95042).
 10.15        Stock Purchase Agreement dated January 25, 1996, among the Parent,
              Portland Broadcasting, Inc., HMW, Inc., Bride Communications,
              Inc., John W. Bride, John W. Bride and Ch ristopher McHenry Bride, as amended (the "Stock Purchase Agreement") (which is incorporated herein by reference to Exhibit A to Exhibit 2.1 to Pegasus Media &
              Communications, Inc.'s Form 8-K dated Ja nuary 29, 1996).
 10.16        Amendment to the Stock Purchase Agreement (which is incorporated herein by reference to Exhibit 2 to Pegasus Media &
              Communications, Inc.'s Form 8-K dated Ja nuary 29, 1996).
 10.17        Time Brokerage Agreement dated as of January 28, 1996, between
              HMW, Inc. and the Parent (which is incorporated herein by
              reference to Exhibit 3 to Pegasus Media & Communications, Inc.'s
              Form 8-K dated January 29, 1996).
 10.18        Asset Purchase Agreement, dated October 13, 1995, among WTLH, Inc.
              ("WTLH"), General Management Consultants, Inc. ("GMC"), TV 57
              Live-Oak Gainsville, Inc. ("TV-57"), Paul Lansat, Renee Lansat and
              Pegasus Broadcast Television, Inc. ("PBT") (which is incorporated herein by refere nce to Exhibit A to Exhibit 2.1 to Pegasus Media
              & Communications, Inc.'s Registration Statement on Form S-4 (File
              No. 33-95042).
 10.19        Agreement of Sale, dated October 13, 1995, between Lansat
              Communications Inc. ("LCI") and PBT (which is incorporated herein by reference to Exhibit B to Exhibit 2.1 to Pegasus Media &
              Communications, Inc.'s Registration Statement on Form S-4 (File
 10.20        Modification Agreement, dated March 8, 1996, among WTLH, GMC,
              TV57, LCI, Paul Lansat, Renee Lansat, WTLH License Corp. ("License
              Corp.") and the Parent (which is incorporated herein by reference to Exhibit 3 to Pegasus Media & Communications, Inc.'s Form 8-K
              dated March 8, 1996).
 10.21        Put-Call and Security Agreement, dated March 8, 1996, among WTLH,
              GMC, Paul Lansat, renee Lansat, License Corp., PBT and the Parent
              (which is incorporated herein by reference to Exhibit 4 to Pegasus
              Media & Communications, Inc.'s Form 8-K dated March 8, 1996).
 10.22        Time Brokerage Agreement, dated March 8, 1996, among GMC, WTLH and the Parent (to be assigned to a subsidiary of Pegasus) (which is incorporated herein by reference to Exhibit 5 to Pegasus Media &
              Communications, Inc.'s Form 8-K dated March 8, 1996).
 10.23        Noncompetition Agreement, dated March 8, 1996, among Paul Lansat,
              Renee Lansat, the Parent, PBT and License Corp. (which is
              incorporated herein by reference to Exhibit 6 to Pegasus Media &
              Communications, Inc.'s Form 8-K dated March 8, 1996).

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
Exhibit
Number        Description of Document
------        -----------------------

 10.24        Noncompetition Agreement, dated March 8, 1996, among Frank Watson, the Parent, PBT and License Corp. (which is incorporated herein by reference to Exhibit 7 to Pegasus Media & Communications, Inc.'s
              Form 8-K dated March 8, 1996).
 10.25        Franchise Agreement granted to Dom's Tele-Cable, Inc., to build and operate cable television systems for the municipalities of
              Cabo Rojo, San German, Lajas, Hormigueros, Guanica, Sabana Grande
              and Maricao (which is incorporated herein by reference to Exhibit
              2 to Pegasus Media & Communications, Inc.'s Form 8-K dated March
              21, 1996).
 10.26        Franchise Agreement granted to Dom's Tele-Cable, Inc. to build and operate cable television systems for the municipalities of Anasco,
              Rincon and Las Marias (which is incorporated herein by reference to Exhibit 3 to Pegasus Media & Communications, Inc.'s Form 8-K
              dated March 21, 1996).
 10.27        New Credit Facility (which is incorporated by reference to Exhibit
              10.27 to Pegasus' Registration Statement on Form S-1 (File No.
              333-05057).
 10.28        Pegasus Restricted Stock Plan (which is incorporated by reference to Exhibit 10.28 to Pegasus' Registration Statement on Form S-1
              (File No. 333-05057).
 10.29        Option Agreement for Donald W. Weber (which is incorporated by reference to Exhibit 10.29 Pegasus' Registration Statement on Form
              S-1 (File No. 333-05057).
 10.30        Pegasus 1996 Stock Option Plan (which is incorporated by reference to Exhibit 10.30 to Pegasus' Registration Statement on Form S-1
              (File No. 333-05057).
 12.1*        Statement of computation of ratio of earnings to combined fixed charges and preferred stock dividends.
 16.1         Letter from Herbein + Company, Inc. relating to change in
              certifying accountant (which is incorporated herein by reference to Exhibit 16.1 to Pegasus' Registration Statement on Form S-1
              (File No. 333-05057).
 21.1*        Subsidiaries of Pegasus
 23.1         Consent of Drinker Biddle & Reath (included in their opinion filed as Exhibits 5.1).
 23.2*        Consent of Herbein + Company, Inc.
 23.3*        Consents of Coopers & Lybrand L.L.P.
 23.4*        Consent of Ernst & Young LLP
 23.5*        Consent of Deloitte & Touche LLP
 24.1*        Powers of Attorney (included in Signatures and Powers of
              Attorney).
 25.1*        Statement of Eligibility of Trustee on Form T-1 dated November 21,
              1996 relating to the Exchange Notes.
 27.1*        Financial Data Schedule
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------
 * Filed herewith.
** To be filed by amendment.